     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 9, 1999

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------

                                   FORM S-11
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                     PEOPLE'S PREFERRED CAPITAL CORPORATION
             (Exact name of registrant as specified in its charter)

     5900 WILSHIRE BOULEVARD, LOS ANGELES, CALIFORNIA 90036 (323) 938-6300 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                               RUDOLF P. GUENZEL
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                     PEOPLE'S PREFERRED CAPITAL CORPORATION
                            5900 WILSHIRE BOULEVARD
                         LOS ANGELES, CALIFORNIA 90036
                                 (323) 938-6300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                  PLEASE SEND COPIES OF ALL COMMUNICATIONS TO:

       NORMAN B. ANTIN, ESQ.                           STANLEY F. FARRAR, ESQ.
       JEFFREY D. HAAS, ESQ.             AND             SULLIVAN & CROMWELL
      KEVIN M. HOULIHAN, ESQ.                     1888 CENTURY PARK EAST, 21ST FLOOR
   ELIAS, MATZ, TIERNAN & HERRICK                   LOS ANGELES, CALIFORNIA 90067
               L.L.P.                                       (310) 712-6600
 734 15TH STREET, N.W., 12TH FLOOR
       WASHINGTON, D.C. 20005
           (202) 347-0300

                            ------------------------

    Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this Registration Statement becomes effective.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                             PROPOSED            PROPOSED
                                                                             MAXIMUM            AGGREGATE
                                                       AMOUNT BEING       OFFERING PRICE         OFFERING           AMOUNT OF
       TITLE OF SECURITIES BEING REGISTERED           REGISTERED(1)        PER SHARE(1)          PRICE(1)        REGISTRATION FEE
      % Noncumulative Exchangeable Preferred
  Stock, Series B, par value $0.01 per share......   1,840,000 shares         $25.00           $46,000,000           $12,788

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE SECURITIES AND EXCHANGE COMMISSION DECLARES OUR REGISTRATION STATEMENT EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED AUGUST 9, 1999

PROSPECTUS

                                        SHARES

                     PEOPLE'S PREFERRED CAPITAL CORPORATION

              % NONCUMULATIVE EXCHANGEABLE PREFERRED STOCK, SERIES B
                   (LIQUIDATION PREFERENCE $25.00 PER SHARE)
        EXCHANGEABLE INTO PREFERRED STOCK OF PEOPLE'S BANK OF CALIFORNIA

    People's Preferred Capital Corporation is a real estate investment trust which was incorporated in Maryland in June 1997 to acquire, hold and manage mortgage assets and other authorized investments. We are offering and selling
shares of our   % Noncumulative Exchangeable Preferred Stock, Series B, for
$25.00 per share.

    SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE YOU INVEST IN THE SERIES B PREFERRED SHARES BEING OFFERED BY THIS PROSPECTUS. IN PARTICULAR, YOU SHOULD CONSIDER THE FOLLOWING RISKS:

       - A significant decline in interest rates could have an adverse effect on our cash flow and net earnings;

       - Investments in real estate mortgages are subject to price fluctuations based on changes in interest rates and problems unique to particular geographic regions where our investments may be concentrated;

       - Our dependence on People's Bank of California for our day to day operations and the possibility of conflicts of interest between the Bank and us;

       - Under certain circumstances, your shares of Series B Preferred Shares could be automatically exchanged for preferred shares of the Bank; and

       - A possibility that we will not qualify as a real estate investment trust for federal income tax purposes.
                            ------------------------

                                                                            PER SHARE     TOTAL
                                                                           -----------  ---------
Initial price to public..................................................   $   25.00   $
Underwriting discount....................................................   $           $
Proceeds to People's Preferred before expenses...........................   $           $

    The underwriter may, under certain circumstances, purchase up to an
additional       shares of Series B Preferred Shares from us at the initial price to public less the underwriting discount.
                            ------------------------

    THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER FEDERAL AGENCY OR STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We have applied for quotation of the Series B Preferred Shares on the Nasdaq
National Market under the symbol "      ."
                            ------------------------

                        SANDLER O'NEILL & PARTNERS, L.P.
                                ----------------

                  This Prospectus is dated             , 1999.

                                     [MAP]

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                            ---------
PROSPECTUS SUMMARY........................................................................................
  People's Preferred Capital Corporation..................................................................
  People's Bank of California.............................................................................
  Risk Factors............................................................................................
  The Offering............................................................................................
  Our Business and Strategy...............................................................................
RISK FACTORS..............................................................................................
  Changes in interest rates could negatively impact our financial condition, results of operations and our ability to pay dividends..............................................................................
  Our mortgage loan portfolio is subject to local economic conditions which could affect the value of the real estate assets underlying our loans...............................................................
  We do not have insurance to cover our exposure to borrower defaults and bankruptcies and special hazard losses that are not covered by standard insurance.....................................................
  Delays in liquidating defaulted mortgage loans could occur which could cause our business to suffer.....
  We could be held responsible for environmental liabilities of properties we acquire through foreclosure...........................................................................................
  Our acquisition of commercial mortgage loans subjects us to risks that are not present in a portfolio of residential mortgage loans............................................................................
  Our mortgage loans are concentrated in California, and adverse conditions in California could negatively impact our operations.................................................................................
  There has been no third party valuation of the proposed portfolio and no arm's-length negotiations, which may result in loans being transferred at a price other than fair market value...................
  We are dependent in virtually every phase of our operations on the diligence and skill of the officers and employees of the Bank, and our relationship with the Bank may create potential conflicts of interest..............................................................................................
  If our computer systems do not properly work on January 1, 2000, our business operations will be disrupted.............................................................................................
  Bank regulators may limit our ability to implement our business plan and may restrict our ability to pay dividends.............................................................................................
  A decline in the Bank's capital levels may result in your Series B Preferred Shares being subject to automatic exchange into Series B Bank Preferred Shares................................................
  We would suffer adverse tax consequences if we fail to qualify as a REIT................................
  We have imposed ownership limitations in order to protect our ability to qualify as a REIT..............
  We may redeem the Series A and Series B Preferred Shares upon the occurrence of a Tax Event.............
  You are not entitled to receive dividends unless declared by our Board of Directors.....................
  The Series B Preferred Shares are a new issue and there has never been a market for Series B Preferred
    Shares................................................................................................
THE COMPANY...............................................................................................
CERTAIN TRANSACTIONS TO FACILITATE THE OFFERING...........................................................
  Facilitation of the Offering............................................................................
  Benefits to the Bank....................................................................................
HOW WE INTEND TO USE THE PROCEEDS.........................................................................
CAPITALIZATION............................................................................................
SELECTED FINANCIAL DATA...................................................................................
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.....................
  Financial Condition.....................................................................................
  Results of Operations...................................................................................

                                                                                                              PAGE
                                                                                                            ---------
  Description of the Portfolio and the Proposed Portfolio.................................................
  Liquidity and Capital Resources.........................................................................
  Interest Rate Risk......................................................................................
  Year 2000...............................................................................................
  Acquisition of the Proposed Portfolio...................................................................
BUSINESS AND STRATEGY.....................................................................................
  General.................................................................................................
  General Description of Mortgage Assets and Other Authorized Investments; Investment Policy..............
  Dividend Policy.........................................................................................
  Management Policies and Programs........................................................................
  Servicing...............................................................................................
  Employees...............................................................................................
  Competition.............................................................................................
  Legal Proceedings.......................................................................................
BENEFICIAL OWNERSHIP OF OUR COMMON STOCK..................................................................
MANAGEMENT................................................................................................
  Directors and Executive Officers........................................................................
  Independent Directors...................................................................................
  Audit Committee.........................................................................................
  Compensation of Directors and Officers..................................................................
  Limitations on Liability of Directors and Officers......................................................
  The Advisor.............................................................................................
DESCRIPTION OF SERIES B PREFERRED SHARES..................................................................
  General.................................................................................................
  Dividends...............................................................................................
  Automatic Exchange......................................................................................
  Rank....................................................................................................
  Voting Rights...........................................................................................
  Redemption..............................................................................................
  Rights Upon Liquidation.................................................................................
  Independent Director Approval...........................................................................
Restrictions on Ownership and Transfer....................................................................
DESCRIPTION OF CAPITAL STOCK..............................................................................
  Common Stock............................................................................................
  Preferred Stock.........................................................................................
  Ability to Issue Additional Shares of Common Stock and Preferred Stock..................................
  Restrictions on Ownership and Transfer..................................................................
  Business Combinations...................................................................................
  Control Share Acquisitions..............................................................................
FEDERAL INCOME TAX CONSIDERATIONS.........................................................................
  Taxation of the Company.................................................................................
  Taxation of United States Stockholders..................................................................
  Taxation of Foreign Stockholders........................................................................
  Information Reporting Requirements and Backup Withholding Tax...........................................
  Other Tax Consequences..................................................................................
ERISA CONSIDERATIONS......................................................................................
  General.................................................................................................
  Plan Asset Regulation...................................................................................
  Effect of Plan Asset Status.............................................................................
  Prohibited Transactions.................................................................................
  Unrelated Business Taxable Income.......................................................................
CERTAIN INFORMATION REGARDING THE BANK....................................................................

                                                                                                              PAGE
                                                                                                            ---------
UNDERWRITING..............................................................................................
EXPERTS...................................................................................................
VALIDITY OF SERIES B PREFERRED SHARES.....................................................................
FORWARD LOOKING STATEMENTS................................................................................
ADDITIONAL INFORMATION....................................................................................
GLOSSARY..................................................................................................
INDEX TO FINANCIAL STATEMENTS.............................................................................        F-1
ANNEX I--OFFERING CIRCULAR FOR SERIES B BANK PREFERRED SHARES.............................................       OC-1

                               PROSPECTUS SUMMARY

    THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SERIES B PREFERRED SHARES. YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND RELATED NOTES CONTAINED ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION WILL NOT BE EXERCISED.

PEOPLE'S PREFERRED CAPITAL CORPORATION

    We are a real estate investment trust ("REIT") that was formed in June 1997 in order to acquire, hold and manage mortgage assets and other authorized investments. All of our common stock is owned by People's Bank of California (the "Bank"). We expect that all of our mortgage assets will be acquired from the Bank or purchased from other companies that are not affiliated with us. To date, all of our mortgage assets have been acquired from the Bank.

    As a REIT, dividends paid to our stockholders are deductible for federal and state income tax purposes. Under the Internal Revenue Code, REITs are subject to numerous organizational and operational requirements, including a requirement that they distribute at least 95% of their taxable income, as calculated on an annual basis. If we fail to qualify for taxation as a REIT in any year, our income will be taxed at regular corporate rates, and we may not be able to qualify for treatment as a REIT for that year and the next four years.

    In October 1997, we completed the sale of 1,426,000 shares of 9.75% Noncumulative Exchangeable Preferred Stock, Series A (our "Series A Preferred Shares") at an offering price of $25.00 per share. Except with respect to the dividend rate and the call and maturity dates, the Series A Preferred Shares have terms which are substantially the same as the terms of the Series B Preferred Shares offered by this prospectus.

    We will use the aggregate net proceeds of approximately $      million from
the sale of the Series B Preferred Shares, together with a capital contribution from the Bank of approximately $ million, to purchase additional mortgage assets from the Bank.

    We are offering the Series B Preferred Shares for the following principal reasons:

    - to strengthen the Bank's regulatory capital;

    - to support the Bank's internal growth and implementation of its business strategy; and

    - to increase the Bank's earnings and accelerate the use of the Bank's net operating loss carryforwards.

    Our principal executive offices are located at 5900 Wilshire Boulevard, Los Angeles, California 90036, and our telephone number is (323) 938-6300.

PEOPLE'S BANK OF CALIFORNIA

    The Bank is a federally chartered savings bank which conducts business from its executive offices located in Los Angeles, California and 23 full-service branch offices located in Los Angeles, Orange and Ventura Counties in Southern California. The Bank's branch system includes two branches purchased in August 1999 with approximately $137.3 million in deposits. In addition, in June 1999, the Bank agreed to purchase The Bank of Hollywood, a California commercial bank headquartered in Hollywood, California with $138.3 million of assets, $124.7 million of deposits and $13.3 million of stockholders' equity at June 30, 1999. The transaction is expected to close in the fourth quarter of 1999. At June 30, 1999, the Bank had total assets of $3.52 billion, total deposits of $1.61 billion and total stockholder's equity of $168.9 million. The Bank is a wholly-owned subsidiary of PBOC Holdings,

Inc ("PBOC"). Unless otherwise noted, the information presented in this prospectus does not give effect to the recently completed branch acquisitions and the pending Bank of Hollywood transaction.

    The principal executive offices of the Bank are located at 5900 Wilshire Boulevard, Los Angeles, California 90036, and its telephone number is (323) 938-6300.

RISK FACTORS

    Prior to making an investment decision, you should carefully consider all of the information in this prospectus, and, in particular, you should evaluate the
risk factors set forth under the caption "Risk Factors" beginning on page   .

THE OFFERING

Securities Offered..............  Series B Preferred Shares. We have granted the
                                  Underwriters an option for 30 days to purchase up to an
                                  additional       Series B Preferred Shares at the initial
                                  price to public solely to cover over-allotments, if any.

Ranking.........................  The Series B Preferred Shares will rank equal to the
                                  Series A Preferred Shares and senior to our common stock
                                  with respect to the payment of dividends and amounts due
                                  upon liquidation. As long as any Series A or Series B
                                  Preferred Shares remain outstanding, we cannot issue
                                  additional shares of preferred stock ranking senior to the
                                  Series A or Series B Preferred Shares without the approval of the holders of at least two-thirds of both the Series A and Series B Preferred Shares. As long as any Series A or
                                  Series B Preferred Shares remain outstanding, we cannot
                                  issue additional shares of preferred stock ranking equal
                                  to the Series A or Series B Preferred Shares without the
                                  approval of a majority of our independent directors.

Use of Proceeds.................  We intend to use the net proceeds from the Offering, together with the proceeds received as a capital
                                  contribution from the Bank, to purchase additional
                                  mortgage assets from the Bank and to pay the expenses of
                                  the Offering.

Dividends.......................  Dividends are noncumulative and will be payable at the
                                  rate of    % per annum of the initial liquidation
                                  preference (equivalent to $         per share per year) if
                                  declared by our board of directors. Because the Series B
                                  Preferred Shares rank equal to the Series A Preferred
                                  Shares, if our board of directors does not authorize and
                                  declare a dividend with respect to any quarterly dividend
                                  period on the Series A or Series B Preferred Shares, you
                                  will have no right to receive a dividend on your Series B
                                  Preferred Shares for that period.

Liquidation Preference..........  The liquidation preference for each Series B Preferred
                                  Share is $25.00, plus an amount equal to any quarterly
                                  accrued and unpaid dividends for the then-current dividend payment.

Redemption......................  Subject to certain limited exceptions involving either a change of control of the Bank or PBOC or certain changes
                                  to the tax laws, the Series B Preferred Shares are not
                                  redeemable prior to       , 2004. On and after       ,
                                  2004, we may redeem the Series B Preferred Shares for cash at our option at the redemption price of $25.00 per share, plus any authorized, declared and unpaid dividends, to the date fixed for redemption, without interest. The Series A
                                  Preferred Shares may not be redeemed prior to October 15,
                                  2002 except under similar circumstances.

Automatic Exchange..............  Under limited circumstances relating to a deterioration of the Bank's regulatory capital or the placement of the Bank into conservatorship or receivership, the Bank's federal
                                  regulator may direct that we exchange the Series B
                                  Preferred Shares for Series B Bank Preferred Shares. In
                                  that case, you will be obligated to surrender to the Bank
                                  all certificates representing your Series B Preferred
                                  Shares, and, in exchange, the Bank will be obligated to
                                  issue to you certificates representing an equal number of
                                  Series B Bank Preferred Shares. Similar exchange
                                  provisions apply to the Series A Preferred Shares.

Voting Rights...................  Except under limited circumstances, you, as a holder of the Series B Preferred Shares, will not have any voting
                                  rights. In any matter on which you may vote, you will be
                                  entitled to one vote for each Series B Preferred Share you hold.

Tax Consequences................  As long as we qualify as a REIT, corporate holders of the
                                  Series B Preferred Shares will not be entitled to a
                                  dividends-received deduction for any income recognized
                                  from the Series B Preferred Shares.

Independent Directors...........  As long as any Series B Preferred Shares are outstanding, our articles of incorporation provide that certain actions by us must be approved by a majority of our independent
                                  directors. We currently have two independent directors on
                                  our board of directors. As long as there are only two
                                  independent directors, any action that requires the
                                  approval of a majority of the independent directors must
                                  be approved by both independent directors.

Ownership Limits................  With limited exceptions, our articles of incorporation provide that no individual or entity is permitted to own
                                  more than 8.25% of the aggregate initial liquidation value of the issued and outstanding shares of our preferred
                                  stock, including the Series A and Series B Preferred
                                  Shares. Assuming       Series B Preferred Shares are
                                  issued, no person may own more than $         of the
                                  aggregate liquidation value of our preferred stock (or an
                                  aggregate of       shares of our Series A and Series B
                                  Preferred Shares). Any Series B Preferred Shares held in
                                  violation of this limit will be automatically transferred
                                  to a trust for the exclusive benefit of a charity to be
                                  named by us. All rights to dividends for those shares will be held by such trust.

Trading.........................  We applied for quotation of the Series B Preferred Shares
                                  on the Nasdaq National Market under the symbol "      ."

OUR BUSINESS AND STRATEGY

    Our principal business objective is to acquire, hold and manage mortgage assets and other authorized investments that will generate net income for distribution to our stockholders. At June 30, 1999, we had total assets of $72.4 million, total liabilities of $31,000 and total stockholders' equity of $72.4 million. As of that date, $68.8 million or 95.0% of our assets were comprised of mortgage loans. An aggregate of $59.2 million or 86.0% of our mortgage loans at June 30, 1999 were secured by single-family (one-to-four-unit) residential properties with a weighted average yield of 7.24% and $9.6 million or 14.0% of our mortgage loans were secured by multi-family residential and commercial properties with a weighted average yield of 9.24%. The overall yield on our Current Portfolio as of June 30, 1999 was 7.52%. As described under "Management's Discussion and Analysis of Financial Condition and Results of Operations--Pro Forma Presentation and Analysis of the Portfolio and the Proposed Portfolio," the composition of our mortgage loan portfolio is expected to change with the proposed purchase of mortgage loans which is contemplated in connection with the Offering. The portfolio of mortgage loans expected to be acquired in connection with the Offering will contain a greater proportion of commercial real estate loans (when compared with our existing portfolio), which will increase the overall percentage of commercial real estate loans in our loan portfolio and correspondingly increase the weighted average portfolio yield. These loans are also expected to be less seasoned and to have greater average outstanding balances than the loans presently held in our loan portfolio. The larger average outstanding loans expected to be included in the Proposed Portfolio are consistent with the larger balance loans the Bank has been originating and purchasing since completion of PBOC's initial public offering in May 1998.

    Although we have the authority to acquire an unlimited number of mortgage assets from unaffiliated third parties, all of our mortgage assets acquired through June 30, 1999 have been acquired from the Bank (although a portion of our mortgage assets were acquired by the Bank from unaffiliated third parties) and all of the mortgage loans which we intend to purchase in connection with the Offering will be purchased from the Bank. We have no present plans or expectations with respect to purchases of mortgage assets from unaffiliated third parties. We may also acquire from time to time mortgage-backed securities and a limited amount of non-mortgage related securities.

    Our board of directors is composed of six members, two of whom are independent directors. In addition, we currently have four officers. We have no other employees and do not anticipate that we will require additional employees.

                                  RISK FACTORS

    YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISKS, IN ADDITION TO THE RISKS
HIGHLIGHTED ON PAGES   THROUGH   OF THE ATTACHED OFFERING CIRCULAR RELATING TO
THE BANK AND THE SERIES B BANK PREFERRED SHARES, BEFORE MAKING A DECISION TO BUY OUR SERIES B PREFERRED SHARES. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS WOULD LIKELY SUFFER. IN SUCH CASE, THE TRADING PRICE OF OUR SERIES B PREFERRED SHARES COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR SERIES B PREFERRED SHARES. THE RISK FACTORS BELOW DO NOT NECESSARILY APPEAR IN ORDER OF IMPORTANCE. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES WE FACE. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATION.

CHANGES IN INTEREST RATES COULD NEGATIVELY IMPACT OUR FINANCIAL CONDITION,
  RESULTS OF OPERATIONS AND OUR ABILITY TO PAY DIVIDENDS

    Our income consists primarily of interest payments on the mortgage loans held by us. While all of the mortgage loans held by us at June 30, 1999 bear interest at fixed rates and while we anticipate that all of the mortgage loans to be purchased from the Bank in connection with this Offering will also bear interest at fixed rates, we may purchase mortgage loans in the future which will bear interest at adjustable rates. Adjustable-rate loans decrease the risks to a lender associated with changes in interest rates but involve other risks. As interest rates rise, the payment by the borrower rises to the extent permitted by the terms of the loan, and the increased payment increases the potential for default. At the same time, the marketability of the underlying property may be adversely affected by higher interest rates. In a declining interest rate environment, we may experience an increase in prepayments on our mortgage loans as borrowers refinance their mortgages at lower interest rates. Under these circumstances, we may find it more difficult to purchase additional mortgage loans with rates sufficient to support the payment of the dividends on the Series A and Series B Preferred Shares. Because the rate at which dividends are required to be paid on the Series A and Series B Preferred Shares is fixed, there can be no assurance that a declining interest rate environment would not adversely affect our ability to pay dividends on the Series A and Series B Preferred Shares.

OUR MORTGAGE LOAN PORTFOLIO IS SUBJECT TO LOCAL ECONOMIC CONDITIONS WHICH COULD
  AFFECT THE VALUE OF THE REAL ESTATE ASSETS UNDERLYING OUR LOANS

    The results of our operations will be affected by various conditions in the real estate market, many of which are beyond our control, such as:

    - local and other economic conditions affecting real estate values;

    - the continued financial stability of a borrower and the borrower's ability to make mortgage payments, which may be adversely affected by job loss, recession, divorce, illness or personal bankruptcy;

    - the ability of tenants to make lease payments;

    - the ability of a property to attract and retain tenants, which may be affected by conditions such as an oversupply of space or a reduction in demand for rental space in the area, the attractiveness of properties to tenants, competition from other available space, the ability of the owner to pay leasing commissions, provide adequate maintenance and insurance, pay tenant improvement costs and make other tenant concessions;

    - interest rate levels and the availability of credit to refinance loans at or prior to maturity; and

    - increased operating costs, including energy costs, real estate taxes and costs of compliance with environmental controls and regulations.

WE DO NOT HAVE INSURANCE TO COVER OUR EXPOSURE TO BORROWER DEFAULTS AND
  BANKRUPTCIES AND SPECIAL HAZARD LOSSES THAT ARE NOT COVERED BY STANDARD INSURANCE

    We generally do not obtain credit enhancements such as mortgagor bankruptcy insurance or obtain special hazard insurance for our mortgage loans, other than standard hazard insurance, which will in each case only relate to individual mortgage loans. Without third party insurance, we are subject to risks of borrower defaults and bankruptcies and special hazard losses that are not covered by standard hazard insurance (such as those occurring from earthquakes).

DELAYS IN LIQUIDATING DEFAULTED MORTGAGE LOANS COULD OCCUR WHICH COULD CAUSE OUR
  BUSINESS TO SUFFER

    Substantial delays could be encountered in connection with the liquidation of defaulted mortgage loans, with corresponding delays in our receipt of related proceeds. An action to foreclose on a mortgaged property securing a mortgage loan is regulated by state statutes and rules and is subject to many of the delays and expenses of other lawsuits which may impede our ability to foreclose on or sell the mortgaged property or to obtain proceeds sufficient to repay all amounts due on the related mortgage loan.

WE COULD BE HELD RESPONSIBLE FOR ENVIRONMENTAL LIABILITIES OF PROPERTIES WE
  ACQUIRE THROUGH FORECLOSURE

    In the event that we are forced to foreclose on a defaulted mortgage loan to recover our investment in the mortgage loan, we may be subject to environmental liabilities in connection with the underlying real property which could exceed the value of the real property. Although we intend to exercise due diligence to discover potential environmental liabilities prior to the acquisition of any property through foreclosure, hazardous substances or wastes, contaminants, pollutants or sources thereof may be discovered on properties during our ownership or after a sale to a third party. There can be no assurance that we would not incur full recourse liability for the entire cost of any removal and clean-up on an acquired property, that the cost of removal and clean-up would not exceed the value of the property or that we could recoup any of the costs from any third party.

OUR ACQUISITION OF COMMERCIAL MORTGAGE LOANS SUBJECTS US TO RISKS THAT ARE NOT
  PRESENT IN A PORTFOLIO OF RESIDENTIAL MORTGAGE LOANS

    As of June 30, 1999, 14.0% of our mortgage assets (measured by aggregate outstanding principal amount) consisted of commercial mortgage loans and we anticipate that immediately subsequent to the purchase of additional mortgage loans from the Bank in connection with this Offering, approximately 31.0% of our mortgage assets will consist of commercial mortgage loans. Commercial mortgage loans generally lack standardized terms, tend to have shorter maturities than residential mortgage loans and may not be fully amortizing, meaning that they may have a significant principal balance or "balloon" payment due on maturity. Commercial real estate properties tend to be unique and are more difficult to value than single-family residential real estate properties. They are also subject to relatively greater environmental risks and to the corresponding burdens and costs of compliance with environmental laws and regulations.

OUR MORTGAGE LOANS ARE CONCENTRATED IN CALIFORNIA, AND ADVERSE CONDITIONS IN
  CALIFORNIA COULD NEGATIVELY IMPACT OUR OPERATIONS

    All of the properties underlying our loans which we held at June 30, 1999 or which we propose to purchase from the Bank in connection with this Offering are located in California. Because of the concentration of our loan portfolio in California, and particularly Southern California, in the event of adverse economic conditions in California, we would likely experience higher rates of loss and delinquency on our mortgage loans than if our loans were more geographically diversified. Additionally, our mortgage loans may be subject to a greater risk of default than other comparable mortgage loans in the event of adverse economic, political or business developments or natural hazards that may affect California and the ability of property owners in California to make payments of principal and interest on the underlying mortgages. In the event of any natural disaster, our ability to pay dividends on the Series A and Series B Preferred Shares could be adversely affected.

    THERE HAS BEEN NO THIRD PARTY VALUATION OF THE PROPOSED PORTFOLIO OF MORTGAGE LOANS AND NO ARM'S-LENGTH NEGOTIATIONS, WHICH MAY RESULT IN LOANS BEING TRANSFERRED AT A PRICE OTHER THAN FAIR MARKET VALUE

    We expect to pay approximately $      million to the Bank for the mortgage
loans we propose to purchase from the Bank in connection with the Offering. This amount approximates the aggregate carrying value of such loans as reflected on the Bank's Statement of Financial Condition as of June 30, 1999. There has been no third party valuations of the mortgage loans to be purchased for purposes of this Offering, and there can be no assurance that the fair value of such mortgage loans does not differ from the purchase price payable by us.

    In addition, it is not anticipated that third party valuations will be obtained in connection with future acquisitions and dispositions of mortgage loans even in circumstances where an affiliate of ours is selling the mortgage loans to us, or purchasing the mortgage loans from us. Accordingly, there can be no assurance that the consideration to be paid (or received) by us to (or from) the Bank or any of our affiliates in connection with future acquisitions or dispositions of mortgage loans will not differ from the fair value of such mortgage loans.

    WE ARE DEPENDENT IN VIRTUALLY EVERY PHASE OF OUR OPERATIONS ON THE DILIGENCE AND SKILL OF THE OFFICERS AND EMPLOYEES OF THE BANK, AND OUR RELATIONSHIP WITH THE BANK MAY CREATE POTENTIAL CONFLICTS OF INTEREST

    The Bank, which is the sole holder of our common stock, is involved in virtually every aspect of our existence. The Bank administers our day-to-day activities in its role as advisor under the advisory agreement. As such, we are dependent on the diligence and skill of the officers and employees of the Bank for the selection, structuring and monitoring of our mortgage assets and other authorized investments. In addition, we are dependent on the Bank and others for the servicing of our mortgage loans. Other than the independent directors, all of our officers and directors are also officers and directors of the Bank. As the holder of all of our outstanding voting stock, the Bank will have the right to elect all of our directors, including the independent directors, except under limited circumstances with respect to our failure to pay dividends. The Bank may have interests which are not identical to our interests and PBOC, the ultimate owner of the Bank's common stock, may have investment goals and strategies that differ from those of the holders of the Series A and Series B Preferred Stock. Consequently, conflicts of interest may arise with respect to:

    - our present portfolio of mortgage loans and our acquisition of mortgage loans from the Bank in connection with the Offering;

    - future acquisitions of mortgage loans from the Bank;

    - servicing of mortgage loans, particularly with respect to mortgage loans that are placed on nonaccrual status;

    - future dispositions of mortgage loans to the Bank; and

    - the modification of the advisory agreement or the servicing agreements.

    IF OUR COMPUTER SYSTEMS DO NOT PROPERLY WORK ON JANUARY 1, 2000, OUR BUSINESS OPERATIONS WILL BE DISRUPTED.

    The Year 2000 issue exists because many software systems, which use only two digits to identify a year in a date field, were designed without considering the impact of the upcoming change in the century. There is significant uncertainty concerning the scope and magnitude of problems associated with the century change. Some of the systems critical to our operations could fail or function improperly if not made Year 2000 compliant.

    If our computer systems and the computer systems operated by our third party vendors do not properly work on January 1, 2000, then we could experience a disruption in our business operations. As a result, our financial condition and results of operations could be adversely impacted. In addition, if we do not do an adequate job preparing for the January 1, 2000 date change, then applicable regulators may take action against us.

    We also face risks that any third parties with which we transact business may not be Year 2000 compliant. We rely on the Bank and our transfer agent for certain computer-related services, and we have entered into discussions regarding their Year 2000 readiness. If the Year 2000 issue prevents these or any other third parties from delivering the products or services we require, our operations could be adversely affected.

BANK REGULATORS MAY LIMIT OUR ABILITY TO IMPLEMENT OUR BUSINESS PLAN AND MAY
  RESTRICT OUR ABILITY TO PAY DIVIDENDS

    Because we are a subsidiary of the Bank, regulatory authorities will have the right to examine us and our activities and, under certain circumstances, to impose restrictions on the Bank or us which could impact our ability to conduct business pursuant to our business plan, which could adversely effect our financial condition and results of operations:

    - If the Bank's regulators determine that the Bank's relationship with us results in an unsafe and unsound banking practice, the regulators have the authority to restrict our ability to transfer assets, to make distributions to our stockholders (including dividends to holders of the Series A or Series B Preferred Shares) or to redeem shares of preferred stock, or even to require the Bank to sever its relationship with us or divest its ownership of us, which could potentially result in our failure to qualify as a REIT.

    - Payment of dividends on the Series A or Series B Preferred Shares could also be subject to regulatory limitations if the Bank becomes "undercapitalized" for purposes of regulations issued by the Office of Thrift Supervision. Under these regulations, the Bank will be deemed "undercapitalized" if it has a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 4.0% and a core capital (or leverage) ratio of less than 4.0%. At June 30, 1999, the Bank's total risk-based capital ratio was 11.98%, its Tier 1 risk-based capital ratio was 11.12% and its core capital (or leverage) ratio was 6.16%. The Bank currently intends to maintain its capital ratios in excess of the "well-capitalized" levels under these regulations. However, there can be no assurance that the Bank will be able to maintain its capital in excess of the "well-capitalized" levels. See "Risk Factors--Acquisition Strategy" in the Bank's Offering Circular set forth in Annex I for the pro forma impact of both the Bank's recent acquisitions and the Offering.

    - While we do not believe that dividends on the Series A or Series B Preferred Shares should be considered "capital distributions" under the regulations of the Office of Thrift Supervision which apply to thrift institutions such as the Bank, there can be no assurance that the Office of Thrift Supervision would agree with this position. However, in any event, we believe that the Office of Thrift Supervision would not object to our payment of quarterly dividends on the Series A and Series B Preferred Shares up to the amount of our net income for that quarter. We currently expect that our net income will be in excess of amounts needed to pay dividends on the Series A and Series B Preferred Shares.

A DECLINE IN THE BANK'S CAPITAL LEVELS MAY RESULT IN YOUR SERIES B PREFERRED
  SHARES BEING SUBJECT TO AUTOMATIC EXCHANGE INTO SERIES B BANK PREFERRED SHARES

    The returns from your investment in the Series B Preferred Shares will be dependent to a significant extent on the performance and capital of the Bank. A decline in the performance and capital levels of the Bank or the placement of the Bank into conservatorship or receivership could result in the automatic exchange of your Series B Preferred Shares for Series B Bank Preferred Shares, which would represent an investment in the Bank and not in us. Under these circumstances:

    - you would become a preferred stockholder of the Bank at a time when the Bank's financial condition has deteriorated or when the Bank has been placed into conservatorship or receivership and, accordingly, it is unlikely that the Bank would be in a financial position to make any dividend payments on the Series B Bank Preferred Shares;

    - in the event of a liquidation of the Bank, the claims of depositors and creditors of the Bank would be entitled to priority in payment over the claims of holders of equity interests such as the Series B Bank Preferred Shares, and, therefore, you likely would receive substantially less than you would receive had the Series B Preferred Shares not been exchanged for Series B Bank Preferred Shares; and

    - the exchange of the Series B Preferred Shares for Series B Bank Preferred Shares would be a taxable event to you under the Code, and you would incur a gain or loss, as the case may be, measured by the difference between your basis in the Series B Preferred Shares and the fair market value of the Series B Bank Preferred Shares received in the exchange.

    The Series A Preferred Shares also have a similar exchange feature whereby, under the circumstances described above, the appropriate federal regulatory agency can require an exchange of the Series A Preferred Shares for Series A Bank Preferred Shares at the same time as the Series B Preferred Shares are exchanged for Series B Bank Preferred Shares.

WE WOULD SUFFER ADVERSE TAX CONSEQUENCES IF WE FAIL TO QUALIFY AS A REIT

    Although we currently conduct our operations so as to qualify as a REIT under the Code, no assurance can be given that we will be able to continue to operate in such a manner so as to remain qualified as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations and involves the determination of various factual matters and circumstances not entirely within our control. No assurance can be given that new legislation or new regulations, administrative interpretations or court decisions will not significantly change the tax laws in the future with respect to qualification as a REIT or the federal income tax consequences of such qualification in a way that would materially and adversely affect our ability to operate.

    If we were to fail to qualify as a REIT, the dividends on shares of our preferred stock, including the Series A and Series B Preferred Shares, would not be deductible by us for federal (and California state) income tax purposes, and we would likely become part of the consolidated group of which the Bank is a member. Consequently, the consolidated group would face a greater tax liability which could result in a reduction in the Bank's net earnings after taxes. A reduction in the Bank's net earnings after taxes could adversely affect the Bank's ability to raise additional capital (as well as its ability to generate additional capital internally) and consequently its ability to add interest-earning assets to its portfolio.

    If in any taxable year we fail to qualify as a REIT, unless we are entitled to relief under certain statutory provisions, we would also be disqualified from treatment as a REIT for the four taxable years following the year our qualification was lost. As a result, the amount of funds available for distribution to our stockholders would be reduced for the year or years involved. A failure by us to qualify as a REIT would not by itself give us the right to redeem the Series A or Series B Preferred Shares.

    As a REIT, we generally will be required each year to distribute as dividends to our stockholders at least 95% of our "REIT taxable income" (excluding capital gains). Failure to comply with this requirement would result in our earnings being subject to tax at regular corporate rates. In addition, we would be subject to a 4% nondeductible excise tax on the amount by which certain distributions considered as paid by us with respect to any calendar year are less than the sum of (1) 85% of our ordinary income for the calendar year, (2) 95% of our capital gains net income for the calendar year and (3) any undistributed taxable income from prior periods.

    We currently intend to operate in a manner designed to qualify as a REIT. However, future economic, market, legal, tax or other considerations may cause us to determine that it is in our best interests and the best interests of holders of our common stock and preferred stock to revoke the REIT election. As long as any Series A or Series B Preferred Shares are outstanding, any such determination by us may not be made without the approval of a majority of our independent directors.

WE HAVE IMPOSED OWNERSHIP LIMITATIONS IN ORDER TO PROTECT OUR ABILITY TO QUALIFY
  AS A REIT

    To qualify as a REIT under the Internal Revenue Code, no more than 50% of the value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year (other than the first year) (the "Five or Fewer Test"). The Internal Revenue Code requires that the Five or Fewer Test be applied using constructive ownership rules which treat certain organizations as one individual.

    Our articles of incorporation provide that, subject to certain exceptions, no individual or entity may own, or be deemed to own by virtue of the attribution rules of the Internal Revenue Code, more than 8.25% of the aggregate initial liquidation value of all of our issued and outstanding shares of preferred stock, including both the Series A and Series B Preferred Shares (the "Ownership Limit"). Under the constructive ownership rules which must be used for the Five or Fewer Test, our common stock will be treated as owned by the stockholders of PBOC, which is the sole stockholder of the Bank.

    Although the Five or Fewer Test references the aggregate value of all shares of our capital stock, the Ownership Limit has been established with reference to the aggregate initial liquidation preference of the outstanding shares of our preferred stock. If (i) the relative values of our common stock and any outstanding shares of our preferred stock, including the Series A and Series B Preferred Shares, or (ii) the relative values of the different series or classes of preferred stock, were to change significantly, there is a risk that the Five or Fewer Test would be violated notwithstanding compliance with the Ownership Limit. Although we believe that it is unlikely that the relative value of the common stock will decrease by an amount sufficient to cause a violation of the Five or Fewer Test, there can be no assurance that such a change in value will not occur.

    The ownership of our common stock or the transfer of shares of common stock and/or preferred stock of PBOC to an entity which is considered an individual for purposes of the Five or Fewer Test could, in certain circumstances (e.g., the sale of all PBOC stock to an individual), cause us to fail the Five or Fewer Test and, consequently, to fail to qualify as a REIT.

    Our board of directors may (but will not be required to), upon the receipt of a ruling from the Internal Revenue Service or the advice of counsel satisfactory to us, waive the Ownership Limit with respect to an individual or entity if such individual's or entity's proposed ownership will not then or in the future jeopardize our status as a REIT. The transfer of any shares of preferred stock, including Series A or Series B Preferred Shares (including the occurrence of events other than actual transfers of preferred stock that result in changes in constructive ownership of preferred stock), in violation of such

Ownership Limit will cause the shares of any class or series of preferred stock owned, or deemed to be owned, by or transferred to a stockholder in excess of the Ownership Limit (the "Excess Shares"), to be automatically transferred to a trust for the exclusive benefit of a charity to be named by the Company. All rights to dividends to such Excess Shares will be held by such trust.

WE MAY REDEEM THE SERIES A AND SERIES B PREFERRED SHARES UPON THE OCCURRENCE OF
  A TAX EVENT

    At any time following the occurrence of certain changes in the tax laws or regulations concerning REITs, even if such change or changes occurs prior to
            , 2004 in the case of the Series B Preferred Shares and October 15, 2002 in the case of the Series A Preferred Shares, we will have the right to redeem the Series A and Series B Preferred Shares in whole, subject to the prior written approval of the Office of Thrift Supervision. The occurrence of such changes in the tax laws or regulations will not, however, give a holder any right to request that such Series A or Series B Preferred Shares be redeemed.

YOU ARE NOT ENTITLED TO RECEIVE DIVIDENDS UNLESS DECLARED BY OUR BOARD OF
  DIRECTORS

    Dividends on the Series B Preferred Shares are not cumulative. Consequently, if our board of directors does not authorize and declare a dividend on the Series B Preferred Shares for any quarterly period, including if prevented by bank regulators, you will not be entitled to receive that dividend whether or not funds are or subsequently become available. Our board of directors may determine that it would be in our best interests to pay less than the full amount of the stated dividends on the Series B Preferred Shares or no dividends for any quarter even though funds are available. Factors that would generally be considered by our board of directors in making this determination are our financial condition and capital needs, the impact of current and pending legislation and regulations, economic conditions, and our continued qualification as a REIT. If full dividends on the Series A and Series B Preferred Shares have not been paid for six full dividend periods, the holder of the Series A and Series B Preferred Shares shall have the right to elect two additional directors.

THE SERIES B PREFERRED SHARES ARE A NEW ISSUE AND THERE HAS NEVER BEEN A MARKET
  FOR SERIES B PREFERRED SHARES

    The Series B Preferred Shares is a new issue and, consequently, prior to this Offering, there has been no public market for the Series B Preferred Shares. We have applied for quotation of the Series B Preferred Shares on the
Nasdaq National Market under the symbol "      ." The Series A Preferred Shares
are currently quoted on the Nasdaq National Market under the symbol "PPCCP." Nevertheless, there can be no assurance that an active and liquid trading market for the Series B Preferred Shares will develop or that, if developed, it will continue, or that the Series B Preferred Shares may be resold at or above the initial price to the public of $25.00 per share.

    Although the Series B Preferred Shares are expected to be quoted on the Nasdaq National Market, the Bank does not intend to apply for listing or quotation of the Series B Bank Preferred Shares on any national securities exchange or automated quotation system. Consequently, there can be no assurance as to the liquidity of the trading market for the Series B Bank Preferred Shares, if issued, or that an active and liquid trading public market for the Series B Bank Preferred Shares will develop or be maintained. The lack of liquidity and an active trading market could adversely effect prospective investors' ability to dispose of the Series B Bank Preferred Shares.

                                  THE COMPANY

    We were incorporated in June 1997 as a Maryland corporation to acquire, hold and manage mortgage assets ("Mortgage Assets") and other authorized investments. We operate in a manner so as to qualify as a REIT for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"). As a REIT, we are generally not subject to federal income tax on net income and capital gains that we distribute to our stockholders. We are a wholly-owned subsidiary of the Bank, a federal savings bank organized under the laws of the United States. The Bank is a wholly-owned subsidiary of PBOC.

    In October 1997, we completed a public offering of 1,426,000 shares of the Series A Preferred Shares, at a liquidation preference of $25.00 per share. The Series A Preferred Shares are quoted on the Nasdaq National Market under the symbol "PPCCP." Except with respect to the dividend rate, the terms of the Series A Preferred Shares are substantially identical to the terms of the Series B Preferred Shares.

    We used the gross proceeds of $35.7 million raised from the offering of Series A Preferred Shares (the "Series A Offering") and the concurrent contribution of $38.8 million in additional capital by the Bank to pay expenses incurred during the Series A Offering and our formation and to purchase from the Bank our initial portfolio of mortgage loans for an aggregate purchase price of $72.1 million. In addition, we have purchased additional mortgage loans from the Bank from time to time.

                CERTAIN TRANSACTIONS TO FACILITATE THE OFFERING

FACILITATION OF THE OFFERING

    Prior to or simultaneously with the completion of the Offering, we and the Bank will engage in the transactions described below which are designed (i) to facilitate the Offering and (ii) to transfer to us the ownership of the portfolio of mortgage loans proposed to be purchased from the Bank in connection with the Offering (the "Proposed Portfolio").

    The transactions to facilitate the Offering will include the following:

    - Our articles of incorporation will be amended to establish the terms of the Series B Preferred Shares.

    - We will sell to the public       Series B Preferred Shares in the Offering
      (assuming the Underwriters' over-allotment option is not exercised).

    - The Bank will make a capital contribution to us equal to the sum of
      $      million plus the aggregate amount of underwriting commissions and expenses of the Offering. The Bank currently owns, and following the completion of the Offering will continue to own, all of the issued and outstanding shares of our common stock (the "Common Stock"). The Bank currently intends that, so long as any Series A or Series B Preferred Shares are outstanding, it will maintain direct ownership of at least a majority of the outstanding shares of our Common Stock.

    - The Bank will sell the Proposed Portfolio to us for an aggregate purchase price equal to approximately $ million pursuant to the terms of the Residential Mortgage Loan Purchase and Warranties Agreement (the "Residential Mortgage Purchase Agreement") and the Commercial Mortgage Loan Purchase and Warranties Agreement (the "Commercial Mortgage Purchase Agreement," and, together with the Residential Mortgage Purchase Agreement, the "Mortgage Purchase Agreements").

    - Pursuant to the commercial servicing agreement with the Bank (the "Commercial Servicing Agreement"), the Bank will service the commercial and multi-family residential mortgage loans ("Commercial Mortgage Loans") expected to be included in the Proposed Portfolio under the same terms and conditions as it services the Commercial Mortgage Loans included in the Current Portfolio. Pursuant to the residential servicing agreement to be entered into with the Bank (the "Bank Residential Servicing Agreement"), as well as a residential servicing agreement entered into with Temple Inland Mortgage Corporation ("TIMC") (the "TIMC Residential Servicing Agreement"), in connection with the Series A Offering, both the Bank and TIMC (each a "Servicing Agent" and, collectively, the "Servicing Agents") will service the residential mortgage loans (the "Residential Mortgage Loans") expected to be included in the Proposed Portfolio (the Bank Residential Servicing Agreement and the TIMC Residential Servicing Agreement are collectively referred to as the "Residential Servicing Agreements.")

    The following chart outlines the relationship between us and the Bank following completion of the Offering (without giving effect to the expenses of the Offering).

    [INSERT CHART.]

BENEFITS TO THE BANK

    The Bank expects to realize the following benefits in connection with the
Offering:

    - The Bank has advised us that the Bank expects a portion of the Series B Preferred Shares to qualify as core capital of the Bank under relevant regulatory capital guidelines. The increase in the Bank's core capital and risk-based capital levels that will result from the treatment of the Series B Preferred Shares as core capital will enable the Bank to retain a higher base of interest-earning assets, resulting in incrementally higher related earnings;

    - The dividends paid on the Series B Preferred Shares will be deductible for income tax purposes as a result of our qualification as a REIT, which provides the Bank with a more cost-effective means of obtaining regulatory capital than if the Bank were to directly issue preferred stock;

    - The Bank will receive approximately $      million in connection with the
      sale of the Proposed Portfolio to us (approximately $      million of
      which represents new funds after giving effect to the Bank's capital contributions);

    - The Bank will continue to receive annual advisory and servicing fees and annual dividends in respect of the Common Stock; and

    - The Bank will also be entitled to retain any late payment charges, or penalties and assumption fees and conversion fees collected in connection with the mortgage loans serviced by it. In addition, the Bank will receive all benefits derived from interest earned on collected principal and interest payments between the date of collection and the date of remittance to us and from interest earned on tax and insurance escrow funds with respect to mortgage loans serviced by it.

                       HOW WE INTEND TO USE THE PROCEEDS

    The gross proceeds to be received by us from the sale of the Series B
Preferred Shares are expected to be $      million, or $      million if the
Underwriters' over-allotment option is exercised in full. Simultaneously with the consummation of this Offering, the Bank will make an initial capital
contribution to us equal to approximately $      million plus an additional
capital contribution equal to the underwriting commissions and expenses of the
Offering (currently estimated to be approximately $      million in the
aggregate). We will use the aggregate proceeds of $      million received in
connection with both the Offering and the capital contribution by the Bank to purchase the Proposed Portfolio.

    If the Underwriters exercise the over-allotment option in the Offering, the Bank will make an additional capital contribution equal to the aggregate initial price to public of such additional Series B Preferred Shares. We will use the additional proceeds from any additional sales of Series B Preferred

Shares and capital contributions to purchase additional mortgage loans of the types described in "Management's Discussion and Analysis of Financial Condition and Results of Operations." We expect that we will purchase any additional mortgage loans within six months from the exercise by the Underwriters of their over-allotment option. During the time period prior to purchasing any additional mortgage loans, we will invest the additional proceeds in mortgage-backed securities or short-term money market investments.

    The following table illustrates the source and use of proceeds received by us from the sale of the Series B Preferred Shares (assuming the Underwriters' over-allotment option is not exercised) and the capital contributions by the Bank described above.

                                SOURCE OF FUNDS
                                 (IN THOUSANDS)

Gross proceeds from the Offering of Series B Preferred Shares.......................  $
Gross proceeds from the capital contribution by the Bank............................           (1)
                                                                                      ---------
                                                                                      $
                                                                                      ---------
                                                                                      ---------

------------------------

(1) Expenses incurred in connection with the Offering are expected to total
    $      . If actual expenses are in excess of the amounts set forth, the Bank will make additional capital contributions to us equal to such excess.

                                  USE OF FUNDS
                                 (IN THOUSANDS)

Purchase of Mortgage Assets from the Bank.....................................   $
                                                                                -----------
Underwriting commissions and other expenses of the Offering...................   $
                                                                                -----------
                                                                                -----------

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of June 30, 1999 and as adjusted to reflect (i) the consummation of the Offering (assuming the Underwriters' over-allotment option is not exercised) and (ii) the use of the net proceeds as described under "How We Intend to Use the Proceeds."

                                                                               JUNE 30, 1999
                                                                          ------------------------
                                                                           ACTUAL     AS ADJUSTED
                                                                          ---------  -------------
                                                                           (DOLLARS IN THOUSANDS,
                                                                             EXCEPT SHARE DATA)
STOCKHOLDERS' EQUITY
  Preferred Stock, par value, $0.01 per share; 4,000,000 shares authorized; 1,426,000 Series A Preferred Shares issued and
    outstanding, actual.................................................  $      14    $
        Series B Preferred Shares issued and outstanding, as adjusted...
  Common Stock, par value $0.01 per share; 4,000,000 shares authorized;
    10,000 shares issued and outstanding, actual and as adjusted........
  Additional paid-in capital............................................     72,075
  Retained earnings.....................................................        317
                                                                          ---------        -----
    Total stockholders' equity..........................................     72,406
                                                                          ---------        -----
TOTAL CAPITALIZATION....................................................  $  72,406    $
                                                                          ---------        -----
                                                                          ---------        -----

                            SELECTED FINANCIAL DATA

    The following selected financial data for the period from inception through December 31, 1997 and the year ended December 31, 1998 is derived in part from our audited financial statements. The financial data for the six months ended June 30, 1999 and 1998 is derived from our unaudited financial statements. The unaudited financial statements include all adjustments consisting of normal recurring accruals, which our management considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the six months ended June 30, 1999 and are not necessarily indicative of the results that may be expected for any other interim period or the entire year ending December 31, 1999. The selected financial data set forth below should be read in conjunction with, and is qualified in its entirety by, our financial statements, including the related notes, included elsewhere in this prospectus.

                                                                                                  AT DECEMBER 31,
                                                                                                  1997 OR FOR THE
                                                              AT OR FOR THE          AT OR FOR        PERIOD
                                                             SIX MONTHS ENDED           THE        JUNE 19, 1997
                                                                 JUNE 30,            YEAR ENDED       THROUGH
                                                        --------------------------  DECEMBER 31,   DECEMBER 31,
                                                            1999          1998          1998           1997
                                                        ------------  ------------  ------------  ---------------
                                                                         (DOLLARS IN THOUSANDS)
STATEMENT OF EARNINGS:
  Total revenues......................................       $ 2,795       $ 2,934      $ 5,780         $ 1,476
  Net earnings........................................         2,555         2,679        5,250           1,367
BALANCE SHEET:
  Mortgage Loans, net.................................        68,527        68,165       69,457          70,423
  Total assets........................................        72,437        73,030       72,405          72,597
  Total stockholders' equity..........................        72,406        73,030       72,363          72,137
OTHER DATA:
  Number of Series A Preferred Shares outstanding.....     1,426,000     1,426,000    1,426,000       1,426,000
  Dividends paid on Series A Preferred Shares.........       $ 1,738       $ 1,738      $ 3,476          $  859
  Number of shares of Common Stock outstanding(1).....        10,000        10,000       10,000          10,000
  Dividends paid on Common Stock......................           774            48        1,548             460
  Delinquencies (2)...................................       $ 1,371        $  320       $  374          $   49
  Ratio of earnings to fixed charges and preferred
    stock dividend requirements(3)....................         1.44x         1.51x        1.48x           1.56x

------------------------

(1) Because our Common Stock is wholly-owned by the Bank, earnings per share data is not presented.

(2) Represents Mortgage Loans greater than 30 days delinquent as to principal and interest.

(3) For purposes of computing this ratio, earnings represent income from continuing operations plus fixed charges. Fixed charges represent advisory fees paid.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FINANCIAL CONDITION

    At each of June 30, 1999 and December 31, 1998, we had total assets of $72.4 million, compared to total assets of $72.6 million at December 31, 1997. As of June 30, 1999, an aggregate of $68.8 million or 95.0% of our assets was comprised of mortgage loans ("Mortgage Loans"), net of the allowance for loan losses, all of which were acquired from the Bank. At the time of the closing of the Series A Offering in October 1997, we acquired Residential Mortgage Loans with an aggregate principal balance of $58.3 million and Commercial Mortgage Loans with an aggregate principal balance of $13.0 million, net of allowance for loan losses.

    During the six months ended June 30, 1999 and the years ended December 31, 1998 and 1997, we purchased from the Bank additional Residential Mortgage Loans with an aggregate principal balance of $10.4 million, $23.1 million and $74.0 million, respectively. As of June 30, 1999, our Current Portfolio of Mortgage Loans (the "Current Portfolio") was comprised of $59.2 million of Residential Mortgage Loans and $9.6 million of Commercial Mortgage Loans, or 86.0% and 14.0% of our total portfolio of Mortgage Loans, respectively. The weighted average yield of our Current Portfolio as of such date was 7.52%. In connection with the Offering and the acquisition of the Proposed Portfolio, the amount of Commercial Mortgage Loans expected to be included as a percentage of the entire portfolio of Mortgage Loans is expected to increase. See "--Description of the Current Portfolio and the Proposed Portfolio" and "--Pro Forma Presentation and Analysis of the Current Portfolio and the Proposed Portfolio." At June 30, 1999, amounts due from affiliates aggregated $620,000, accrued interest amounted to $373,000 and we maintained an allowance for loan losses of $253,000.

    We maintain an allowance for loan losses to absorb potential loan losses from the entire Mortgage Loan portfolio. We have not incurred any loan losses since our inception. On an ongoing basis, management monitors the loan portfolio and evaluates the adequacy of the allowance for loan losses. Based upon its analysis, management believes that the allowance for loan losses as of June 30, 1999 is sufficient to absorb any unidentified losses that currently exist in the Mortgage Loan portfolio. Management will continue to review the Mortgage Loan portfolio to determine the extent to which any changes in loss experience may require additional provisions in the future.

    At June 30, 1999, our total liabilities amounted to $31,000, as compared to $42,000 and $460,000 at December 31, 1998 and 1997, respectively. At June 30, 1999, stockholders' equity amounted to $72.4 million, after taking into consideration earnings of $2.6 million and aggregate dividend payments on the Common Stock and the Series A Preferred Shares of $2.5 million during the year. At December 31, 1998 and 1997, stockholders' equity amounted to $72.4 million and $72.1 million, respectively.

RESULTS OF OPERATIONS

    We reported net earnings of $2.6 million for the six months ended June 30, 1999 compared to $2.7 million for the comparable period in 1998 and $5.3 million for the year ended December 31, 1998 as compared to $1.4 million for the period ended December 31, 1997. The decrease in earnings during the six month period was due to a decrease in interest earned on Mortgage Loans, which offset decreased expenses. The increase in net earnings during 1998 was primarily due to the commencement of our business in October 1997. We paid $3.5 million and $859,000 in dividends on our preferred stock in 1998 and 1997, respectively. We also paid $2.0 million in dividends on our Common Stock in 1998.

    Total revenues for the six months ended June 30, 1999 decreased from $2.9 million to $2.8 million over the comparable prior period, due to decreased interest on Mortgage Loans and deposits. Total revenue for the year ended December 31, 1998 amounted to $5.8 million compared to $1.5 million for the period ended December 31, 1997. The increase in total revenue during 1998 was primarily attributable to interest earned on our Current Portfolio of Mortgage Loans. We also earned $283,000 and $16,000 of interest on deposit accounts in 1998 and 1997, respectively.

    Total expenses for the six months ended June 30, 1999 decreased to $240,000 from $255,000 during the six months ended June 30, 1999, primarily due to a decrease in professional fees. Total expenses for the year ended December 31, 1998 amounted to $530,000 and amounted to $109,000 for the period ended December 31, 1997, of which $200,000 and $50,000 was paid to the Bank as a management fee in accordance with the terms of an advisory agreement between us and the Bank (the "Advisory Agreement"). Advisory fee payments were $100,000 during each of the six month periods ended June 30, 1999 and 1998. The Bank received $14,000, $15,000, $30,000 and $8,000 for servicing our Commercial Mortgage Loans and $34,000, $1,700, $16,000 and nothing for servicing a portion of our Residential Mortgage Loans during the six months ended June 30, 1999 and 1998, for the year ended December 31, 1998 and for the period ended December 31, 1997, respectively. TIMC, which services a portion of our Residential Mortgage Loans, received $38,000, $69,000, $123,000 and $38,000 in servicing fees during the six months ended June 30, 1999 and 1998, the year ended December 31, 1998 and the period ended December 31, 1997, respectively.

DESCRIPTION OF THE CURRENT PORTFOLIO AND THE PROPOSED PORTFOLIO

    GENERAL. Information is presented below both with respect to our Current Portfolio, as well as with respect to the Proposed Portfolio. In both instances, all of such Mortgage Loans were originated and/or purchased by the Bank. To the extent the over-allotment option is exercised, we expect to purchase additional Residential Mortgage Loans and/or Commercial Mortgage Loans from the Bank which have approximately the same characteristics as those described below. Any such additional Mortgage Loans may have different characteristics than the Mortgage Loans that are intended to be included in the Proposed Portfolio, but we do not expect that any such differences will be material.

    The composition of the Proposed Portfolio actually purchased by us contemporaneously with the consummation of the Offering will differ from the Proposed Portfolio as described below only to the extent it is discovered prior to the consummation of the Offering that a Mortgage Loan included in the Proposed Portfolio described herein (i) is delinquent in the payment of principal or interest; (ii) is or was at any time during the preceding 12 months
(a) Classified, (b) on Nonaccrual Status or (c) renegotiated due to financial deterioration of the borrower; or (iii) has been, more than once during the preceding 12 months, more than 30 days past due in the payment of principal or interest. In that event, a Mortgage Loan similar in aggregate outstanding principal balance and product type will be substituted for the non-purchased Mortgage Loan. Mortgage Loans that are on "Nonaccrual Status" are generally loans that are past due 90 days or more in principal or interest, and "Classified" Mortgage Loans are generally troubled loans that are deemed substandard, doubtful or loss with respect to collectibility.

    Information with respect to the Mortgage Loans in both the Current Portfolio and the Proposed Portfolio is presented as of June 30, 1999. References herein to percentages of Mortgage Loans included in either the Current Portfolio or the Proposed Portfolio refer in each case to the percentage of the aggregate outstanding principal balance of the Mortgage Loans in such portfolio as of June 30, 1999, based on the outstanding principal balances of such Mortgage Loans as of such date, after giving effect to expected scheduled monthly payments received and applied on or prior to such date.

    GENERAL CHARACTERISTICS OF THE CURRENT PORTFOLIO AND THE PROPOSED
PORTFOLIO. As of June 30, 1999, the Current Portfolio contained 265 Residential Mortgage Loans, representing approximately 86.0% of the unpaid book balance of the Mortgage Loans contained in our Current Portfolio, and 53 Commercial Mortgage Loans, representing approximately 14.0% of the unpaid book balance of the Mortgage Loans contained in our Current Portfolio. On June 30, 1999, the Mortgage Loans included in our Current Portfolio had an aggregate outstanding book balance of $68.8 million.

    As of June 30, 1999, the Proposed Portfolio contained 77 Residential Mortgage Loans, representing approximately 54.4% of the unpaid book balance of the Mortgage Loans contained in the Proposed Portfolio, and 33 Commercial Mortgage Loans, representing approximately 45.6% of the unpaid book balance of the Mortgage Loans contained in the Proposed Portfolio. On June 30, 1999, the Mortgage Loans expected to be included in the Proposed Portfolio had an aggregate outstanding book balance of $80.0 million.

    As described under "Pro forma Presentation and Analysis of the Current Portfolio and the Proposed Portfolio," the composition of our mortgage loan portfolio is expected to change with the proposed purchase of Mortgage Loans which is contemplated in connection with the Offering. The portfolio of Mortgage Loans expected to be acquired in connection with the Offering will contain a greater proportion of Commercial Mortgage Loans (when compared with our Current Portfolio), which will increase the overall percentage of Commercial Mortgage Loans in our Current Portfolio and correspondingly increase the weighted average portfolio yield. These loans are also expected to be less seasoned and to have greater average outstanding balances than the loans presently held in our Current Portfolio. The larger average outstanding loans expected to be included in the Proposed Portfolio is consistent with the large loans the Bank has been originating and purchasing since completion of PBOC's initial public offering in May 1998.

    Substantially all of the Residential Mortgage Loans included in our Current Portfolio and expected to be included in the Proposed Portfolio were originated and/or purchased by the Bank in the ordinary course of its real estate lending activities. Management believes that substantially all of the Residential Mortgage Loans included in our Current Portfolio and expected to be included in the Proposed Portfolio were originated and/or purchased in a manner consistent with the underwriting policies of the Bank at the time at which such mortgage loans were originated and/or purchased.

    All of the Residential Mortgage Loans included in our Current Portfolio were originated and/or purchased between June 1973 and April 1999, and had original terms to stated maturity of primarily 15, 20, 25 or 30 years. As of June 30, 1999, the average outstanding book balance of a Residential Mortgage Loan was $223,000. The weighted average number of months since origination of the Residential Mortgage Loans included in our Current Portfolio (calculated as of June 30, 1999) was approximately 33 months and the weighted average expected remaining maturity was 305 months. The weighted average Loan-to-Value Ratio (defined below) of the Residential Mortgage Loans included in our Current Portfolio was 67.6%; however, 6.9% of the Residential Mortgage Loans have Loan-to-Value Ratios of greater than 80%. "Loan-to-Value Ratio" means the ratio (expressed as a percentage) of the original principal amount of such Mortgage Loan to the lesser of (i) the appraised value at origination of the underlying mortgaged property or (ii) if the Mortgage Loan was made to finance the acquisition of property, the purchase price of the mortgaged property.

    All of the Residential Mortgage Loans expected to be included in the Proposed Portfolio were originated and/or purchased between November 1989 and June 1999, and had original terms to stated maturity of 30 years. As of June 30, 1999, the average outstanding book balance of a Residential Mortgage Loan was $566,000. The weighted average number of months since origination of the Residential Mortgage Loans expected to be included in the Proposed Portfolio (calculated as of June 30, 1999) was approximately 19 months and the weighted average remaining maturity was 336 months. The weighted average Loan-to-Value Ratio of the Residential Mortgage Loans expected to be included in the Proposed Portfolio is 68.8% and none of the Residential Mortgage Loans have Loan-to-Value Ratios of greater than 80%.

    The mortgage notes with respect to most of the Mortgage Loans included in our Current Portfolio and those expected to be included in the Proposed Portfolio contain "due-on-sale" provisions which prevent the assumption of the Mortgage Loan by a proposed transferee and accelerate the payment of the outstanding principal balance of the Mortgage Loan. With respect to a limited number of Mortgage Loans included in our Current Portfolio and expected to be included in the Proposed Portfolio, the mortgage notes permit assumption of the Residential Mortgage Loan provided that the proposed transferee satisfies certain criteria with respect to his ability to repay the Mortgage Loan.

    Each Commercial Mortgage Loan included in our Current Portfolio was originated and/or purchased by the Bank in the ordinary course of its commercial real estate lending activities. All of the Commercial Mortgage Loans included in our Current Portfolio were originated and/or purchased between March 1974 and June 1997 and had original terms to stated maturity of between 10 and 30 years. As of June 30, 1999, the average outstanding book balance of a Commercial Mortgage Loan was $181,000. The weighted average number of months since origination of the Commercial Mortgage Loans included in our Current Portfolio (calculated as of June 30, 1999) was approximately 118 months. As of June 30, 1999, the weighted average Initial Loan-to-Value Ratio of the Commercial Mortgage Loans included in our Current Portfolio was 68.4%. In addition, as of June 30, 1999, no Commercial Mortgage Loan included in our Current Portfolio had a Loan-to-Value Ratio greater than 80%.

    Each Commercial Mortgage Loan expected to be included in the Proposed Portfolio was originated and/or purchased by the Bank in the ordinary course of its commercial real estate lending activities. All of the Commercial Mortgage Loans expected to be included in the Proposed Portfolio were originated and/or purchased between August 1997 and March 1999, and had original terms to stated maturity of between 10 and 15 years. As of June 30, 1999, the average outstanding book balance of the Commercial Mortgage Loans expected to be included in the Proposed Portfolio was $1,105,000. The weighted average number of months since origination of the Commercial Mortgage Loans expected to be included in the Proposed Portfolio (calculated as of June 30, 1999) was approximately 9 months. As of June 30, 1999, the weighted average Initial Loan-to-Value Ratio of the Commercial Mortgage Loans expected to be included in the Proposed Portfolio was 62.9%. In addition, as of June 30, 1999, no Commercial Mortgage Loans expected to be included in the Proposed Portfolio had a Loan-to-Value Ratio greater than 80%. See "--Pro Forma Presentation and Analysis of the Current Portfolio and the Proposed Portfolio" for information on the effect on the Current Portfolio of the increased proportion of Commercial Mortgage Loans expected to be purchased by us in connection with the Offering.

    RESIDENTIAL MORTGAGE LOANS. The following tables set forth as of June 30, 1999 certain information with respect to each type of Residential Mortgage Loan included in our Current Portfolio and in the Proposed Portfolio:

          CURRENT PORTFOLIO--TYPE OF RESIDENTIAL MORTGAGE LOAN PRODUCT

                                                   PERCENTAGE OF
                                                    RESIDENTIAL
                                                 MORTGAGE LOANS BY   WEIGHTED AVERAGE    WEIGHTED AVERAGE
                             AGGREGATE BOOK       AGGREGATE BOOK      INITIAL LOAN TO   EXPECTED REMAINING
          TYPE                   BALANCE              BALANCE           VALUE RATIO      MATURITY (MONTHS)
-------------------------  -------------------  -------------------  -----------------  -------------------
                               (DOLLARS IN
                               THOUSANDS)
7/23 Step Rate...........       $   1,146                  1.9%               83.3%                279
15-Year Fixed-Rate.......           3,875                  6.5                62.0                 114
30-Year Fixed-Rate.......          54,142                 91.6                67.8                 320
                                  -------                  ---
  Total..................       $  59,163                  100%               67.6%                305
                                  -------                  ---                 ---                 ---
                                  -------                  ---                 ---                 ---

         PROPOSED PORTFOLIO--TYPE OF RESIDENTIAL MORTGAGE LOAN PRODUCT

                                                  PERCENTAGE OF
                                                   RESIDENTIAL        WEIGHTED
                                                MORTGAGE LOANS BY      AVERAGE       WEIGHTED AVERAGE
                             AGGREGATE BOOK      AGGREGATE BOOK    INITIAL LOAN TO  EXPECTED REMAINING
          TYPE                   BALANCE             BALANCE         VALUE RATIO     MATURITY (MONTHS)
-------------------------  -------------------  -----------------  ---------------  -------------------
                               (DOLLARS IN
                               THOUSANDS)
30-Year Fixed-Rate.......       $  43,565                100%             68.8%                336
                                  -------               -----
  Total..................       $  43,565                100%             68.8%                336
                                  -------               -----            ------                ---
                                  -------               -----            ------                ---

    The Residential Mortgage Loans included in our Current Portfolio and expected to be included in the Proposed Portfolio either bear interest at fixed rates or are "7/23 step rate" loans. The "7/23 step rate" loan has a fixed initial interest rate for the first seven years (i.e., 84 monthly payments) and adjusts once thereafter to a rate which applies for the remaining 23 years (i.e., 276 monthly payments) equal to 150 basis points above the Federal National Mortgage Association ("FNMA") 30-year commitment rate for delivery as of a date specified in the related mortgage note. The interest rates of the fixed-rate Residential Mortgage Loans included in our Current Portfolio range from 6.0% per annum to 13.5% per annum. At June 30, 1999, the weighted average net interest rate of the Residential Mortgage Loans included in our Current Portfolio was approximately 7.24% per annum. The interest rates of the fixed-rate Residential Mortgage Loans expected to be included in the Proposed Portfolio range from 6.75% per annum to 10.63% per annum. The weighted average net interest rate of the fixed-rate Residential Mortgage Loans expected to be included in the Proposed Portfolio is approximately 7.19% per annum.

    The following tables contain certain additional data with respect to the interest rates of the Residential Mortgage Loans included in our Current Portfolio and expected to be included in the Proposed Portfolio at June 30, 1999:

         CURRENT PORTFOLIO--INTEREST RATE OF RESIDENTIAL MORTGAGE LOANS

                                                                                      PERCENTAGE OF OUR
                                                          NUMBER OF      AGGREGATE        PORTFOLIO
                                                          MORTGAGE         BOOK       BY AGGREGATE BOOK
CURRENT INTEREST RATE                                       LOANS         BALANCE          BALANCE
------------------------------------------------------  -------------  -------------  -----------------
                                                                    (DOLLARS IN THOUSANDS)
Up to 7.499%..........................................           76      $  33,813             57.1%
7.500%--7.749%........................................           54         10,117             17.1
7.750--7.999..........................................           48          6,829             11.5
8.000--8.249..........................................           11          1,340              2.3
8.250--8.499..........................................            6            752              1.3
8.500--8.749..........................................           12          1,313              2.2
8.750--8.999..........................................           11          1,575              2.7
9.000--9.249..........................................            7            268              0.5
9.250--9.499..........................................            4            132              0.2
9.500--9.749..........................................            3            243              0.4
9.750--9.999..........................................            6            375              0.6
10.000--10.249........................................            7            738              1.2
10.250--10.499........................................            5            340              0.6
10.500--10.749........................................            6            906              1.5
10.750--10.999........................................            1             33              0.1
11.000--11.249........................................            1             30              0.1
12.000--12.249........................................            1             50              0.1
12.250--12.499........................................            1            128              0.2
12.500--12.749........................................            2            106              0.2
12.750--12.999........................................            2             53              0.1
13.500--13.749........................................            1             22              0.0
                                                                ---    -------------            ---
  Total...............................................          265      $  59,163              100%
                                                                ---    -------------            ---
                                                                ---    -------------            ---

        PROPOSED PORTFOLIO--INTEREST RATE OF RESIDENTIAL MORTGAGE LOANS

                                                                                      PERCENTAGE OF
                                                                                        PROPOSED
                                                                     AGGREGATE        PORTFOLIO BY
                                             NUMBER OF MORTGAGE        BOOK             AGGREGATE
CURRENT INTEREST RATE                               LOANS             BALANCE         BOOK BALANCE
------------------------------------------  ---------------------  -------------  ---------------------
                                                              (DOLLARS IN THOUSANDS)
Up to 7.500%..............................               46          $  25,759               59.1%
7.500%--7.749%............................               22             13,626               31.3
7.750--7.999..............................                3              3,158                7.3
8.000--8.249..............................                1                170                0.4
8.250--8.499..............................                1                147                0.3
8.500--8.749..............................                1                110                0.3
8.750--8.999..............................                1                105                0.2
9.500--9.749..............................                1                263                0.6
10.500--10.749............................                1                227                0.5
                                                         --
                                                                   -------------              ---
  Total...................................               77          $  43,565                100%
                                                         --
                                                         --
                                                                   -------------              ---
                                                                   -------------              ---

    Substantially all of the Mortgage Loans included in our Current Portfolio and expected to be included in the Proposed Portfolio allow the mortgagor to prepay at any time some or all of the outstanding principal balance of the Mortgage Loan without a fee or penalty.

    COMMERCIAL MORTGAGE LOANS. The Commercial Mortgage Loans included in our Current Portfolio and expected to be included in the Proposed Portfolio consist of loans secured by commercial properties located in California. The borrowers of the Commercial Mortgage Loans included in our Current Portfolio and expected to be included in the Proposed Portfolio are primarily customers of the Bank to which the Bank has extended such Commercial Mortgage Loans in the ordinary course of its commercial real estate lending activities. The outstanding book balances of the Commercial Mortgage Loans included in our Current Portfolio ranged from $2,000 to $2.1 million as of June 30, 1999. The outstanding book balances of the Commercial Mortgage Loans expected to be included in the Proposed Portfolio ranged from $683,000 to $1.8 million as of June 30, 1999.

    The following tables set forth as of June 30, 1999 certain information with respect to each type of multi-family residential and commercial property underlying each Commercial Mortgage Loan included in our Current Portfolio and expected to be included in the Proposed Portfolio:

              CURRENT PORTFOLIO--TYPE OF COMMERCIAL MORTGAGE LOAN

                                                 PERCENTAGE OF                         WEIGHTED         WEIGHTED
                                                  COMMERCIAL                            AVERAGE          AVERAGE
                                                MORTGAGE LOANS   WEIGHTED AVERAGE    CURRENT LOAN        MONTHS
                             AGGREGATE BOOK      BY AGGREGATE     INITIAL LOAN TO      TO VALUE       REMAINING TO
          TYPE                   BALANCE         BOOK BALANCE     VALUE RATIO(1)       RATIO(2)         MATURITY
-------------------------  -------------------  ---------------  -----------------  ---------------  ---------------
                               (DOLLARS IN
                               THOUSANDS)
Commercial mortgage
  fixed-rate balloon.....       $   4,077               42.4%             68.3%             66.0%              90
Commercial mortgage
  fixed-rate.............           1,369               14.2              74.4              47.2              113
Multi-family fixed-rate
  balloon................           1,879               19.6              47.5              45.5               93
Multi-family
  fixed-rate.............           2,292               23.8              74.4              39.9               90
                                   ------                ---
  Total..................       $   9,617                100%             68.4%             53.1%              94
                                   ------                ---               ---               ---              ---
                                   ------                ---               ---               ---              ---

              PROPOSED PORTFOLIO--TYPE OF COMMERCIAL MORTGAGE LOAN

                                                        PERCENTAGE OF
                                                         COMMERCIAL          WEIGHTED            WEIGHTED             WEIGHTED
                                                       MORTGAGE LOANS     AVERAGE INITIAL     AVERAGE CURRENT      AVERAGE MONTHS
                                  AGGREGATE BOOK        BY AGGREGATE       LOAN TO VALUE       LOAN TO VALUE        REMAINING TO
            TYPE                      BALANCE           BOOK BALANCE         RATIO(1)            RATIO(2)             MATURITY
-----------------------------  ---------------------  -----------------  -----------------  -------------------  -------------------
                                    (DOLLARS IN
                                    THOUSANDS)
Commercial mortgage
  fixed-rate balloon.........        $  32,957                 90.4%              62.9%               62.2%                 110
Commercial mortgage
  fixed-rate.................            1,786                  4.9               54.8                53.7                  174
Multi-family fixed-rate
  balloon....................            1,723                  4.7               71.7                71.1                  109
                                       -------                  ---
  Total......................        $  36,466                  100%              62.9%               62.2%                 113
                                       -------                  ---                ---                 ---                  ---
                                       -------                  ---                ---                 ---                  ---

------------------------

(1) Represents the ratio of the outstanding principal amount of each Commercial Mortgage Loan at the time of loan origination or modification, if any, to the value of the property securing such Commercial Mortgage Loan at the time of loan origination or modification, if any.

(2) Represents the ratio of the outstanding principal amount of the Commercial Mortgage Loan at June 30, 1999 to the value of the property securing such Commercial Mortgage Loan at the time of loan origination or modification, if any.

    Of the Commercial Mortgage Loans included in our Current Portfolio at June 30, 1999, approximately 61.9% are not fully amortizing and will have significant principal balances or "balloon" payments due upon maturity. Of the Commercial Mortgage Loans expected to be included in the Proposed Portfolio, approximately 95.1% are not fully amortizing and will have significant principal balances or "balloon" payments due upon maturity.

    All of the Commercial Mortgage Loans included in our Current Portfolio and expected to be included in the Proposed Portfolio at June 30, 1999 bear interest at fixed rates. The interest rates of the fixed-rate Commercial Mortgage Loans included in our Current Portfolio range from 8.5% per annum to 11.0% per annum. The weighted average net interest rate of the Commercial Mortgage Loans in our Current Portfolio at June 30, 1999 was approximately 9.24% per annum. The interest rates of the fixed-rate Commercial Mortgage Loans expected to be included in the Proposed Portfolio range from 8.25% per annum to 9.875% per annum. The weighted average net interest rate of the Commercial Mortgage Loans in our Proposed Portfolio at June 30, 1999 was approximately 8.26%.

    The following tables contain certain additional data as of June 30, 1999 with respect to the interest rates of the Commercial Mortgage Loans included in our Current Portfolio and expected to be included in the Proposed Portfolio:

         CURRENT PORTFOLIO--INTEREST RATE OF COMMERCIAL MORTGAGE LOANS

                                                                                           PERCENTAGE OF OUR
                                                                                           CURRENT PORTFOLIO
                                                                               AGGREGATE          BY
                                                               NUMBER OF         BOOK          AGGREGATE
INTEREST RATE                                               MORTGAGE LOANS      BALANCE      BOOK BALANCE
---------------------------------------------------------  -----------------  -----------  -----------------
                                                                              (DOLLARS IN
                                                                              THOUSANDS)
8.500%--8.749%...........................................              1       $     490             5.1%
9.000--9.249.............................................              3           1,736            18.1
9.250--9.499.............................................             14           1,617            16.8
9.500--9.749.............................................             18           2,943            30.6
9.750--9.999.............................................              6             890             9.2
10.000--10.249...........................................              6           1,491            15.5
10.250--10.499...........................................              1             108             1.1
10.500--10.749...........................................              2             189             2.0
10.750--10.999...........................................             --              --              --
11.000--11.249...........................................              2             153             1.6
                                                                      --
                                                                              -----------            ---
  Total..................................................             53       $   9,617             100%
                                                                      --
                                                                      --
                                                                              -----------            ---
                                                                              -----------            ---

         PROPOSED PORTFOLIO--INTEREST RATE OF COMMERCIAL MORTGAGE LOANS

                                                                                          PERCENTAGE OF
                                                                                            PROPOSED
                                                                                          PORTFOLIO BY
                                                  NUMBER OF        AGGREGATE BOOK           AGGREGATE
INTEREST RATE                                  MORTGAGE LOANS          BALANCE            BOOK BALANCE
--------------------------------------------  -----------------  -------------------  ---------------------
                                                                     (DOLLARS IN
                                                                     THOUSANDS)
8.250%--8.499%..............................             13           $  13,472                  36.9%
8.500--8.749................................             12              14,684                  40.3
8.750--8.999................................              1               1,457                   4.0
9.250--9.499................................              3               3,118                   8.6
9.500--9.749................................              3               2,948                   8.1
9.750--9.999................................              1                 787                   2.1
                                                         --
                                                                        -------                   ---
  Total.....................................             33           $  36,466                   100%
                                                         --
                                                         --
                                                                        -------                   ---
                                                                        -------                   ---

    ASSET QUALITY. At June 30, 1999, there were six Residential Mortgage Loans 30 to 59 days past due as to principal and interest aggregating $1.4 million, or 2.3% of the Residential Mortgage Loan portfolio. No Commercial Mortgage Loans were past due as of such date.

    PRO FORMA PRESENTATION AND ANALYSIS OF THE CURRENT PORTFOLIO AND THE PROPOSED PORTFOLIO. The following table sets forth selected information with respect to our Current Portfolio and Proposed Portfolio as of June 30, 1999. The percentages of Mortgage Loans included in either the Current Portfolio or the Proposed Portfolio refer in each case to the percentage of the aggregate outstanding principal balance of such Mortgage Loans as of such date, after giving effect to expected scheduled monthly payments received and applied on or prior to such date.

                                                                                                        PRINCIPAL AND INTEREST
                                                                                    LOAN BALANCE
CURRENT PORTFOLIO                                                                 (JUNE 30, 1999)              PAYMENT
-------------------------------------------------     NUMBER                   ----------------------  ------------------------
LOAN TYPE                                            OF LOANS       PERCENT     AMOUNT      PERCENT      AMOUNT       PERCENT
-------------------------------------------------  -------------  -----------  ---------  -----------  -----------  -----------
                                                                              (DOLLARS IN THOUSANDS)
Commercial mortgage fixed-rate...................            7           1.6%  $   1,369         0.9%   $      21          1.8%
Commercial mortgage fixed-rate balloon...........            6           1.4       4,077         2.7           37          3.1
Multi-family fixed-rate..........................           37           8.6       2,292         1.5           38          3.2
Multi-family fixed-rate balloon..................            3           0.7       1,879         1.3           16          1.3
                                                           ---           ---   ---------         ---   -----------         ---
  Commercial Subtotal............................           53          12.3       9,617         6.4          112          9.4
                                                           ---           ---   ---------         ---   -----------         ---
Residential 7/23 step rate.......................            5           1.2       1,146         0.8            9          0.8
Residential 15-year fixed-rate...................           36           8.4       3,875         2.6           54          4.5
Residential 30-year fixed-rate...................          224          52.3      54,142        36.4          402         33.6
                                                           ---           ---   ---------         ---   -----------         ---
  Residential Subtotal...........................          265          61.9      59,163        39.8          465         38.9
                                                           ---           ---   ---------         ---   -----------         ---
  Residential and Commercial Subtotal............          318          74.2      68,780        46.2          577         48.3
                                                           ---           ---   ---------         ---   -----------         ---
PROPOSED PORTFOLIO

LOAN TYPE
Commercial mortgage fixed-rate...................            2           0.5       1,786         1.2           18          1.5
Commercial mortgage fixed-rate balloon...........           29           6.8      32,957        22.1          278         23.3
Multi-family fixed-rate balloon..................            2           0.5       1,723         1.2           13          1.1
                                                           ---           ---   ---------         ---   -----------         ---
  Commercial Subtotal............................           33           7.8      36,466        24.5          309         25.9
                                                           ---           ---   ---------         ---   -----------         ---
Residential 30-year fixed-rate...................           77          18.0      43,565        29.3          309         25.8
                                                           ---           ---   ---------         ---   -----------         ---
Residential and Commercial Subtotal..............          110          25.8      80,031        53.8          618         51.7
                                                           ---           ---   ---------         ---   -----------         ---
Total of Current and Proposed Portfolios.........          428           100%  $ 148,811         100%   $   1,195          100%
                                                           ---           ---   ---------         ---   -----------         ---
                                                           ---           ---   ---------         ---   -----------         ---


                                                                                                                        ORIGINAL
                                                                                                      WEIGHTED            LOAN
CURRENT PORTFOLIO                                                                                  LOAN-TO-VALUE         BALANCE
-------------------------------------------------                                             ------------------------  ---------
LOAN TYPE                                            WAIR(1)       WAM(2)         SEAS(3)      ORIGINAL      CURRENT     AMOUNT
-------------------------------------------------  -----------  -------------  -------------  -----------  -----------  ---------

Commercial mortgage fixed-rate...................       9.736%          113            262          74.4%        47.2%  $   2,440
Commercial mortgage fixed-rate balloon...........       9.188            90             30          68.3         66.0       4,220
Multi-family fixed-rate..........................       9.454            90            261          74.4         39.9       4,476
Multi-family fixed-rate balloon..................       8.723            93             32          47.5         45.5       1,948
                                                                                                                        ---------
  Commercial Subtotal............................       9.239            94            118          68.4         53.1      13,084
                                                                                                                        ---------
Residential 7/23 step rate.......................       7.406           279             81          83.3         76.9       1,243
Residential 15-year fixed-rate...................       7.781           114             56          62.0         45.2       5,589
Residential 30-year fixed-rate...................       7.201           320             31          67.8         64.7      56,962
                                                                                                                        ---------
  Residential Subtotal...........................       7.243           305             33          67.6         63.7      63,794
                                                                                                                        ---------
  Residential and Commercial Subtotal............       7.522           276             45          67.7         62.2      76,878
                                                                                                                        ---------
PROPOSED PORTFOLIO
LOAN TYPE
Commercial mortgage fixed-rate...................       8.135           174              6          54.8         53.7       1,820
Commercial mortgage fixed-rate balloon...........       8.384           110             10          62.9         62.2      33,359
Multi-family fixed-rate balloon..................       8.115           109             11          71.7         71.1       1,737
                                                                                                                        ---------
  Commercial Subtotal............................       8.359           113              9          62.9         62.2      36,916
                                                                                                                        ---------
Residential 30-year fixed-rate...................       7.187           336             19          68.8         67.4      44,418
                                                                                                                        ---------
Residential and Commercial Subtotal..............       7.721           235             14          66.1         65.1      81,334
                                                                                                                        ---------
Total of Current and Proposed Portfolios.........       7.629%          254             29          66.9%        63.7%  $ 158,212
                                                                                                                        ---------
                                                                                                                        ---------


CURRENT PORTFOLIO
-------------------------------------------------
LOAN TYPE                                            PERCENT
-------------------------------------------------  -----------

Commercial mortgage fixed-rate...................         1.6%
Commercial mortgage fixed-rate balloon...........         2.7
Multi-family fixed-rate..........................         2.8
Multi-family fixed-rate balloon..................         1.2
                                                          ---
  Commercial Subtotal............................         8.3
                                                          ---
Residential 7/23 step rate.......................         0.8
Residential 15-year fixed-rate...................         3.5
Residential 30-year fixed-rate...................        36.0
                                                          ---
  Residential Subtotal...........................        40.3
                                                          ---
  Residential and Commercial Subtotal............        48.6
                                                          ---
PROPOSED PORTFOLIO
LOAN TYPE
Commercial mortgage fixed-rate...................         1.1
Commercial mortgage fixed-rate balloon...........        21.1
Multi-family fixed-rate balloon..................         1.1
                                                          ---
  Commercial Subtotal............................        23.3
                                                          ---
Residential 30-year fixed-rate...................        28.1
                                                          ---
Residential and Commercial Subtotal..............        51.4
                                                          ---
Total of Current and Proposed Portfolios.........         100%
                                                          ---
                                                          ---

------------------------------
(1) Weighted average interest rate

(2) Weighted average maturity (in months)

(3) Seasoning of Mortgage Loans (in months)

    The composition of our mortgage loan portfolio is expected to change with the proposed purchase of mortgage loans which is contemplated in connection with the Offering. The portfolio of mortgage loans expected to be acquired in connection with the Offering will contain a greater proportion of commercial real estate loans (when compared with our Current Portfolio), which will increase the overall percentage of commercial real estate loans in our loan portfolio and correspondingly increase the weighted average portfolio yield. These loans are also expected to be less seasoned and to have greater average outstanding balances than the loans presently held in our Current Portfolio. The larger average outstanding loans expected to be included in the Proposed Portfolio are consistent with the larger balance loans the Bank has been originating and purchasing since completion of PBOC's initial public offering in May 1998.

    GEOGRAPHIC DISTRIBUTION. As of June 30, 1999, all of the residential real estate properties underlying our Residential Mortgage Loans included in our Current Portfolio were located in California and we currently anticipate that all of the residential real estate properties underlying the Residential Mortgage Loans expected to be included in the Proposed Portfolio will be located in California. Of the Residential Mortgage Loans included in our Current Portfolio, as of June 30, 1999, approximately 4.0% are secured by real estate located in Northern California and 96.0% are secured by real estate located in Southern California. Of the Residential Mortgage Loans expected to be included in the Proposed Portfolio, approximately 1.5% are secured by real estate located in Northern California and 98.5% are secured by real estate located in Southern California. Because of our concentration of Mortgage Loans in California, our Residential Mortgage Loans may be subject to a greater risk of default than other comparable Residential Mortgage Loans in the event of adverse economic, political or business developments and natural hazards (earthquakes, wild fires and mud slides, for example) in California that may affect the ability of residential property owners in California to make payments of principal and interest on the underlying mortgages. Standard hazard insurance required to be maintained with respect to Residential Mortgage Loans held by us may not protect us against losses occurring from earthquakes and other natural disasters. In the event of a natural disaster, our ability to pay dividends on the Series A or Series B Preferred Shares could be adversely affected as it is our current intention to not maintain special hazard insurance to protect against such losses.

    As of June 30, 1999, all of the commercial mortgage properties underlying our Commercial Mortgage Loans included in our Current Portfolio were located in California and all of the commercial mortgage properties underlying the Commercial Mortgage Loans expected to be included in the Proposed Portfolio will be located in California. Of the Commercial Mortgage Loans included in our Current Portfolio at June 30, 1999, approximately 1.3 were secured by real estate located in Northern California and 98.7% were secured by real estate located in Southern California. Of the Commercial Mortgage Loans expected to be included in the Proposed Portfolio, approximately 2.5% are secured by real estate located in Northern California and 97.5% are secured by real estate located in Southern California. Because of our concentration of Mortgage Loans in California, our Commercial Mortgage Loans may be subject to a greater risk of default than other comparable Commercial Mortgage Loans in the event of adverse economic, political or business developments in California that may affect the ability of businesses in that area to make payments of principal and interest on the underlying mortgages.

    LOAN-TO-VALUE RATIOS; INSURANCE. Approximately $3.8 million of the Residential Mortgage Loans included in our Current Portfolio as of June 30, 1999 had Loan-to-Value Ratios of greater than 80% at the time of origination. Of such Residential Mortgage Loans, at June 30, 1999, approximately $3.0 million were insured under private mortgage insurance policies. The remaining $769,000 of such Residential Mortgage Loans did not require private mortgage insurance policies because the outstanding principal balances of such loans have been reduced (due to amortization) to levels which are less than 80% of the lesser of
(i) the appraised value at origination and (ii) the purchase price of the mortgaged property (the "Current LTV Ratio"). Residential Mortgage Loans included in our

Current Portfolio with Loan-to-Value Ratios greater than 80% and Current LTV Ratios less than 80% that do not require private mortgage insurance coverage have a weighted average Current LTV Ratio of 60.1% and have a weighted average seasoning since origination (calculated as of June 30, 1999) of 197 months. As of June 30, 1999, not more than approximately 22.6% of the Residential Mortgage Loans that require private mortgage insurance are insured by any one private mortgage insurance policy issuer.

    All of the Residential Mortgage Loans expected to be included in the Proposed Portfolio had Loan-to-Value Ratios of less than or equal to 80% at the time of origination.

    At the time of origination of all Residential Mortgage Loans, each of the private mortgage insurance policy insurers was approved by FNMA or the Federal Home Loan Mortgage Corporation ("FHLMC"). A standard hazard insurance policy is required to be maintained by the mortgagor with respect to each Residential Mortgage Loan in an amount equal to the maximum insurable value of the improvements securing such Residential Mortgage Loan or the principal balance of such Residential Mortgage Loan, whichever is less. If the residential real estate property underlying a Residential Mortgage Loan is located in a flood zone, such Residential Mortgage Loan also may be covered by a flood insurance policy as required by law. No mortgagor bankruptcy insurance will be maintained by us with respect to the Residential Mortgage Loans in our Current Portfolio, nor will any Residential Mortgage Loan be insured by the Federal Housing Administration or guaranteed by the Veterans Administration. We will not maintain any special hazard insurance policy with respect to any Residential Mortgage Loan that could mitigate damages caused by any natural disaster.

    A standard hazard insurance policy also is required to be maintained by the mortgagor with respect to each of the Commercial Mortgage Loans included in our Current Portfolio and expected to be included in the Proposed Portfolio. If the commercial real estate property securing a Commercial Mortgage Loan is located in a flood zone, such Commercial Mortgage Loan may be covered by a flood insurance policy as required by law. However, as with the Residential Mortgage Loans, no special hazard insurance or mortgagor bankruptcy insurance is or will be maintained by us with respect to the Commercial Mortgage Loans in the Current Portfolio or the Proposed Portfolio.

LIQUIDITY AND CAPITAL RESOURCES

    The objective of liquidity management is to ensure the availability of sufficient cash flows to meet all of our financial commitments and to capitalize on opportunities for our business expansion. In managing our liquidity, we take into account various legal limitations placed on a REIT.

    Our principal liquidity needs are to pay operating expenses and dividends and acquire additional Mortgage Loans as Mortgage Loans currently in our Current Portfolio mature or prepay. Operating expenses and dividends are expected to be funded through cash generated by our operations, while the acquisition of additional Mortgage Loans is intended to be funded with the proceeds obtained from repayment of principal balances by individual mortgagees. We do not have and do not anticipate having any material capital expenditures.

    To the extent that our board of directors ("Board of Directors") determines that additional funding is required, we may raise such funds through additional equity offerings, debt financings or retention of cash flow (after consideration of provisions of the Code requiring the distribution by a REIT of at least 95% of its REIT taxable income (excluding capital gains) and taking into account taxes that would be imposed on undistributed income), or a combination of these methods.

    We had no debt outstanding at June 30, 1999, and we do not currently intend to incur any indebtedness. However, our Articles of Incorporation do not contain any limitation on the amount or percentage of debt, funded or otherwise, we might incur, except that the incurrence by us of debt for borrowed money in excess of 20% of our total stockholders' equity will require the approval of a majority of our independent directors ("Independent Directors"). Any such debt incurred may include intercompany advances made by the Bank to us.

    We also may issue additional series of preferred stock ("Preferred Stock"). However, we may not issue additional shares of Preferred Stock senior to the Series A or Series B Preferred Shares without first obtaining the consent of holders of at least two-thirds of the outstanding shares of both Series A and Series B Preferred Shares, and we may not issue additional shares of Preferred Stock on a parity with the Series A or Series B Preferred Shares without first obtaining the approval of a majority of our Independent Directors. We do not currently intend to issue any additional series of Preferred Stock unless we simultaneously receive additional capital contributions from the Bank equal to the aggregate offering price of such additional Preferred Stock plus our expenses (including underwriting commissions or placement fees) in connection with the issuance of such additional shares of Preferred Stock. Prior to the issuance of additional shares of Preferred Stock, we will take into consideration, among other things, the Bank's regulatory capital requirements and an assessment of other available options for raising any necessary capital.

INTEREST RATE RISK

    Our interest rate risk is primarily related to loan prepayments and payoffs. The average maturity of loans is substantially less than their average contractual terms because of prepayments and, in the case of conventional mortgage loans, due-on-sale clauses, which generally give us the right to declare a loan immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of mortgage loans tends to increase when the current mortgage loan rates are substantially higher than rates on existing mortgage loans and, conversely, decrease when rates on existing mortgages are substantially lower than current mortgage loan rates (due to refinancings of adjustable rate and fixed rate loans at lower rates).

The following table summarizes the anticipated maturities or repricing of our interest-earning assets as of June 30, 1999, based on the information and assumptions set forth in the note below.

                                                                              MORE THAN
                                         WITHIN     THREE TO     MORE THAN   THREE YEARS                             NET
                                          THREE      TWELVE     ONE YEAR TO    TO FIVE     OVER FIVE              PORTFOLIO
                                         MONTHS      MONTHS     THREE YEARS     YEARS        YEARS       TOTAL      VALUE
                                        ---------  -----------  -----------  -----------  -----------  ---------  ---------
                                                                     (IN THOUSANDS)
Interest-earning assets (1):
Loans receivable
Single-family residential loans:
  Fixed-rate/step rate................  $   1,341   $   6,319    $  12,685    $   9,811    $  29,147   $  59,303  $  57,790
Multi-family residential:
  Fixed-rate balloon..................         23         110          243          238        1,265       1,879      1,904
  Fixed-rate..........................         63         308          682          572          667       2,292      2,330
Commercial real estate:
  Fixed-rate balloon..................         50         247          549          493        2,738       4,077      4,073
  Fixed-rate..........................         33         165          320          273          578       1,369      1,369
Other interest-earning assets.........      2,892          --           --           --           --       2,892      2,892
                                        ---------  -----------  -----------  -----------  -----------  ---------  ---------
Total.................................  $   4,402   $   7,149    $  14,479    $  11,387    $  34,395   $  71,812  $  70,358
                                        ---------  -----------  -----------  -----------  -----------  ---------  ---------
                                        ---------  -----------  -----------  -----------  -----------  ---------  ---------

------------------------

(1) All Mortgage Loans are fixed-rate loans and have been included in the periods in which they are scheduled to be repaid, based on scheduled amortization, as adjusted to take into account estimated prepayments based on assumptions used by the Office of Thrift Supervision ("OTS") in assessing interest rate sensitivity.

YEAR 2000

    During 1997, we finalized our plan to address issues related to the year 2000 ("Y2K") problem. The Y2K issue is primarily a result of computer software recognizing a two-digit date field rather than the full four digits, which identify the appropriate year. Date-sensitive computer programs, hardware or equipment controlled by microprocessor chips may not appropriately deal with the year "00".

    Our loan portfolio is currently serviced by the Bank and the Servicing Agent. The Bank utilizes Fiserv CBS, a third party vendor, to process substantially all of its data processing functions. The Bank has contacted its critical vendors, including the Servicing Agent, and has received confirmation that they will be Year 2000 compliant. The Bank is working with Fiserv CBS and other critical vendors to ensure that their operational and financial systems will not be adversely effected by the Y2K problem.

    The Bank has completed the validation or testing phase of the Year 2000 compliance plan. The Bank developed a test plan that contained test requirements and criteria, manpower assignments and target dates. A dedicated local area network specifically for Y2K testing was established to communicate with the Fiserv CBS test system. Detailed test scripts designed to test date-related functions were processed on the system for the FFIEC's recommended critical test dates. The results were reviewed to ensure the system is functioning properly. We have successfully tested dates up through and including December 31, 2001. TIMC is also testing its system currently and has indicated that it will be Y2K compliant.

    We have developed a contingency plan in the unlikely event that we or our servicers and/or business partners are not ready for Year 2000. The contingency plan will address any required service provider changes or need to outsource to Y2K compliant entities. The plan will be tested during the upcoming months to ensure an ordinary continuation of key operations in the event a problem occurs.

    We have not incurred any significant expenses to date and do not expect to incur any in connection with the Y2K problem.

    Our plans to complete Y2K compliance are based on management's and our Board of Directors' best estimates. There can be no guarantee that these estimates will be achieved, and the final results could be significantly different due to unforeseen circumstances.

                             BUSINESS AND STRATEGY

GENERAL

    Our principal business objective is to acquire, hold and manage Mortgage Assets and Other Authorized Investments that will generate net income for distribution to our stockholders. At June 30, 1999, we had total assets of $72.4 million, total liabilities of $31,000 and stockholders' equity of $72.4 million. As of such date, $68.8 million or 95.0% of our assets were comprised of Mortgage Loans. An aggregate of $59.2 million or 86.0% of our Mortgage Loans at June 30, 1999 were secured by single-family (one-to-four-unit) residential properties with a weighted average yield of 7.24% and $9.6 million or 14.0% of our Mortgage Loans were secured by multi-family residential and commercial properties with a weighted average yield of 9.24%. The overall yield on our Current Portfolio as of June 30, 1999 was 7.52%. As described under "Management's Discussion and Analysis of Financial Condition and Results of Operation--Pro Forma Presentation and Analysis of the Current Portfolio and the Proposed Portfolio," certain characteristics of our Current Portfolio are expected to change with the proposed purchase of Mortgage Loans which is contemplated in connection with the Offering. The Proposed Portfolio expected to be acquired in connection with the Offering will contain a greater proportion of Commercial Mortgage Loans (when compared with our existing Portfolio), which will increase the overall percentage of Commercial Mortgage Loans in our Current Portfolio and correspondingly increase the weighted average portfolio yield. Such loans are also expected to be less seasoned and to have greater average outstanding balances than the Commercial Mortgage Loans presently held in our Current Portfolio. The larger average outstanding loans expected to be included in the Proposed Portfolio are consistent with the larger balance loans the Bank has been originating and purchasing since completion of PBOC's initial public offering in May 1998.

    Although we have the authority to acquire an unlimited number of Mortgage Assets from unaffiliated third parties, all of our Mortgage Assets acquired through June 30, 1999 have been acquired from the Bank (although a portion of our mortgage assets were acquired by the Bank from unaffiliated third parties) and all of the Mortgage Loans which we intend to purchase in connection with the Offering will be from the Bank. We have no present plans or expectations with respect to purchases of Mortgage Assets from unaffiliated third parties. We may also acquire from time to time mortgage-backed securities and a limited amount of non-mortgage related securities.

    Our board of directors is composed of six members, two of whom are independent directors. In addition, we currently have four officers. We have no other employees and do not anticipate that we will require additional employees.

GENERAL DESCRIPTION OF MORTGAGE ASSETS AND OTHER AUTHORIZED INVESTMENTS;
  INVESTMENT POLICY

    RESIDENTIAL MORTGAGE LOANS. We acquire both conforming and nonconforming Residential Mortgage Loans. Conforming Residential Mortgage Loans comply with the requirements for inclusion in a loan guarantee or purchase program sponsored by either the FHLMC or FNMA. Under current regulations, the maximum principal balance allowed on conforming Residential Mortgage Loans ranges from $240,000 for one-unit residential loans to $461,350 for four-unit residential loans. Nonconforming Residential Mortgage Loans are Residential Mortgage Loans that do not qualify in one or more respects for purchase by FNMA or FHLMC under their standard programs. A majority of the nonconforming Residential Mortgage Loans acquired by us to date are nonconforming because they have original principal balances which exceed the requirements for FHLMC or FNMA programs or generally because they vary in certain other respects from the requirements of such programs other than the requirements relating to creditworthiness of the mortgagors. A substantial portion of our nonconforming Residential Mortgage Loans are expected to meet the requirements for sale to national private mortgage conduit programs or other investors in the secondary mortgage market.

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    Each Residential Mortgage Loan is evidenced by a promissory note secured by a mortgage or deed of trust or other similar security instrument creating a first lien on single-family (one- to four-unit) residential properties. Residential real estate properties underlying Residential Mortgage Loans consist of individual dwelling units, individual condominium units, two- to four-family dwelling units, planned unit developments and townhouses.

    COMMERCIAL MORTGAGE LOANS. We acquire Commercial Mortgage Loans secured by multi-family properties of five units or more, industrial, warehouse and self-storage properties, office buildings, office and industrial condominiums, retail space and strip shopping centers, mixed use commercial properties, mobile home parks, nursing homes, hotels and motels ("Commercial Properties"). Unlike Residential Mortgage Loans, Commercial Mortgage Loans generally lack standardized terms. Commercial Mortgage Loans also may not be fully amortizing, meaning that they may have a significant principal balance or "balloon" payment due on maturity. Moreover, Commercial Properties, particularly industrial and warehouse properties, generally are subject to relatively greater environmental risks than non-commercial properties, giving rise to increased costs of compliance with environmental laws and regulations. There is no requirement regarding the percentage of any commercial real estate property that must be leased at the time we acquire a Commercial Mortgage Loan secured by such commercial real estate property nor are Commercial Mortgage Loans required to have third party guarantees.

    The credit quality of a Commercial Mortgage Loan may depend on, among other factors, the existence and structure of underlying leases, the physical condition of the property (including whether any maintenance has been deferred), the creditworthiness of tenants, the historical and anticipated level of vacancies and rents on the property and on other comparable properties located in the same region, potential or existing environmental risks, the availability of credit to refinance the Commercial Mortgage Loan at or prior to maturity and the local and regional economic climate in general. Foreclosures of defaulted Commercial Mortgage Loans generally are subject to a number of complicating factors, including environmental considerations, which are not generally present in foreclosures of Residential Mortgage Loans.

    MORTGAGE-BACKED SECURITIES. We may from time to time acquire mortgage-backed securities representing interests in or obligations backed by pools of Mortgage Loans ("Mortgage-Backed Securities"). We intend to acquire only investment grade Mortgage-Backed Securities or those issued or guaranteed by agencies of the federal government or government sponsored agencies. The Mortgage Loans underlying the Mortgage-Backed Securities will be secured by single-family residential, multi-family or commercial real estate properties located throughout the United States. We do not intend to acquire any interest-only or principal-only Mortgage-Backed Securities. We will not be precluded from investing in Mortgage-Backed Securities when the Bank is the sponsor or issuer. At June 30, 1999, we did not hold any Mortgage-Backed Securities.

    OTHER ASSETS. We may invest up to 20% of the total value of our assets in investments other than Residential Mortgage Loans, Commercial Mortgage Loans, Mortgage-Backed Securities eligible to be held by REITs, cash, cash equivalents (including receivables) and government securities. Although the foregoing assets must constitute at least 75% of the value of the REIT's total assets under
Section 865(c)(5)(A) of the Code, up to 25% of the value of a REIT's total assets may be comprised of non-mortgage-related securities as defined in the Investment Company Act of 1940 (the "Investment Company Act"). Under the Investment Company Act, the term "security" is defined broadly to include, among other things, any note, stock, treasury stock, debenture, evidence of indebtedness, or certificate of interest or participation in any profit sharing agreement or a group or index of securities. The Code requires that the value of any one issuer's securities (other than those securities included in the 75% test) may not exceed 5% of the total assets (by volume) of the REIT and the REIT may not own more

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than 10% of the voting securities (other than those securities included in the
75% test) of any one issuer. At June 30, 1999, we did not hold any such investments.

DIVIDEND POLICY

    We expect to distribute annually an aggregate amount of dividends with respect to our outstanding shares of capital stock equal to approximately 100% of our REIT taxable income (excluding capital gains). In order to remain qualified as a REIT, we are required to distribute annually 95% of our "REIT taxable income" (excluding capital gains) to our stockholders.

    Dividends will be authorized and declared at the discretion of our Board of Directors after considering our distributable funds, financial requirements, tax considerations and other factors. Because (i) the Mortgage Assets and other authorized investments are interest-bearing, (ii) the Series A and Series B Preferred Shares represent in the aggregate only approximately 50% of our capitalization and (iii) we do not anticipate incurring any indebtedness, we currently expect that both our cash available for distribution and our REIT taxable income will be in excess of the amounts needed to pay dividends on the Series A and Series B Preferred Shares, even in the event of a significant drop in interest rate levels. Accordingly, we expect that we will, after paying the quarterly dividends on the Series A and Series B Preferred Shares, pay dividends to holders of our Common Stock in an amount sufficient to comply with applicable requirements regarding qualification as a REIT. There are, however, certain limitations that restrict our ability to pay dividends on the Common Stock. See "Description of Series B Preferred Shares--Dividends."

    Under certain circumstances, including any determination that the Bank's relationship to us results in an unsafe and unsound banking practice, federal regulatory authorities will have the authority to issue an order that restricts our ability to make dividend payments to our stockholders.

MANAGEMENT POLICIES AND PROGRAMS

    GENERAL. In administering our Mortgage Assets and Other Authorized Investments, the Advisor has a high degree of autonomy. Our Board of Directors, however, has adopted certain policies to guide the administration of us and the Advisor with respect to the acquisition and disposition of assets, use of capital and leverage, credit risk management and certain other activities. These policies, which are discussed below, may be amended or revised from time to time at the discretion of our Board of Directors (in certain circumstances subject to the approval of a majority of our Independent Directors) without a vote of our stockholders, including holders of the Series A and Series B Preferred Shares.

    UNDERWRITING STANDARDS. The Bank has represented to us that all of the Residential Mortgage Loans and Commercial Mortgage Loans acquired by us and expected to be included in the Proposed Portfolio (including those that were originated by unaffiliated third parties) were originated in accordance with the underwriting policy customarily employed by the Bank during the period in which the Residential Mortgage Loans and Commercial Mortgage Loans acquired by us were originated.

    The underwriting standards applied at origination of the Residential Mortgage Loans included in our Current Portfolio and expected to be included in the Proposed Portfolio were intended to evaluate the borrower's credit standing and repayment ability, and the value and adequacy of the underlying mortgaged property as collateral. Generally, each prospective borrower was required to provide a loan application and other supporting documents describing assets and liabilities, the borrower's income and expenses, as well as, to the extent required by applicable state law, an authorization to apply for a credit report which summarized the borrower's credit history with merchants and lenders and any record of bankruptcy.

    For any prospective borrower, an employment verification was obtained from the borrower's employer wherein the employer reported the length of employment with the employer, the employee's current salary, and whether it was expected that the borrower would continue such employment in the future or the borrower submitted such other evidence of employment (such as pay stubs) satisfactory to the Bank. For a self-employed prospective borrower, the borrower generally was required to submit copies of personal and business federal income tax returns for the previous two years. For certain prospective borrowers, the borrower authorized verification of all deposits at financial institutions at which the borrower had demand or savings accounts.

    After the credit report and the employment and deposit verifications were received by the underwriting officer considering the loan application, a determination was made as to whether the prospective borrower had sufficient monthly income available (i) to meet the borrower's monthly obligations on the proposed Residential Mortgage Loan (determined on the basis of the monthly payments due in the year of origination) and other expenses related to the home (such as property taxes and hazard insurance) and (ii) to meet other financial obligations and monthly living expenses. In certain instances, exceptions may have been made to the Bank's underwriting policies (including those applied in originating the Mortgage Loans acquired by us) in cases deemed appropriate by its underwriting officers.

    In determining the adequacy of the property as collateral, an appraisal was made of each property considered for financing. Each appraiser was selected in accordance with predetermined guidelines established for appraisers. The appraiser was required to inspect the property and verify that it was in good condition and that construction, if new, had been completed. If the appraiser reported any exceptions to the verification, then the Bank or its agent determined that such property had been substantially completed to its satisfaction. The appraisal was based on the appraiser's judgment of value giving appropriate weight to both the market value of comparable properties and the cost of replacing the property and other factors as appropriate. The Bank's underwriting standards also require a search of the public records relating to a mortgaged property for liens and judgments against such mortgaged property, as well as customary title insurance.

    The loan underwriting procedures and guidelines utilized by the Bank in connection with the origination of the Commercial Mortgage Loans acquired by us and expected to be included in the Proposed Portfolio are intended to assess the value of the related mortgaged property, the ability of such mortgaged property to be used by the borrower or its agents and the financial condition of the borrower, including its ability to service the Commercial Mortgage Loan.

    The underwriting guidelines took into account such factors as suitability of the mortgaged property for its proposed use; the availability, rental rates and relative value of comparable properties in the relevant market area and the anticipated growth or decline in both the immediate and broader geographic areas in which the mortgaged property is located; the current or projected occupancy or leasing ratios, if relevant; the condition and age of the mortgaged property; the management ability of the borrower, including its business experience and financial soundness; and such other economic, demographic or other factors as in the judgment of the Bank might affect the value of the mortgaged property and the ability of the borrower to service the Commercial Mortgage Loan. Each proposal for a Commercial Mortgage Loan was presented to the appropriate lending personnel of the Bank, which analyzed the proposed transaction focusing on economic assumptions and the feasibility of the loan, identified and evaluated potential risks and made a recommendation to approve or disapprove the loan. The proposed transaction was then presented to appropriate credit officers of the Bank for approval.

    After a loan proposal was approved, a loan commitment was issued by the Bank to the proposed borrower, subject to, among other things, an appraisal report and, if deemed appropriate or required, environmental engineering reports. The Bank contracted with approved firms to prepare certain required reports for the account of the Bank.

    ASSET ACQUISITION AND DISPOSITION POLICIES. We anticipate that from time to time we will purchase additional Mortgage Loans from the Bank or unaffiliated third parties on a basis consistent with secondary market standards pursuant to the Mortgage Purchase Agreements, out of proceeds received in connection with the repayment or disposition of Mortgage Loans or the issuance of additional shares of Common Stock or Preferred Stock. We anticipate that additional Mortgage Loans purchased from the Bank will be purchased on terms that are substantially identical to those that could be obtained by us if such additional Mortgage Loans were purchased from third parties unaffiliated with us. We have no present plans or intentions to purchase Mortgage Loans from unaffiliated third parties. We currently anticipate that additional Mortgage Loans acquired by us will be of the types described in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Description of the Current Portfolio and of the Proposed Portfolio," although we may purchase additional types of Mortgage Loans and are generally not limited as to the type or amount that may be purchased. In addition, we may from time to time acquire Mortgage- Backed Securities representing interests in or obligations backed by pools of Mortgage Loans that will be secured by single-family residential, multi-family or commercial real estate properties located throughout the United States as well as a limited amount of Other Authorized Investments. We currently anticipate that we will not acquire the right to service any Mortgage Loan we acquire in the future and that the Bank will act as servicer of any such additional Residential Mortgage Loans or Commercial Mortgage Loans. We anticipate that any servicing arrangement that we enter into in the future with the Bank will contain fees and other terms that would be substantially equivalent to those that would be contained in servicing arrangements entered into with third parties unaffiliated with us.

    Our current policy is not to acquire any Commercial Mortgage Loan that constitutes more than 5.0% of the total book value of our Mortgage Assets at the time of acquisition. In addition, our current policy prohibits the acquisition of any Mortgage Loan or any interest in a Mortgage Loan (other than an interest resulting from the acquisition of Mortgage-Backed Securities), which Mortgage Loan (i) is delinquent in the payment of principal or interest at the time of proposed acquisition; (ii) is or was at any time during the preceding 12 months
(a) Classified, (b) on Nonaccrual Status or (c) renegotiated due to financial deterioration of the borrower; or (iii) has been, more than once during the preceding 12 months, more than 30 days past due in the payment of principal or interest.

    See "--Servicing" for a discussion of the treatment of Mortgage Loans which become nonperforming or real estate owned ("REO").

    CREDIT RISK MANAGEMENT POLICIES. We expect that each Mortgage Loan acquired in the future will represent a first lien position and will be originated by the Bank or an unaffiliated third party in the ordinary course of its real estate lending activities based on the underwriting standards generally applied by the Bank (at the time of origination) for its own account. See "--Underwriting Standards." We also expect that all Mortgage Loans held by us will be serviced pursuant to the Servicing Agreements, which require servicing in conformity with any servicing guidelines promulgated by us with respect to Commercial Mortgage Loans and, in the case of Residential Mortgage Loans, with FNMA and FHLMC guidelines and procedures.

    CONFLICT OF INTEREST POLICIES. Because of the nature of our relationship with the Bank, it is likely that conflicts of interest will arise with respect to certain transactions, including, without limitation, our acquisition of Mortgage Loans from, or disposition of Mortgage Loans to, the Bank, foreclosure on defaulted Commercial Mortgage Loans and the modification of the Advisory Agreement or either of the Servicing Agreements. It is our policy that the terms of any financial dealings with the Bank will be consistent with those available from third parties in the mortgage lending industry. In addition, neither the Advisory Agreement nor either of the Servicing Agreements may be modified or terminated without the approval of a majority of our Independent Directors.

    Conflicts of interest between us and the Bank may also arise in connection with making decisions that bear upon the credit arrangements that the Bank may have with a mortgagor under a Mortgage Loan. Conflicts also could arise in connection with actions taken by the Bank as our parent company.

It is the intention of us and the Bank that any agreements and transactions between us on the one hand, and the Bank on the other hand, including without limitation the Mortgage Purchase Agreements and Servicing Agreements, be fair to all parties and are consistent with market terms for such types of transactions. The requirement in our Articles of Incorporation that certain of our actions be approved by a majority of our Independent Directors also is intended to ensure fair dealings between us and the Bank. There can be no assurance, however, that any such agreement or transaction will be on terms as favorable to us as could have been obtained from unaffiliated third parties.

    There are no provisions in our Articles of Incorporation limiting any officer, director, security holder or affiliate of us from having any direct or indirect pecuniary interest in any Mortgage Asset to be acquired or disposed of by us or in any transaction in which we have an interest or from engaging in acquiring, holding and managing Mortgage Assets. As described herein, it is expected that the Bank will have direct interests in transactions with us (including without limitation the sale of Mortgage Assets to us); however, none of our officers or directors will have any interests in such Mortgage Assets.

    OTHER POLICIES. We intend to operate in a manner that will not subject us to regulation under the Investment Company Act of 1940, as amended. We do not intend to (i) invest in the securities of other issuers for the purpose of exercising control over such issuers, (ii) underwrite securities of other issuers, (iii) actively trade in loans or other investments, (iv) offer securities in exchange for property or (v) make loans to third parties, including, without limitation, our officers, directors or other affiliates. We may, under certain circumstances, purchase the Series A or Series B Preferred Shares and other shares of our capital stock in the open market or otherwise. We have no present intention of repurchasing any shares of our capital stock, and any such action would be taken only in conformity with applicable federal and state laws and regulations and the requirements for qualifying as a REIT.

    We are conducting our operations so as not to become regulated as an investment company under the Investment Company Act. The Investment Company Act exempts entities that, directly or through majority-owned subsidiaries, are "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate" ("Qualifying Interests"). Under current interpretations by the Staff of the Securities and Exchange Commission (the "Commission"), in order to qualify for this exemption, we, among other things, must maintain at least 55% of our assets in Qualifying Interests and also may be required to maintain an additional 25% in Qualifying Interests or other real estate-related assets. The assets that we may acquire therefore may be limited by the provisions of the Investment Company Act. We have established a policy of limiting Other Authorized Investments to no more than 20% of the value of our total assets.

    We currently distribute to our stockholders, in accordance with the Securities and Exchange Act of 1934, as amended ("Exchange Act"), annual reports containing financial statements prepared in accordance with generally accepted accounting principles and certified by our independent auditors. Our Articles of Incorporation provide that we will maintain our status as a reporting company under the Exchange Act for so long as any of the Series A or Series B Preferred Shares are outstanding.

    We currently make investments and operate our business in such a manner consistent with the requirements of the Code to qualify as a REIT. However, future economic, market, legal, tax or other considerations may cause our Board of Directors, subject to approval by a majority of our Independent Directors, to determine that it is in the best interests of us and our stockholders to revoke our REIT status. The Code prohibits us from electing REIT status for the four taxable years following the year of such revocation.

SERVICING

    RESIDENTIAL MORTGAGE LOAN SERVICING. In March 1997, the Bank sold to TIMC the servicing rights with respect to substantially all of the Residential Mortgage Loans held by the Bank at that time, including all of the Residential Mortgage Loans initially acquired by us from the Bank in connection with the Series A Offering. In connection with such sale, the Bank entered into the TIMC Residential Servicing Agreement with TIMC pursuant to which TIMC services, among other things, all of the Residential Mortgage Loans initially acquired by us from the Bank in connection with the Series A Offering as well as with respect to certain Residential Mortgage Loans sold by the Bank to us thereafter. The Bank again began servicing Residential Mortgage Loans originated by it in February 1998 and will act as the Servicing Agent with respect to the Residential Mortgage Loans expected to be included in the Proposed Portfolio pursuant to the Bank Residential Servicing Agreement.

    The Residential Servicing Agreements provide that the Servicing Agents will receive an annual servicing fee with respect to each Residential Mortgage Loan serviced for us that shall be equal to the outstanding principal balance of such Residential Mortgage Loans multiplied by a fee of 0.25% (in the case of fixed-rate Residential Mortgage Loans (including "7/23 step rate" loans)) and 0.375% (in the case of adjustable-rate Residential Mortgage Loans).

    The Residential Servicing Agreements require the Servicing Agents to service our Residential Mortgage Loans in a manner generally consistent with servicing guidelines promulgated by the Bank and with FNMA and FHLMC guidelines and procedures and as otherwise set forth in the Residential Servicing Agreements. The Servicing Agents will collect and remit principal and interest payments, administer mortgage, custodial and escrow accounts, submit and pursue insurance claims and initiate and supervise foreclosure proceedings on the Residential Mortgage Loans they service. The Servicing Agents also provide accounting and reporting services to us for such Residential Mortgage Loans. Additionally the Servicing Agents assume responsibility for payment of ground rents, taxes, assessments, water rates, mortgage insurance premiums, and other charges that are or may become liens upon the mortgaged property. The Servicing Agents also are responsible for any late charges or tax penalties incurred due to its failure to pay such bills. The Residential Servicing Agreements require the Servicing Agents to follow such collection procedures that are consistent with the Servicing Agents' procedures for servicing Mortgage Loans comparable to the Residential Mortgage Loans and to exercise the degree of care required by FNMA and FHLMC.

    The Servicing Agents may waive, modify or vary any term of any Residential Mortgage Loan or consent to the postponement of compliance with any such term or in any manner grant indulgence to any borrower if in the Servicing Agents' reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to us; provided, however, that the Servicing Agents shall not permit any modification with respect to any Residential Mortgage Loan that would decrease the mortgage interest rate (other than by adjustments required by the terms of the mortgage note), defer or forgive the payment thereof or of any principal or interest payments, reduce the outstanding principal amount (except for actual payments of principal), make future advances or extend the final maturity date on such Residential Mortgage Loan without our prior written consent. However, the Servicing Agents may permit forbearance or allow for suspension of monthly payments if the borrower is in default or the Servicing Agents determine in their reasonable discretion that a default is imminent and if the Servicing Agents determine that granting such forbearance or suspension is in our best interest. The Servicing Agents will use their best efforts, consistent with the procedures that the Servicing Agents would use in servicing loans for their own accounts, to foreclose upon or otherwise comparably convert the ownership of properties securing such of the Residential Mortgage Loans as come into and continue in default and as to which no satisfactory agreements can be made for collection of delinquent payments.

    The Residential Servicing Agreement with TIMC provides that we can direct TIMC to transfer the servicing and disposition functions with respect to all Residential Mortgage Loans which become Nonaccrual back to the Bank. The servicing of properties that become REO automatically will be transferred back to the Bank for the same purpose. The Bank will charge a servicing fee with respect to the Nonaccrual Mortgage Loans transferred to it. The Bank will then service and dispose of such properties, as required, on our behalf.

    The Residential Servicing Agreements require the Servicing Agents to pay all customary, reasonable and necessary expenses related to the performance of its duties under such agreements, including, but not limited to, costs associated with the preservation, restoration and protection of mortgaged property and enforcement of any required judicial proceedings. For advances of reimbursable out-of-pocket costs and expenses, the Servicing Agents generally will be reimbursed out of proceeds related to such Residential Mortgage Loan.

    In connection with any foreclosure proceedings that the Servicing Agents may institute, the Servicing Agents may exercise any power of sale contained in any mortgage or deed of trust, obtain a deed in lieu of foreclosure or otherwise acquire title to a mortgaged property underlying a Residential Mortgage Loan by operation of law or otherwise in accordance with the terms of the Residential Servicing Agreements. In the event that title to the property securing a Residential Mortgage Loan is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in our name with the servicing with respect to such Residential Mortgage Loan to be transferred back to us. It is expected that the Bank will service such REO on our behalf.

    We may terminate the Residential Servicing Agreements upon the happening of one or more events specified in such Residential Servicing Agreements. Such events generally relate to either (i) the Servicers' proper and timely performance of its duties and obligations under the Residential Servicing Agreements or (ii) the appointment of a conservator, receiver or liquidator in any insolvency, bankruptcy or similar proceeding. In addition, we also may terminate the TIMC Residential Servicing Agreement without cause but, in such case, would be required to pay a termination fee, which, for the first seven years from June 1, 1997 shall be equal to 1.10% of the aggregate outstanding principal amount of the loans then serviced and, thereafter, 1.0% of the aggregate outstanding principal amount of the loans then serviced. Similarly, we may terminate the Bank Residential Servicing Agreement without cause upon payment of a termination fee equal to 1.5% of the aggregate outstanding principal balance of the loans then serviced under the Bank Residential Servicing Agreement. As long as any Series A or Series B Preferred Shares remain outstanding, we may not terminate, or elect not to renew, the Residential Servicing Agreements without first obtaining the approval of a majority of our Independent Directors.

    As is customary in the mortgage loan servicing industry, the Servicing Agents will be entitled to retain any late payment charges, penalties and assumption fees collected in connection with the Residential Mortgage Loans serviced by it. In addition, the Servicing Agents will receive any benefit derived from interest earned on collected principal and interest payments between the date of collection and the date of remittance to us and from interest earned on tax and insurance impound funds with respect to Residential Mortgage Loans serviced by it. The Residential Servicing Agreements require the Servicing Agents to remit to us no later than the 18th day of each month (or the next business day if such 18th day is not a business day) all principal and interest collected from borrowers of Residential Mortgage Loans serviced by it during the immediately preceding month.

    When any mortgaged property underlying a Mortgage Loan is conveyed by a mortgagor, the Servicing Agents generally will enforce any "due-on-sale" clause contained in the Residential Mortgage Loan, to the extent permitted under applicable law and governmental regulations and subject to our prior approval. The terms of a particular Residential Mortgage Loan or applicable law, however, may provide that the exercise of the "due-on-sale" clause is prohibited under certain circumstances. Under such circumstances, the Servicing Agents will negotiate an assumption agreement with the person to whom the mortgaged property has been conveyed or is proposed to be conveyed, pursuant to which such person becomes liable under the mortgage note. When an assumption is allowed, the Servicing Agents will be authorized to negotiate a substitution of liability agreement with the person to whom the mortgage property has been conveyed or is proposed to be conveyed pursuant to which the original mortgagor is released from liability and such person is substituted as mortgagor and becomes liable under the related mortgage note. The Servicing Agents will be authorized to collect and retain such assumption fees as are permitted by the terms of the mortgage loan documents and applicable law. Upon any assumption of a Residential Mortgage Loan by a transferee, a fee equal to a specified percentage of the outstanding principal balance of the Residential Mortgage Loan is typically required, which sum will be retained by the Servicing Agents as additional servicing compensation.

    COMMERCIAL MORTGAGE LOAN SERVICING. The Bank services our Commercial Mortgage Loans pursuant to the terms of a Commercial Servicing Agreement entered into between the Bank and us in connection with the Series A Offering (the "Commercial Servicing Agreement.") The Bank receives an annual servicing fee with respect to each Commercial Mortgage Loan serviced for us which shall equal the outstanding principal balance of such Commercial Mortgage Loans multiplied by a fee of 0.25% to 0.375%.

    The Bank may, from time to time, subject to approval of a majority of our Independent Directors, subcontract all or a portion of its obligations under the Commercial Servicing Agreement. The Bank will not, to the extent it subcontracts any of its obligations under the Commercial Servicing Agreement, be discharged or relieved in any respect from its obligations to us to perform thereunder.

    The Commercial Servicing Agreement requires the Bank to service our Commercial Mortgage Loans in a manner generally consistent with procedures and practices customarily employed and exercised by the Bank and with any servicing guidelines promulgated by us. The Bank collects and remits principal and interest payments, administers mortgage, custodial and escrow accounts, submits and pursues insurance claims and initiates and supervises foreclosure proceedings on the Commercial Mortgage Loans it services. The Bank provides accounting and reporting services required by us for such Commercial Mortgage Loans. Additionally, for all Commercial Mortgage Loans, the Bank assumes responsibility for payment of taxes and other charges which are or may become a lien upon the mortgaged property. The Bank is also responsible for any late charges or tax penalties incurred due to its failure to pay such bills. The Commercial Servicing Agreement requires the Bank to follow such collection procedures that are consistent with the Bank's procedures for Mortgage Loans comparable to the Commercial Mortgage Loans held for its own account, including contacting delinquent borrowers and supervising foreclosures and property dispositions in the event of unremedied defaults. The Bank may, in its discretion, arrange with a defaulting borrower a schedule for the liquidation of delinquencies. The Bank will use its best efforts, consistent with the procedures that the Bank would use in servicing loans for its own account, to foreclose upon or otherwise comparably convert the ownership of properties securing such of the Commercial Mortgage Loans as come into and continue in default and as to which no satisfactory agreements can be made for collection of delinquent payments. The Bank also will use its best efforts to realize upon defaulted Commercial Mortgage Loans in such manner as will maximize the receipt of principal and interest.

    The Commercial Servicing Agreement requires the Bank to pay all customary, reasonable and necessary expenses related to the performance of its duties under such Servicing Agreement, including, but not limited to, costs associated with the preservation of mortgaged property and enforcement of any required judicial proceedings. The Bank generally will be reimbursed before us from the proceeds related to such Commercial Mortgage Loan. The Bank also will be entitled to reimbursement by us for expenses incurred by it in connection with the liquidation of defaulted Commercial Mortgage Loans serviced by it and in connection with the restoration of mortgaged property.

    If claims are not made or paid under applicable insurance policies or if coverage thereunder has ceased, we will suffer a loss to the extent that the proceeds from liquidation of the mortgaged property, after reimbursement of the Bank's expenses in the sale, are less than the outstanding principal balance of the related Commercial Mortgage Loan. The Bank is responsible to us for any loss suffered as a result of its failure to make and pursue timely claims or as a result of actions taken or omissions made by it which cause the policies to be canceled by the insurer.

    In connection with any foreclosure proceedings that the Bank may institute, the Bank may exercise any power of sale contained in any mortgage or deed of trust, obtain a deed in lieu of foreclosure or otherwise acquire title to a mortgaged property underlying a Commercial Mortgage Loan by operation of law or otherwise in accordance with the terms of the Commercial Servicing Agreement. The Bank is not permitted under the terms of the Commercial Servicing Agreement to acquire title to any commercial real estate property underlying a Commercial Mortgage Loan or take any action that would cause us to be an "owner" or an "operator" within the meaning of certain federal environmental laws, unless it has also previously determined, subject to the approval of the Advisor, based on a report prepared by an independent person who regularly conducts environmental assessments, that (i) the mortgaged property is in compliance with applicable environmental laws or that it would be in our best interests to take such actions as are necessary to cause the mortgaged property to comply therewith and
(ii) there are no circumstances or conditions present at the mortgaged property relating to the use, management or disposal of any hazardous substances, hazardous materials, hazardous wastes or petroleum-based materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any federal, state or local law or regulation, or, if any such materials are present for which such action could be required, that it would be in our interest to take such actions with respect to the mortgage property.

    We may terminate the Commercial Servicing Agreement upon the happening of one or more events specified in such Commercial Servicing Agreement. Such events relate generally to (i) the Bank's proper and timely performance of its duties and obligations under the Commercial Servicing Agreement or (ii) the appointment of a conservator, receiver or liquidator in any insolvency, bankruptcy or similar proceeding. In addition, we may also terminate the Commercial Servicing Agreement without cause but will be required to pay a termination fee that is competitive with that which is generally payable in the industry, equal to 1.5% of the aggregate outstanding principal amount of the loans then serviced under the Commercial Servicing Agreement. As long as any Series A or Series B Preferred Shares remain outstanding, we may not terminate or elect not to renew, the Commercial Servicing Agreement without the approval of a majority of our Independent Directors.

    The Bank will be entitled to retain any late payment charges, penalties and assumption fees collected in connection with the Commercial Mortgage Loans serviced by it. In addition, the Bank will receive any benefit derived from interest earned on collected principal and interest payments between the date of collection and the date of remittance to us and from interest earned on tax and insurance impound funds with respect to Commercial Mortgage Loans serviced by it. The Commercial Servicing Agreement requires the Bank to remit to us no later than the 18th day of each month (or the next business day if such 18th day is not a business day) all principal and interest collected from borrowers of Commercial Mortgage Loans serviced by it on the last day of the immediately preceding month.

    When any mortgage property underlying a Commercial Mortgage Loan is conveyed by a mortgagor, the Bank generally will enforce any "due-on-sale" clause contained in the Commercial Mortgage Loan, including collection of any mortgage prepayment penalties, to the extent permitted under applicable law, governmental regulations and the loan documents.

ACQUISITION OF THE PROPOSED PORTFOLIO

    Simultaneously with the consummation of the Offering, we will acquire the Proposed Portfolio pursuant to the terms of two mortgage purchase agreements with the Bank which were executed in connection with the Series A Offering: the Residential Mortgage Purchase Agreement and the Commercial Mortgage Purchase Agreement. The Residential Mortgage Loans in the Proposed Portfolio will be sold to us pursuant to the Residential Mortgage Purchase Agreement. The Commercial Mortgage Loans in the Proposed Portfolio will be sold to us pursuant to the Commercial Mortgage Purchase Agreement. Each Mortgage Loan will be identified in a schedule appearing as an exhibit to its respective Mortgage Purchase Agreement (each, a "Mortgage Loan Schedule"). Each Mortgage Loan Schedule will specify, among other things, with respect to each Mortgage Loan: the applicable loan type, the applicable interest rate, the original principal balance and the unpaid principal balance as of the purchase date, the monthly payment, the maturity date, the mortgagor, the type of mortgaged property, the location of the mortgaged property and the current interest rate.

    At or as soon as practicable following the consummation of the Offering, the Bank will deliver or cause to be delivered to us or our designee all documents contained in the Mortgage Loan file, including but not limited to: either the mortgage note with respect to each Mortgage Loan (together with all amendments and modifications thereto) endorsed in blank by the Bank or a lost-note affidavit, the original or certified copy of the mortgage (together with all amendments and modifications thereto) with evidence of recording indicated thereon, if available; the original or a copy of all intervening assignments of the mortgage, if any, evidencing the assignment of the Mortgage Loan to the Bank (together with all amendments and modifications thereto) with evidence of recording indicated thereon, if available; an original blanket assignment of the mortgages executed by the Bank; the original mortgagee title policy or, in the event such original title policy is unavailable, a true copy of the related policy binder or commitment for title; and all insurance policies relating to the properties underlying the Mortgage Loans and the proceeds thereof. Such documents will initially be held by the Bank, as Advisor, acting as custodian for us. Although we will have the right to record the blanket assignment of mortgages at any time, we do not currently anticipate doing so. We believe that maintaining record title of the Mortgage Loans in the name of the Bank will facilitate the servicing of the Mortgage Loans without adversely affecting our interests in such Mortgage Loans. However, the Bank will be obligated at our written request, or if deemed necessary by the applicable servicer in connection with servicing any Mortgage Loan, to execute and record in the appropriate jurisdiction an individual assignment of mortgage that reflects of record the ownership of the Mortgage Loan by us.

    The Bank will make certain representations and warranties with respect to the Mortgage Loans in the Proposed Portfolio for our benefit of us and will be obligated to repurchase any Mortgage Loan sold by it to us as to which there is a material breach of any such representation or warranty, unless the Bank elects to substitute a qualified Mortgage Loan for such Mortgage Loan. The Bank will also indemnify us for damages or costs resulting from any such breach. The repurchase price for any such Mortgage Loan will be its outstanding principal amount plus accrued and unpaid interest to the date of repurchase.

EMPLOYEES

    We have four officers, each of whom is described further below under "Management." We do not anticipate that we will require any additional employees because we have retained the Advisor to perform certain functions pursuant to the Advisory Agreement described below under "Management-- The Advisor." All of our officers are also officers or employees of PBOC and/or the Bank. We maintain corporate records and audited financial statements that are separate from those of the Bank. None of our officers, employees or directors will have any direct or indirect pecuniary interest in any Mortgage Asset to be acquired or disposed of by us or in any transaction in which we have an interest or will engage in acquiring, holding and managing Mortgage Assets.

COMPETITION

    We do not anticipate that we will engage in the business of originating Mortgage Loans. We do anticipate that we will continue to purchase Mortgage Loans in addition to those in the Current Portfolio and the Proposed Portfolio and that substantially all of these Mortgage Loans will be purchased from the Bank, although we may purchase Mortgage Loans from unaffiliated third parties. Accordingly, we do not expect to compete with mortgage conduit programs, investment banking firms, savings and loan associations, banks, thrift and loan associations, finance companies, mortgage bankers or insurance companies in acquiring Mortgage Loans.

LEGAL PROCEEDINGS

    We are not the subject of any litigation. None of us, the Advisor or the Bank is currently involved in nor, to our knowledge, currently threatened with any material litigation with respect to the Mortgage Loans included in the Current Portfolio or expected to be included in the Proposed Portfolio, other than routine litigation arising in the ordinary course of business, most of which is expected to be covered by liability insurance.

                    BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

    As of June 30, 1999, there were 10,000 shares of our Common Stock issued and outstanding, all of which were owned by the Bank. The following table sets forth certain information concerning the ownership of our outstanding Common Stock as of that date.

                                                NAME AND ADDRESS            AMOUNT AND NATURE OF
TITLE OF CLASS                                OF BENEFICIAL OWNER           BENEFICIAL OWNERSHIP    PERCENT OF CLASS
------------------------------------  ------------------------------------  ---------------------  -------------------
Common Stock                          People's Bank of California 5900               10,000                   100%
                                      Wilshire Boulevard Los Angeles,
                                      California 90036

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    Our Board of Directors is composed of six members, two of whom are Independent Directors. An "Independent Director" is a director who is not a current officer or employee of us or a current director, officer or employee of the Bank or any affiliate of the Bank. These directors will serve until their successors are duly elected and qualified. There is no current intention to alter the number of directors comprising the Board of Directors. Pursuant to our Articles of Incorporation, the Independent Directors are required to consider the interests of the holders of both the Common Stock and the Preferred Stock, including the Series A and Series B Preferred Shares, in determining whether any proposed action requiring their approval is in our best interests. We currently have four officers, all of whom are Bank officers. We have no other employees and do not anticipate that we will require additional employees.

    The persons who were our directors and executive officers as of June 30, 1999 are as follows:

NAME                                                    AGE(1)                  POSITION AND OFFICES HELD
----------------------------------------------------  -----------  ----------------------------------------------------
Rudolf P. Guenzel...................................          59   President, Chief Executive Officer and Director
J. Michael Holmes...................................          53   Executive Vice President, Chief Financial Officer,
                                                                     Secretary and Director
John F. Davis.......................................          52   Director
David S. Honda......................................          48   Director
Robert W. MacDonald.................................          52   Director
Timothy B. Matz.....................................          55   Director
William W. Flader...................................          50   Executive Vice President
Michael R. Hilton...................................          48   Vice President

------------------------

(1) As of June 30, 1999.

    Except as set forth below, our directors and officers are also directors and/or officers of the Bank. See the "Management" section of the Offering Circular included as Annex I hereto for information with respect to their principal occupations during the last five years.

    DAVID S. HONDA. Mr. Honda, a director since our inception, has since 1980 been President of D.S. Honda Construction, Inc., a general contracting, construction, interior design and space planning firm located in Northridge, California. Mr. Honda has been responsible for the creation or renovation of millions of square feet of commercial real estate in Los Angeles and he is actively involved with economic development and small business organizations generally and with Asian business associations in particular throughout the city. Mr. Honda has been extensively involved with civic and service organizations in the community for many years. His firm has been recognized by local County Boards of Supervisors and Chambers of Commerce. As a result of the Northridge earthquake in 1994, an office building personally owned by Mr. Honda and his wife was severely damaged, resulting in a complete tenant vacancy of the property. Because Mr. Honda was unable to obtain additional financing or an acceptable work-out program on the damaged property, Mr. Honda filed for personal bankruptcy under the federal bankruptcy laws in 1995 which was fully discharged in July 1996.

    TIMOTHY B. MATZ. Mr. Matz, a director since July 1999, has been the Managing Partner since 1980 of Elias, Matz, Tiernan & Herrick L.L.P. ("EMTH"), a Washington D.C. based corporate and securities law firm specializing in the representation of publicly traded bank and thrift holding companies and other diversified financial institutions. EMTH serves as special counsel to PBOC, the Bank and us.

Mr. Matz is a graduate of the University of Virginia (B.A.), George Washington University Law School (J.D.) and Georgetown University Law School (L.L.M.).

    MICHAEL R. HILTON. Mr. Hilton is our Vice President, a position he has held since August 1998. Mr. Hilton has extensive management experience in both accounting and finance at a number of financial institutions. Mr. Hilton has served as Vice President and Controller of the Bank since July 1997. Prior to that position, Mr. Hilton was the Vice President and Controller of Ventura County National Bancorp, a multiple bank holding company.

INDEPENDENT DIRECTORS

    Our Articles of Incorporation require that, so long as any Series A or Series B Preferred Shares are outstanding, certain actions by us be approved by a majority of our Independent Directors. See "Description of Series B Preferred Shares--Independent Director Approval." In addition, although not restricted from doing so, our Board of Directors does not currently intend to approve the following transactions without the approval of a majority of our Independent
Directors: (i) the modification of the general distribution policy or the authorization or declaration of any distribution in respect of Common Stock for any year if, after taking into account any such proposed distribution, total distributions on our Preferred Stock and our Common Stock would exceed an amount equal to the sum of 105% of our REIT taxable income (excluding capital gains) for such year plus our net capital gains for that year and (ii) the redemption of any shares of Common Stock. Messrs. Honda and Matz are our current Independent Directors. For so long as there are only two Independent Directors, any action that requires the approval of a majority of Independent Directors must be approved by both Independent Directors.

    If full dividends on shares of Series B Preferred Shares shall not have been paid for six Dividend Periods, the maximum authorized number of our directors shall thereupon be increased by two. See "Description of Series B Preferred Shares--Voting Rights."

AUDIT COMMITTEE

    We have established an audit committee which will review the engagement and independence of our auditors. The audit committee will also review the adequacy of our internal accounting controls. The audit committee currently consists of Messrs. Matz and Honda.

COMPENSATION OF DIRECTORS AND OFFICERS

    We pay our Independent Directors fees for their services as directors. The Independent Directors receive a fee of $1,000 for attendance (in person or by telephone) at each meeting of our Board of Directors or Committee of the Board. However, multiple fees shall not be paid for two or more meetings attended on the same day. We do not pay any compensation to our officers or employees or to directors who are not Independent Directors.

LIMITATIONS ON LIABILITY OF DIRECTORS AND OFFICERS

    Our Articles of Incorporation eliminate, to the fullest extent permitted by the MGCL, the personal liability of a director to us or our stockholders for monetary damages for breach of such director's fiduciary duty. Our Articles of Incorporation empower us to indemnify, to the fullest extent permitted by the MGCL, any of our directors or officers. Our Articles of Incorporation also empower us to purchase and maintain insurance to protect any director or officer against any liability asserted against him or her, or incurred by him or her, arising out of his or her status as such.

    Our bylaws (the "Bylaws") require indemnification of our directors and officers and specify that the right to indemnification is a contract right, setting forth certain procedural and evidentiary standards applicable to the enforcement of a claim under our Bylaws. Our Bylaws also entitle any director or officer to be reimbursed for the expenses of defending any claim against him or her arising out of his or her status as such. Our Bylaws also provide that we may enter into contracts with any director or officer in furtherance of the indemnification provisions contained in our Bylaws and allow us to create a trust fund to ensure payment of amounts indemnified.

THE ADVISOR

    In connection with the Series A Offering, we entered into the Advisory Agreement with the Bank to administer our day-to-day operations. The Advisor is responsible for, among other things: (i) monitoring the credit quality of our Mortgage Assets and Other Authorized Investments; (ii) advising us with respect to the acquisition, management, financing and disposition of our Mortgage Assets and Other Authorized Investments; and (iii) representing us in our day-to-day dealings with persons with whom we interact. In performing its duties under the Advisory Agreement, the Advisor is required to act in a manner that is consistent with maintaining our qualification as a REIT. The Advisor may, from time to time, subcontract all or a portion of its obligations under the Advisory Agreement, with the approval of a majority of our Board of Directors as well as a majority of our Independent Directors, to unrelated third parties. The Advisor will not, in connection with the subcontracting of any of its obligations under the Advisory Agreement, be discharged or relieved in any respect from its obligations under the Advisory Agreement. Notwithstanding the above, we will control the activities of the Advisor and our directors will maintain the continuing and exclusive authority to manage our operations.

    The Advisor has substantial experience in the mortgage lending industry, both in the origination and in the servicing of Mortgage Loans. At June 30, 1999, the Advisor held approximately $1.5 billion of single-family residential mortgage loans and approximately $352.9 million and $273.9 million of multi-family residential and commercial mortgage loans, respectively. In its residential mortgage loan business, the Advisor originates and purchases residential mortgage loans and may sell such loans to investors, primarily in the secondary market. The Advisor typically services the commercial mortgage loans in its portfolio and a portion of the residential mortgage loans in its portfolio.

    The Advisory Agreement has an initial term of five years, and will be renewed automatically for additional five-year periods unless notice of nonrenewal is delivered to the Advisor by us. The Advisory Agreement may be terminated by us at any time upon 90 days' prior notice. As long as any Series A or Series B Preferred Shares remain outstanding, any decision by us either not to renew the Advisory Agreement or to terminate the Advisory Agreement must be approved by a majority of our Board of Directors, as well as by a majority of our Independent Directors. The Advisor will be entitled to receive an annual advisory fee equal to $200,000.

                    DESCRIPTION OF SERIES B PREFERRED SHARES

    The following summary sets forth the material terms and provisions of the Series B Preferred Shares, and is qualified in its entirety by reference to the terms and provisions of our Articles of Incorporation. Except with respect to the dividend rate, the Series A Preferred Shares have terms which are substantially identical to the Series B Preferred Shares. Our Articles of Incorporation have been filed with the Commission as an exhibit to the registration statement of which this prospectus forms a part. See "Description of Capital Stock" below.

GENERAL

    The Series B Preferred Shares form a series of our Preferred Stock, which Preferred Stock may be issued from time to time in one or more series with such designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption as are determined by our Board of Directors or, if then constituted, a duly authorized committee thereof. Our Board of Directors has authorized us to issue the Series B Preferred Shares.

    When issued, the Series B Preferred Shares will be validly issued, fully paid and nonassessable. The holders of the Series B Preferred Shares will have no preemptive rights with respect to any shares of our capital stock or any of our other securities convertible into or carrying rights or options to purchase any such shares. The Series B Preferred Shares are perpetual and will not be convertible into shares of Common Stock or any other class or series of our capital stock and will not be subject to any sinking fund or other obligation for its repurchase or retirement.

    The transfer agent, registrar and dividend disbursement agent for the Preferred Stock will be Registrar and Transfer Company, Cranford, New Jersey. The registrar for shares of Preferred Stock will send notices to stockholders of any meetings at which holders of the Preferred Stock have the right to elect directors or to vote on any other matter.

DIVIDENDS

    Holders of Series B Preferred Shares will be entitled to receive, if, when and as authorized and declared by our Board of Directors out of our assets
legally available therefor, noncumulative cash dividends at the rate of       %
per annum of the initial liquidation preference (equivalent to $      per share
per annum). Dividends on the Series B Preferred Shares will be payable, if authorized and declared, quarterly in arrears on March 31, June 30, September 30 and December 31 (or, if any such day is not a business day, on the next business
day) of each year (a "Dividend Period"), commencing on       , 1999. Quarterly
Dividend Periods will commence on and include the first day, and end on and include the last day, of the calendar quarter in which the corresponding Dividend Payment Date occurs; provided, however, that the first Dividend Period (the "Initial Dividend Period") shall commence on and include the original issue
date of the Series B Preferred Shares and shall end on and include             ,
1999. Each authorized and declared dividend will be payable to holders of record as they appear on our stock register on such record dates, not exceeding 45 days nor less than 10 days preceding the Dividend Payment Dates thereof, as shall be fixed by our Board of Directors or a duly authorized committee thereof. Dividends payable on the Series B Preferred Shares for any period greater or less than a full Dividend Period shall be computed on the basis of twelve 30-day months, a 360-day year and the actual number of days elapsed in the period; provided, however, that in the event of an Automatic Exchange, any accrued and unpaid dividends on the Series B Preferred Shares as of the Time of Exchange (as defined herein) shall be deemed to be accrued and unpaid dividends on the Series B Bank Preferred Shares.

    The right of holders of Series B Preferred Shares to receive dividends is noncumulative. If our Board of Directors does not authorize or declare a dividend on the Series A Preferred Shares in respect of any Dividend Period, then holders of the Series B Preferred Shares will have no right to receive a dividend for that Dividend Period, and we will have no obligation to pay a dividend for that Dividend Period, whether or not dividends are declared and paid for any future Dividend Period with respect to either the Series A or Series B Preferred Shares or the Common Stock. If we fail to pay or declare and set aside for payment full dividends on the Series A and Series B Preferred Shares for six Dividend Periods, holders of the Series A and Series B Preferred Shares will be entitled to elect two directors. See "--Voting Rights."

    If any Series A or Series B Preferred Shares are outstanding, no full dividends or other distributions shall be authorized, declared or paid or set apart for payment on any Junior Stock for any Dividend Period unless full dividends have been or contemporaneously are authorized, declared and paid, or authorized and declared and a sum sufficient for the payment thereof is set apart for such payments on the Series A and Series B Preferred Shares for the then-current Dividend Period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Shares for any Dividend Period and the shares of any equity securities designated as being on a parity with the Series B Preferred Shares ("Parity Stock"), including the Series A Preferred Shares, all dividends authorized and declared on the Series B Preferred Shares and the shares of Parity Stock shall only be authorized and declared PRO RATA based upon the respective amounts that would have been paid on the Series B Preferred Shares and any shares of Parity Stock had dividends been authorized and declared in full.

    In addition to the foregoing restriction, we shall not authorize, declare, pay or set apart funds for any dividends or other distributions (other than in Common Stock or other equity securities designated as being junior with the Series B Preferred Shares ("Junior Stock") with respect to any Common Stock or other Junior Stock or repurchase, redeem or otherwise acquire, or set apart funds for the repurchase, redemption or other acquisition of, any Common Stock or other Junior Stock through a sinking fund or otherwise, unless and until: (i) full dividends on the Series A and Series B Preferred Shares for the four most recent preceding Dividend Periods (or such lesser number of Dividend Periods during which shares of Series A and Series B Preferred Shares have been outstanding) are authorized and declared and paid or a sum sufficient for payment has been paid over to the dividend disbursing agent for payment of such dividends and (ii) we have authorized and declared a cash dividend on the Series A and Series B Preferred Shares at the annual dividend rate for the then-current Dividend Period, and sufficient funds have been paid over to the dividend disbursing agent for the payment of such cash dividend for such then-current Dividend Period.

    No dividend shall be paid or set aside for holders of Series A and Series B Preferred Shares for any Dividend Period unless full dividends have been paid or set aside for the holders of each class or series of equity securities, if any, ranking prior to the Series A and Series B Preferred Shares as to dividends for such Dividend Period.

    The Maryland General Corporation law ("MGCL") provides that dividends and other distributions may not be paid by a corporation if, after giving effect to the distribution (i) the corporation would not be able to pay its indebtedness as it becomes due in the usual course of business or (ii) the corporation's total assets would be less than the sum of the corporation's total liabilities plus, unless the articles of incorporation of the corporation permits otherwise (which our Articles of Incorporation do not), the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights on dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution.

    Regulations of the OTS prohibit thrift institutions such as the Bank from making "capital distributions" (defined to include a transaction that the OTS or Federal Deposit Insurance Corporation ("FDIC") determines, by order or regulation, to be "in substance a distribution of capital") unless the institution is at least "adequately capitalized" after the distribution. There can be no assurances that either the OTS or the FDIC would not seek to restrict our payment of dividends on the Series A and Series B Preferred Shares under this provision if the Bank were to fail to be "adequately capitalized."

Currently, an institution is considered "adequately capitalized" if it has a total risk-based capital ratio of at least 8.0%, a Tier 1 risk-based capital ratio of at least 4.0% and a leverage (or core capital) ratio of at least 4.0%. At June 30, 1999, the Bank's total risk-based capital ratio was 11.98%, its Tier 1 risk-based capital ratio was 11.12.% and core capital (or leverage) ratio was 6.16%. The Bank currently intends to maintain its capital ratios in excess of the "well-capitalized" levels under the prompt corrective action regulations. However, there can be no assurance that the Bank will be able to maintain such capital levels. See "Risk Factors-Acquisition Strategy" in the Bank's Offering Circular set forth in Annex I for the pro forma impact of the Bank's recent acquisitions and the Offering.

AUTOMATIC EXCHANGE

    Each Series B Preferred Share will be exchanged automatically for one newly issued Series B Bank Preferred Share if the appropriate federal regulatory agency directs in writing (the "Directive") that an exchange of the Series B Preferred Shares for Series B Bank Preferred Shares occur because: (i) the Bank becomes "undercapitalized" under prompt corrective action regulations; (ii) the Bank is placed into conservatorship or receivership; or (iii) the appropriate federal regulatory agency, in its sole discretion, anticipates the Bank becoming "undercapitalized" in the near term (an "Exchange Event"). Upon the occurrence of an Exchange Event, each holder of Series B Preferred Shares shall be unconditionally obligated to surrender to the Bank the certificates representing each Series B Preferred Share of such holder, and the Bank shall be unconditionally obligated to issue to such holder in exchange for each such Series B Preferred Share a certificate representing one Series B Bank Preferred Share. Any Series B Preferred Shares purchased or redeemed by us prior to the Time of Exchange (as defined below) shall not be deemed outstanding and shall not be subject to the Automatic Exchange.

    The Automatic Exchange shall occur as of 8:00 a.m. Eastern Time on the date for such exchange set forth in the Directive, or, if such date is not set forth in the Directive, as of 8:00 a.m. on the earliest possible date such exchange could occur consistent with the Directive (the "Time of Exchange"), as evidenced by the issuance by the Bank of a press release prior to such time. As of the Time of Exchange, all of the Series B Preferred Shares will be deemed cancelled without any further action by us, all rights of the holders of Series B Preferred Shares as our stockholders will cease, and such persons shall thereupon and thereafter be deemed to be and shall be for all purposes the holders of Series B Bank Preferred Shares. We will mail notice of the occurrence of an Exchange Event to each holder within 30 days, and the Bank will deliver to each such holder certificates for Series B Bank Preferred Shares upon surrender of certificates for Series B Preferred Shares. Until such replacement stock certificates are delivered (or in the event such replacement certificates are not delivered), certificates previously representing Series B Preferred Shares shall be deemed for all purposes to represent Series B Bank Preferred Shares. All corporate action necessary for the Bank to issue the Series B Bank Preferred Shares as of the Time of Exchange will be completed prior to or upon completion of the Offering. Accordingly, once the Directive is issued, no action will be required to be taken by holders of Series B Preferred Shares, by the Bank or by us in order to effect the Automatic Exchange as of the Time of Exchange.

    Holders of Series B Preferred Shares, by purchasing such shares (whether in the Offering or in the secondary market after the Offering), will be deemed to have agreed to be bound by the unconditional obligation to exchange such shares of Series B Preferred Shares for Series B Bank Preferred Shares upon the occurrence of an Exchange Event. Our Articles of Incorporation provide that the holders of Series B Preferred Shares shall be unconditionally obligated to surrender such shares and the Bank shall be unconditionally obligated to issue Series B Bank Preferred Shares in exchange for Series B Preferred Shares.

    Absent the occurrence of an Exchange Event, no shares of Series B Bank Preferred Shares will be issued. Holders of Series B Preferred Shares cannot exchange their Series B Preferred Shares for Series B Bank Preferred Shares voluntarily. Upon the occurrence of an Exchange Event, the Series B

Bank Preferred Shares to be issued as part of the Automatic Exchange would constitute a newly issued series of preferred stock of the Bank and would have the same terms and provisions with respect to dividends, liquidation, redemption (except with respect to a Tax Event), voting rights and Independent Directors as the Series B Preferred Shares, except that the Series B Bank Preferred Shares would not be listed on any national securities exchange or national quotation system. Any accrued and unpaid dividends on the Series B Preferred Shares as of the Time of Exchange would be deemed to be accrued and unpaid dividends on the Series B Bank Preferred Shares. The Series B Bank Preferred Shares would rank on an equal basis in terms of dividend payment and liquidation preference with any then-outstanding shares of preferred stock of the Bank. The Bank has registered the Series B Bank Preferred Shares with the OTS pursuant to an Offering Circular, a copy of which is affixed to this prospectus as Annex I and incorporated herein by reference. The Series B Bank Preferred Shares will not be registered with the Commission and will be offered pursuant to an exemption from registration under Section 3(a)(5) of the Securities Act of 1933, as amended (the "Securities Act"). Absent the occurrence of an Exchange Event, however, the Bank will not issue any Series B Bank Preferred Shares, although the Bank will be able to issue preferred stock in series other than that of the Series B Bank Preferred Shares. There can be no assurance as to the liquidity of the trading markets for the Series B Bank Preferred Shares, if issued, or that an active public market for the Series B Bank Preferred Shares would develop or be maintained.

    Absent the occurrence of the Automatic Exchange, holders of Series B Preferred Shares will have no dividend, voting, liquidation preference or other rights with respect to any security of the Bank; such rights as are conferred by the Series B Preferred Shares exist solely as to us.

    The Series A Preferred Shares have substantially identical provisions providing for an Automatic Exchange in the event of an Exchange Event.

RANK

    The Series B Preferred Shares will rank prior to the Common Stock and to all of our other Junior Stock, other than Parity Stock and any other class or series of our equity securities expressly designated as being senior to the Series B Preferred Shares as to dividend rights and rights upon liquidation, winding up or dissolution (the "Senior Stock"). The Series A Preferred Shares constitute Parity Stock with respect to the Series B Preferred Shares. We have the power to create and issue additional Preferred Stock or other classes of stock ranking on a parity with the Series A and Series B Preferred Shares, or that constitute Junior Stock, without any approval or consent of the holders of Series A and Series B Preferred Shares. So long as any Series A and Series B Preferred Shares remain outstanding, additional shares of Senior Stock may not be issued without the approval of the holders of at least two-thirds of the Series A and Series B Preferred Shares. See "--Voting Rights." So long as any Series A and Series B Preferred Shares remain outstanding, additional shares of Parity Stock may not be issued without the approval of a majority of the Independent Directors. See "--Independent Director Approval."

VOTING RIGHTS

    Except as expressly required by applicable law, or except as indicated below, the holders of the Series B Preferred Shares, like the holders of the Series A Preferred Shares and any other holders of Parity Stock, will not be entitled to vote. In the event the holders of Series A and Series B Preferred Shares are entitled to vote, each Series A and Series B Preferred Share will be entitled to one vote.

    If full dividends on the Series A and Series B Preferred Shares have not been paid for six Dividend Periods (whether or not consecutive), the maximum authorized number of our directors shall thereupon be increased by two. Subject to compliance with any requirement for regulatory approval of (or non-objection to) persons serving as directors, the holders of Series A and Series B Preferred Shares, voting together as a class with the holders of any other Parity Stock upon which the same voting rights as those of the Series B Preferred Shares have been conferred and are irrevocable, shall have the exclusive right to elect the two additional directors at our next annual meeting of stockholders and at each subsequent annual meeting until full dividends have been authorized, declared and paid or authorized and declared and a sum sufficient for payment thereof is set apart for payment on the Series A and Series B Preferred Shares and any other Parity Stock for four consecutive Dividend Periods. The term of such directors elected thereby shall terminate, and the total number of directors shall be decreased by two, upon the first annual meeting of stockholders after the payment or the authorization or declaration and setting aside for payment of full dividends on the Series A and Series B Preferred Shares and any other Parity Stock for four consecutive Dividend Periods. Thereafter, the holders of the Series A and Series B Preferred Shares and the holders of any other Parity Stock will not be able to elect directors unless dividends on the Series A and Series B Preferred Shares and any other Parity Stock have again not been paid for six Dividend Periods. Any such director may be removed by, and shall not be removed except by, the vote of the holders of record of the outstanding Series A and Series B Preferred Shares and any other Parity Stock entitled to vote, voting together as a single class without regard to series, at a meeting of our stockholders called for that purpose. As long as dividends on the Series A and Series B Preferred Shares and any other Parity Stock shall not have been paid for six Dividend Periods, (i) any vacancy in the office of any such director may be filled (except as provided in the following clause (ii)) by an instrument in writing signed by any such remaining director and filed with us, and (ii) in the case of the removal of any such director, the vacancy may be filled by the vote of the holders of the outstanding Series A and Series B Preferred Shares and any other Parity Stock entitled to vote, voting together as a single class without regard to series, at the same meeting at which such removal shall be voted.

    So long as any Series B Preferred Shares are outstanding, we shall not, without the consent or vote of the holders of at least two-thirds of the outstanding Series B Preferred Shares, voting separately as a class, (i) amend, alter or repeal or otherwise change any provision of our Articles of Incorporation, including the terms of the Series B Preferred Shares, if such amendment, alteration, repeal or change would materially and adversely affect the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series B Preferred Shares, or (ii) authorize, create or increase the authorized amount of or issue any class or series of any of our equity securities, or any warrants, options or other rights exercisable for or convertible or exchangeable into any class or series of any of our equity securities, ranking senior to the Series B Preferred Shares, either as to dividend rights or rights on liquidation, dissolution or winding up of us or
(iii) merge, consolidate, reorganize or effect any other business combination involving us, unless the resulting corporation will thereafter have no class or series of equity securities either authorized or outstanding ranking senior to the Series B Preferred Shares as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up, except the same number of shares of such equity securities with the same preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption as the shares of our equity securities that are authorized and outstanding immediately prior to such transaction, and each holder of Series B Preferred Shares immediately prior to such transaction shall receive shares with the same preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the resulting corporation as the Series B Preferred Shares held by such holder immediately prior thereto. So long as any Series A Preferred Shares are outstanding, a two-thirds vote of the holders of the Series A Preferred shares is necessary to take the actions described above.

    The creation or issuance of Parity Stock or Junior Stock, or an amendment that increases the number of authorized shares of Preferred Stock, or Series B Preferred Shares or any Junior Stock or Parity Stock, shall not be deemed to be a material and adverse change requiring a vote of the holders of Series B Preferred Shares.

REDEMPTION

    The Series B Preferred Shares will not be redeemable prior to             ,
2004 (except upon the occurrence of a Tax Event or a Change of Control (as defined below)). On or after such date, the Series B Preferred Shares may be redeemable for cash by us or our successor or any acquiring or resulting entity with respect to us, including by any parent or subsidiary of us, any such successor, or any such acquiring or resulting entity as applicable, at its option, in whole or in part, at any time and from time to time, at the redemption price of $25.00 per share, plus authorized, declared and unpaid dividends to the date of redemption, without interest. The Series A Preferred Shares have similar terms except that such shares may not be redeemed prior to October 15, 2002.

    In the event that fewer than all the outstanding Series B Preferred Shares are to be redeemed, the number of Series B Preferred Shares to be redeemed shall be determined by our Board of Directors, and the shares to be redeemed shall be determined by lot, PRO RATA or by such other method as may be determined by our Board of Directors in its sole discretion to be equitable, provided that such method satisfies any applicable requirements of any securities exchange on which Series B Preferred Shares are then listed.

    Upon the occurrence of a Tax Event, we will have the right to redeem the Series B Preferred Shares, in whole, but not in part, at a redemption price of $25.00 per share, plus all authorized, declared and unpaid dividends for the then-current Dividend Period to the date of redemption, without interest. "Tax Event" means the receipt by us of an opinion of a law firm experienced in such matters to the effect that, as a result of: (i) any amendment to, clarification of, or change (including any announced prospective change) in, the laws, treaties or any regulations thereunder of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, (ii) any Administrative Action or (iii) any amendment to, clarification of, or change in the official position or the interpretation of such Administrative Action or any interpretation or pronouncement that provides for a position with respect to such Administrative Action that differs from the theretofore generally accepted position, in each case, by any legislative body, court, governmental authority or regulatory body, irrespective of the manner in which such amendment, clarification or change is made known, which amendment, clarification or change is effective, or such pronouncement or decision is announced, on or after the date of issuance of the Series B Preferred Shares, there is more than an insubstantial risk that: (a) dividends paid or to be paid by us with respect to our stock are not, or will not be, fully deductible by us for United States federal income tax purposes or (b) we are, or will be, subject to more than a DE MINIMIS amount of other taxes, duties or other governmental charges as a result of dividends paid or to be paid by us.

    Upon a Change of Control, the Series B Preferred Shares are redeemable on or
prior to             , 2004, at the option of us or our successor or any
acquiring or resulting entity with respect to us, including by any parent or subsidiary of us, any such successor, or any such acquiring or resulting entity, as applicable, in whole, but not in part, at a redemption price per share equal to (i) $25.00, plus (ii) an amount equal to all authorized, declared and unpaid dividends, if any, to the date fixed for redemption, without interest, and without duplication, an additional amount equal to the amount of dividends that would be payable on the Series B Preferred Shares in respect of the period from the first day of the Dividend Period in which the date fixed for redemption occurs to the date fixed for redemption (assuming all such dividends were to be authorized and declared), plus (iii) the Applicable Premium, payable in cash.

    We or any such successor or any acquiring or resulting entity will be entitled to issue a notice of redemption after we or our parent company has entered into a definitive binding agreement with a third party that will result in a Change of Control, provided that (i) the date fixed for redemption is not earlier than the date on which the related Change of Control occurs and (ii) the obligation to effect such redemption is contingent upon the occurrence of such Change of Control.

    "Applicable Premium" means an amount equal to (A) the present value of (1) the dividends that would be payable on the Series B Preferred Shares in respect
of the period from the date fixed for redemption through         , 2004
(assuming all such dividends were to be authorized and declared) plus (2) $25.00
(assuming such $25.00 is paid on         , 2004), computed using a discount rate
equal to the Treasury Rate plus 75 basis points, divided by (B) $25.00.

    "Change of Control" means the occurrence of any of the following events:

        (i) any Person (as defined herein) other than a Permitted Holder (as defined herein) shall be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the voting stock of the Bank or PBOC, whether as a result of the issuance of securities of the Bank or PBOC, any merger, consolidation, liquidation or dissolution of the Bank or PBOC, any direct or indirect transfer of securities by a Permitted Holder, or otherwise; or

        (ii) a sale, transfer, conveyance or other disposition, in a single transaction or in a series of related transactions (other than to an affiliate of the Bank or any of its subsidiaries), in either case occurring outside the ordinary course of business, of more than 75% of the assets and 75% of the deposit liabilities of the Bank shown on the consolidated balance sheet of the Bank as of the end of the most recent fiscal quarter ending at least 45 days prior to such transaction (or the first in such related series of transactions).

    "Permitted Holder" means the Bishop Estate, BIL Securities or Arbur, or any Person controlled, directly or indirectly, by the Bishop Estate, BIL Securities or Arbur.

    "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (510) which has become publicly available at least two business days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the
period of time to             , 2004; provided, however, that if such period is
not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that, if such remaining life is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

    If redemption is being effected by us, on and as of the date fixed for redemption, dividends shall cease to accrue on the Series A and Series B Preferred Shares called for redemption, and they shall be deemed to cease to be outstanding, provided that the redemption price (including any authorized and declared but unpaid dividends to the date fixed for redemption, without interest) has been duly paid or provided for. If redemption is being effected by an entity other than us, on and as of the redemption date such entity shall be deemed to own the Series A and Series B Preferred Shares being redeemed for all purposes of our Articles of Incorporation, provided that the redemption price (including the amount of any authorized and declared but unpaid dividends to the date fixed for redemption) has been duly paid or provided for.

    Notice of any redemption will be mailed at least 30 days, but not more than 60 days, prior to any redemption date to each holder of Series A and Series B Preferred Shares to be redeemed at such holder's registered address.

    Our ability to redeem any Series A and Series B Preferred Shares, whether as a result of a Change of Control or otherwise, is subject to compliance with applicable regulatory requirements, including the prior approval of the OTS, relating to the redemption of capital instruments. Under current policies of the OTS, such approval would be granted only if the redemption were to be made out of the proceeds of the issuance of another capital instrument or if the OTS were to determine that the conditions and circumstances of PBOC and the Bank warrant the reduction of a source of permanent capital.

RIGHTS UPON LIQUIDATION

    In the event of any voluntary or involuntary liquidation, dissolution or winding up of us, the holders of the Series A and Series B Preferred Shares at the time outstanding will be entitled to receive in respect of each share, out of our assets legally available for distribution to our stockholders, before any distribution of assets is made to holders of Junior Stock and subject to the rights of the holders of any class or series of equity securities having preference with respect to distributions upon liquidation and the rights of our general creditors, liquidating distributions in the amount of $25 per share, plus the authorized, declared and unpaid dividends, if any, to the date of liquidation.

    After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A and Series B Preferred Shares will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidation distributions on all outstanding Series A and Series B Preferred Shares and the corresponding amounts payable on any other Parity Stock, then the holders of the Series A and Series B Preferred Shares and any other Parity Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

    For such purposes, the consolidation or merger of us with or into any other entity, the consolidation or merger of any other entity with or into us or the sale of all or substantially all of the property or business of us, shall not be deemed to constitute a liquidation, dissolution or winding up of us.

INDEPENDENT DIRECTOR APPROVAL

    Our Articles of Incorporation require that, so long as any Series A and Series B Preferred Shares are outstanding, certain actions by us be approved by a majority of the Independent Directors. For so long as there are only two Independent Directors, any action that requires the approval of a majority of Independent Directors must be approved by both Independent Directors. Messrs. Honda and Matz are our current Independent Directors. See "Management--Independent Directors." In order to be considered "independent," a director must not be a current director, officer or employee of us, or a current director, officer or employee of the Bank or any affiliate of the Bank. In addition, any members of our Board of Directors elected by holders of Preferred Stock, including the Series A and Series B Preferred Shares, will be deemed to be Independent Directors for purposes of approving actions requiring the approval of a majority of the Independent Directors.

    The actions which may not be taken without the approval of a majority of our Independent Directors include: (i) the issuance of additional Preferred Stock ranking on a parity with the Series A and Series B Preferred Shares, (ii) the incurrence of debt for borrowed money in excess of 20% of our total stockholders' equity, (iii) the acquisition of assets other than Mortgage Loans, Mortgage-Backed Securities or Other Authorized Investments, (iv) the termination or modification of, or the election not to renew, the Advisory Agreement or any Servicing Agreement or the subcontracting of any duties under the Advisory Agreement or the Servicing Agreements to third parties unaffiliated with the Bank, (v) any material amendment to or modification of either of the Mortgage Purchase Agreements, (vi) the determination to revoke our REIT status or (vii)
any dissolution, liquidation or termination of us prior to       , 2004. Our
Articles of Incorporation require that, in assessing the benefits to us of any proposed action requiring their consent, the Independent Directors take into account the interests of holders of both the Common Stock and the Preferred Stock, including, without limitation, holders of the Series A and Series B Preferred Shares. Our Articles of Incorporation provide that in considering the interests of the holders of Preferred Stock, including, without limitation, the holders of the Series A and Series B Preferred Shares, the Independent Directors shall owe the same duties which the Independent Directors owe to the holders of Common Stock.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

    For information regarding restrictions on ownership of the Series A and Series B Preferred Shares, see "Description of Capital Stock--Restrictions on Ownership and Transfer."

                          DESCRIPTION OF CAPITAL STOCK

    The following summary of the material terms of our capital stock does not purport to be complete and is subject in all respects to the applicable provisions of the MGCL and our Articles of Incorporation and Bylaws.

COMMON STOCK

    GENERAL. We are authorized by our Articles of Incorporation to issue up to 4,000,000 shares of Common Stock. We currently have outstanding 10,000 shares of Common Stock, all of which are held by the Bank. In addition, the Bank currently intends that, so long as any Series A or Series B Preferred Shares are outstanding, it will maintain direct or indirect ownership of at least a majority of the outstanding shares of our Common Stock.

    DIVIDENDS. Holders of Common Stock are entitled to receive dividends when, as and if authorized and declared by our Board of Directors out of assets legally available therefor, provided that, so long as any shares of Preferred Stock are outstanding, no dividends or other distributions (including redemptions and purchases) may be made with respect to the Common Stock unless full dividends on the shares of all series of Preferred Stock, including accumulations in the case of cumulative Preferred Stock, have been paid and any other conditions precedent established under the terms of such series of Preferred Stock have been satisfied. In order to remain qualified as a REIT, we must distribute annually at least 95% of our annual REIT taxable income (not including capital gains) to our stockholders. Several limitations exist which may restrict our ability to pay dividends on the Common Stock. See "Business and Strategy--Dividend Policy."

    VOTING RIGHTS. Subject to the rights, if any, of the holders of any class or series of Preferred Stock, including the Series A and Series B Preferred Shares, all voting rights are vested in the Common Stock. The holders of Common Stock are entitled to one vote per share. All of the issued and outstanding shares of Common Stock are currently, and upon consummation of the Offering will be, held by the Bank.

    As the holder of all of our outstanding shares of Common Stock, the Bank will be able, subject to the terms of the Series A and Series B Preferred Shares and of any other class or series of stock subsequently issued by us, to elect and remove directors, amend our Articles of Incorporation and approve other actions requiring stockholder approval under the MGCL or otherwise.

    RIGHTS UPON LIQUIDATION. In the event of the liquidation, dissolution or winding up of us, whether voluntary or involuntary, after there have been paid or set aside for the holders of all series of Preferred Stock the full preferential amounts to which such holders are entitled, the holders of Common Stock will be entitled to share equally and ratably in any assets remaining after the payment of all debts and liabilities.

PREFERRED STOCK

    We are authorized by our Articles of Incorporation to issue up to 4,000,000 shares of Preferred Stock. Subject to limitations prescribed by Maryland law and our Articles of Incorporation, our Board of Directors or, if then constituted, a duly authorized committee thereof is authorized to issue, from the authorized but unissued shares of our capital stock, Preferred Stock in such classes or series as our Board of Directors may determine and to establish, from time to time, the number of shares of Preferred Stock to be included in any such class or series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of the shares of any such class or series, and such other subjects or matters as may be fixed by resolution of our Board of Directors.

    Shares of Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The specific terms of a particular class or series of Preferred Stock will be described in our Articles of Incorporation or in supplementary articles relating to that class or series.

    Our Articles of Incorporation or supplementary articles relating to each class or series of Preferred Stock will set forth the preferences and other terms of such class or series, including, without limitation, the following: (i) the designation and stated value of such class or series; (ii) the number of shares of such class or series offered and the liquidation preference per share of such class or series; (iii) the dividend rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to such class or series;
(iv) whether dividends on such class or series of Preferred Stock are cumulative or not and, if cumulative, the date from which dividends on such class or series shall accumulate; (v) the provision for a sinking fund, if any, for such class or series; (vi) the provision for redemption, if applicable, of such class or series; (vii) any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a REIT or as otherwise deemed appropriate by our Board of Directors; (viii) any voting rights of such class or series; (ix) the relative ranking and preferences of such class or series as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs, (x) any limitations on issuance of any class or series of Preferred Stock ranking senior to or on a parity with such class or series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs, and (xi) any other specific terms, preferences, rights, limitations or restrictions of such class or series.

    As of the date of this prospectus, 1,426,000 shares of Series A Preferred Shares are outstanding and we have no present plans to issue any other Preferred Stock other than the Series B Preferred Shares.

ABILITY TO ISSUE ADDITIONAL SHARES OF COMMON STOCK AND PREFERRED STOCK

    We believe that the power of the Board of Directors to issue additional authorized but unissued shares of Common Stock or Preferred Stock and to classify or reclassify unissued shares of Common Stock or Preferred Stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional shares of stock will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded, except that as long as any Series A or Series B Preferred Shares remain outstanding, additional shares of Preferred Stock ranking senior to the Series A or Series B Preferred Shares may not be issued without the approval of the holders of at least two-thirds of the Series A and Series B Preferred Shares.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

    REIT REQUIREMENTS WITH RESPECT TO STOCK OWNERSHIP. To qualify as a REIT under the Code, not more than 50% of the value of our outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, other than the first year (the "Five or Fewer Test"). The Code requires that the Five or Fewer Test be applied using constructive ownership rules which treat certain organizations as one individual.

    Consistent with our intention to reduce the likelihood that our status as a REIT is jeopardized, our Articles of Incorporation provide that, subject to certain exceptions for Significant Stockholders, no individual or entity may own, or be deemed to own by virtue of the attribution rules of the Code, more than the Ownership Limit. The term "Ownership Limit" means the provisions in the Company's

Articles of Incorporation limiting, subject to certain exceptions, any person from owning (including shares deemed to be owned by attribution provisions of the Code) more than 8.25% of the aggregate initial liquidation value of the issued and outstanding shares of Preferred Stock, including the Series A and Series B Preferred Shares.

    Although the Five or Fewer Test references the aggregate value of all shares of our capital stock, the Ownership Limit has been established with reference to the aggregate initial liquidation preference of the outstanding shares of Preferred Stock. If (i) the relative values of our Common Stock and any outstanding shares of Preferred Stock, or (ii) the relative values of the different series or classes of Preferred Stock, were to change significantly, there is a risk that the Five or Fewer Test would be violated notwithstanding compliance with the Ownership Limit. Although we believe that it is unlikely that the relative value of the Common Stock will decrease by an amount sufficient to cause a violation of the Five or Fewer Test, there can be no assurance that such a change in value will not occur.

    The ownership of our Common Stock or the transfer of shares of common and/or preferred stock of PBOC to an entity which is considered an individual for purposes of the Five or Fewer Test could, in certain circumstances, cause us to fail the Five or Fewer Test and, consequently, to fail to qualify as a REIT.

    Our Board of Directors may (but will not be required to), upon the receipt of a ruling from the IRS or the advice of counsel satisfactory to it, waive the Ownership Limit with respect to an individual or entity if such individual's or entity's proposed ownership will not then or in the future jeopardize our status as a REIT. The transfer of any shares of Preferred Stock, including Series B Preferred Shares (including the occurrence of events other than actual transfers of Preferred Stock that result in changes in constructive ownership of Preferred Stock), in violation of such Ownership Limit will cause the shares of any class or series of Preferred Stock owned, or deemed to be owned, by or transferred to a stockholder in excess of the Ownership Limit, including any such shares which have been transferred pursuant to a waiver of the Ownership Limit (the "Excess Shares"), to be automatically transferred to a trust for the exclusive benefit of a charity to be named by us. All rights to dividends to such Excess Shares will be held by such trust.

    Our capital stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year (the "One Hundred Persons Test"). Our Articles of Incorporation contains restrictions on the acquisition of Preferred Stock intended to ensure compliance with the One Hundred Persons Test. Such provisions include a restriction that if any transfer of shares of our Preferred Stock would cause us to be beneficially owned by fewer than 100 persons, such transfer shall be null and void and the intended transferee will acquire no rights to the stock.

    The constructive ownership rules of the Code are complex and may cause Preferred Stock owned, directly or indirectly, by one individual or entity to be deemed to be constructively owned by other related individuals and/or entities. Similarly, under the constructive ownership rules, an individual or entity that owns stock of PBOC will be deemed to own a proportionate share of our Common Stock owned by the Bank. As a result, the acquisition by an individual or entity of our stock in amounts below the Ownership Limit (or the acquisition of an entity that owns such shares) may cause that individual or entity (or another individual or entity) to violate the Ownership Limit.

    Our Articles of Incorporation provide that any Excess Shares will automatically be transferred, by operation of law, to a trust for the benefit of a charity to be named by us as of the day prior to the day the prohibited transfer took place. Any dividends paid on the Series B Preferred Shares prior to the discovery of the prohibited transfer are to be repaid by the original transferee to us and by us to the trustee; subject to applicable law, any vote of the shares while the shares were held by the original transferee prior to our discovery thereof shall be VOID AB INITIO and the original transferee shall be deemed to have given its proxy to the trustee. Any unpaid distributions with respect to the original

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transferee will be rescinded as VOID AB INITIO. In liquidation, the original transferee stockholder's ratable share of our assets would be limited to the price paid by the original transferee for the Excess Shares or, if no value was given, the price per share equal to the closing market price on the date of the purported transfer. The trustee of the trust shall within 20 days sell the shares to any person whose ownership is not prohibited, whereupon the interest of the trust shall terminate. Proceeds of the sale shall be paid to the original transferee up to its purchase price (or, if the original transferee did not purchase the shares, the value on its date of acquisition) and any remaining proceeds shall be paid to a charity to be named by us.

    All certificates representing shares of Preferred Stock will bear a legend referring to the restrictions described above.

    The Ownership Limit provisions will not be automatically removed even if the REIT Provisions (as defined herein) are changed so as to eliminate any ownership concentration limitation or if the ownership concentration limitation is increased. Our Articles of Incorporation may not be amended to alter, change, repeal or amend any of the Ownership Limit provisions without the prior approval of a majority of our Independent Directors. The foregoing restrictions on transferability and ownership will not apply, however, if our Board of Directors, including a majority of Independent Directors, determines that it is no longer in the best interests of us and our stockholders to attempt to qualify, or continue to qualify, as a REIT. See "Business and Strategy--Management Policies and Programs."

    Our Articles of Incorporation require that any person who beneficially owns 1% (or such lower percentage as may be required by the Code or the Treasury Regulations) of the outstanding shares of any class or series of our Preferred Stock must provide certain information to us within 30 days of June 30 and December 31 of each year. In addition, each stockholder shall upon demand be required to disclose to us in writing such information as we may request in order to determine the effect, if any, of such stockholder's actual and constructive ownership on our status as a REIT and to ensure compliance with the Ownership Limit.

BUSINESS COMBINATIONS

    Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate of such an Interested Stockholder are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least
(a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. The Bank beneficially owns more than 10% of our voting shares and would, therefore, together with its affiliates (including PBOC) be subject to the business combination provision of the MGCL. However, pursuant to the statute, we have exempted any business combinations involving the Bank and any present or future affiliate thereof and, consequently, the five-year prohibition and the super-majority vote requirements will not apply to

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business combinations between any of them and us. As a result, the Bank and any present or future affiliate thereof may be able to enter into business combinations with us that may not be in the best interest of our stockholders without compliance by us with the super-majority vote requirements and the other provisions of the statute.

CONTROL SHARE ACQUISITIONS

    The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights, except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

    A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

    If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholder meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

    The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation. Our Articles of Incorporation contain a provision exempting from the control share acquisition statute any and all acquisitions of our shares of stock by the Bank and any present or future affiliates thereof (including PBOC). Consequently, the prohibition on voting control shares will not apply to the Bank or to any present or future affiliates thereof (including
PBOC).

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                       FEDERAL INCOME TAX CONSIDERATIONS

    The following summary of material federal income tax considerations regarding the Offering is based upon current law, is for general information only and is not tax advice. The information set forth below, to the extent that it constitutes summaries of legal matters or legal conclusions, has been reviewed by EMTH, and it is their opinion that such information insofar as it relates to matters of law or legal conclusions is accurate in all material respects. Timothy B. Matz, one of our directors, is a partner with EMTH. The discussion below is based on existing federal income tax law, which is subject to change, with possible retroactive effect. The discussion below does not address all aspects of taxation that may be relevant in the particular circumstances of each stockholder or to certain types of stockholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States, except to the extent discussed) subject to special treatment under the federal income tax laws.

    EACH PROSPECTIVE INVESTOR IS ENCOURAGED TO CONSULT HIS TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND SALE OF THE SERIES B PREFERRED SHARES AND OF OUR ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

    GENERAL. In the opinion of EMTH, commencing with our taxable year ended December 31, 1997, we have been organized and are operating in such a manner as to qualify for taxation as a REIT under the Code (the "REIT Requirements" or the "REIT Provisions"), and our proposed method of operation will enable us to continue to satisfy the REIT Requirements. The REIT Requirements are technical and complex. Our qualification and taxation as a REIT depends on our ability to meet, through actual annual operating results, the REIT Requirements. Accordingly, while we intend to continue to operate in a manner that would enable us to qualify to be taxed as a REIT, no assurance can be given that the actual results of our operations for any particular year will satisfy the REIT Requirements. The following discussion sets forth only a summary of the material aspects of those requirements.

    A REIT generally will not be subject to federal corporate income taxes on that portion of our ordinary income or capital gain that is currently distributed to stockholders. Such treatment substantially eliminates the federal "double taxation" of earnings (at the corporate and the stockholder levels) that generally results from investment in a corporation.

    Despite the REIT election, we may be subject to federal income and excise tax as follows:

        (1) we will be taxed at regular corporate rates on any REIT taxable income, including net capital gains, less distributions to stockholders.

        (2) if the REIT has a net capital gain, the applicable tax will be the lower of: (i) the tax imposed on REIT taxable income computed without regard to net capital gain and the deduction for capital gain dividends, and (ii) a tax on undistributed net capital gains at the rate provided in Section 1201(a) of the Code.

        (3) under certain circumstances, we may be subject to the "alternative minimum tax" on certain of our items of tax preferences, if any.

        (4) if we have (i) net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or (ii) other

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
    nonqualifying net income from foreclosure property, it will be subject to tax at the highest corporate rate on such income.

        (5) if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than sales of foreclosure property and sales that qualify for a statutory safe harbor), such income will be subject to a 100% tax.

        (6) if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but have nonetheless maintained our qualifications as a REIT because certain other requirements have been met, we will be subject to a 100% tax on the net income attributable to the greater of the amount by which we fail the 75% or 95% test, multiplied by a fraction intended to reflect our profitability.

        (7) if we should fail to distribute, or fail to be treated as having distributed, during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

    ORGANIZATIONAL REQUIREMENTS. The Code defines a REIT as a corporation, trust, or association (i) that is managed by one or more trustees or directors;
(ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (the "Five or Fewer Test") (as defined in the Code to include private foundations and certain pension trusts and other entities) at any time during the last half of each taxable year; and (vii) meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi) will not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (vi), certain tax-exempt entities described in Sections 501(c)(17) and 509(a) of the Code or a portion of a trust permanently set aside or used for purposes described in Section 642(c) of the Code, are generally treated as individuals, stock owned by a corporation is treated as if owned by the shareholders of the organization, and the beneficiaries of a pension trust that qualifies under
Section 401(a) of the Code and that holds shares of a REIT will generally be treated as holding shares of the REIT in proportion to their actuarial interests in the pension trust. See "--Taxation of United States Stockholders--Treatment of Tax-Exempt Stockholders."

    We have satisfied conditions (i) through (v), and we believe we have also satisfied condition (vi). In addition, our Articles of Incorporation provides for restrictions regarding the ownership and transfer of our shares, which restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in (v) and (vi) above. The ownership and transfer restrictions are described above under the headings "Description of Capital Stock-Restrictions on Ownership and Transfer."

    In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. We satisfy this requirement.

    INCOME TESTS. In order to maintain qualification as a REIT, we must annually satisfy three gross income requirements. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to

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real property or mortgages on real property (including interest on obligations secured by mortgages on real property, certain "rents from real property" or gain on the sale or exchange of such property and certain fees with respect to agreements to make or acquire Mortgage Loans), from certain types of temporary investments or certain other types of gross income. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments as aforesaid and from dividends, interest and gain from the sale or other disposition of stock or securities and certain other types of gross income (or from any combination of the foregoing). Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property (apart from involuntary conversions and sales of foreclosure property) held for less than four years from the date of acquisition must represent less than 30% of our gross income (including gross income from prohibited transactions) for each taxable year. The Taxpayer Relief Act of 1997 repealed the 30-percent gross income test requirement for tax years beginning after August 5, 1997.

    For interest to qualify as "interest on obligations secured by mortgages on real property or on interests in real property," the obligation must be secured by real property having a fair market value at the time of acquisition at least equal to the principal amount of the loan. The term "interest" includes only an amount that constitutes compensation for the use or forbearance of money. For example, a fee received or accrued by a lender which is in fact a charge for services performed for a borrower rather than a charge for the use of borrowed money is not includible as interest; amounts earned as consideration for entering into agreements to make loans secured by real property, although not interest, are otherwise treated as within the 75% and 95% classes of gross income so long as the determination of those amounts does not depend on the income or profits of any person. By statute, the term interest does not include any amount based on income or profits of any person except that the Code provides that (i) interest "based on a fixed percentage or percentages of receipts or sales" is not excluded and (ii) when the REIT makes a loan that provides for interest based on the borrower's receipts or sales and the borrower leases substantially all of its interest in the property securing the loan under one or more leases based on income or profits, only a portion of the contingent interest paid by the borrower will be disqualified as interest.

    Rents received or deemed to be received by us will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if certain statutory conditions are met that limit rental income essentially to rentals on investment-type properties. In the event that a REIT acquires by foreclosure property that generates income that does not qualify as "rents from real property," such income will be treated as qualifying for three years following the taxable year in which the trust acquires the property (which period may be extended by the IRS) so long as (i) all leases entered into after foreclosure generate only qualifying rent, (ii) only limited construction takes place and (iii) within 90 days of foreclosure, any trade or business in which the property is used is conducted by an independent contractor from which the REIT derives no income. In the event the special foreclosure property rule applies to qualify otherwise unqualified income, the net income that qualifies only under the special rule for foreclosure property may be subject to tax, as described above.

    We expect to satisfy these requirements.

    RELIEF PROVISIONS. If we fail to satisfy one or both of the 75% and 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. These relief provisions generally will be available if our failure to meet such tests was due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our return and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above in "--Taxation of the

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Company--General," even if these relief provisions were to apply, a tax would be imposed based upon the greater of the amount by which we failed either the 75% or 95% gross income test for that year.

    ASSET TESTS. At the close of each quarter of each taxable year, we must satisfy three tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets (including stock or debt instruments held for not more than one year that were purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of us), cash, cash items and government securities. Second, not more than 25% of our total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets and we may not own more than 10% of any one issuer's outstanding voting securities.

    After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take such action within 30 days after the close of any quarter as may be required to cure any noncompliance but no assurance can be given that such asset tests will be met.

    ANNUAL DISTRIBUTION REQUIREMENTS. In order to be treated as a REIT, we are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (A) the sum of (i) 95% of our "REIT taxable income" (computed without regard to the dividends paid deduction and our net capital gain) plus (ii) 95% of our net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus
(B) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate or in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that we do not distribute (or are not treated as having distributed) all of our net capital gain or distribute (or are treated as having distributed) at least 95%, but less than 100% of our "REIT taxable income," as adjusted, we will be subject to tax thereon at regular ordinary and capital gains corporate tax rates, as the case may be. For tax years beginning after August 5, 1997, if we elect to retain, rather than distribute, our net long-term capital gains and to pay the tax on such gains, then each stockholder must treat a designated amount of undistributed capital gains as long-term capital gains for his tax year in which the last day of our tax year falls. The stockholder, however, is treated as having paid the capital gains tax imposed on us on the designated amounts included in their long-term capital gains, is allowed a credit or refund for the tax deemed paid and increases the basis in such stockholder's shares of the REIT by the difference between the amount included in their gains and the tax deemed paid in respect thereof. Moreover, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. We intend to make timely distributions sufficient to satisfy the annual distribution requirement.

    "REIT taxable income" is the taxable income of a REIT, which generally is computed in the same fashion as the taxable income of any corporation, except that (i) certain deductions are not available, such as the deduction for dividends received, (ii) it may deduct dividends paid (or deemed paid) during the taxable year, (iii) net capital gains and losses are excluded and (iv) certain other adjustments are made.

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    It is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in calculating our taxable income. In the event that such an insufficiency or such timing differences occur, in order to meet the 95% distribution requirement we may find it necessary to arrange for borrowings or to pay dividends in the form of taxable stock dividends if it is practicable to do so.

    Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

    FAILURE TO QUALIFY. If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost, and will not be permitted to requalify unless we distribute any earnings and profits attributable to the period during which we failed to qualify. In addition, we would be subject to tax on any built-in gains on property held during the period during which we did not qualify if we sold such property within 10 years of requalification. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

TAXATION OF UNITED STATES STOCKHOLDERS

    DISTRIBUTIONS GENERALLY. As long as we qualify as a REIT, distributions to a United States Stockholder up to the amount of our current or accumulated earnings and profits (and not designated as capital gains dividends) will be taken into account as ordinary income and will not be eligible for the dividends-received deduction for corporations. Distributions that are designated by us as capital gain dividends will be treated as long-term capital gain (to the extent they do not exceed our actual net capital gain) for the taxable year without regard to the period for which the stockholder has held its stock. However, corporate stockholders may be required to treat up to 20% of certain capital gains dividends as ordinary income, pursuant to Section 291(d) of the Code. A distribution in excess of current or accumulated earnings and profits first will be treated as a tax-free return of capital, reducing the tax basis in the United States Stockholder's Series B Preferred Shares, and a distribution in excess of the United States Stockholder's tax basis in its Series B Preferred Shares will be taxable gain realized from the sale of such shares. Dividends declared by us in October, November or December of any year payable to a stockholder of record on a specified date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of such year, provided that the dividend actually is paid by us during January of the following calendar year. Stockholders may not claim the benefit of any of our tax losses on their own income tax returns.

    We will be treated as having sufficient earnings and profits to treat as a dividend any distribution by us up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed under "--Taxation of the Company--General" and "--Taxation of the Company--Annual Distribution Requirements" above. As a result, stockholders may be required to treat as taxable dividends certain distributions that otherwise would result in tax-free returns of capital. Moreover, any

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"deficiency dividend" will be treated as a "dividend" (an ordinary dividend or a capital gain dividend, as the case may be), regardless of our earnings and profits.

    Losses incurred on the sale or exchange of Series B Preferred Shares held for less than six months will be deemed a long-term capital loss to the extent of any capital gain dividends received by the selling stockholder with respect to such stock.

    TAX TREATMENT OF AUTOMATIC EXCHANGE. Upon the occurrence of an Exchange Event, the outstanding Series B Preferred Shares automatically will be exchanged on a one-for-one basis for Series B Bank Preferred Shares. The Automatic Exchange will be a taxable exchange with respect to which each holder of the Series B Preferred Shares will have a gain or loss, as the case may be, measured by the difference between the basis of such holder in the Series B Preferred Shares and the fair market value of the Series B Bank Preferred Shares received in the Automatic Exchange. Provided that such holder's Series B Preferred Shares were held as capital assets for more than 12 months prior to the Automatic Exchange, any gain or loss will be long-term capital gain or loss. Long-term capital losses are deductible, subject to certain limitations. The basis of the holder in the Series B Bank Preferred Shares will be the shares' fair market value at the time of the Automatic Exchange.

    TREATMENT OF TAX-EXEMPT STOCKHOLDERS. Distributions from us to a tax-exempt employee pension trust or other domestic tax-exempt stockholder generally will not constitute "unrelated business taxable income" ("UBTI") unless the stockholder has borrowed to acquire or carry its Series B Preferred Shares. For tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from Federal income taxation under Section 501(c)(7),
(c)(9), (c)(19) and (c)(20) of the Code, respectively, income from an investment in Series B Preferred Shares will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its Series B Preferred Shares. Such investors should consult their own tax advisors concerning the "set aside" and reserve requirements.

    Notwithstanding the foregoing, however, qualified trusts that hold more than 10% (by value) of the shares of certain REITs, however, may be required to treat a certain percentage of such REIT's distributions as UBTI. This requirement will apply only if (i) the REIT would not qualify as such for federal income tax purposes but for the application of the "look-through" exception to the Five or Fewer Test applicable to shares held by qualified trusts and (ii) the REIT is "predominantly held" by qualified trusts. A REIT is predominantly held by qualified trusts if either (i) a single qualified trust holds more than 25% by value of the interests in the REIT or (ii) one or more qualified trusts, each owning more than 10% by value of the interests in the REIT, hold in the aggregate more than 50% by value of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (a) the UBTI earned by the REIT (treating the REIT as if it were qualified trust and therefore subject to tax on UBTI) to (b) the total gross income (less certain associated expenses) of the REIT. If we were to incur indebtedness to acquire property, the percentage of any REIT dividend treated as UBTI would be increased to reflect any UBTI earned by us from "debt-financed property." A DE MINIMIS exception applies where the ratio set forth above is less than 5% for any year. For these purposes, a qualified trust is any trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the Five or Fewer Test without relying upon the "look-through" exception.

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TAXATION OF FOREIGN STOCKHOLDERS

    The following is a discussion of certain anticipated U.S. federal income tax consequences of the ownership and disposition of our stock applicable to Non-U.S. Holders of such stock. The discussion is based on current law and is for general information only. The discussion addresses only certain and not all aspects of U.S. federal income taxation.

    ORDINARY DIVIDENDS. The portion of dividends received by Non-United States Holders payable out of our earnings and profits (which are not attributable to capital gains of the Company, which are not designated as capital gains dividends and which are not effectively connected with a U.S. trade or business of the Non-United States Holder) will be subject to U.S. withholding tax at the rate of 30% (unless reduced by treaty). In general, Non-United States Holders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a Non-United States Holder's investment in our stock is (or is treated as) effectively connected with the Non-United States Holder's conduct of a U.S. trade or business, the Non-United States Holder generally will be subject to U.S. tax at graduated rates, in the same manner as a United States Stockholder with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a Non-United States Holder that is a foreign corporation).

    NON-DIVIDEND DISTRIBUTIONS. Distributions by us that are not dividends out of our earnings and profits will not be subject to U.S. income or withholding tax. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, then the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-United States Holder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

    CAPITAL GAIN DIVIDENDS. Under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), a distribution made by us to a Non-United States Holder, to the extent attributable to gains from dispositions of United States Real Property Interests ("USRPIs") will be considered effectively connected with a U.S. trade or business of the Non-United States Holder and subject to U.S. income tax at the rate applicable to U.S. individuals or corporations, without regard to whether such distribution is designated as a capital gain dividend. We believe that it is unlikely that we will derive significant gain from USRPIs, although whether we derive gain from USRPIs will depend on the facts as they ultimately develop. We will be required to withhold tax equal to 35% of the amount of dividends to the extent we pay dividends that are attributable to gains from dispositions of USRPIs. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder that is not entitled to treaty exemption.

    DISPOSITION OF STOCK OF THE COMPANY. Unless our stock constitutes a USRPI, a sale of such stock by a Non-United States Holder generally will not be subject to U.S. taxation under FIRPTA. Shares of a corporation are treated as USRPIs only if the fair market value of the USRPIs owned by the corporation equals or exceeds 50% of the fair market value of its total assets. If at no time during the five years preceding the sale or exchange of our shares, the Series B Preferred Shares constituted a USRPI, gain or loss on the sale or exchange will not be treated as effectively connected with a U.S. trade or business by reason of FIRPTA. Although ownership of real property in the U.S. is always a USRPI, a loan secured by a mortgage on U.S. real property does not constitute a USRPI unless the amounts payable by the borrower are contingent on the income or receipts of the borrower or the property or otherwise based on the property. We believe that it is unlikely that our shares will constitute USRPIs. The stock will not constitute a USRPI if we are a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by Non-United States Holders. We believe that we are, and we expect to continue to be, a domestically controlled REIT, and therefore that the

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sale of our stock will not be subject to taxation under FIRPTA. Because our stock will be publicly traded, however, no assurance can be given that we will continue to be a domestically controlled REIT.

    If we do not constitute a domestically controlled REIT and if our stock constitutes USRPIs, a Non-United States Holder's sale of stock generally will still not be subject to tax under FIRPTA as a sale of a USRPI provided that (i) the stock is "regularly traded" (as defined by applicable Treasury regulations) on an established securities market (e.g., the Nasdaq National Market, on which we expect to list the Series B Preferred Shares) and (ii) the selling Non-United States Holder held 5% or less of our outstanding stock at all times during a specified testing period.

    If the gain on the sale of our stock were subject to taxation under FIRPTA, the Non-United States Holder would be subject to the same treatment as a United States Stockholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

    Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Non-United States Holder in two cases: (i) if the Non-United States Holder's investment in our stock is effectively connected with a U.S. trade or business conducted by such Non-United States Holder, the Non-United States Holder will be subject to the same treatment as a United States Stockholder with respect to such gain, or (ii) if the Non-United States Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

    We will report to our stockholders and the IRS the amount of dividends paid or deemed paid during each calendar year, and the amount of tax withheld, if any.

    UNITED STATES STOCKHOLDERS. Under certain circumstances, a United States Stockholder of Series B Preferred Shares may be subject to backup withholding at a rate of 31% on payments made with respect to, or cash proceeds of a sale or exchange of, Series B Preferred Shares. Backup withholding will apply only if the holder (i) fails to furnish the person required to withhold with its Taxpayer Identification Number ("TIN") which, for an individual, would be his or her Social Security Number, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed to properly report payments of interest and dividends, or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. A United States Stockholder should consult with a tax advisor regarding qualification for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a United States Stockholder will be allowed as a credit against such United States Stockholder's United States federal income tax liability and may entitle such United States Stockholder to a refund, provided that the required information is furnished to the IRS.

    FOREIGN STOCKHOLDERS. Additional issues may arise pertaining to information reporting and backup withholding with respect to a Non-United States Holder. A Non-United States Holder should consult with a tax advisor with respect to any such information reporting and backup withholding requirements. Backup withholding with respect to a Non-United States Holder is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a Non-United States Holder will be allowed as a credit against any United States federal income tax liability of such Non-United States

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
Holder. If withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is furnished to the IRS.

OTHER TAX CONSEQUENCES

    We and our stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment of us and our stockholders may not conform to the federal income tax consequences discussed above. The tax laws of the State of California apply the provisions of the Code relating to REITs with certain modifications which will not have a material beneficial nor adverse effect on our ability to operate as a REIT. Prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in us.

                              ERISA CONSIDERATIONS

GENERAL

    In evaluating the purchase of Series B Preferred Shares, a fiduciary of a profit-sharing, pension or stock bonus plan, including a plan for self-employed individuals and their employees, or any other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), a collective investment fund or separate account in which such plans invest and any other investor using assets that are treated as the assets of an employee benefit plan subject to ERISA (each, a "Plan" and collectively, "Plans") should consider (a) whether the ownership of Series B Preferred Shares is in accordance with the documents and instruments governing such Plan; (b) whether the ownership of Series B Preferred Shares is solely in the interest of Plan participants and beneficiaries and otherwise consistent with the fiduciary's responsibilities and in compliance with the requirements of Part 4 of Title I of ERISA, including the diversification, prudence and liquidity requirements of
Section 404 of ERISA and the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code; (c) whether our assets are treated as assets of the Plan; and (d) the need to value the assets of the Plan annually. In addition, the fiduciary of an individual retirement arrangement under Section 408 of the Code (an "IRA") considering the purchase of Series B Preferred Shares should consider whether the ownership of Series B Preferred Shares would result in a non-exempt prohibited transaction under Section 4975 of the Code.

    The fiduciary investment considerations summarized below provide a general discussion that does not include all of the fiduciary investment considerations relevant to Plans and, where indicated, IRAs. This summary is based on the current provisions of ERISA and the Code and regulations and rulings thereunder, and may be changed (perhaps adversely and with retroactive effect) by future legislative, administrative or judicial actions. PLANS AND IRAS THAT ARE PROSPECTIVE PURCHASERS OF SERIES B PREFERRED SHARES SHOULD CONSULT WITH AND RELY UPON THEIR OWN ADVISORS IN EVALUATING THESE MATTERS IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

PLAN ASSET REGULATION

    Under Department of Labor regulations governing what constitutes the assets of a Plan or IRA ("Plan Assets") for purposes of ERISA and the related prohibited transaction provisions of the Code (the "Plan Asset Regulation", 29 C.F.R. Sec.2510.3-101), when a Plan or IRA makes an equity investment in another entity, the underlying assets of the entity will not be considered Plan Assets if the equity interest is a "publicly-offered security." If our assets were deemed to be Plan Assets, transactions between us and parties in interest or disqualified persons with respect to the investing Plan or IRA could be prohibited transactions unless a statutory or administrative exemption is available. In addition, investment authority would also have been improperly delegated to such fiduciaries, and,

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
under certain circumstances, Plan fiduciaries who make the decision to invest in the Series B Preferred Shares could be liable as co-fiduciaries for actions taken by us that do not conform to the ERISA standards for investments under
Part 4 of Title I of ERISA.

    For purposes of the Plan Asset Regulation, a "publicly-offered security" is a security that is (a) "freely transferable", (b) part of a class of securities that is "widely held," and (c) sold to the Plan or IRA as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and part of a class of securities that is registered under the Exchange Act within 120 days (or such later time as may be allowed by the Commission) after the end of the fiscal year of the issuer during which the Offering of such securities to the public occurred. The Series B Preferred Shares will be registered under the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act within the time periods specified in the Plan Asset Regulation.

    The Plan Asset Regulation provides that a security is "widely held" only if it is a part of the class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to the initial offering as a result of events beyond the control of the issuer. We expect the Series B Preferred Shares to be "widely held" upon the completion of the Offering.

    The Plan Asset Regulation provides that whether a security is "freely transferable" is a factual question to be determined on the basis of all the relevant facts and circumstances. The Plan Asset Regulation further provides that when a security is part of an offering in which the minimum investment is $10,000 or less, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are "freely transferable." We believe that any restrictions imposed on the transfer of the Series B Preferred Shares are limited to the restrictions on transfer generally permitted under the Plan Asset Regulation and are not likely to result in the failure of the Series B Preferred Shares to be "freely transferable."

    A Plan should not acquire or hold the Series B Preferred Shares if our underlying assets will be treated as the assets of such Plan. However, we believe that under the Plan Asset Regulation, the Series B Preferred Shares should be treated as "publicly-offered securities" and, accordingly, our underlying assets should not be considered to be assets of any Plan or IRA investing in the Series B Preferred Shares.

UNRELATED BUSINESS TAXABLE INCOME

    Plan fiduciaries should also consider the consequences of holding more than 10% of the Series B Preferred Shares if we are "predominantly held" by qualified trusts. See "Federal Income Tax Considerations--Taxation of United States Stockholders--Treatment of Tax-Exempt Stockholders."

                     CERTAIN INFORMATION REGARDING THE BANK

    As an integral part of this prospectus, a copy of the Bank's Offering Circular filed with the OTS relating to the Series B Bank Preferred Shares to be issued upon the occurrence of an Exchange Event, is attached hereto as Annex I and is incorporated by reference herein. All material information relating to the Bank, including information relating to the Bank's financial position, can be found in the Offering Circular. There has been no material change in the Bank's affairs since the conclusion of the quarter ended June 30, 1999 which has not otherwise been disclosed by the Bank in the Offering Circular.

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
                                  UNDERWRITING

    Subject to the terms and conditions set forth in an underwriting agreement
dated             , 1999 (the "Underwriting Agreement") among us, the Bank and
Sandler O'Neill & Partners, L.P., as representative (the "Representative") of the underwriters named herein (the "Underwriters"), we have agreed that we will sell to the Underwriters, and the Underwriters have severally agreed to purchase from us, the number of shares set forth opposite their names below:

                                                                                   NUMBER OF
NAME                                                                                 SHARES
--------------------------------------------------------------------------------  ------------
Sandler O'Neill & Partners, L.P.................................................

                                                                                  ------------
                                                                                  ------------
                                                                                  ------------

    Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all the Series B Preferred Shares offered hereby, if any are taken.

    The Underwriters propose initially to offer the Series B Preferred Shares directly to the public at the price to public set forth on the cover page of this prospectus, and to certain securities dealers at such price less a
concession of $      per share. The Underwriters may allow, and such dealers may
reallow, a concession not in excess of $      per share to certain brokers and
dealers. After the Series B Preferred Shares are released for sale to the public, the Offering price and other selling terms may from time to time be varied by the Underwriters.

    We have granted the Underwriters an option exercisable for 30 days after the
date of this prospectus to purchase up to an aggregate of       additional
Series B Preferred Shares solely to cover over-allotments, if any.

    We have agreed to pay certain expenses of the Underwriters in connection with the Offering, including, without limitation, the Underwriters' legal fees and expenses, travel costs and other fees and expenses incident to the performance of the Underwriters' obligations under the Underwriting Agreement. Pursuant to the Underwriting Agreement, the Underwriters' legal fees and all other expenses of the Underwriters to be paid by us and the Bank shall not
exceed $            in the aggregate.

    We have agreed that, during the period beginning from the date of this prospectus and continuing to and including the date 90 days after the date of this prospectus, we will not offer, sell, contract to sell or otherwise dispose of our securities which are substantially similar to the Series B Preferred Shares (i.e., the Series A Preferred Shares) or which are convertible or exchangeable into securities which are substantially similar to the Series B Preferred Shares without the prior written consent of the Representative, except for the Series B Preferred Shares offered in connection with the Offering.

    Prior to the Offering, there has been no public market for the Series B Preferred Shares. The public offering price was determined by negotiations between us and the Representative. Among the factors considered in determining the public offering price of the Series B Preferred Shares, in addition to prevailing market conditions, were the estimate of our financial condition and earnings prospects, an assessment of our management, limitations on the voting rights of the Series B Preferred Shares, the consideration of the above factors in relation to market valuation of companies in related businesses and other factors deemed to be relevant.

    We have applied for quotation of the Series B Preferred Shares on the Nasdaq National Market. The Representative has advised us that it intends to make a market in the Series B Preferred Shares, but it is not obligated to do so and may discontinue any such market making at any time without notice.

    We and the Bank have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

    In connection with the Offering, the Underwriters may purchase and sell Series B Preferred Shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater number of shares than they are required to purchase in the Offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Series B Preferred Shares while the Offering is in progress.

    The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such Underwriter in stabilizing or short covering transactions.

    These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the Series B Preferred Shares. As a result, the price of the Series B Preferred Shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

    Neither we nor the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Series B Preferred Shares. In addition, neither we nor the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

    The Representative has provided from time to time, and expects to provide in the future, investment banking services to us and to our affiliates, for which the Representative has received or will receive customary fees and commissions.

                                    EXPERTS

    The financial statements of People's Preferred Capital Corporation as of December 31, 1998 and 1997, and for the year ended December 31, 1998 and for the period from inception, June 19, 1997 through December 31, 1997 have been included herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                   VALIDITY OF THE SERIES B PREFERRED SHARES

    The validity of the Series B Preferred Shares offered hereby and certain other legal and certain tax matters described under "Federal Income Tax Considerations" will be passed upon for us by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C. Timothy B. Matz, one of our directors, is a partner with Elias, Matz, Tiernan & Herrick L.L.P. The validity of the Series B Preferred Shares will be passed upon for the Underwriters by Sullivan & Cromwell, Los Angeles, California. In rendering its opinion, Sullivan & Cromwell will rely, as to matters of Maryland law, on the opinion of Elias, Matz, Tiernan & Herrick L.L.P.

                           FORWARD LOOKING STATEMENTS

    Some of the statements in this prospectus are forward-looking statements. These forward-looking statements include statements relating to our performance in the "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business and Strategy" sections of this prospectus. In addition, we may make forward-looking statements in future filings with the Commission and in written material, press releases and oral statements issued by us or on our behalf. Forward-looking statements include statements regarding our intent, belief or current expectations (including statements preceded by, followed by or including forward-looking terminology such as "may," "will," "should," "believe," "expect," "anticipate," "estimate," "continue" or similar expressions or comparable terminology) with respect to various matters.

    It is important to note that our actual results could differ materially from those anticipated from the forward-looking statements depending on various important factors. These important factors include a possible decline in asset quality, the possible adverse effects of unexpected changes in the interest rate environment, increasing competition and regulatory changes. See "Risk Factors" for more information on these and other risks we face.

    All forward-looking statements in this prospectus are based on information available to us on the date of this prospectus. We do not undertake to update any forward-looking statements that may be made by us or on our behalf in this prospectus or otherwise. In addition, please note that matters set forth under the caption "Risk Factors" constitute cautionary statements identifying important factors with respect to the forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

                             ADDITIONAL INFORMATION

    We have has filed with the Commission a Registration Statement (of which this prospectus is a part) on Form S-11 (the "Registration Statement") under the Securities Act, with respect to the Series B Preferred Shares offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information regarding us and the Series B Preferred Shares offered hereby, reference is made to the Registration Statement and the exhibits thereto.

    The Registration Statement and the exhibits forming a part thereof filed by the Company with the Commission can be inspected at and copies can be obtained from the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the following regional offices of the Commission: 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, 14th Floor, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

    Our Articles of Incorporation provide that we shall maintain our status as a reporting company under the Exchange Act for as long as the Series A and Series B Preferred Shares are outstanding, and pursuant thereto, we intend to furnish our stockholders with annual reports containing audited financial statements certified by independent auditors and quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year.

                                    GLOSSARY

    "Administration Action" means any judicial decision, official administrative pronouncement, published or private ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to adopt such procedures or regulations) relating to the Tax Event.

    "Automatic Exchange" means the automatic exchange on a share-for-share basis of Series B Preferred Shares for Series B Bank Preferred Shares upon the occurrence of the Exchange Event.

    "Commercial Mortgage Loan" means a whole loan secured by a first mortgage or deed of trust on a multi-family residential or commercial real estate property.

    "Dividend Payment Date" means each quarterly date upon which dividends are paid by the Company to the holders of the Series B Preferred Shares.

    "Dividend Period" means any quarterly dividend period.

    "Excess Shares" means the shares of any class or series of Preferred Stock owned, or deemed to be owned, by or transferred to a stockholder in excess of the Ownership Limit.

    "Exchange Event" means the appropriate federal regulatory agency directs in writing an exchange of the Series B Preferred Shares for Series B Bank Preferred Shares because (i) the Bank becomes "undercapitalized" under prompt corrective action regulations established pursuant to FDICIA, (ii) the Bank is placed into conservatorship or receivership or (iii) the appropriate federal regulatory agency, in its sole discretion, anticipates the Bank becoming "undercapitalized" in the near term.

    "Five or Fewer Test" means the Code requirement that not more than 50% in value of the Company's outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code).

    "Independent Directors" means the members of the Board of Directors who are not current directors, officers or employees of the Company, PBOC, the Bank or any affiliate of the Bank.

    "Initial Dividend Period" means the first Dividend Period.

    "Interested Stockholder" means any person who beneficially owns, directly or indirectly, 10% or more of the aggregate voting power of a Maryland corporation.

    "Junior Stock" means Common Stock and all other classes and series of stock which rank below the Series B Preferred Shares as to dividend rights and rights upon liquidation, winding up or dissolution.

    "Loan-to-Value Ratio" means, with respect to any Mortgage Loan, the ratio (expressed as a percentage) of the original principal amount of such Mortgage Loan to the lesser of (i) the appraised value at origination of the mortgaged property underlying such Mortgage Loan and (ii) if the Mortgage Loan was made to finance the acquisition of property, the purchase price of the mortgaged property.

    "Mortgage Assets" means real estate mortgage assets.

    "Mortgage-Backed Securities" means securities either issued or guaranteed by agencies of the Federal government or government sponsored agencies or that are rated by at least one nationally recognized independent rating organization and that represent interests in or obligations backed by pools of Mortgage Loans.

    "Mortgage Loans" means whole loans secured by single-family (one- to four-unit) residential, multi-family or commercial real estate properties.

    "Nonaccrual Status" means a loan on which, in the opinion of management, principal or interest is not likely to be paid in accordance with the terms of the loan agreement or on which the principal or interest is past due 90 days or more and collateral, if any, is insufficient to cover principal and interest.

    "One Hundred Persons Test" means the Code requirement that the capital stock of the Company be owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year.

    "Other Authorized Investments" means non-mortgage-related securities authorized by Section 856(c)(5)(B) of the Code, in an amount which shall not exceed 20% of the value of the Company's total assets. Non-mortgage related security is defined in the Investment Company Act. Under the Investment Company Act, the term "security" means, in part, any note, stock, treasury stock, debenture, evidence of indebtedness, or certificate of interest or participation in any profit sharing agreement or a group or index of securities.

    "Parity Stock" means any class and series of equity securities of the Company expressly designated at being on a parity with the Series B Preferred Shares as to dividend rights and rights upon liquidation, winding up or dissolution. The Series A Preferred Shares constitutes Parity Stock with respect to the Series B Preferred Shares.

    "Portfolio" means the Current Portfolio of Mortgage Loans held by the Company.

    "Proposed Portfolio" means the Proposed Portfolio of Mortgage Loans expected to be purchased by the Company from the Bank.

    "REIT" means a real estate investment trust as defined pursuant to the REIT Provisions, or any successor provisions thereof.

    "REIT Provisions" and "REIT Requirements" means Sections 856 through 860 of the Code and the applicable Treasury Regulations.

    "REIT taxable income" means the taxable income of a REIT, which generally is computed in the same fashion as the taxable income of any corporation, except that (i) certain deductions are not available, such as the deduction for dividends received, (ii) it may deduct dividends paid (or deemed paid) during the taxable year, (iii) net capital gains and losses are excluded and (iv) certain other adjustments are made.

    "Residential Mortgage Loan" means a whole loan secured by a first mortgage or deed of trust on a single-family (one-to four-unit) residential real estate property.

    "Senior Stock" means any class and series of securities of the Company expressly designated as being senior to the Series B Preferred Shares.

    "Significant Stockholders" mean the Bishop Estate, BIL Securities and Arbur, or any entity controlled, directly, or indirectly by the Bishop Estate, BIL Securities and Arbur, or their respective successors. Furthermore, any Person which owns or is deemed to own shares of the Company by reason of the attribution of shares of the Company (under certain attribution provisions of the Code) to a Material Stockholder shall be treated as a Material Stockholder.

                     PEOPLE'S PREFERRED CAPITAL CORPORATION
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----
Independent Auditors' Report...............................................................................         F-2

Statements of Financial Condition--December 31, 1998 and 1997 and June 30, 1999 (unaudited)................         F-3

Statements of Earnings--For the year ended December 31, 1998 and for the period from inception, June 19,
  1997 through December 31, 1997 and the six month period ended June 30, 1999 and 1998 (unaudited).........         F-4

Statements of Changes in Stockholders' Equity--For the Year ended December 31, 1998 and for the period from inception, June 19, 1997 through December 31, 1997 and the six month period ended June 30, 1999 and 1998
  (unaudited)..............................................................................................         F-5

Statements of Cash Flows--For the Year ended December 31, 1998 and for the period from inception, June 19,
  1997 through December 31, 1997 and the six month period ended June 30, 1999 and 1998 (unaudited).........         F-6

Notes to Financial Statements..............................................................................         F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
People's Preferred Capital Corporation:

    We have audited the accompanying statements of financial condition of People's Preferred Capital Corporation as of December 31, 1998 and 1997, and the related statements of earnings, changes in stockholders' equity and cash flows for the year ended December 31, 1998, and for the period from inception, June 19, 1997 through December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of People's Preferred Capital Corporation as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the year ended December 31, 1998 and for the period from inception, June 19, 1997 through December 31, 1997 in conformity with generally accepted accounting principles.

                                          KPMG LLP

Los Angeles, California
January 25, 1999

                     PEOPLE'S PREFERRED CAPITAL CORPORATION

                       STATEMENTS OF FINANCIAL CONDITION

            DECEMBER 31, 1998 AND 1997 AND JUNE 30, 1999 (UNAUDITED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                         DECEMBER     DECEMBER
                                                            JUNE 30,        31,          31,
ASSETS:                                                       1999         1998         1997
                                                           -----------  -----------  -----------
                                                           (UNAUDITED)
Cash and cash equivalents................................   $   2,911    $   1,301    $      44
Mortgage loans, net (Note 3).............................      68,527       69,457       70,423
Due from affiliate (Note 5)..............................         620        1,277        1,723
Accrued interest receivable..............................         373          370          407
Other assets.............................................           6           --           --
                                                           -----------  -----------  -----------
      Total assets.......................................   $  72,437    $  72,405    $  72,597
                                                           -----------  -----------  -----------
                                                           -----------  -----------  -----------
LIABILITIES AND STOCKHOLDERS' EQUITY:

Accounts payable and accrued liabilities.................   $      31    $      42    $      --
Dividends payable to the Bank (Notes 4 and 5)............          --           --          460
                                                           -----------  -----------  -----------
      Total liabilities..................................          31           42          460
                                                           -----------  -----------  -----------
Commitments and contingencies............................          --           --           --

Stockholders' Equity:
Preferred stock, par value $.01 per share, 4,000,000
  shares authorized: Preferred stock series A, issued and
  outstanding 1,426,000 shares, liquidation value
  $35,650................................................          14           14           14
Common stock, par value $.01 per share, 4,000,000 shares
  authorized: 10,000 shares issued and outstanding.......          --           --           --
Additional paid-in capital...............................      72,075       72,075       72,075
Retained earnings........................................         317          274           48
                                                           -----------  -----------  -----------
      Total stockholders' equity.........................      72,406       72,363       72,137
                                                           -----------  -----------  -----------
      Total liabilities and stockholders' equity.........   $  72,437    $  72,405    $  72,597
                                                           -----------  -----------  -----------
                                                           -----------  -----------  -----------

                See accompanying notes to financial statements.

                     PEOPLE'S PREFERRED CAPITAL CORPORATION
                             STATEMENTS OF EARNINGS

                   YEARS ENDED DECEMBER 31, 1998 AND FOR THE
       PERIOD FROM INCEPTION, JUNE 19, 1997 THROUGH DECEMBER 31, 1997 AND
         THE SIX MONTH PERIOD ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

                             (DOLLARS IN THOUSANDS)

                                                                                   JUNE 30,            DECEMBER 31,
                                                                             --------------------  --------------------
                                                                               1999       1998       1998       1997
                                                                             ---------  ---------  ---------  ---------

                                                                                 (UNAUDITED)
REVENUES:
Interest on mortgage loans.................................................  $   2,718  $   2,819  $   5,497  $   1,460
Interest on deposits.......................................................         77        115        283         16
                                                                             ---------  ---------  ---------  ---------
  Total revenues:..........................................................      2,795      2,934      5,780      1,476
                                                                             ---------  ---------  ---------  ---------
EXPENSES:
Loan servicing fees........................................................         87         86        170         46
Management fees (Note 6)...................................................        100        100        200         50
Professional fees..........................................................         38         58        125         11
Other......................................................................         15         11         35          2
                                                                             ---------  ---------  ---------  ---------
  Total expenses...........................................................        240        255        530        109
                                                                             ---------  ---------  ---------  ---------
  Net earnings.............................................................  $   2,555  $   2,679  $   5,250  $   1,367
                                                                             ---------  ---------  ---------  ---------
                                                                             ---------  ---------  ---------  ---------

                See accompanying notes to financial statements.

                     PEOPLE'S PREFERRED CAPITAL CORPORATION

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

    FOR THE YEAR ENDED DECEMBER 31, 1998 AND FOR THE PERIOD FROM INCEPTION, JUNE 19, 1997 THROUGH DECEMBER 31, 1997 AND FOR THE SIX MONTH PERIOD ENDED JUNE
                              30, 1999 (UNAUDITED)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                NUMBER OF
                                PREFERRED                   NUMBER OF
                                SHARES PAR                   COMMON
                                  VALUE,      SERIES A     SHARES PAR                  ADDITIONAL                   TOTAL
                                   $.01       PREFERRED    VALUE, $.01     COMMON        PAID-IN     RETAINED    STOCKHOLDERS'
                                PER SHARE       STOCK       PER SHARE       STOCK        CAPITAL     EARNINGS       EQUITY
                                ----------  -------------  -----------  -------------  -----------  -----------  ------------
Balance at June 19, 1997......          --    $      --            --     $      --     $      --    $      --    $       --
Issuance of preferred stock,
  Series A....................   1,426,000           14            --            --        33,236           --        33,250
Issuance of common stock......          --           --        10,000            --        38,839           --        38,839
Net earnings..................          --           --            --            --            --        1,367         1,367
Preferred dividends...........          --           --            --            --            --         (859)         (859)
Common dividends..............          --           --            --            --            --         (460)         (460)
                                ----------          ---    -----------          ---    -----------  -----------  ------------
Balance at December 31,
  1997........................   1,426,000           14        10,000            --        72,075           48        72,137
Net earnings..................          --           --            --            --            --        5,250         5,250
Preferred dividends...........          --           --            --            --            --       (3,476)       (3,476)
Common dividends..............          --           --            --            --            --       (1,548)       (1,548)
                                ----------          ---    -----------          ---    -----------  -----------  ------------
Balance at December 31,
  1998........................   1,426,000    $      14        10,000     $      --     $  72,075    $     274    $   72,363
Net earnings..................          --           --            --            --            --        2,555         2,555
Preferred dividends...........          --           --            --            --            --       (1,738)       (1,738)
Common dividends..............          --           --            --            --            --         (774)         (774)
                                ----------          ---    -----------          ---    -----------  -----------  ------------
Balance as of June 30, 1999
  (unaudited).................   1,426,000    $      14        10,000     $      --     $  72,075    $     317    $   72,406
                                ----------          ---    -----------          ---    -----------  -----------  ------------
                                ----------          ---    -----------          ---    -----------  -----------  ------------

                See accompanying notes to financial statements.

                     PEOPLE'S PREFERRED CAPITAL CORPORATION

                            STATEMENTS OF CASH FLOWS

    FOR THE YEAR ENDED DECEMBER 31, 1998 AND FOR THE PERIOD FROM INCEPTION,
        JUNE 19, 1997 THROUGH DECEMBER 31, 1997 AND THE SIX MONTH PERIOD
                    ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

                             (DOLLARS IN THOUSANDS)

                                                                                JUNE 30,            DECEMBER 31,
                                                                          --------------------  --------------------
                                                                            1999       1998       1998       1997
                                                                          ---------  ---------  ---------  ---------

                                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings............................................................  $   2,555  $   2,679  $   5,250  $   1,367
Adjustments to reconcile net earnings to net cash provided by operating activities:
  (Increase) decrease in accrued interest receivable....................         (3)        18         37        114
  (Increase) decrease in due from affiliates............................        657      1,035        446     (1,723)
  Increase in other assets..............................................         (6)        (5)
  Increase (decrease) in accrued expenses...............................        (11)        --         42         --
  Decrease in dividends payable.........................................         --       (460)        --         --
                                                                          ---------  ---------  ---------  ---------
  Net cash (used in) provided by operating activities...................      3,192      3,267      5,775       (242)
                                                                          ---------  ---------  ---------  ---------
                                                                          ---------  ---------  ---------  ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of mortgage loans............................................    (10,401)    (8,100)   (23,080)   (73,952)
  Mortgage loan principal repayments....................................     11,376     10,358     24,142      3,529
  Purchase of accrued interest receivable...............................        (45)        --        (96)      (521)
                                                                          ---------  ---------  ---------  ---------
  Net cash (used in) provided by investing activities...................        930      2,258        966    (70,944)
                                                                          ---------  ---------  ---------  ---------
                                                                          ---------  ---------  ---------  ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from preferred stock offering............................         --         --         --     33,250
  Net proceeds from capital contribution from Bank......................         --         --         --     38,839
  Preferred stock dividends paid........................................     (1,738)    (1,738)    (3,476)      (859)
  Common stock dividends paid...........................................       (774)       (48)    (2,008)        --
                                                                          ---------  ---------  ---------  ---------
  Net cash (used in) provided by financing activities...................     (2,512)    (1,786)    (5,484)    71,230
                                                                          ---------  ---------  ---------  ---------

NET INCREASE IN CASH AND CASH EQUIVALENTS...............................      1,610      3,739      1,257         44

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD........................      1,301         44         44         --
                                                                          ---------  ---------  ---------  ---------

CASH AND CASH EQUIVALENTS AT END OF YEAR................................  $   2,911  $   3,783  $   1,301  $      44
                                                                          ---------  ---------  ---------  ---------
                                                                          ---------  ---------  ---------  ---------
Supplemental schedule of non-cash financing activities:
  Common stock dividends declared and unpaid............................  $      --  $      --  $      --  $     460
                                                                          ---------  ---------  ---------  ---------
                                                                          ---------  ---------  ---------  ---------

                See accompanying notes to financial statements.

                     PEOPLE'S PREFERRED CAPITAL CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--ORGANIZATION AND BASIS OF PRESENTATION

    The Company is a Maryland corporation incorporated on June 19, 1997 which was created for the purpose of acquiring, holding and managing mortgage loans secured by real estate assets. The Company's outstanding common stock is wholly owned by People's Bank of California (the "Bank"), a federal savings bank.

    On October 3, 1997, the Company commenced its operations with the consummation of an initial public offering of 1,426,000 shares of Series A Preferred Shares, $0.01 par value, which raised $33,250,000, net of underwriting and offering expenses of $2,400,000. The Series A Preferred Shares are traded on the NASDAQ National Market. Additional expenses incurred relative to the offering and the formation of the Company were borne by the Bank. Concurrent with the issuance of the Series A Preferred Shares, the Bank contributed additional capital of $38,839,000 after reimbursement for offering expenses of $426,000 to the Company.

    Each Series A Preferred Share will be exchanged automatically (the "Automatic Exchange") for one newly issued preferred share of the Bank, if the appropriate federal regulatory agency directs that the exchange occur. The instances in which this might occur are as follows: (i) the Bank becomes undercapitalized under the prompt corrective action regulations under the Federal Deposit Insurance Corporation Improvements Act of 1991, (ii) the Bank is placed into conservatorship or receivership, or (iii) the appropriate federal agency anticipates the bank becoming "undercapitalized" in the near future. In the event of the Automatic Exchange, the Bank preferred shares would constitute a new series of preferred shares of the Bank, and would have the same dividend rights, liquidation preference, redemption options and other attributes as the Series A Preferred Shares, except that (i) the Bank preferred shares would not be listed on a national stock exchange or national quotation system, and would rank on an equal basis in terms of cash dividend payments and liquidation preference with any shares of preferred stock of the Bank outstanding at the time of the Automatic Exchange.

    The Company used the proceeds raised from the initial public offering of the Series A Preferred Shares and the additional capital contributed by the Bank to purchase from the Bank the Company's initial portfolio of residential and commercial mortgage loans at the Bank's carrying value of $71.3 million. The mortgage loans were recorded in the accompanying financial statements at the Bank's historical cost basis which approximated their estimated fair values. The Company has entered into servicing agreements with the Bank and Temple Inland Mortgage Corporation to service the Company's mortgage assets.

    As the Company's common stock is wholly owned by the Bank, earnings per share data is not presented.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Residential and Commercial Mortgage Loans:

        Residential and commercial mortgage loans are carried at the principal amount outstanding, net of unamortized deferred loan fees and direct origination costs and purchase discounts and premiums. Deferred loan fees and direct origination costs and discounts or premiums on one-to-four-family residential mortgage loans are accreted or amortized to income using the interest method over the contractual term of the loans. Unaccreted or unamortized discounts or premiums on loans sold or paid in full are recognized in income at the time of sale or payoff. The initial portfolio of loans was purchased from the Bank at its principal amount without adjustment

                     PEOPLE'S PREFERRED CAPITAL CORPORATION

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) for deferred fees or costs and discounts or premiums due to immateriality. The Company purchased additional single family residential loans from the Bank during 1997, 1998 and 1999. It is the Company's policy to place a loan on non-accrual status in the event that a borrower is 90 days or more delinquent. When a loan is placed on non-accrual status, the accrued and unpaid interest receivable is reversed. Amortization of premiums, discounts, and deferred fees, net of deferred direct origination costs, associated with loans that are on non-accrual status are discontinued. Income is subsequently recognized only to the extent that cash payments are received. When, in management's judgment, the borrower's ability to make periodic interest and principal payments resumes, the loan is returned to accrual status.

        Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS No. 114"), as amended by Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures" ("SFAS No. 118"), a loan is impaired when it is "probable" that a creditor will be unable to collect all amounts due (i.e., both principal and interest) according to the contractual terms of the loan agreement. The measurement of impairment may be based on (i) the present value of the expected future cash flows of the impaired loan discounted at the loan's original effective interest rate, (ii) the observable market price of the impaired loan, or (iii) the fair value of the collateral of a collateral-dependent loan. SFAS No. 114 does not apply to large groups of smaller balance homogeneous loans that are collectively evaluated for impairment. The Company collectively reviews its portfolio of residential mortgage loans for impairment. The Company reviews its commercial loans individually for impairment. There were no impaired loans included in the Company's loan portfolio at December 31, 1998 and 1997 and at June 30, 1999 (unaudited).

        Residential and commercial mortgages consist of fixed rate mortgages. The Company's commercial loan portfolio includes fixed rate mortgages which do not fully amortize and have a balloon payment due.

(b) Allowance for Loan Losses:

        The allowance for loan losses is a general allowance which is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic valuation of the adequacy of the allowance is based on such factors as the Bank's and the Company's past loan loss experience, delinquency trends, known and inherent risks in the portfolio, potential adverse situations that may affect the borrower's ability to repay, the estimated value of underlying collateral, and current economic conditions.

        Although management believes that its present allowance for loan losses is adequate, it will continue to review its loan portfolio to determine the extent to which any changes in loss experience may require additional provisions in the future.

(c) Cash and Cash Equivalents:

        For purposes of the statement of cash flows, cash and cash equivalents include cash and amounts due from banks, and all other highly liquid debt investments with original maturities of three months or less.

                     PEOPLE'S PREFERRED CAPITAL CORPORATION

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
(d) Income Taxes:

        The Company has elected to be treated as a REIT for Federal income tax purposes and intends to comply with the provisions of the Code. Accordingly, the Company will not be subject to Federal income tax to the extent it distributes its earnings to stockholders and as long as certain asset, income and stock ownership tests are met in accordance with the Code. As the Company expects to qualify as a REIT for Federal income tax purposes, no provision for income taxes is included in the accompanying financial statements.

(e) Use of Estimates:

        Management of the Company has made certain estimates and assumptions relating to the reporting of assets and liabilities and reported amounts of revenues and expenses and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

NOTE 3--MORTGAGE LOANS AND ALLOWANCE FOR LOAN LOSSES

    At June 30, 1999 (unaudited) December 31, 1998 and 1997, mortgage loans, net consisted of the following (in thousands):

                                                                                                  DECEMBER 31,
                                                                                  JUNE 30,    --------------------
                                                                                    1999        1998       1997
                                                                                 -----------  ---------  ---------
                                                                                 (UNAUDITED)
Single-family mortgage loans...................................................   $  59,163   $  58,126  $  58,142
Multifamily loans..............................................................       4,171       4,919      5,548
Commercial loans...............................................................       5,446       6,665      6,986
                                                                                 -----------  ---------  ---------
                                                                                     68,780      69,710     70,676
Allowance for loan losses......................................................        (253)       (253)      (253)
                                                                                 -----------  ---------  ---------
                                                                                  $  68,527   $  69,457  $  70,423
                                                                                 -----------  ---------  ---------
                                                                                 -----------  ---------  ---------

    There was no activity in the allowance for loan losses which had a balance of $253,000 at the beginning and end of each period.

    As of June 30, 1999 and December 31, 1998, all of the real estate properties underlying the mortgage loans included in the Company's portfolio are located in California. Of the residential mortgage loans included in the Company's portfolio, as of June 30, 1999 and December 31, 1998, approximately 4.0% and 4.8%, respectively are secured by real estate located in northern California and 96.0% and 95.2%, respectively, are secured by real estate located in southern California. Of the multi-family and commercial mortgage loans included in the Company's portfolio, approximately 1.4% and 1.4% are secured by real estate located in northern California and 98.6% and 98.6% are secured by real estate located in southern California, respectively.

    Consequently, these mortgage loans may be subject to a greater risk of default than other comparable mortgage loans in the event of adverse economic, political or business developments and natural hazards (earthquakes, wild fires and mud slides, for example) in California that may affect the ability of property owners in California to make payments of principal and interest on the underlying mortgages. Standard hazard insurance required to be maintained with respect to mortgage loans held

                     PEOPLE'S PREFERRED CAPITAL CORPORATION

NOTE 3--MORTGAGE LOANS AND ALLOWANCE FOR LOAN LOSSES (CONTINUED) by the Company may not protect the Company against losses occurring from earthquakes and other natural disasters.

NOTE 4--DIVIDENDS

    Holders of Series A Preferred Shares are entitled to receive, if, when and as authorized and declared by the Board of Directors of the Company out of funds legally available, noncumulative dividends at a rate of 9.75% per annum of the initial liquidation preference ($25.00 per share). Dividends on the Series A Preferred Shares, if authorized and declared, are payable quarterly in arrears on the last day of March, June, September and December. Dividends for the six months ended June 30, 1999 (unaudited) and the year ended December 31, 1998 and for the period from June 19, 1997 to December 31, 1997 to holders of the Series A Preferred Shares totaled approximately, $1,738,000, $3,476,000 and $859,000, respectively.

    No cash dividends or other distributions may be paid on common stock unless
(i) the Company has paid full dividends on the Series A Preferred Shares for the four most recent dividend periods (or such lesser number of dividend periods during which the Series A Preferred Shares have been outstanding) and has declared a cash dividend on the Series A Preferred Shares at the annual dividend rate for the current dividend period, and (ii) the Company is in compliance with the terms of all stock ranking senior to the common stock.

    Dividends on common stock are paid when, as and if authorized and declared by the Board of Directors out of funds legally available after all preferred dividends have been paid. There were $774,000, and $1,548,000 common dividends paid for the six months ended June 30, 1999 (unaudited) and the year ended December 31, 1998. There were $460,000 common dividends declared during the period from June 19, 1997 to December 31, 1997 which were paid in 1998.

NOTE 5--RELATED PARTY TRANSACTIONS

    The Company entered into servicing agreements with the Bank pursuant to which the Bank performs the servicing of the commercial mortgage and certain single family residential loans held by the Company in accordance with normal industry practice. The servicing fee the Bank charges is 0.25% per year of the outstanding principal balances of the commercial and single family residential mortgages. Servicing fee expense paid to the Bank totaled $49,000 and $47,000 for the six months ended June 30, 1999 (unaudited) and the year ended December 31, 1998 compared to $8,000 for the year ended December 31, 1997. A portion of the Company's residential mortgage loans are serviced by Temple Inland Mortgage Corporation through a subservicing arrangement at the Bank. The loans are serviced in accordance with normal industry practice. The servicing fee is 0.25% per year of the outstanding principal balances. Servicing fee expense paid to Temple Inland Mortgage Corporation for the six month period ended June 30, 1999 (unaudited) was $38,000 compared to $123,000 for the year ended December 31, 1998 and $38,000 for the period from October 3, 1997 to December 31, 1997.

    In its capacity as servicer, the Bank holds in custodial accounts at the Bank mortgage loan payments received on behalf of the Company. The Bank also receives funds due to the Company from Temple Inland Mortgage Corporation via wire transfer and remits them to the Company. The balance of such accounts totaled $620,000, $1,277,000 and $1,723,000 at June 30, 1999 (unaudited),
December 31, 1998 and 1997, respectively, and was recorded as Due From Affiliates. Such payments were passed through to the Company in January as provided in the servicing agreement. At June 30,

                     PEOPLE'S PREFERRED CAPITAL CORPORATION

NOTE 5--RELATED PARTY TRANSACTIONS (CONTINUED)
1999 (unaudited), December 31, 1998 and 1997, trust funds of approximately $6,000, $5,000 and $5,000, respectively, representing escrows advanced by the Company, are on deposit in a trust account at the Bank and are not included in the accompanying financial statements.

    As the owner of 100% of the outstanding common stock of the Company, the Bank is the sole shareholder entitled to receive common dividends. There were $774,000 common dividends paid for the six months ended June 30, 1999 (unaudited) and $1,548,000 common dividends paid for the year ended December 31, 1998. At December 31, 1997 the Company had dividends payable to the Bank of $460,000. This amount was paid on January 14, 1998.

NOTE 6--MANAGEMENT/ADVISORY FEES

    The Company has an advisory contract with the Bank for an initial term of five years which will be renewed automatically for additional five-year periods unless notice of nonrenewal is delivered to the advisor by the Company. The annual advisory fee is $200,000. As long as any Series A Preferred Shares remain outstanding, a decision by the Company to terminate the advisory contract must be approved by a majority of the Board of Directors, as well as by a majority of the Independent Directors. Total advisory fees of $100,000, $200,000 and $50,000 were paid to the Bank during the six months ended June 30, 1999 (unaudited) and the years ended 1998 and 1997, respectively.

NOTE 7--FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts and fair value of the Company's financial instruments consisted of the following at June 30, 1999 (unaudited) and December 31, 1998 and 1997 (Dollars in thousands):

                                                              JUNE 30, 1999       DECEMBER 31, 1998     DECEMBER 31, 1997
                                                           --------------------  --------------------  --------------------
                                                           CARRYING     FAIR     CARRYING     FAIR     CARRYING     FAIR
                                                            AMOUNT      VALUE     AMOUNT      VALUE     AMOUNT      VALUE
                                                           ---------  ---------  ---------  ---------  ---------  ---------

                                                               (UNAUDITED)
Financial Assets:
Cash and cash equivalents................................  $   2,911  $   2,911  $   1,301  $   1,301  $      44  $      44
Mortgage loans, net......................................     68,527     67,466     69,457     70,054     70,423     71,134
Due from Affiliate.......................................        620        620      1,277      1,277      1,753      1,753
                                                           ---------  ---------  ---------  ---------  ---------  ---------
                                                           $  72,058  $  70,997  $  72,035  $  72,632  $  72,220  $  72,931
                                                           ---------  ---------  ---------  ---------  ---------  ---------
                                                           ---------  ---------  ---------  ---------  ---------  ---------

    The following methods and assumptions were used to estimate the fair value of the each type of financial instrument.

    Cash and cash equivalents--The carrying value approximates the fair value for cash and short-term investments.

    Mortgage loans--For residential real estate loans, fair value is estimated by discounting projected future cash flows at the current market interest rates for mortgage-backed securities collateralized by loans of similar coupon, duration and credit risk, adjusted for differences in market interest rates between loans and securities. The fair value of commercial real estate loans is estimated by discounting the future cash flows using the current interest rates at which loans with similar terms would be made on property and to borrowers with similar credit and other characteristics and with similar remaining terms to maturity.

    Due from affiliates--The carrying value approximates the fair value for due from affiliates.

    This Offering Circular has been filed with the Office of Thrift Supervision, but has not been authorized for use in final form. Information contained herein is subject to completion or amendment. The shares covered hereby may not be sold, nor may offers to buy be accepted prior to the time the Offering Circular is declared effective by the Office of Thrift Supervision. The Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these shares in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                                                                         ANNEX I

                         PRELIMINARY OFFERING CIRCULAR
                  SUBJECT TO COMPLETION, DATED AUGUST 9, 1999

OFFERING CIRCULAR

                                       Shares

                          PEOPLE'S BANK OF CALIFORNIA
   % Noncumulative (Liquidation Preference $25.00 Per Share) Preferred Stock,
                                    Series B

    People's Bank of California (the "Bank") is offering       shares of its %
Noncumulative Preferred Stock, Series B, liquidation preference $25.00 per share (the "Series B Bank Preferred Shares"). The Series B Bank Preferred Shares are to be issued, if ever, in connection with an exchange (the "Automatic Exchange")
of the   % Noncumulative Exchangeable Preferred Stock, Series B (the "Series B
Preferred Shares") of People's Preferred Capital Corporation (the "Company"), all the common stock of which is owned by the Bank. Any accrued and unpaid dividends on the Series B Preferred Shares at the time of the exchange will be deemed to be accrued and unpaid dividends on the Series B Bank Preferred Shares.
Dividends on the Series B Bank Preferred Shares are payable at the rate of   %
per annum of the initial liquidation preference (an amount equal to $      per
annum per share), if, when and as declared by the Board of Directors of the Bank. Dividends are not cumulative and, if declared, are payable quarterly in arrears. If no dividend is declared on the Series B Bank Preferred Shares by the Bank for a dividend period, holders of the Series B Bank Preferred Shares will have no right to receive a dividend for that period. The Bank's ability to pay cash dividends is subject to regulatory and other restrictions.

    The Company has granted to the underwriters with respect to the initial public offering of the Series B Preferred Shares (the "Underwriters") an option
for 30 days to purchase up to an additional       Series B Preferred Shares at
the initial public offering price to public, solely to cover over-allotments, if any. In the event that the Underwriters exercise such option, in whole or in part, this Offering Circular will cover an additional number of Series B Bank Preferred Shares which is equal to the number of Series B Preferred Shares issued upon such exercise.

    Except in the case of a Change of Control (as defined herein), the Bank may
not redeem the Series B Bank Preferred Shares prior to       , 2004. On and
after       , 2004, the Series B Bank Preferred Shares may be redeemed for cash at the option of the Bank, in whole or in part, at the redemption price of $25.00 per share, plus declared and unpaid dividends, if any, thereon without interest. Upon a Change of Control, the Series B Bank Preferred Shares are
redeemable on or prior to       , 2004, at the option of the Bank or its
successor or any acquiring or resulting entity with respect to the Bank (including by any parent or subsidiary of the Bank or any such successor or any such acquiring or resulting entity), as applicable, in whole, but not in part, at a price per share equal to (i) $25.00, plus (ii) an amount equal to the declared and unpaid dividends, if any, to the date fixed for redemption, without interest, and, without duplication, an additional amount equal to the amount of dividends that would be payable on the Series B Bank Preferred Shares in respect of the period from the first day of the dividend period in which the date fixed for redemption occurs to the date fixed for redemption (assuming all such dividends were to be declared), plus (iii) the Applicable Premium (as defined herein). Under current regulations, any redemption of Series B Bank Preferred Shares is subject to the prior approval of the Office of Thrift Supervision ("OTS"). The Series B Bank Preferred

Shares are not subject to any sinking fund or mandatory redemption and are not convertible into any other securities of the Bank.

    The Series B Bank Preferred Shares will constitute a new series of preferred shares of the Bank and will rank, in priority of payment of dividends and rights upon the voluntary or involuntary dissolution, liquidation or winding up of the Bank, junior to all existing and future liabilities of the Bank, including deposits, indebtedness and trade payables. In October 1997, the Company completed the sale of 1,426,000 shares of 9.75% Noncumulative Preferred Stock, Series A (the "Series A Preferred Shares"), at an offering price of $25.00 per share. In connection with the sale, the Bank established a series of 9.75% Noncumulative Preferred Stock, Series A (the "Series A Bank Preferred Shares"), which would be issued, if ever, in connection with an exchange of the Series A Preferred Shares for Series A Bank Preferred Shares. The Series B Bank Preferred Shares rank with respect to dividend rights and rights upon voluntary or involuntary dissolution, liquidation or winding up of the Bank, (i) on equal terms with the issued and outstanding Series A Bank Preferred Shares, (ii) superior and prior to the issued and outstanding common stock, par value $.01 per share, of the Bank (the "Common Stock"), and (iii) superior and prior to all other classes and series of equity securities of the Bank hereafter issued, other than any class or series expressly designated as being on a parity with or senior to the Series B Bank Preferred Shares. The Common Stock of the Bank is the only class of equity securities of the Bank currently outstanding.

    The Series B Preferred Shares have been registered with the Securities and Exchange Commission (the "SEC"), and the Series B Preferred Shares have been
approved for listing on the Nasdaq National Market under the symbol "      ." In
the event the Series B Preferred Shares are exchanged for Series B Bank Preferred Shares, the Bank does not intend to apply for listing of the Series B Bank Preferred Shares on any national securities exchange or for quotation on the Nasdaq National Market.

          SEE "RISK FACTORS" COMMENCING ON PAGE OC-  OF THIS OFFERING
             CIRCULAR FOR A DISCUSSION OF CERTAIN RISKS RELATING TO
                      THE SERIES B BANK PREFERRED SHARES.

            THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS,
                DEPOSITS OR OTHER DEBT OBLIGATIONS OF A BANK OR
                   SAVINGS ASSOCIATION AND ARE NOT INSURED BY
                   THE FEDERAL DEPOSIT INSURANCE CORPORATION,
                    THE SAVINGS ASSOCIATION INSURANCE FUND,
                         ANY OTHER GOVERNMENTAL AGENCY
                                 OR OTHERWISE.

            THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR
          DISAPPROVED BY THE OFFICE OF THRIFT SUPERVISION, THE FEDERAL
           DEPOSIT INSURANCE CORPORATION, THE SECURITIES AND EXCHANGE
               COMMISSION OR ANY OTHER FEDERAL AGENCY, OR BY ANY
                   STATE SECURITIES COMMISSION, NOR HAS SUCH
                       OFFICE, OTHER AGENCY OR ANY STATE
                          SECURITIES COMMISSION PASSED
                         UPON THE ACCURACY OR ADEQUACY
                           OF THIS OFFERING CIRCULAR.
                             ANY REPRESENTATION TO
                           THE CONTRARY IS UNLAWFUL.

           THE DATE OF THIS OFFERING CIRCULAR IS             , 1999.

                             AVAILABLE INFORMATION

    The Bank has filed this Offering Circular on Form OC (including any amendments thereto, the "Form OC") with the Office of Thrift Supervision (the "OTS"). This Offering Circular does not contain all of the information set forth in the Form OC, certain items of which are contained in exhibits to the Form OC as permitted by the rules and regulations of the OTS. For further information with respect to the Bank and the Series B Bank Preferred Shares offered by this Offering Circular, reference is made to the Form OC, including the exhibits filed as a part thereof. Statements contained in this Offering Circular as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed or incorporated by reference as an exhibit to the Form OC, each such statement being qualified in all respects by such reference. The Form OC and the exhibits thereto may be inspected without charge at the public reference facilities of the OTS located at 1700 G Street, N.W., Washington, D.C. 20552, or at the OTS West Regional Office, located at One Montgomery Street, Suite 400, San Francisco, California 94104. Copies of such materials may be obtained from the OTS at prescribed rates.

    The Bank has requested and received a waiver from the OTS as to the informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), during the period in which the Company's Series B Preferred Shares are outstanding. The Bank agrees to become subject to such informational requirements of the Exchange Act in the event of an Automatic Exchange of the Company's Series B Preferred Shares for the Series B Bank Preferred Shares. So long as the Company is subject to the periodic reporting requirements of the Exchange Act, it will furnish the reports and other information required thereby to the OTS. Such reports and other information can be inspected and copied at the public reference facilities maintained by the OTS at 1700 G Street, N.W., Washington, D.C. 20552, or at the OTS West Regional Office located at One Montgomery Street, Suite 400, San Francisco, California 94104.

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND THE CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO CONTAINED ELSEWHERE IN THIS OFFERING CIRCULAR. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS OFFERING CIRCULAR ASSUMES THAT THE OVER-ALLOTMENT OPTION GRANTED TO THE UNDERWRITERS WITH RESPECT TO THE SERIES B PREFERRED SHARES IS NOT EXERCISED.

                                    THE BANK

    GENERAL. The Bank is a federally chartered savings bank, originally founded in 1887 under California law, which conducts business from its executive offices located in Los Angeles, California and 23 full-service branch offices located in Los Angeles, Orange and Ventura Counties in Southern California. The Bank's branch system includes two branches purchased in August 1999 with approximately $137.3 million of deposits. The Bank is a wholly-owned subsidiary of PBOC Holdings, Inc. ("PBOC"). At June 30, 1999, the Bank had total assets of $3.5 billion, total deposits of $1.6 billion and total stockholder's equity of $168.9 million.

    BUSINESS STRATEGY. The Bank experienced financial difficulties in the early 1990s due in part to local economic conditions and the 1994 Northridge earthquake, which resulted in significant increases in non-performing assets and substantial losses. The Bank was required to be recapitalized in 1992 and again in 1995. In connection with the 1995 recapitalization, the Bank replaced its former senior managers with a new management team with considerable experience in commercial banking and problem asset resolution.

    The Bank's new management team initially adopted a business strategy designed to enhance the Bank's internal controls and underwriting standards, reduce problem assets, increase net interest income, reduce operating expenses and cost of funds and maximize profitability while limiting interest rate and credit risk. With the reduction in PBOC's non-performing assets and PBOC's return to profitability in 1996, the Bank was able to actively resume the origination and purchase of residential, commercial and consumer loans. In order to fund the Bank's increased lending activities, in October 1997, the Bank raised approximately $33.3 million in net proceeds in connection with the Company's sale of the Series A Preferred Shares (the "Series A Offering") and, in May 1998, PBOC raised approximately $129.6 million in net proceeds in connection with an initial public offering of common stock of PBOC (the "IPO"), a substantial portion of which was contributed as equity to the Bank. With the funds raised in the Series A Offering and the IPO, management has been able to focus on the following elements of its business strategy:

    - SIGNIFICANTLY GROW THE BANK'S LOAN PORTFOLIO. The Bank leveraged the proceeds raised in the Series A Offering and the IPO through wholesale purchases of $408.8 million and $876.9 million of primarily single-family residential loans, respectively. The Bank has since been shifting the composition of its assets toward the types of commercial loans traditionally associated with commercial banks. Accordingly, the Bank is replacing its wholesale loan purchases with internally originated loans, primarily of a commercial nature, and, since June 1995, has hired over 20 individuals with significant expertise in commercial and consumer lending. The increase in staffing has enabled the Bank to increase its multi-family residential, commercial real estate, commercial business and consumer loan originations (including loans secured by deposits), which during the six months ended June 30, 1999 and the years ended December 31, 1998 and 1997, amounted in the aggregate to $257.9 million, $218.1 million and $72.6 million or 65.3%, 35.9% and 45.2% of total loans originations, respectively. Substantially all of such loans are secured by property or made to customers located within the Bank's primary market area. Management intends to continue to place increased emphasis on commercial and consumer lending, with a corresponding decrease in emphasis on single-family residential lending. Commercial and consumer loans generally have shorter terms and higher interest rates than single-family residential loans but are generally considered to have a higher level of credit risk.

    - EXPAND THE BANK'S BRANCH NETWORK. Management is enhancing the Bank's branch network by opening new facilities and acquiring other banking institutions and branches in strategic locations within its primary market area. Since December 31, 1998, the Bank has acquired three branches with approximately $154.6 million of deposits, which includes two branches with approximately $137.3 million in deposits which were acquired in August 1999. In addition, in June 1999, PBOC entered into a definitive agreement to acquire The Bank of Hollywood ("BOH"), a California commercial bank headquartered in Hollywood, California with $138.3 million of assets, $124.7 million of deposits and $13.3 million of stockholders' equity at June 30, 1999. The BOH acquisition will permit the Bank to expand into a high growth market for the individuals and small-to-medium sized businesses the Bank is seeking to attract as customers. The Bank focuses on acquiring branches or whole institutions when such acquisitions are expected to be accretive to earnings, when such acquisitions will reduce the Bank's cost of funds through a lower rate paid on the deposits acquired, or when the deposit mix of the branches so acquired will further the Bank's strategy of shifting the composition of its assets and liabilities closer to that of a commercial bank.

    - REDUCE FUNDING COSTS. The Bank leveraged the proceeds raised in the Series A Offering and the IPO through the use of reverse repurchase agreements and Federal Home Loan Bank ("FHLB") advances. The Bank is currently replacing such wholesale borrowings with lower cost deposits. The Bank has reduced its overall cost of funds by promoting retail deposit growth (particularly transaction accounts) and by allowing its out-of-market, institutional jumbo certificates of deposit to run off as they mature. The Bank's transactional accounts (passbook, checking and money market accounts) have increased from $183.2 million or 13.2% of total deposits at December 31, 1994 to $484.1 million or 30.0% of total deposits at June 30, 1999.

    - IMPROVE OPERATING EFFICIENCY. The Bank has significantly reduced its operating expenses through the consolidation of certain of its operations and, to a lesser extent, reducing its staff levels. The ratio of the Bank's operating expenses to average total assets has steadily decreased, from 2.14% during the year ended December 31, 1994 to 1.11% during the year ended December 31, 1998 (excluding nonrecurring IPO-related expenses) and 1.03% during the six months ended June 30, 1999. Despite the Bank's recent cost-cutting efforts, management believes that it has significant operating leverage, and, therefore, continued incremental growth will not cause the Bank's ratio of operating expenses to average total assets to increase by a corresponding amount.

    - MANAGE THE BANK'S CAPITAL. A substantial portion of the net proceeds in connection with the Series A Offering and the IPO was contributed by PBOC to the Bank in order to enhance its capital and fund its growth strategy. PBOC has not paid dividends on its common stock and instead has retained its earnings in furtherance of its overall business objectives. Management of the Bank has established a targeted minimum level of core capital of 6.0% of adjusted total assets. At June 30, 1999 the Bank's core capital amounted to $218.0 million or 6.16% of adjusted total assets. See "Risk Factors--Acquisition Strategy" for the pro forma impact of both the Bank's recent acquisitions and the Offering.

    - MAINTAIN A COMMUNITY FOCUS. The Bank's growth strategy is focused on individuals and businesses located in Los Angeles, Orange and Ventura Counties in Southern California. Management of the Bank believes that the recent consolidation of financial institutions within Southern California has resulted in a decline in product offerings and attention paid to the individuals and small-to-medium sized businesses which the Bank focuses on. The Bank intends to fill this void by offering a community banking alternative and by instilling a sales and service oriented culture in its personnel in order to build customer relationships and maximize cross-selling opportunities.

    The Bank, as a federally chartered savings bank, is subject to comprehensive regulation and examination by the OTS, as its chartering authority and primary regulator, and by the Federal Deposit Insurance Corporation ("FDIC"), which administers the Savings Association Insurance Fund ("SAIF"), which insures the Bank's deposits to the maximum extent permitted by law. The Bank is a member of the FHLB of San Francisco, which is one of the 12 regional banks which comprise the FHLB System. The Bank is also subject to the regulations of the Board of Governors of the Federal Reserve System ("Federal Reserve Board") governing reserves required to be maintained against deposits and certain other matters. See "Regulation."

    The Bank's principal executive offices are located at 5900 Wilshire Boulevard, Los Angeles, California 90036, and its telephone number is (323) 938-6300.

                     PEOPLE'S PREFERRED CAPITAL CORPORATION

    In June 1997, the Bank established the Company for the purpose of acquiring, holding and managing real estate mortgage assets and other authorized investments. In October 1997, the Company completed the Series A Offering. The Series A Preferred Shares are quoted on the Nasdaq National Market under the symbol "PPCCP." The Company used the proceeds from the Series A Offering and the concurrent contribution of capital by the Bank to purchase from the Bank the Company's initial portfolio of residential and commercial mortgage loans. The Company has purchased additional mortgage loans from the Bank from time to time. The Company is operating in a manner so as to qualify as a real estate investment trust ("REIT") for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its taxable year ended December 31, 1997. All of the Company's common stock is owned by the Bank. The Company expects that all of its mortgage assets will be acquired from the Bank, although the Company may acquire mortgage assets from unaffiliated third parties.

    The Company has filed a registration statement with the SEC with respect to the Series B Preferred Shares. Each Series B Preferred Share will be exchanged automatically for one newly issued Series B Bank Preferred Shares being registered by this Offering Circular if the appropriate federal regulatory agency directs in writing an exchange of the Series B Preferred Shares for Series B Bank Preferred Shares because (i) the Bank becomes "undercapitalized" under prompt corrective action regulations, (ii) the Bank is placed into conservatorship or receivership or (iii) the appropriate federal regulatory agency, in its sole discretion, anticipates the Bank becoming "undercapitalized" in the near term (an "Exchange Event"). The exchange feature has been required by the OTS to eliminate the prior claim the holders of the Series B Preferred Shares would otherwise have on the assets of the Company so that these assets would be available to support the operations of the Bank on a consolidated basis in the event the Bank experiences financial difficulties. The Series A Preferred Shares also have a similar exchange feature whereby under the circumstances described above, the appropriate federal regulatory agency can require an exchange of the Series A Preferred Shares for Series A Bank Preferred Shares.

    The Company is undertaking the offering of its Series B Preferred Shares and the Bank is undertaking the offering of its Series B Bank Preferred Shares for three principal reasons: (i) the Series B Offering will strengthen the Bank's regulatory capital position because a portion of the Series B Preferred Shares will qualify as core capital of the Bank under relevant regulatory capital guidelines, (ii) the Series B Offering will support the Bank's internal growth and implementation of its business strategy, providing the Bank with the opportunity to increase its earnings capacity by the expansion of its current business, thereby accelerating the use of the Bank's net operating loss carry forwards ("NOLs") and (iii) the dividends paid on the Series B Preferred Shares will, as a result of the Company's qualification as a REIT for federal income tax purposes, be tax deductible in computing the Company's taxable income.

                                  THE OFFERING

Securities Offered..............  shares of the Bank's    % Noncumulative Preferred Stock,
                                  Series B, which may be increased by up to an additional
                                        shares if the Underwriters of the Company's Series B
                                  Preferred Shares exercise an over-allotment option granted to them by the Company.

Exchange........................  The Series B Bank Preferred Shares are to be issued, if ever, in connection with an exchange of Series B Preferred
                                  Shares. See "Exchange."

Ranking.........................  The Series B Bank Preferred Shares rank on a parity with the Series A Bank Preferred Shares, senior to the Bank's
                                  Common Stock and junior to all existing and future
                                  liabilities of the Bank, including deposits, indebtedness
                                  and trade payables.

Dividends.......................  Dividends on the Series B Bank Preferred Shares are
                                  payable at the rate of    % per annum of the initial
                                  liquidation preference (an amount equal to $         per
                                  annum per share), if, when and as authorized and declared
                                  by the Board of Directors of the Bank. If authorized and
                                  declared, dividends are payable quarterly in arrears on
                                  March 31, June 30, September 30 and December 31 in each
                                  year. Dividends will accrue in each quarterly period from
                                  the first day of such period, whether or not dividends are paid with respect to the preceding period. Dividends on
                                  the Series B Bank Preferred Shares are not cumulative.
                                  Because the Series B Bank Preferred Shares rank equal with the Series A Bank Preferred Shares, if no dividend is
                                  declared on the Series A or Series B Bank Preferred Shares by the Bank for a dividend period, holders of the Series A or Series B Bank Preferred Shares will have no right to
                                  receive a dividend for that period, and the Bank will have no obligation to pay a dividend for that period, whether
                                  or not dividends are declared and paid for any future
                                  period. Upon the exchange of Series B Preferred Shares for
                                  Series B Bank Preferred Shares, any accrued and unpaid
                                  dividends on the Series B Preferred Shares at the time of
                                  the exchange will be deemed to be accrued and unpaid
                                  dividends on the Series B Bank Preferred Shares. The
                                  Bank's ability to pay cash dividends is subject to
                                  regulatory and other restrictions described elsewhere in
                                  this Offering Circular.

Liquidation Preference..........  The liquidation preference for each Series B Bank
                                  Preferred Share is $25.00, plus an amount equal to
                                  declared and unpaid dividends, if any, thereon.

Redemption......................  Except in the case of a Change of Control, the Bank may not redeem the Series B Bank Preferred Shares before
                                        , 2004. After that date, the Series B Bank Preferred
                                  Shares may be redeemed for cash at the option of the Bank, in whole or in part, at any time and from time to time, at the redemption price of $25.00 per share, plus declared
                                  and unpaid dividends, if any,

                                  thereon. Upon a Change of Control, the Series B Bank
                                  Preferred Shares are redeemable on or prior to       ,
                                  2004, at the option of the Bank or its successor or any
                                  acquiring or resulting entity with respect to the Bank
                                  (including by any parent or subsidiary of the Bank or any
                                  such successor or any such acquiring or resulting entity), as applicable, in whole but not in part, at a price per
                                  share equal to (i) $25.00, plus (ii) an amount equal to
                                  the declared and unpaid dividends, if any, to the date
                                  fixed for redemption, without interest, and, without
                                  duplication, an additional amount equal to the amount of
                                  dividends that would be payable on the Series B Bank
                                  Preferred Shares in respect of the period from the first
                                  day of the dividend period in which the date fixed for
                                  redemption occurs to the date fixed for redemption
                                  (assuming all such dividends were to be declared), plus
                                  (iii) the Applicable Premium. Any redemption of Series B
                                  Bank Preferred Shares is subject to the prior approval of
                                  the OTS. The Series B Bank Preferred Shares will not be
                                  subject to any sinking fund or mandatory redemption and
                                  will not be convertible into any other securities of the
                                  Bank. The Series A Bank Preferred Shares have redemption
                                  features substantially similar to the Series B Bank
                                  Preferred Shares except that the Series A Bank Preferred
                                  Shares may not be redeemed, except in the case of a Change of Control, before October 15, 2002.

Voting Rights...................  Holders of Series B Bank Preferred Shares will not have any voting rights, except as expressly provided herein and under applicable laws. On any matter on which holders of
                                  the Series B Bank Preferred Shares may vote, each share of
                                  Series B Bank Preferred Shares will be entitled to one
                                  vote. See "Description of the Series B Bank Preferred
                                  Shares--Voting Rights."

Use of Proceeds.................  The Series B Bank Preferred Shares will only be issued in connection with an exchange for the Series B Preferred
                                  Shares. The proceeds from the sale of the Series B
                                  Preferred Shares will be used by the Company to purchase a portfolio of mortgage assets from the Bank. The Bank will
                                  not receive any proceeds, directly or indirectly, from the exchange of Series B Preferred Shares for Series B Bank
                                  Preferred Shares. See "Use of Proceeds."

Absence of a Public Market......  In the event the Series B Preferred Shares are exchanged for Series B Bank Preferred Shares, the Bank has no
                                  intention to list the Series B Bank Preferred Shares on a
                                  national securities exchange or national quotation system.

                                  RISK FACTORS

    See "Risk Factors" for a discussion of the risks you should consider relating to the Series B Bank Preferred Shares.

           SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF THE BANK
                             (Dollars in Thousands)

    The following selected historical consolidated financial data at and for the five years ended December 31, 1998 is derived in part from the audited consolidated financial statements of the Bank. The historical consolidated financial data at and for the six months ended June 30, 1999 and 1998 is derived from unaudited consolidated financial statements. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, which management of the Bank considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for any other interim period or the entire year ending December 31, 1999. The selected historical consolidated financial data set forth below should be read in conjunction with, and is qualified in its entirety by, the historical consolidated financial statements of the Bank, including the related notes, included elsewhere herein.

                                                                                    DECEMBER 31,
                                                                -----------------------------------------------------
                                                                  1998       1997       1996       1995       1994
                                                     JUNE 30,   ---------  ---------  ---------  ---------  ---------
                                                       1999
                                                     ---------
                                                     (UNAUDITED)
SELECTED FINANCIAL CONDITION DATA:
Total assets.......................................  $3,524,460 $3,335,027 $2,213,054 $1,747,871 $1,579,751 $1,720,293
Cash and cash equivalents..........................     22,660     22,401     14,113     14,673      7,249     10,960
Federal funds sold.................................         --     24,000      7,004      7,200     11,800         --
Securities purchased under agreements to resell....         --         --         --         --     35,000         --
Securities available-for-sale......................  1,038,165  1,004,937    571,160    502,301    241,645      7,677
Loans held for sale................................         --         --         --         --         --     28,946
Mortgage-backed securities held-to-maturity........      5,214      6,282      9,671     10,971         --    304,620
Loans receivable, net..............................  2,325,241  2,148,857  1,533,212  1,141,707  1,228,152  1,306,057
Real estate held for investment and sale, net......      4,051      2,723     15,191     22,561     16,288     17,514
Deposits...........................................  1,611,261  1,543,966  1,266,770  1,371,243  1,473,318  1,384,218
Securities sold under agreements to repurchase.....    434,947    364,000    340,788    192,433         --         --
FHLB advances......................................  1,259,000  1,198,000    472,000     80,000     31,746    310,000
Total non-performing assets and troubled debt
  restructurings(1)................................     15,359     14,806     33,123     46,218     52,640     78,737
Minority interest (2)..............................     33,250     33,250     33,250         --         --     23,324
Stockholder's equity(3)............................    168,905    179,357     90,571     76,610     67,449     17,348

                                          AT OR FOR THE SIX
                                               MONTHS
                                           ENDED JUNE 30,         AT OR FOR THE YEAR ENDED DECEMBER 31,
                                          -----------------  ------------------------------------------------
                                            1999     1998      1998      1997      1996      1995      1994
                                          --------  -------  --------  --------  --------  --------  --------
                                             (UNAUDITED)
SELECTED OPERATING DATA:
Interest, fees and dividend income......  $109,576  $76,093  $180,725  $130,979  $122,896  $122,926  $116,261
Interest expense........................    78,782   59,161   140,023    95,934    89,631    94,994    88,238
                                          --------  -------  --------  --------  --------  --------  --------
Net interest income.....................    30,794   16,932    40,702    35,045    33,265    27,932    28,023
Provision for losses....................     2,100      900     2,000     2,046     2,884     8,823    24,443
                                          --------  -------  --------  --------  --------  --------  --------
Net interest income after provision for
  losses................................    28,694   16,032    38,702    32,999    30,381    19,109     3,580
Gain on mortgage-backed securities
  sales, net............................       197      323     1,746     1,275     3,638       641       485
Gain (loss) on loan and servicing sales,
  net...................................        49       --       613     3,413       (53)     (166)    2,712
Income (loss) from other real estate
  operations, net.......................       115    1,785     1,479    (1,805)    1,946    (2,067)   (5,398)
Other noninterest income................     1,339    1,161     2,662     2,234     2,593     2,095     2,328
Operating expenses......................    17,180   30,932    46,679    29,513    27,923    30,906    40,878
                                          --------  -------  --------  --------  --------  --------  --------
Earnings (loss) before income taxes
  (benefit) and minority interest.......    13,214  (11,631)   (1,477)    8,603    10,582   (11,294)  (37,171)
Income tax provision (benefit)..........    (2,000)  (9,391)  (16,390)   (4,500)   (3,016)   (2,646)   11,356
Minority interest.......................     1,738    1,738     3,476       859        --        --        --
                                          --------  -------  --------  --------  --------  --------  --------
Net earnings (loss).....................  $ 13,476  $(3,978) $ 11,437  $ 12,244  $ 13,598  $ (8,648) $(48,527)
                                          --------  -------  --------  --------  --------  --------  --------
                                          --------  -------  --------  --------  --------  --------  --------

                                          AT OR FOR THE SIX
                                               MONTHS
                                           ENDED JUNE 30,         AT OR FOR THE YEAR ENDED DECEMBER 31,
                                          -----------------  ------------------------------------------------
                                            1999     1998      1998      1997      1996      1995      1994
                                          --------  -------  --------  --------  --------  --------  --------
                                             (UNAUDITED)
KEY OPERATING RATIOS:
PERFORMANCE RATIO (4):
Return on assets (5)....................      0.81%   (0.34)%     0.41%     0.64%     0.78%    (0.49)%    (2.54)%
Return on equity (5)....................     15.65    (7.43)     8.14     14.80     20.20    (16.73)   (89.49)
Interest-earning assets to
  interest-bearing liabilities..........    107.72   103.85    104.15    101.32    100.91    100.97     99.69
Interest rate spread(6).................      1.45     1.23      1.28      1.84      1.94      1.57      1.54
Net interest margin(6)..................      1.86     1.47      1.49      1.91      1.99      1.62      1.53
Operating expenses to assets(5).........      1.03     2.63      1.66      1.54      1.61      1.75      2.14
Efficiency ratio(5) (7).................     52.87   153.12     98.89     73.49     67.47    108.69    145.22
ASSET QUALITY RATIOS:
Non-performing loans as a percent of
  loans, net............................      0.27     0.50      0.40      0.65      1.60      2.90      2.10
Non-performing assets as a percent of
  total assets(1).......................      0.30     0.61      0.34      1.05      2.21      2.94      2.21
Non-performing assets and troubled debt
  restructurings as a percent of total
  assets(1).............................      0.44     0.89      0.44      1.50      2.64      3.33      4.58
Allowance for loan losses as a percent
  of total loans........................      0.81     0.86      0.86      1.15      1.99      2.50      2.18
Allowance for loan losses as a percent
  of non-performing loans and troubled
  debt restructurings(1)................    171.33    93.27    156.39     89.84     90.30     75.67     43.66
Net charge-offs to average loans, net...      0.07     0.02      0.05      0.63      0.95      0.55      0.95
THE BANK'S REGULATORY CAPITAL RATIOS(8):
Core leverage capital ratio.............      6.16     6.31      6.30      5.43      4.57      4.18      1.08
Tier 1 risk-based capital ratio.........     11.12    11.42     11.48     10.74      9.15      7.56      2.01
Total risk-based capital ratio..........     11.98    12.31     12.36     11.99     10.38      8.43      2.76

------------------------------

(1) Nonperforming assets consist of nonaccrual loans and real estate owned. Nonaccrual loans are loans that the Bank has removed from accrual status because the loans are 90 or more days delinquent as to principal and/or interest or, in management's opinion, full collectibility of the loan is in doubt. Real estate owned consists of real estate acquired in settlement of loans. A loan is considered a troubled debt restructuring if, as a result of the borrower's financial condition, the Bank has agreed to modify the loan by accepting below market terms either by granting an interest rate concession or by deferring principal or interest payments. As used in this table, the term "troubled debt restructurings" means a restructured loan on accrual status. Troubled debt restructurings on nonaccrual status are reported in the nonaccrual loan category.

(2) Minority interest consists of the interest in the Company held by persons other than the Bank. See "Business--Subsidiaries."

(3) At June 30, 1999 and December 31, 1998, 1997, 1996 and 1995 stockholder's equity is net of $32.5 million, $13.6 million, $2.0 million, $6.1 million and $1.6 million of unrealized losses on securities available-for-sale, respectively.

(4) With the exception of end of period ratios, all ratios are based on average daily balances during the respective periods. Operating data are annualized where appropriate.

(5) During 1998, the Bank recognized non-recurring expenses related to PBOC's IPO consisting of: (i) $11.1 million ($6.5 million net of applicable income tax benefits) for employment agreement benefits due to certain executive officers of the Bank and (ii) $4.5 million ($2.7 million net of applicable income tax benefits) for a special FDIC assessment which the Bank had deferred from paying in prior years. Without such non-recurring expenses, the Bank's return on assets, return on equity, operating expenses to assets and efficiency ratios would have been 0.44%, 9.75%, 1.97% and 114.83%, respectively, during the six months ended June 30, 1998, and 0.74%, 14.69%,1.11% and 65.84%, respectively, during the year ended December 31, 1998.

(6) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities; net interest margin represents net interest income as a percentage of average interest-earning assets.

(7) Efficiency ratio represents operating expenses as a percent of the aggregate of net interest income and non-interest income.

(8) For information on the Bank's regulatory capital requirements, see "Regulation--Regulation of Federal Savings Banks-- Regulatory Capital Requirements."

                                  RISK FACTORS

    PRIOR TO MAKING AN INVESTMENT DECISION, PROSPECTIVE HOLDERS OF SERIES B BANK PREFERRED SHARES SHOULD CONSIDER CAREFULLY ALL OF THE INFORMATION SET FORTH IN THIS OFFERING CIRCULAR AND THE PROSPECTUS FOR THE SERIES B PREFERRED SHARES AND, IN PARTICULAR, SHOULD EVALUATE THE FOLLOWING RISKS. THIS OFFERING CIRCULAR CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO THE BANK THAT ARE BASED ON THE BELIEFS OF MANAGEMENT AS WELL AS ASSUMPTIONS MADE BY AND INFORMATION CURRENTLY AVAILABLE TO MANAGEMENT. SUCH FORWARD LOOKING STATEMENTS ARE PRINCIPALLY CONTAINED IN THE SECTIONS "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." IN ADDITION, IN THOSE AND OTHER PORTIONS OF THIS DOCUMENT, THE WORDS "ANTICIPATE," "BELIEVE," "ESTIMATE," "EXPECT," "INTENDS," "PLANS," "SHOULD" AND SIMILAR EXPRESSIONS, OR THE NEGATIVE THEREOF, AS THEY RELATE TO THE BANK OR THE BANK'S MANAGEMENT, ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS REFLECT THE CURRENT VIEWS OF THE BANK WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO CERTAIN RISKS, UNCERTAINTIES AND ASSUMPTIONS, INCLUDING THE RISK FACTORS DESCRIBED IN THIS OFFERING CIRCULAR. SHOULD ONE OR MORE OF THESE RISKS OR UNCERTAINTIES MATERIALIZE, OR SHOULD UNDERLYING ASSUMPTIONS PROVE INCORRECT, ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE DESCRIBED HEREIN AS ANTICIPATED, BELIEVED, ESTIMATED OR EXPECTED. THE BANK DOES NOT INTEND TO UPDATE THESE FORWARD-LOOKING STATEMENTS.

THE AUTOMATIC EXCHANGE

    The Series B Bank Preferred Shares will be issued in an automatic exchange for the Series B Preferred Shares, only if directed in writing by the appropriate regulatory agency because (i) the Bank becomes "undercapitalized" under prompt corrective action regulations, (ii) the Bank is placed into conservatorship or receivership or (iii) the appropriate federal regulatory agency, in its sole discretion, anticipates the Bank becoming "undercapitalized" in the near term. As a result, holders of Series B Preferred Shares would become holders of Series B Bank Preferred Shares at a time when the Bank's financial condition was deteriorating or when the Bank had been placed into conservatorship or receivership. In the event of the liquidation of the Bank, the claims of depositors and secured, senior, general and subordinated creditors of the Bank would be entitled to a priority of payment over the claims of holders of equity interests such as the Series B Bank Preferred Shares. Furthermore, there can be no assurance that the Bank would be in a financial position, after the occurrence of an automatic exchange, to make any dividend payments on the Series B Bank Preferred Shares. As a result, the holders of the Series B Bank Preferred Shares likely would receive, if anything, substantially less than the holders of the Series B Preferred Shares would have received had the Series B Preferred Shares not been exchanged for Series B Bank Preferred Shares. The Series A Preferred Shares also have a similar exchange feature whereby under the circumstances described above, the appropriate federal regulatory agency can require an exchange of the Series A Preferred Shares for Series A Bank Preferred Shares.

PAYMENT OF DIVIDENDS

    There is no obligation to declare dividends on the Series B Bank Preferred Shares. Because the Series B Bank Preferred Shares rank equal with the Series A Bank Preferred Shares, if the Board of Directors of the Bank does not declare the quarterly dividend payable on the Series A or Series B Bank Preferred Shares, the holders of the Series A and Series B Bank Preferred Shares will have no right to receive a dividend for such period, whether or not dividends on the Series A and Series B Bank Preferred Shares are declared by the Board of Directors for any future period. The Bank's ability to pay dividends on Series A and Series B Bank Preferred Shares would also be subject to the prior and superior rights, if any, of holders of other classes or series of equity securities of the Bank issued in the future.

    Applicable federal laws and regulations limit the Bank's ability to pay dividends on its capital stock, including the Series B Bank Preferred Shares. The Bank generally may not declare dividends or make any other capital distribution if, after the payment of such dividend or other distribution, it would fall within any of the three undercapitalized categories under the prompt corrective action standards of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). In addition, every savings association subsidiary of a savings and loan holding company is required to give the OTS at least 30 days' advance notice of any proposed dividends to be made on its capital stock or else such dividend will be invalid. Further, the OTS may prohibit any capital distribution that it determines would constitute an unsafe or unsound practice.

    As of June 30, 1999, the Bank met the capital requirements of a "well capitalized" institution under the FDICIA prompt corrective action standards. There can be no assurance that the Bank will continue to be "well capitalized" under applicable OTS regulations.

SERIES B BANK PREFERRED SHARES WILL NOT BE QUOTED ON THE NASDAQ NATIONAL MARKET

    Although the Company has applied to have the Series B Preferred Shares quoted on the Nasdaq National Market, the Bank does not intend to apply for quotation of the Series B Bank Preferred Shares, for which the Series B Preferred Shares will be exchanged automatically on a one-for-one basis upon the occurrence of an Exchange Event, on any national securities exchange or for quotation on the Nasdaq National Market. Consequently, there can be no assurance as to the liquidity of the trading markets for the Series B Bank Preferred Shares, if issued, or that an active public market for the Series B Bank Preferred Shares would develop or be maintained.

INTEREST RATE AND CONCERNS

    It is expected that the Bank will continue to realize income primarily from the differential or "spread" between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. Net interest spreads are affected by the difference between the maturities and repricing characteristics of interest-earning assets and interest-bearing liabilities. In addition, loan volume and yields are affected by market interest rates on loans, and rising interest rates generally are associated with a lower volume of loan originations. It is expected that a substantial majority of the Bank's assets will continue to be indexed to changes in market interest rates and a substantial majority of its liabilities will continue to be short-term, which will mitigate the negative effect of a decline in yield on its assets. At June 30, 1999, the Bank had $1.5 billion in assets maturing or repricing within one year and $1.8 billion in liabilities maturing or repricing within one year. In addition, the lag in implementation of repricing terms on the Bank's adjustable-rate assets may result in a decline in net interest income in a rising interest rate environment. There can be no assurance that the Bank's interest rate risk will be minimized or eliminated. In addition, an increase in the general level of interest rates may adversely affect the ability of certain borrowers to pay the interest on and principal of their obligations. Accordingly, changes in levels of market interest rates could materially adversely affect the Bank's net interest spread, asset quality, loan origination volume and overall results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Asset and Liability Management."

    In addition to affecting net interest income, changes in interest rates also can affect the value of the Bank's interest-earning assets, which are comprised of fixed and adjustable-rate instruments. Generally, the value of fixed-rate instruments declines when interest rates rise and, conversely, increases when interest rates fall. At June 30, 1999, $1.0 billion or 99.5% of the Bank's mortgage-backed and investment securities were classified as available for sale. Securities classified as available for sale are reported at fair value with unrealized gains and losses excluded from earnings and reported net of taxes as a separate component of stockholder's equity. At June 30, 1999, the Bank had $32.5 million of unrealized losses with respect to its available for sale securities, as compared to $13.6 million of unrealized losses at December 31, 1998. Although the Bank will not be required to include any such losses in its earnings until it disposes of all or a portion of such securities, no assurance can be made that such unrealized losses will decline in the future or that the Bank will not be required to dispose of any such securities in the future. See "Business of the Bank--Investment Activities."

IMPACT OF OWNERSHIP CHANGE ON USE OF NET OPERATING LOSS CARRYFORWARDS

    The Bank had $143.9 million of federal NOLs as of June 30, 1999 which are scheduled to expire between 2001 and 2013. In the event an "ownership change" of the Bank was or is deemed to have occurred, an annual limitation (the "Section 382 limitation") would be imposed pursuant to Section 382 of the Code on the rate at which NOLs may be deducted against taxable income of the Bank in any post-change taxable year. The Bank's 1992 recapitalization (the "1992 recapitalization") resulted in an ownership change within the meaning of Section 382 of the Code (the "1992 Ownership Change"). The 1992 Ownership Change resulted in an annual Section 382 limitation on the Bank's ability to utilize any NOLs created prior to the 1992 Ownership Change in any one year of approximately $7.7 million. At June 30, 1999, the Bank had $29.8 million of NOLs which were created prior to the 1992 Ownership Change.

    Similarly, the IPO resulted in a second ownership change within the meaning of Section 382 of the Code (the "1998 Ownership Change"). The 1998 Ownership Change resulted in an annual Section 382 limitation on the Bank's ability to utilize any NOLs created prior to the 1998 Ownership Change but after the 1992 Ownership Change in any one year of approximately $21.3 million. At June 30, 1999, the Bank had $103.3 million of NOLs which were created prior to the 1998 Ownership Change but after the 1992 Ownership Change. As a result of the foregoing limitations on the Bank's ability to fully use its NOLs to offset future taxable income, the Bank may be unable to fully utilize such tax benefits. This inability could have an adverse effect on the net earnings and prospects of the Bank.

CONTROL OF PBOC BY THE SIGNIFICANT STOCKHOLDERS

    PBOC is the only stockholder of the Bank. All of PBOC's common stock prior to the IPO was 100% owned by three stockholders: (i) the Trustees of the Estate of Bernice Pauahi Bishop (the "Bishop Estate"), a charitable educational trust established under Hawaii law, (ii) BIL Securities (Offshore) Limited ("BIL Securities"), a wholly-owned subsidiary of Brierley Investments Limited, a New Zealand corporation, and (iii) Arbur, Inc. ("Arbur"), a Delaware corporation (collectively, the "Significant Stockholders"). As a result of the IPO (which included the sale of a portion of the shares of PBOC common stock owned by the Significant Stockholders in the IPO), at June 30, 1999, the Significant Stockholders owned in the aggregate 33.41% of PBOC's outstanding common stock. In addition, in connection with the IPO, PBOC and the Significant Stockholders entered into the 1998 Stockholders' Agreement (the "Stockholders' Agreement"), pursuant to which PBOC agreed to use all authority under applicable law to cause the Significant Stockholders' nominees (which could amount to up to three individuals depending on the Significant Stockholders' percentage ownership of PBOC common stock) to be included in the slate of nominees to PBOC's Board of Directors and agreed to use all practical efforts to cause the election of such slate. PBOC presently has six directors, two of whom are affiliated with or serve at the direction of the Significant Stockholders. As a result of the foregoing, the Significant Stockholders will continue to be able to influence the election of the PBOC Board of Directors, and thereby the policies of PBOC and the Bank, including any possible mergers, sales of assets and similar transactions.

RISK'S RELATING TO GOODWILL LITIGATION

    In connection with PBOC's acquisition of the Bank from the Federal Savings and Loan Insurance Corporation ("FSLIC") in April 1987, the Bank was permitted to include in its regulatory capital and recognize as supervisory goodwill $217.5 million of cash assistance provided to the Bank by the FSLIC (the "Capital Credit"), as well as $79.7 million of goodwill which was recorded by the Bank under generally accepted accounting principles ("GAAP"). In August 1989, Congress enacted the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA") which resulted in the Bank being required to write-off its goodwill, which caused the Bank to fail to comply with its minimum regulatory capital requirements.

    PBOC, the Bank and certain current and former stockholders of PBOC have sued the U.S. Government with respect to the required write-off of its Capital Credit and supervisory goodwill in a law suit entitled SOUTHERN CALIFORNIA FEDERAL SAVINGS AND LOAN ASSOCIATION, ET AL. V. UNITED STATES, No. 93-52-C, which seeks damages for breach of contract and for deprivation of property without just compensation and without due process of the law (the "Goodwill Litigation"). In connection with the IPO, PBOC, the Bank and each of the Significant Stockholders individually entered into a Shareholder Rights Agreement whereby each Significant Stockholder received one Contingent Goodwill Participation Right ("Right") for each share of PBOC common stock held by the Material Stockholder. Each Right entitles such Significant Stockholder to receive 0.0009645% of the Litigation Recovery (as defined below), or 95% of the Litigation Recovery by all Significant Stockholders on an aggregate basis. As defined herein, the Litigation Recovery is the amount, if any, recovered by PBOC and/or the Bank as a result of a settlement or judgment with respect to such litigation, net of certain expenses, income taxes and other payments. The remaining 5% of such Litigation Recovery, if any, will be retained by PBOC and/or the Bank.

    Legal, accounting, consulting and other fees and expenses related to the Goodwill Litigation may become substantial. During the period from the commencement of the Goodwill Litigation to June 30, 1999, substantially all legal fees incurred by the Bank have been reimbursed by the Significant Stockholders. To the extent PBOC and the Bank must continue to engage in protracted litigation, PBOC and the Bank will incur significant legal, accounting, consulting and other fees and expenses in the future. The Significant Stockholders have agreed to reduce the amount of the Litigation Recovery which is to be paid to them by, among other things, the fees and expenses incurred in connection with the Goodwill Litigation and any ancillary litigation. While such agreement does not legally require reimbursement of such expenses in the event there is no Litigation Recovery, the Significant Stockholders have advised the Board of Directors of their willingness to reimburse PBOC and the Bank for such fees and expenses periodically upon request by PBOC and/or the Bank. No assurance can be made that PBOC and/or the Bank will prevail in the Goodwill Litigation or that PBOC and/or the Bank will receive recoveries sufficient to offset the fees and expenses for which PBOC and the Bank remain responsible. Although the Significant Stockholders have thus far advanced such fees and expenses, no assurance can be made that the Significant Stockholders will in fact reimburse PBOC or the Bank for any fees and expenses incurred with respect to the Goodwill Litigation and any ancillary litigation.

RISK THAT RIGHTS ARE TREATED AS DEBT ON THE BANK'S ABILITY TO USE NOLS

    KPMG LLP has issued an opinion to PBOC and the Bank to the effect that, for federal income tax purposes, the Rights evidenced by the terms of the Shareholder Rights Agreement should be treated as stock of PBOC for purposes of Sections 382(e), 311(a) and 305(a) of the Code. Such opinion is not binding on the Internal Revenue Service ("IRS") and no assurance can be made that the IRS will treat the Shareholder Rights Agreement as stock of PBOC for federal income tax purposes. If the Shareholder Rights Agreement is treated other than as stock in PBOC (i.e., as debt of PBOC), the value of the Shareholder Rights Agreement would reduce the value of PBOC's stock, and, correspondingly, the amount of the
Section 382 limitation with respect to the 1998 Ownership Change. Such a reduction in the amount of the Section 382 limitation would significantly impair the ability of the Bank to use its NOLs existing at the time of the 1998 Ownership Change and could have a material adverse effect on the net earnings and prospects of PBOC and the Bank.

ASSET QUALITY

    The Bank experienced serious financial and operational problems in the early 1990s, primarily as a result of the economic recession and a decline in real estate values. These conditions had a material adverse effect on the quality of the Bank's loan portfolio and contributed to substantial increases in the Bank's problem assets, including non-accrual loans, real estate acquired by the Bank through foreclosure proceedings and troubled debt restructurings. These problem assets reached $78.7 million or 4.6% of total assets at December 31, 1994. Since the change in senior management in 1995, the Bank improved the credit quality of its assets through the early identification of potential problem loans and the administration, rehabilitation or liquidation of the Bank's non-performing assets. The Bank currently takes title to non-performing assets as promptly as practicable and improves the properties' physical condition where appropriate so that marketing efforts may be commenced. In the case of commercial properties, management takes steps to enhance net operating income with respect to its properties in order to command the best sales price possible. Management's actions, together with improved economic conditions in California, have resulted in a substantial decline in non-performing assets and troubled debt restructurings, as such problem assets amounted to $15.4 million or 0.44% of total assets at June 30, 1999. See "Business of the Bank--Asset Quality-- Non-Performing Assets."

    The future success of the Bank is dependent upon the quality of its assets. Although management of the Bank has devoted substantial time and resources to the identification, collection and work-out of non-performing assets, the real estate markets and the overall economy in its market area are likely to be significant determinants of the quality of the Bank's assets in future periods and, thus, its financial condition and results of operations. Although management utilizes its best judgment in providing for losses with respect to its non-performing assets, there can be no assurance that the Bank will be able to dispose of such non-performing assets without establishing additional provisions for losses on loans or further reductions in the carrying value of its real estate owned.

MULTI-FAMILY RESIDENTIAL, COMMERCIAL REAL ESTATE, COMMERCIAL BUSINESS AND
  CONSUMER LENDING

    At June 30, 1999, the Bank's multi-family residential and commercial real estate loans amounted to $626.8 million in the aggregate or approximately 26.2% of the Bank's total loans receivable. In addition, while commercial business and consumer loans (including loans secured by deposits) amounted to only $242.2 million in the aggregate at June 30, 1999 (which represented 10.1% of the Bank's total loans receivable), the Bank intends to increase its emphasis on commercial business and consumer lending during the next several years. Although multi-family residential, commercial real estate, commercial business and consumer loans generally provide for higher interest rates and shorter terms than single-family residential real estate loans, such loans generally have a higher degree of credit risk. At June 30, 1999, an aggregate of $1.8 million and $3.4 million of the Bank's multi-family residential and commercial real estate loans were classified non-accrual or included in real estate owned, respectively.

ECONOMIC CONDITIONS

    The Bank's loan portfolio is concentrated in California, particularly Southern California. As a result, the financial condition of the Bank will be subject to general economic conditions and, in particular, to conditions in the California residential real estate market. During the early 1990s, the Southern California economy deteriorated due, in part, to the national recession at the start of the decade, together with a general decline in market values of Southern California real estate. Any downturn in the economy generally, and in California in particular, could affect the ability of the Bank to originate a sufficient volume of high-quality residential mortgage loans or maintain its asset quality, and could reduce real estate values. Real estate values in California could also be affected by earthquakes or other natural disasters.

DEPENDENCE ON KEY PERSONNEL

    The recent success of PBOC and the Bank has been dependent on Rudolf P. Guenzel, the President and Chief Executive Officer of PBOC and the Bank, J. Michael Holmes, Executive Vice President and Chief Financial Officer of PBOC and the Bank, and William W. Flader, Executive Vice President of PBOC and the Bank. The Bank's future success will also depend, to a significant extent, upon the services of Messrs. Guenzel, Holmes and Flader. The Bank believes that the prolonged unavailability or the unexpected loss of the services of any of Messrs. Guenzel, Holmes and Flader could have a material adverse effect upon PBOC and the Bank. During 1998, PBOC and the Bank entered into three-year employment agreements with Messrs. Guenzel, Holmes and Flader. Neither PBOC nor the Bank maintains key man life insurance policies with respect to Messrs. Guenzel, Holmes and Flader.

LEVERAGE STRATEGY

    The Bank intends to leverage a portion of the proceeds expected to be raised in the offering of Series B Preferred Shares through the purchase of single-family residential loans and U.S. Government agency obligations and U.S. Government agency mortgage-backed securities, which purchases are expected to be funded primarily through increases in deposits, short- to intermediate-term reverse repurchase agreements and FHLB advances. Management's leverage strategy is premised on the assumption that it will earn a positive spread on the yield generated from its purchased loans and securities over the rate paid on its incremental borrowings and that the spread generated from such strategy will assist the Bank in accelerating the utilization of its existing NOLs. If market rates of interest fluctuate in such a manner that the Bank is unable to earn a positive spread as a result of its leverage strategy, the Bank's net interest margin and net earnings will be adversely affected in future periods. For information concerning the Bank's leveraging of its balance sheet during prior periods, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

ACQUISITION STRATEGY

    An important element of the Bank's strategy is the acquisition of branch offices and whole institutions in locations within the Bank's primary market area. No assurance can be given that the Bank will be able to identify attractive acquisition candidates, that acquisitions can be completed at reasonable prices or that acquisitions can be completed in a timely manner or at all. In addition, no assurance can be given that the Bank will be able to successfully integrate acquisitions with the Bank's existing systems and operations without substantial costs, delays or other problems. Finally, the acquisition of branch offices and/or whole institutions may result in the creation of intangibles which will be required to be amortized in future periods. If the BOH acquisition and the Bank's pending branch acquisitions had been completed as of June 30, 1999, PBOC would have had, on a pro forma basis, $20.9 million of intangibles which would be amortized over a period of eight to 15 years. The amortization of intangibles recognized in the BOH acquisition and the Bank's branch acquisitions completed in August 1999 will reduce the Bank's net income in future periods and could adversely impact the Bank's ability to satisfy internal and regulatory capital requirements. If the BOH acquisition and the Bank's recently completed branch acquisitions had been completed as of June 30, 1999, the Bank would have had, on a pro forma basis, $197.0 million of leverage capital representing 5.56% of the Bank's adjusted total assets. If the issuance of the Series B Preferred Shares, together with the BOH acquisition and the Bank's recently completed branch acquisitions had been completed as of June 30, 1999, the Bank would have had, on a pro forma basis, $ million of leverage
capital representing   % of the Bank's adjusted total assets. See "Pro forma
Regulatory Capital."

YEAR 2000 COMPLIANCE ISSUES

    The Bank has adopted a plan to address Year 2000 data processing issues. The plan includes the assessment of all internal systems, programs and data processing applications as well as those provided to the Bank by third-party vendors. A significant portion of the Bank's data processing and loan servicing is performed by third-party vendors from which the Bank has received written confirmation that they expect to be compliant with Year 2000 issues on a timely basis. As of June 30, 1999, the Bank had incurred approximately $714,000 of total costs associated with its Year 2000 issues, and expects to incur total expenses of $770,000 through 1999 with respect thereto. Management is currently monitoring the Bank's third party vendors' efforts with respect to compliance with Year 2000 issues. No assurance can be made that such third party vendors' efforts will be successful or that the Bank's costs associated therewith will be as estimated. However, the Bank does not believe any Year 2000 issues will materially affect the Bank's products, services or competitive conditions. In addition, the Bank does not believe that the cost of addressing the Year 2000 issues is a material event or uncertainty that would cause reported financial information not to be necessarily indicative of future operating results or financial condition, and the costs or the consequences of incomplete or untimely resolution of its Year 2000 issues does not represent a known material event or uncertainty that is reasonably likely to affect its future financial results or cause its reported financial information not to be necessarily indicative of future operating results or future financial condition.

COMPETITION

    The Bank experiences significant competition in both attracting and retaining deposits and in originating real estate and consumer loans.

    The Bank competes with other thrift institutions, commercial banks, insurance companies, credit unions, thrift and loan associations, money market mutual funds and brokerage firms in attracting and retaining deposits. Competition for deposits from large commercial banks is particularly strong. Many of the nation's thrift institutions and many large commercial banks have a significant number of branch offices in the areas in which the Bank operates.

    In addition, there is strong competition in originating and purchasing real estate and consumer loans, principally from other savings and loan associations, commercial banks, mortgage banking companies, insurance companies, consumer finance companies, pension funds and commercial finance companies. The primary factors in competing for loans are the quality and extent of service to borrowers and brokers, economic factors such as interest rates, interest rate caps, rate adjustment provisions, loan maturities, loan-to-value ratios, loan fees, and the amount of time it takes to process a loan from receipt of the loan application to date of funding. The Bank's future performance is dependent on its ability to originate a sufficient volume of loans in its local market areas. There can be no assurance that the Bank will be able to effect such actions on satisfactory terms.

REGULATION

    The financial institutions industry is subject to extensive regulation, which materially affects the business of the Bank. Statutes and regulations to which the Bank and PBOC are subject may be changed at any time, and the interpretation of these statutes and regulations is also subject to change. There can be no assurance that future changes in such statutes and regulations or in their interpretation will not adversely affect the business of the Bank.

                                USE OF PROCEEDS

    The Series B Bank Preferred Shares are to be issued, if ever, in connection with an exchange of the Series B Preferred Shares, which shares were sold pursuant to an effective registration statement filed with the SEC. The proceeds from the sale of the Series B Preferred Shares will be used by the Company to purchase a portfolio of mortgage assets from the Bank. The proceeds from the sale of mortgage assets to the Company will be used to enhance the Bank's capital and support its growth strategy, including loan originations as well as possible future acquisitions of additional branch offices and whole institutions. The Bank intends to initially leverage a portion of the proceeds received from the sale of the mortgage assets to the Company through the purchase of single-family residential loans, U.S. Government agency obligations and U.S. Government agency mortgage-backed securities and intends to fund such purchases through increases in deposits, short- to intermediate-term reverse repurchase agreements and FHLB advances. Management believes the leveraging of such proceeds will provide the Bank with the opportunity to expand its business and thereby increase its earnings, which will permit accelerated utilization of existing NOLs.

    The Bank will not receive any proceeds, directly or indirectly, from the exchange of the Series B Preferred Shares for Series B Bank Preferred Shares.

                                 CAPITALIZATION

    The following table sets forth the actual consolidated capitalization of the Bank at June 30, 1999 and as adjusted to give effect to the issuance of the Series B Preferred Shares. The following table should be read in conjunction with the Consolidated Financial Statements of the Bank and the notes thereto included elsewhere in this Offering Circular.

                                                                                  THE BANK,
                                                                                     AS
                                                                       THE BANK   ADJUSTED
                                                                       ---------  ---------
                                                                          (IN THOUSANDS)
Deposits.............................................................  $1,611,261 $1,611,261
                                                                       ---------  ---------
                                                                       ---------  ---------
Borrowings:
  Securities sold under agreements to repurchase.....................  $ 434,947  $ 434,947
  FHLB advances......................................................  1,259,000  1,259,000
                                                                       ---------  ---------
    Total............................................................  $1,693,947 $1,693,947
                                                                       ---------  ---------
                                                                       ---------  ---------
Minority interest--Series A and Series B Preferred Shares............  $  33,250  $
                                                                       ---------  ---------
                                                                       ---------  ---------
Stockholder's equity:
  Preferred Stock (par value, $0.01 per share; 1,000,000 shares
    authorized, no shares issued and outstanding)....................         --         --
  Common Stock (par value, $0.01 per share; 1,000,000 shares
    authorized, 100,000 shares issued and outstanding)...............          1          1
  Additional paid-in capital.........................................    231,845    231,845
Net unrealized gain (loss) on securities available for sale..........    (32,539)   (32,539)
Minimum pension liability, net (1)...................................       (414)      (414)
Accumulated deficit..................................................    (29,988)   (29,988)
                                                                       ---------  ---------
    Total stockholder's equity.......................................   (168,905)  (168,905)
                                                                       ---------  ---------
Total capitalization.................................................  $ 202,155  $
                                                                       ---------  ---------
                                                                       ---------  ---------

------------------------

(1) Reference is made to Note 15 of the Notes to Consolidated Financial Statements.

                          PRO FORMA REGULATORY CAPITAL

    Under regulations adopted by the OTS, each savings institution is currently required to maintain tangible and core (or Tier 1 leverage) capital equal to at least 1.5% and 3.0%, respectively, of its adjusted total assets, and total capital equal to at least 8.0% of its risk-weighted assets. At June 30, 1999, the Bank's tangible, Tier 1 leverage capital and total risk-based capital amounted to $218.0 million or 6.16% of adjusted total assets, $218.0 million or 6.16% of adjusted total assets, and $234.9 million or 11.98% of risk-weighted assets, respectively.

    The following tables reconcile the Bank's pro forma stockholder's equity to regulatory capital as of June 30, 1999, assuming completion of the sale of the Series B Preferred Shares and the consummation of the BOH acquisition and the Bank's recently completed branch acquisitions, and illustrate the percentage by which the Bank will exceed, on a pro forma basis, its minimum capital requirements. For further information on the Bank's capital requirements, see "Regulation--Regulation of Federal Savings Banks -Regulatory Capital Requirements."

                                                                       TIER 1             TOTAL
                                                     TANGIBLE         LEVERAGE         RISK-BASED
                                                      CAPITAL          CAPITAL           CAPITAL
                                                  ---------------  ---------------  -----------------
                                                                    (IN THOUSANDS)
Stockholder's equity of the Bank................     $                $                 $
Minority interest--Series A and Series B
  Preferred Shares(1)...........................
Unrealized losses on securities available for
  sale..........................................
Non-allowable capital:
  Direct real estate investments................
  Intangible assets.............................
Supplemental capital:
  Allowance for loan losses.....................
                                                        ------           ------            ------
Regulatory capital of the Bank..................     $                $                 $
                                                        ------           ------            ------
                                                        ------           ------            ------

------------------------

(1) The OTS has indicated that the Series A and Series B Preferred Shares cannot exceed in the aggregate 25% of the Bank's core capital (including the Series A and Series B Preferred Shares) and 33 1/3% of the Bank's core capital (excluding the Series A and Series B Preferred Shares). Consequently, on a
    pro forma basis as of June 30, 1999, $      million of the proceeds of the
    Series B Offering will constitute tangible, core and risk-based capital of the Bank.

                                                                                                               RISK-BASED
                                                                                                        ------------------------
                                                                               TANGIBLE      TIER 1                     TOTAL
                                                                                CAPITAL     LEVERAGE      TIER 1       CAPITAL
                                                                                 RATIO       CAPITAL       RATIO        RATIO
                                                                              -----------  -----------  -----------  -----------
Regulatory capital of the Bank..............................................            %            %            %            %
Well-capitalized ratio......................................................        1.50         5.00         6.00        10.00
                                                                                     ---          ---          ---        -----
Excess above well-capitalized ratio.........................................            %            %            %            %
                                                                                     ---          ---          ---        -----
                                                                                     ---          ---          ---        -----

    The amount of adjusted total assets used for the tangible and core (or Tier 1 leverage) capital ratios was approximately $3.5 billion. Risk-weighted assets used for the risk-based capital ratios amounted to approximately $2.0 billion.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF THE BANK AND THE NOTES THERETO INCLUDED ELSEWHERE IN THIS OFFERING CIRCULAR.

GENERAL

    The Bank is a community oriented savings bank which emphasizes customer service and convenience. As part of its overall business strategy, the Bank has sought to develop a wide variety of products and services which meet the needs of its retail and commercial customers. On the asset side of the Bank's balance sheet, management is emphasizing commercial real estate, commercial business and consumer lending which complements the Bank's residential lending operations. In addition, the Bank has increased its investment in corporate trust preferred obligations and U.S. Government agency mortgage-backed securities, which investments enhance net interest income while limiting credit and interest rate risk. On the liability side of the Bank's balance sheet, the Bank has been accessing cost-efficient funding sources, including retail deposits, FHLB advances and securities sold under agreements to repurchase.

    The Bank's business strategy focuses on achieving attractive returns consistent with the Company's risk management objectives. The Bank has implemented this strategy by (i) significantly growing its loan portfolio, with a particular emphasis on commercial and consumer lending; (ii) expanding the Bank's branch network through the acquisition of branch offices and whole institutions; (iii) reducing funding costs through the utilization of retail deposits; (iv) improving operating efficiency by maintaining a low level of operating expenses relative to interest-earning assets; (v) managing the Bank's capital in order to support its growth strategy; (vi) taking advantage of recent consolidation in its market area by promoting the Bank as a community banking alternative to individuals and small-to-medium sized businesses in Southern California.

CHANGES IN FINANCIAL CONDITION

    GENERAL. Total assets increased by $189.4 million or 5.7% to $3.5 billion during the six months ended June 30, 1999. The increase in total assets during the period reflected an increase in the Bank's loans receivable, net, as well as investments in U.S. Government agency debt securities and mortgage-backed securities. The foregoing increases reflected the Bank's continuing growth strategy. Total assets increased by $1.1 billion or 50.7% to $3.3 billion during the year ended December 31, 1998. The increase in total assets during 1998 primarily reflected an increase in the Bank's loans receivable, net, as well as investments in U.S. Government agency debt securities, corporate trust preferred securities and mortgage-backed securities. During 1998, the Bank took advantage of the leverage opportunities presented as a result of the capital raised from the IPO, originating $607.6 million of loans and purchasing $876.9 million of loans, which were funded by intermediate-term FHLB advances. In addition, total investments increased by $430.4 million during 1998. These assets were funded primarily through the use of short- and intermediate-term borrowings, consisting of reverse repurchase agreements and FHLB advances.

    CASH, CASH EQUIVALENTS AND OTHER SHORT-TERM INVESTMENTS. Cash, cash equivalents and other short-term investments (consisting of cash, interest-bearing deposits in other banks and federal funds sold) amounted to $22.7 million, $46.4 million and $21.1 million at June 30, 1999 and December 31, 1998 and 1997, respectively. The Bank manages its cash, cash equivalents and other short-term investments based upon the Bank's operating, investing and financing activities. The Bank generally attempts to invest its excess liquidity into higher yielding assets such as loans or securities. At June 30, 1999, the Bank's regulatory liquidity exceeded the minimum OTS requirements. See "--Liquidity And Capital Resources."

    SECURITIES. At June 30, 1999, the Bank's securities portfolio (both held-to-maturity and available-for-sale) amounted to $1.0 billion or 29.6% of the Bank's total assets, as compared to

$1.0 billion or 30.3% and $580.8 million or 26.2% at December 31, 1998 and 1997, respectively. At June 30, 1999 and December 31, 1998 and 1997, $659.5 million, $590.8 million and $428.1 million, or 63.2%, 58.4% and 73.7% of the Bank's securities portfolio consisted of mortgage-backed securities, $247.3 million, $325.0 million and $0 million, or 23.7%, 32.1% and 0% of such portfolio, consisted of investment-grade trust preferred obligations, and $65.2 million, $37.0 million and $139.7 million, or 6.2%, 3.7% and 24.1% of such portfolio, consisted of U.S. Government agency securities, respectively. Although mortgage-backed securities often carry lower yields than traditional mortgage loans, such securities generally increase the credit quality of the Bank's assets because they have underlying insurance or guarantees, require less capital under risk-based regulatory capital requirements than non-insured or non-guaranteed mortgage loans, are more liquid than individual mortgage loans and may be used to collateralize borrowings or other obligations of the Bank. At June 30, 1999, $5.2 million of the Bank's securities portfolio was classified as held-to-maturity and reported at historical cost and $1.0 billion of such portfolio was classified as available-for-sale and reported at fair value, with unrealized gains and losses excluded from earnings and instead reported as a separate component of stockholder's equity. Historically, the Bank has classified substantially all of its securities purchases as available-for-sale except for certain mortgage-backed securities which are qualifying for purposes of the Community Reinvestment Act of 1978, as amended ("CRA"). At June 30, 1999, the Bank's securities classified as available-for-sale had in the aggregate $32.5 million of unrealized losses, which represents a substantial increase from the $13.6 million of unrealized losses at December 31, 1998. See "Business of the Bank--Investment Activities."

    LOANS RECEIVABLE. Net loans receivable increased by $176.4 million or 8.2% and $615.6 million or 40.2% during the six months ended June 30, 1999 and the year ended December 31, 1998, respectively. The increase during the six months ended June 30, 1999 reflected the $588.0 million of loan originations and purchases, which were partially offset by $284.9 million of repayments during the period. The significant increase during the year ended December 31, 1998 was directly attributable to management's strategy of leveraging the capital generated from the IPO. The Bank purchased $821.7 million of single-family residential mortgage loans in 1998 on a servicing retained basis. The Bank also increased its loan originations to $607.6 million in 1998 compared to $160.7 million in 1997.

    NON-PERFORMING LOANS AND TROUBLED DEBT RESTRUCTURINGS. Management has successfully reduced the level of the Bank's non-performing assets, which has resulted in a substantial decline in non-performing loans and troubled debt restructurings (troubled debt restructurings consist of loans with respect to which the Bank has agreed to grant an interest rate concession or defer principal or interest payments), from an aggregate of $25.8 million at December 31, 1996 to an aggregate of $12.1 million at December 31, 1998 and $11.3 million at June 30, 1999.

    REAL ESTATE HELD FOR INVESTMENT AND SALE. Net real estate held for investment and sale consists of real estate acquired through foreclosure (i.e., real estate owned) and real estate held for investment. Real estate owned is included in total non-performing assets. At June 30, 1999, the Company's real estate held for investment and sale was $4.1 million as compared to $2.7 million at December 31, 1998 and $15.2 million at December 31, 1997.

    DEPOSITS. Total deposits increased by $67.3 million or 4.4% and $277.2 million or 21.9% during the six months ended June 30, 1999 and the year ended December 31, 1998 respectively. The Bank's aggregate certificates of deposit increased from $932.8 million or 73.6% of total deposits at December 31, 1997 to $1.1 billion or 71.9% of total deposits at December 31, 1998 and remained relatively constant at $1.1 billion or 70.0% of total deposits at June 30, 1999. Certificates of deposit of $100,000 and over increased during these periods from $138.2 million or 10.9% of total deposits at December 31, 1997 to $316.3 million or 20.5% of total deposits at December 31, 1998 to $322.6 million or 20.0% of total deposits at June 30, 1999. These increases in deposits were primarily due to the acquisition of two branch offices as well as their related deposits and expanded business customer deposit base. The Bank has offered a wide array of deposit products through its branch system in order to foster retail deposit growth. Transaction accounts (consisting of passbook, checking and money market accounts) increased from $333.9 million or 26.4% of total deposits at December 31, 1997 to $434.8 million or 28.2% of total deposits at December 31, 1998 to $484.1 million or 30.0% of total deposits at June 30, 1999.

    BORROWINGS. Other than deposits, the Bank's primary sources of funds consist of reverse repurchase agreements and advances from the FHLB of San Francisco. At June 30, 1999, reverse repurchase agreements amounted to $434.9 million, compared to $364.0 million and $340.8 million at December 31, 1998 and 1997, respectively. The Bank has been utilizing reverse repurchase agreements as part of its overall asset growth and leverage strategy. As of June 30, 1999, the weighted average remaining term to maturity of the Bank's reverse repurchase agreements amounted to 3.21 years, compared to 3.73 years and 2.71 years at December 31, 1998 and 1997, respectively, and such reverse repurchase agreements had a weighted average interest rate of 5.52% at June 30, 1999 as compared to 5.61% and 5.76% at December 31, 1998 and 1997, respectively. See "Business of the Bank--Sources Of Funds--Borrowings."

    Advances from the FHLB of San Francisco amounted to $1.3 billion, $1.2 billion and $472.0 million at June 30, 1999 and December 31, 1998 and 1997, respectively. The significant increase in FHLB advances during 1998 is directly attributable to management's strategy of leveraging the capital raised in the IPO. Fixed-rate FHLB advances of intermediate-term maturities were used to fund the wholesale purchase of loans and securities and loan originations. Of the Bank's FHLB advances outstanding as of June 30, 1999, $75.0 million is scheduled to mature during 1999 and the remaining $1.2 billion matures between the years of 2000 and 2008. As of June 30, 1999, the weighted average remaining term to maturity of the Bank's FHLB advances amounted to 4.68 years, compared to 5.01 years and 1.61 years at December 31, 1998 and 1997, and had a weighted average interest rate of 5.36% at June 30, 1999, compared to 5.38% and 5.87% at December 31, 1998 and 1997. At June 30, 1999, the Bank had a collateralized available line of credit of approximately $1.4 billion with the FHLB of San Francisco.

    STOCKHOLDER'S EQUITY. Stockholder's equity increased from $90.6 million at December 31, 1997 to $179.4 million at December 31, 1998 and declined to $168.9 million at June 30, 1999. The $88.8 million or 98.0% increase in stockholder's equity during the year ended December 31, 1998 was mainly due to the contribution by PBOC of $89.3 million of the proceeds of the IPO to the Bank. The $10.5 million or 5.8% decrease in stockholder's equity during the six months ended June 30, 1999 reflected the $18.9 million increase in unrealized losses with respect to the Bank's available for sale securities plus the $5.0 million in dividends paid on the Series A Preferred Shares, which were partially offset by the $13.5 million in net earnings recognized during the period.

RESULTS OF OPERATIONS

    GENERAL. The Bank's results of operations depend substantially on its net interest income, which is the difference between interest income on interest-earning assets, which consist primarily of loans receivable, mortgage-backed and investment securities and various other short-term investments, and interest expense on interest-bearing liabilities, which consist primarily of deposits and borrowings. The Bank's results of operations are also significantly affected by the Bank's provisions for loan losses resulting from the Bank's assessment of the adequacy of its allowance for loan losses; the level of its other income, including loan service and related fees, net gains on sales of securities, loans and loan servicing, and net earnings and losses from real estate operations; the level of its operating expenses, such as personnel and benefits expense, occupancy and other office related expense and FDIC insurance premiums; and income taxes and benefits.

    The Bank reported net earnings (loss) of $13.5 million, $(4.0) million, $11.4 million, $12.2 million and $13.6 million during the six months ended June 30, 1999 and 1998 and the years ended December 31, 1998, 1997 and 1996, respectively.

    The net loss recognized during the six months ended June 30, 1998 was primarily the result of a non-recurring expense of $11.1 million ($6.5 million net of applicable tax benefits) relating to employment agreement benefits due to certain senior executive officers of the Bank in connection with the IPO. The Bank also paid a one-time special FDIC assessment, which it had deferred from paying in prior years, of $4.5 million ($2.7 million net of applicable tax benefits). Without the effect of such one-time payments, the Bank would have reported net earnings of $5.2 million for the six months ended June 30, 1998. Net earnings increased by $17.5 million for the six months ended June 30, 1999, compared to the same period in the prior year, due to the foregoing non-recurring expenses recognized during the 1998 period and a $13.9 million or 81.9% increase in net interest income during the 1999 period, which was partially offset by a $1.6 million or 48.0% decrease in total other income and a $1.2 million or 133.3% increase in the provision for loan losses.

    The results for the year ended December 31, 1998 were significantly impacted by the non-recurring expenses referenced above. Without the effect of such one-time payments, the Bank would have reported net earnings of $20.6 million for the year ended December 31, 1998. Net earnings decreased by $807,000 or 6.6% for the year ended December 31, 1998, compared to the same period in the prior year, due to the foregoing non-recurring expenses, which was partially offset by a $5.7 million or 16.1% increase in net interest income, a $1.4 million or 27.0% increase in total other income and a $11.9 million increase in income tax benefit recognized during the year.

    Net earnings decreased by $1.4 million during the year ended December 31, 1997 compared to the prior year, due to a $3.0 million or 37.0% decrease in total other income and a $1.6 million or 5.7% increase in total operating expenses, which were partially offset by a $1.8 million or 5.4% increase in net interest income, a $838,000 or 29.1% decline in the provision for loan losses and a $1.5 million or 49.2% increase in income tax benefit recognized during the year.

    NET INTEREST INCOME. Net interest income is determined by the Bank's interest rate spread (i.e., the difference between the yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities.

    Net interest income totaled $30.8 million, $16.9 million, $40.7 million, $35.0 million and $33.3 million during the six months ended June 30, 1999 and 1998 and the years ended December 31, 1998, 1997 and 1996, respectively.

    Net interest income increased $13.9 million or 81.9% for the six months ended June 30, 1999, compared to the same period in the prior year, due to a $1.0 billion or 43.9% increase in the average balance of interest-earning assets (comprised primarily of a $624.0 million increase in the average balance of loans receivable and a $324.0 million increase in the average balance of other interest-earning assets) and an increase in the interest rate spread of 22 basis points. Net interest income increased by $5.7 million or 16.1% for the year ended December 31, 1998, compared to the prior year, due to a $886.8 million or 48.3% increase in the average balance of interest-earning assets (consisting primarily of a $614.2 million increase in the average balance of loans receivable and a $216.8 million increase in the average balance of other interest-earning assets), which was partially offset by a decrease in the interest rate spread of 56 basis points. Net interest income increased by $1.8 million or 5.4% during the year ended December 31, 1997, compared to the year ended December 31, 1996, due a $167.2 million increase in the average balance of total interest earning assets.

    The Bank's net interest margin for the six months ended June 30, 1999 and 1998 was 1.86% and 1.47% and amounted to 1.49%, 1.91% and 1.99% for the years ended December 31, 1998, 1997 and 1996, respectively. The increase in net interest margin during the six months ended June 30, 1999 reflected the increase in the weighted average yield earned by the Bank on its loan portfolio together with the decrease in the weighted average rate paid by the Bank on it's deposits, while the decrease in net interest margin during the years ended December 31, 1998 and 1997 reflected the decrease in yields on earning assets, primarily due to accelerated premium amortization on the Bank's purchased adjustable-rate single-family residential loan portfolio.

AVERAGE BALANCES, NET INTEREST INCOME, YIELDS EARNED AND RATES PAID

The following table sets forth, for the periods indicated, information regarding
(i) the total dollar amount of interest income of the Bank from interest-earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average rate;
(iii) net interest income; (iv) interest rate spread; and (v) net interest margin. Information is based on average daily balances during the indicated periods.

                                                                                                                     YEAR
                                                                                                                     ENDED
                                                                                                                   DECEMBER
                                                                 SIX MONTHS ENDED JUNE 30,                            31,
                                           ----------------------------------------------------------------------  ---------
                                                          1999                                1998                   1998
                                           -----------------------------------  ---------------------------------  ---------

                                                                     AVERAGE                            AVERAGE
                                            AVERAGE                  YIELD/      AVERAGE                YIELD/      AVERAGE
                                            BALANCE    INTEREST       COST       BALANCE   INTEREST      COST       BALANCE
                                           ---------  -----------  -----------  ---------  ---------  -----------  ---------
                                                                        (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans receivable (1)...................  $2,189,445     78,222         7.15%  $1,565,453 $  53,915        6.89%  $1,814,376
  Mortgage-backed securities(2)..........    619,336      16,832         5.44     556,725     14,534        5.22     557,038
  Other earning assets(3)................    501,941      14,522         5.79     177,978      7,644        8.60     352,710
                                           ---------  -----------         ---   ---------  ---------         ---   ---------
      Total interest-earning assets......  3,310,722     109,576         6.62%  2,300,156     76,093        6.62%  2,724,124
                                                                          ---                                ---
                                                                          ---                                ---
Noninterest-earning assets...............     65,754                               72,030                             84,019
                                           ---------                            ---------                          ---------
      Total assets.......................  $3,376,476                           $2,372,186                         $2,808,143
                                           ---------                            ---------                          ---------
                                           ---------                            ---------                          ---------
Interest-bearing liabilities:
  Deposits:
    Transaction accounts(4)..............    363,276       6,099         3.39%    353,362      6,214        3.55%    369,208
    Term certificates of deposit.........  1,126,361      29,590         5.30     969,361     27,470        5.71   1,010,307
                                           ---------  -----------         ---   ---------  ---------         ---   ---------
      Total deposits.....................  1,489,637      35,689         4.83   1,322,723     33,684        5.14   1,379,515
  Total borrowings.......................  1,583,812      43,012         5.48     892,155     25,367        5.73   1,236,120
  Hedging costs..........................         --          81                       --        110                      --
                                           ---------  -----------               ---------  ---------               ---------
      Total interest-bearing
        liabilities......................  3,073,449      78,782         5.17%  2,214,878     59,161        5.39   2,615,635
                                                      -----------         ---              ---------         ---
                                                                          ---              ---------         ---
Noninterest bearing liabilities..........    129,371                               49,338                             51,979
                                           ---------                            ---------                          ---------
      Total liabilities..................  3,202,820                            2,264,216                          2,667,614
Stockholder's equity.....................    173,656                              107,970                            140,529
                                           ---------                            ---------                          ---------
      Total liabilities and stockholder's
        equity...........................  $3,376,476                           $2,372,186                         $2,808,143
                                           ---------                            ---------                          ---------
                                           ---------                            ---------                          ---------
Net interest-earning assets..............  $ 237,273                            $  85,278                          $ 108,489
                                           ---------                            ---------                          ---------
                                           ---------                            ---------                          ---------
Net interest income/interest rate
  spread.................................              $  30,794         1.45%             $  16,932        1.23%
                                                      -----------         ---              ---------         ---
                                                      -----------         ---              ---------         ---
Net interest margin......................                                1.86%                              1.47%
                                                                          ---                                ---
                                                                          ---                                ---
Ratio of average interest-earning assets
  to average interest-bearing
  liabilities............................                 107.72%                             103.85%
                                                      -----------                          ---------
                                                      -----------                          ---------


                                                                                  1997                           1996
                                                                   -----------------------------------  ----------------------
                                                        AVERAGE                              AVERAGE
                                                        YIELD/      AVERAGE                  YIELD/      AVERAGE
                                           INTEREST      COST       BALANCE    INTEREST       COST       BALANCE    INTEREST
                                           ---------  -----------  ---------  -----------  -----------  ---------  -----------

Interest-earning assets:
  Loans receivable (1)...................  $ 125,809        6.93%  $1,200,137  $  89,938         7.49%  $1,176,944  $  89,020
  Mortgage-backed securities(2)..........     32,439        5.82     501,261      32,672         6.52     387,603      26,136
  Other earning assets(3)................     22,477        6.37     135,949       8,369         6.16     105,583       7,740
                                           ---------         ---   ---------  -----------         ---   ---------  -----------
      Total interest-earning assets......    180,725        6.63%  1,837,347     130,979         7.13%  1,670,130     122,896
                                                             ---                                  ---
                                                             ---                                  ---
Noninterest-earning assets...............                             74,487                               67,179
                                                                   ---------                            ---------
      Total assets.......................                          $1,911,834                           $1,737,309
                                                                   ---------                            ---------
                                                                   ---------                            ---------
Interest-bearing liabilities:
  Deposits:
    Transaction accounts(4)..............     12,896        3.49%    340,430      12,476         3.66%  $ 352,853      12,737
    Term certificates of deposit.........     57,141        5.66     966,863      54,771         5.66   1,069,484      62,399
                                           ---------         ---   ---------  -----------         ---   ---------  -----------
      Total deposits.....................     70,037        5.08   1,307,293      67,247         5.14   1,422,337      75,136
  Total borrowings.......................     69,772        5.64     506,077      28,420         5.62     232,668      14,108
  Hedging costs..........................        214                      --         267                       --         387
                                           ---------               ---------  -----------               ---------  -----------
      Total interest-bearing
        liabilities......................    140,023        5.35%  1,813,370      93,934         5.29%  1,655,005      89,631
                                           ---------         ---              -----------         ---              -----------
                                           ---------         ---              -----------         ---              -----------
Noninterest bearing liabilities..........                             15,713                               12,998
                                                                   ---------                            ---------
      Total liabilities..................                          1,829,083                            1,668,003
Stockholder's equity.....................                             82,751                               67,306
                                                                   ---------                            ---------
      Total liabilities and stockholder's
        equity...........................                          $1,911,834                           $1,735,309
                                                                   ---------                            ---------
                                                                   ---------                            ---------
Net interest-earning assets..............                          $  23,977                            $  15,125
                                                                   ---------                            ---------
                                                                   ---------                            ---------
Net interest income/interest rate
  spread.................................  $  40,702        1.28%              $  35,045         1.84%              $  33,265
                                           ---------         ---              -----------         ---              -----------
                                           ---------         ---              -----------         ---              -----------
Net interest margin......................                   1.49%                                1.91%
                                                             ---                                  ---
                                                             ---                                  ---
Ratio of average interest-earning assets
  to average interest-bearing
  liabilities............................     104.15%                             101.32%                              100.91%
                                           ---------                          -----------                          -----------
                                           ---------                          -----------                          -----------


                                             AVERAGE
                                             YIELD/
                                              COST
                                           -----------

Interest-earning assets:
  Loans receivable (1)...................        7.56%
  Mortgage-backed securities(2)..........        6.74
  Other earning assets(3)................        7.33
                                                  ---
      Total interest-earning assets......        7.36%
                                                  ---
                                                  ---
Noninterest-earning assets...............

      Total assets.......................

Interest-bearing liabilities:
  Deposits:
    Transaction accounts(4)..............        3.61%
    Term certificates of deposit.........        5.83
                                                  ---
      Total deposits.....................        5.28
  Total borrowings.......................        6.06
  Hedging costs..........................

      Total interest-bearing
        liabilities......................        5.42%
                                                  ---
                                                  ---
Noninterest bearing liabilities..........

      Total liabilities..................
Stockholder's equity.....................

      Total liabilities and stockholder's
        equity...........................

Net interest-earning assets..............

Net interest income/interest rate
  spread.................................        1.94%
                                                  ---
                                                  ---
Net interest margin......................        1.99%
                                                  ---
                                                  ---
Ratio of average interest-earning assets
  to average interest-bearing
  liabilities............................


------------------------

(1) The average balance of loans receivable includes nonperforming loans, interest on which is recognized on a cash basis.
(2) Includes mortgage-backed securities classified as held to maturity and available for sale.
(3) Includes short-term investments, securities purchased under agreements to resell, investment securities and FHLB stock.
(4) Includes passbook, Checking and money market accounts.

RATE/VOLUME ANALYSIS

    The following table sets forth the effects of changing rates and volumes on net interest income of the Bank. Information is provided with respect to (i) effects on interest income attributable to changes in volume (changes in volume multiplied by prior rate); (ii) effects on interest income attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) changes in rate/volume (change in rate multiplied by change in volume).

                                SIX MONTHS ENDED JUNE 30, 1999 COMPARED TO SIX       YEAR ENDED DECEMBER 31, 1998
                                          MONTHS ENDED JUNE 30, 1998                       COMPARED TO 1997
                             ----------------------------------------------------  ---------------------------------
                                INCREASE (DECREASE) DUE TO                            INCREASE (DECREASE) DUE TO
                             ---------------------------------      TOTAL NET      ---------------------------------
                                                      RATE/         INCREASE                                RATE/
                               RATE      VOLUME      VOLUME        (DECREASE)        RATE      VOLUME      VOLUME
                             ---------  ---------  -----------  -----------------  ---------  ---------  -----------
                                                             (DOLLARS IN THOUSANDS)
Interest-earning assets:
Loans receivable...........  $   2,014  $  21,490   $     803       $  24,307      $  (6,720) $  46,031   $  (3,440)
Mortgage-backed
  securities...............        597      1,634          67           2,298         (3,481)     3,636        (388)
Other earning assets.......     (2,521)    14,261      (4,862)          6,878            722     10,668       2,718
                             ---------  ---------  -----------        -------      ---------  ---------  -----------
  Total net change in
    income on
    interest-earning
    assets.................         90     37,385      (3,992)         33,483         (9,479)    60,335      (1,110)
                             ---------  ---------  -----------        -------      ---------  ---------  -----------

Interest-bearing
  liabilities:
Deposits:
Transaction accounts.......       (282)       175          (8)           (115)          (585)     1,055         (50)
Term certificates of
  deposit..................     (2,004)     4,449        (325)          2,120            (87)     2,461          (4)
                             ---------  ---------  -----------        -------      ---------  ---------  -----------
  Total deposits...........     (2,286)     4,624        (333)          2,005           (672)     3,516         (54)
Borrowings.................     (1,139)    19,667        (883)         17,645            145     40,997         210
Hedging costs..............         --         --         (29)            (29)            --         --         (53)
                             ---------  ---------  -----------        -------      ---------  ---------  -----------
  Total net change in
    expense on interest-
    bearing liabilities....     (3,425)   (24,291)     (1,245)         19,621           (527)    44,513         103
                             ---------  ---------  -----------        -------      ---------  ---------  -----------
Change in net interest
  income...................  $   3,515  $  13,094   $  (2,747)      $  13,862      $  (8,952) $  15,822   $  (1,213)
                             ---------  ---------  -----------        -------      ---------  ---------  -----------
                             ---------  ---------  -----------        -------      ---------  ---------  -----------

                                                            YEAR ENDED DECEMBER 31, 1997
                                                                  COMPARED TO 1996
                                                ----------------------------------------------------

                                                   INCREASE (DECREASE) DUE TO
                                 TOTAL NET      ---------------------------------      TOTAL NET
                                 INCREASE                                RATE/         INCREASE
                                (DECREASE)        RATE      VOLUME      VOLUME        (DECREASE)
                             -----------------  ---------  ---------  -----------  -----------------

Interest-earning assets:
Loans receivable...........      $  35,871      $    (820) $   1,754   $     (16)      $     918
Mortgage-backed
  securities...............           (233)          (872)     7,664        (256)          6,536
Other earning assets.......         14,108         (1,240)     2,226        (357)            629
                                   -------      ---------  ---------  -----------        -------
  Total net change in
    income on
    interest-earning
    assets.................         49,746         (2,932)    11,644        (629)          8,083
                                   -------      ---------  ---------  -----------        -------
Interest-bearing
  liabilities:
Deposits:
Transaction accounts.......            420            194       (448)         (7)           (261)
Term certificates of
  deposit..................          2,370         (1,815)    (5,987)        174          (7,628)
                                   -------      ---------  ---------  -----------        -------
  Total deposits...........          2,790         (1,621)    (6,435)        167          (7,889)
Borrowings.................         41,352         (1,042)    16,578      (1,224)         14,312
Hedging costs..............            (53)            --         --        (120)           (120)
                                   -------      ---------  ---------  -----------        -------
  Total net change in
    expense on interest-
    bearing liabilities....         44,089         (2,663)    10,143      (1,177)          6,303
                                   -------      ---------  ---------  -----------        -------
Change in net interest
  income...................      $   5,657      $    (269) $   1,501   $     548       $   1,780
                                   -------      ---------  ---------  -----------        -------
                                   -------      ---------  ---------  -----------        -------

    INTEREST INCOME. Total interest income increased by $33.5 million or 44.0%, $49.7 million or 38.0% and $8.1 million or 6.6% during the six months ended June 30, 1999 and the years ended December 31, 1998 and 1997, respectively, as compared to the prior periods in the previous year. Interest income on loans receivable, the largest component of interest-earning assets, increased by $24.3 million or 45.1%, $35.9 million or 39.9%, and $918,000 or 1.0% during the six months ended June 30, 1999 and the years ended December 31,1998 and 1997, respectively, as compared to the same periods in the prior year. The increase during the six months ended June 30, 1999 was due to loan growth and, to a lesser extent, a shift in the portfolio to a greater proportion of commercial and consumer loans, which has resulted in an increase in the weighted average yield earned on the loan portfolio. The increase in interest income on loans receivable during the year ended December 31, 1998 was primarily due to loan growth and the investment of funds as a result of the leverage of the capital raised in the IPO. Loan purchases were funded by FHLB advances with a weighted average rate of 5.38%. The slight increase in interest income on loans receivable during the year ended December 31, 1997 was attributable to loan growth. See "Business of the Bank--Lending Activities--Origination, Purchase and Sale of Loans."

    Interest income on mortgage-backed securities increased by $2.3 million or 15.8% during the six months ended June 30, 1999, decreased slightly by $233,000 or 0.7% during the year ended December 31, 1998 and increased by $6.5 million or 25.0% during the year ended December 31, 1997. The increase during the six months ended June 30, 1999 reflected the increase in the average balance of such securities. The small decrease in interest income on mortgage-backed securities during the year ended December 31, 1998 was mainly due to sales and accelerated premium amortizations due to prepayments, while the increase in interest income on mortgage-backed securities during the year ended December 31, 1997 reflected the increase in the average balance of such securities.

    Interest income on other interest-earning assets (which consist of U.S. Government agency securities, trust preferred securities, FHLB stock and other short-term investments) increased by $6.9 million or 90.0%, $14.1 million or 168.6% and $629,000 or 8.1% during the six months ended June 30, 1999 and the years ended December 31, 1998 and 1997, respectively, over the comparable period in the prior year. The increase in such interest income during the six months ended June 30, 1999 was due to a $324.0 million increase in the average balance of such investments. The increase in such interest income during the year ended December 31, 1998 was primarily due to a $216.8 million increase in the average balance of such investments, and an increase in the weighted average yield earned on such investments of 21 basis points. The increase in such interest income during the year ended December 31, 1997 was due primarily to a $30.4 million increase in the average balance of such investments, which was partially offset by a decline in the weighted average yield earned thereon of 117 basis points. See "Business of the Bank--Investment Activities."

    INTEREST EXPENSE. Total interest expense increased by $19.6 million or 33.2%, $44.1 million or 46.0% and $6.3 million or 7.0% during the six months ended June 30, 1999 and the years ended December 31, 1998 and 1997, respectively, over the comparable period in the prior year. The increases during the periods were the result of increases in the average balance of interest-bearing liabilities (primarily borrowings), reflecting the Bank's leveraging of its balance sheet. Interest expense on deposits, the largest component of the Bank's interest-bearing liabilities, increased by $2.0 million or 6.0% and $2.8 million or 4.1% during the six months ended June 30, 1999 and the year ended December 31, 1998, as compared to the same periods in the prior year, and decreased by $7.9 million or 10.5% during the year ended December 31, 1997. The increase in interest expense on deposits during the six months ended June 30, 1999 was due to a $166.9 million increase in the average balance of deposits, which was partially offset by a 31 basis point decline in the average rate paid thereon. The increase in interest expense on deposits during the year ended December 31, 1998 was primarily due to a $72.2 million increase in the average balance of deposits. The decrease in interest expense on deposits during the year ended December 31, 1997 was primarily due to a $115.0 million decline in the average balance of deposits. See "Business of the Bank--Sources of Funds--Deposits."

    Interest expense on borrowings consists of reverse repurchase agreements and FHLB advances. Interest expense on borrowings increased by $17.6 million or 69.6%, $41.4 million or 145.5% and $14.3 million or 101.4% during the six months ended June 30, 1999 and the years ended December 31, 1998 and 1997, respectively, as compared to the same periods in the prior year. Interest expense on FHLB advances increased by $16.1 million or 97.9%, $38.8 million or 442.0% and $5.6 million or 173.9% during the six months ended June 30, 1999 and the years ended December 31, 1998 and 1997, respectively, over the comparable period in the prior year. Interest expense on securities sold under agreements to repurchase increased by $1.6 million or 17.8%, $2.5 million or 12.9% and $8.7 million or 80.1% during the six months ended June 30, 1999 and the years ended December 31, 1998 and 1997, respectively, over the comparable period in the prior year. The Bank has increased its use of FHLB advances and reverse repurchase agreements in order to fund its leverage strategy.

    The Bank's interest expense during the six months ended June 30, 1999 and 1998 and the years ended December 31, 1998, 1997 and 1996 included the costs of hedging the Bank's interest rate exposure. Such hedging costs amounted to $81,000, $110,000, $214,000, $267,000 and $387,000 during such respective periods. The Bank in the past utilized interest rate swaps, corridors, caps and floors in order to manage its interest rate risk. However, since the change in management, the Bank has not entered into any such interest rate contracts and has allowed its remaining contracts to expire as they mature. The Bank has instead focused on internal hedging through balance sheet restructuring. At June 30, 1999, the Bank had no remaining interest rate swap contracts and five remaining interest rate corridors with an aggregate notional contract amount of $32.0 million.

    PROVISION FOR LOAN LOSSES. The Bank established provisions for loan losses of $2.1 million, $900,000, $2.0 million, $2.0 million and $2.9 million during the six months ended June 30, 1999 and 1998 and the years ended December 31, 1998, 1997 and 1996, respectively. Management has aggressively charged off non-performing loans and taken possession of and sold a significant amount of the assets which collateralized such loans. As a consequence of such actions, the Bank's non-performing assets have been reduced over the periods presented and the Bank's provision for loan losses have been reduced to more normalized levels.

    The allowance for loan losses is established through provisions based on management's evaluation of the risks inherent in the Bank's loan portfolio and the local real estate economy. The allowance is maintained at amounts management considers adequate to cover losses which are deemed probable and calculable. The allowance is based upon a number of factors, including asset classifications, collateral values, management's assessment of the credit risk inherent in the portfolio, historical loan loss experience and the Bank's underwriting policies.

    Management believes that its allowance for loan losses at June 30, 1999 is adequate. Nevertheless, there can be no assurance that additions to such allowance will not be necessary in future periods, particularly if the growth in the Bank's commercial and consumer lending continues. In addition, as a result of continuing uncertainties in certain real estate markets, increases in the valuation allowance may be required in future periods. Furthermore, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's valuation allowance. These agencies may require increases to the allowance, based on their judgments of the information available to them at the time of the examination.

    OTHER INCOME. Total other income decreased by $1.6 million or 48.0% during the six months ended June 30, 1999, increased by $1.4 million or 27.0% during the year ended December 31, 1998 and decreased by $3.0 million or 37.0% during the year ended December 31, 1997, over the comparable period in the prior year. Loan service and loan related fees amounted to $67,000, $25,000, $111,000, $481,000 and $1.4 million during the six months ended June 30, 1999 and 1998 and the years ended December 31, 1998, 1997 and 1996, respectively. The increase in such fees during the six months ended June 30, 1999 reflected an increase in prepayment fees as a result of the interest rate environment, while the decline in such fees during the years ended December 31 1998 and 1997 primarily reflected the sale of residential loan servicing during 1997 and the reduction in loan balances outstanding in the loan servicing portfolio due to normal repayments and prepayments. See "Business of the Bank-- Lending Activities--Single-Family Residential Real Estate Loans."

    The Bank recognized net gains on sales of mortgage-backed and other investment securities of $197,000, $323,000, $1.7 million, $1.3 million and $3.6 million during the six months ended June 30, 1999 and 1998 and the years ended December 31, 1998, 1997 and 1996, respectively. During such respective periods, the Bank sold $119.4 million, $156.2 million, $509.2 million, $234.3 million and $158.4 million of mortgage-backed and other investment securities.

    Net gains (losses) on the sale of loans and loan servicing amounted to $49,000, $0, $613,000, $3.4 million and $(53,000) during the six months ended June 30, 1999 and 1998 and the years ended December 31, 1998, 1997 and 1996, respectively. The Bank sold $92.5 million, $357,000, $42.4 million, $85.2 million and $0 of loans during the six months ended June 30, 1999 and 1998 and the years ended December 31, 1998, 1997 and 1996, respectively, and $868.4 million of loan servicing during the year ended December 31, 1997. In connection with the sale of loan servicing during 1997, the Bank recognized a gain of $3.2 million during the year and an additional $5.3 million was deferred and is being recognized over a period corresponding with the estimated lives of the related loans. See "Business of the Bank--Lending Activities--Single-Family Residential Real Estate Loans."

    Income (loss) from real estate operations amounted to $115,000, $1.8 million, $1.5 million, $(1.8) million and $1.9 million during the six months ended June 30, 1999 and 1998 and the years ended December 31, 1998, 1997 and 1996, respectively. Income (loss) from real estate operations consists of (i) losses from real estate operations (rental income less operating expenses), (ii) gains on sales of real estate owned and real estate held for investment, and
(iii) provisions for losses on real estate owned and real estate held for investment. During the six months ended June 30, 1999 and 1998 and the years ended December 31, 1998, 1997 and 1996, losses from real estate operations amounted to $(27,000), $(578,000), $(701,000), $(1.3) million and $(634,000), respectively. Gains on sales of real estate owned and real estate held for investment amounted to $142,000, $2.4 million, $2.2 million, $2.2 million and $3.3 million during such respective periods, and provisions for losses on real estate owned and real estate held for investment amounted to $0, $0, $0, $2.8 million and $766,000, for the respective periods. The improving economy in Southern California since 1996 has assisted in management's efforts to dispose of the Bank's real estate holdings and has facilitated sales.

    Miscellaneous other income (consisting primarily of fees on deposit accounts) amounted to $1.3 million, $1.1 million, $2.6 million, $1.8 million and $1.2 million during the six months ended June 30, 1999 and 1998 and the years ended December 31, 1998, 1997 and 1996, respectively.

    OPERATING EXPENSES. Total operating expenses decreased by $13.8 million or 44.5% during the six months ended June 30, 1999, and increased by $17.2 million or 58.2% and $1.6 million or 5.7% during the years ended December 31, 1998 and 1997. The decrease in operating expenses during the six months ended June 30, 1999 and the increase in operating expenses during the year ended December 31, 1998 were primarily attributable to non-recurring payments of $15.6 million ($9.2 million net of applicable tax benefits) which were incurred in connection with the IPO. During the six months ended June 30,1999 and 1998 and the years ended December 31, 1998, 1997 and 1996, total operating expenses as a percentage of average assets amounted to 1.03%, 2.63%, 1.66%, 1.54% and 1.61%, respectively, and the Bank's efficiency ratio amounted to 52.87%, 153.12%, 98.89%, 73.49% and 67.47%, respectively.

    The principal category of the Bank's operating expenses is personnel and benefits expense, which amounted to $7.7 million, $16.9 million, $23.8 million, $11.8 million and $10.8 million during the six months ended June 30, 1999 and 1998 and the years ended December 31, 1998, 1997 and 1996, respectively. The decrease during the six months ended June 30, 1999 and the increase during the year ended December 31, 1998 were primarily the result of a non-recurring $11.1 million payment of benefits to certain senior executives in connection with the IPO.

    Occupancy expense amounted to $4.5 million, $4.0 million, $8.4 million, $7.1 million and $6.4 million during the six months ended June 30, 1999 and 1998 and the years ended December 31, 1998, 1997 and 1996, respectively. The increase in such expense during the six months ended June 30, 1999 was due to the acquisition of two branch offices in October 1998 and May 1999. The increase in such expense during the year ended December 31, 1998 was primarily due to the lease of data processing equipment and expenses associated with security personnel.

    FDIC insurance premiums totaled $673,000, $6.7 million, $7.3 million, $4.9 million and $4.4 million during the six months ended June 30, 1999 and 1998 and the years ended December 31, 1998, 1997 and 1996, respectively. The decrease during the six months ended June 30, 1999 and the increase during the year ended December 31, 1998 was primarily due to a one-time special FDIC assessment, which the Bank deferred paying in prior years, of $4.5 million. As a result of paying the one-time special assessment, the Bank lowered its assessment rate from 35.28 basis points to 9.1 basis points, which includes the debt service paid to the Financing Corporation. FDIC insurance premiums are a function of the size of the Bank's deposit base.

    Professional services expense amounted to $579,000, $460,000, $1.0 million $517,000 and $771,000 during the six months ended June 30, 1999 and 1998 and the years ended December 31, 1998, 1997 and 1996, respectively. The increase in such expense during the six months ended June 30, 1999 reflected expenses related to the Bank's plan to address Year 2000 data processing issues and expenses related to outsourcing the Bank's loan review function. The significant increase during the year ended December 31, 1998 was mainly due to an increase in other consulting expenses. The expense recognized during the year ended December 31, 1996 reflected legal expenses associated with problem asset resolution.

    Office related expenses have remained relatively stable over the periods presented and amounted to $2.4 million, $2.0 million, $4.4 million, $3.9 million and $4.0 million during the six months ended June 30, 1999 and 1998 and the years ended December 31, 1998, 1997 and 1996, respectively.

    Miscellaneous other expense (consisting primarily of regulatory assessments and other operating expenses) amounted to $1.3 million, $792,000, $1.8 million, $1.3 million and $1.6 million during the six months ended June 30, 1999 and 1998 and the years ended December 31, 1998, 1997 and 1996, respectively.

    INCOME TAXES. During the six months ended June 30, 1999 and 1998 and the years ended December 31, 1998, 1997 and 1996, the Bank recognized $2.0 million, $9.4 million, $16.4 million, $4.5 million and $3.0 million in income tax benefits primarily as a result of offsetting available NOLs against taxable income. At June 30, 1999, the Bank had $143.9 million of federal and state NOLs which expire between 2001 and 2018.

    The Bank had Federal and California alternative minimum tax credit carryforwards at June 30, 1999 of approximately $1.6 million and $70,000, respectively. These carryforwards are available to reduce future regular federal income taxes and California franchise taxes, if any, over an indefinite period.

    The 1992 Ownership Change resulted in an annual Section 382 limitation on the Bank's ability to utilize any NOLs created prior to the 1992 Ownership Change in any one year of approximately $7.7 million. At June 30, 1999, the Bank had $29.8 million of NOLs which were created prior to the 1992 Ownership Change. Similarly, the 1998 Ownership Change resulted in an annual Section 382 limitation on the Bank's ability to utilize any NOLs created prior to the 1998 Ownership Change but after the 1992 Ownership Change in any one year of approximately $21.3 million. At June 30, 1999, the Bank had $103.3 million of NOLs which were created prior to the 1998 Ownership Change but after the 1992 Ownership Change.

ASSET AND LIABILITY MANAGEMENT

    Asset and liability management is concerned with the timing and magnitude of the repricing of assets and liabilities. It is the objective of the Bank to attempt to control risks associated with interest rate movements. In general, management's strategy is to match asset and liability balances within maturity categories to limit the Bank's exposure to earnings variations and variations in the value of assets and liabilities as interest rates change over time. The Bank's asset and liability management strategy is formulated and monitored by the Bank's Asset/Liability Management Committee, which is comprised of senior officers of the Bank, in accordance with policies approved by the Board of Directors of the Bank. The Asset/Liability Management Committee meets weekly to review, among other things, the sensitivity of the Bank's assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, including those attributable to hedging transactions, purchase and sale activity, and maturities of investments and borrowings. The Asset/Liability Management Committee also approves and establishes pricing and funding decisions with respect to overall asset and liability composition and reports regularly to the full Board of Directors.

    One of the primary goals of the Bank's Asset/Liability Management Committee is to effectively increase the duration of the Bank's liabilities and/or effectively contract the duration of the Bank's assets so that the respective durations are matched as closely as possible. This duration adjustment can be accomplished either internally by restructuring the Bank's balance sheet, or externally by adjusting the duration of the Bank's assets and/or liabilities through the use of interest rate contracts, such as interest rate swaps, corridors, caps and floors. Although the Bank has in the past hedged its interest rate exposure externally through the use of various interest rate contracts, the Bank's current strategy is to hedge internally through the use of core transaction deposit accounts, which are not as rate sensitive as other deposit instruments, FHLB advances and reverse repurchase agreements, together with an emphasis on investing in and/or purchasing shorter-term or adjustable-rate assets which are more responsive to changes in interest rates, such as adjustable-rate U.S. Government agency mortgage-backed securities, short-term U.S. Government agency securities and commercial business and consumer loans.

    Internal hedging through balance sheet restructuring generally involves either the attraction of longer-term or less rate sensitive funds (i.e., core transaction deposit accounts which are not as rate sensitive as other deposit instruments or FHLB advances) or the investment in certain types of shorter-term or adjustable-rate assets such as adjustable-rate mortgage-backed securities, shorter-term U.S. Government agency securities and commercial business and consumer loans. On the asset side of the balance sheet, since the change in the Bank's management, the Bank has not originated any additional adjustable-rate mortgage products tied to the FHLB 11th District Cost of Funds ("COFI"), which tends to react more slowly to changes in interest rates, and has emphasized loan products tied to a U.S. Treasury based index (which reacts much more quickly to changes in interest rates). During the year ended December 31, 1997, the Bank sold $85.2 million of such COFI-based residential mortgage loans and used most of the sale proceeds to purchase $59.0 million of one-year adjustable-rate loans tied to the U.S. Treasury index of comparable maturity. See "Business of the Bank--Lending Activities--Origination, Purchase and Sale of Loans."

    The Bank has also significantly increased aggregate purchases of short-term or adjustable-rate mortgage-backed securities in recent periods. Purchases of such securities amounted to $202.0 million, $105.7 million, $186.0 million and $216.8 million during the six months ended June 30, 1999 and the years ended December 31, 1998, 1997 and 1996, respectively. In 1998 the Bank also purchased investment grade corporate trust preferred obligations of $378.4 million. At June 30, 1999, $151.5 million or 23.0% of the Bank's mortgage-backed securities were adjustable-rate instruments. See "Business of the Bank--Investment Activities."

    During the six months ended June 30, 1999 and the years ended December 31, 1998, 1997 and 1996, the Bank originated in the aggregate $159.0 million, $94.0 million, $32.6 million and $9.8 million, respectively, of commercial business and consumer loans (including loans secured by deposits), which amounted to 40.2%, 15.5%, 20.3% and 15.8% of total loan originations, respectively. The Bank intends to increase its origination of commercial business and consumer loans which have adjustable rates of interest and shorter terms. See "Business of the Bank--Lending Activities--Commercial Business and Consumer Loans."

    On the liability side of the balance sheet, management has decreased the Bank's reliance on shorter-term brokered deposits, which carry high interest rates and are a volatile funding source, in favor of short- and intermediate-term FHLB advances and reverse repurchase agreements and retail certificates of deposit. As a result, out-of-market, institutional jumbo certificates of deposit declined from $2.5 million at December 31, 1997 to $322,000 at December 31, 1998 and $299,000 at June 30, 1999, and FHLB advances and reverse repurchase agreements have increased from $812.8 million in the aggregate at December 31, 1997 to $1.6 billion in the aggregate at December 31, 1998 and $1.7 billion in the aggregate at June 30, 1999.

    External hedging involves the use of interest rate swaps, collars, corridors, caps and floors. The notional amount of interest rate contracts represents the underlying amount on which periodic cash flows are calculated and exchanged between counterparties. However, this notional amount does not represent the principal amount of loans or securities which would effectively be hedged by that interest rate contract. In selecting the type and amount of interest rate contract to utilize, the Bank compares the duration of a particular contract, or its change in value for a 100 basis point movement in interest rates, to that of the loans or securities to be hedged. An interest rate contract with the appropriate offsetting duration may have a notional amount much greater than the face amount of the securities being hedged.

    At June 30, 1999 and December 31, 1998, the Bank was not a party to any interest rate swap agreements. The net expense relating to the Bank's interest rate swap agreements was $0, $0, $2,000 and $35,000 during the six months ended June 30, 1999 and the years ended December 31, 1998, 1997 and 1996, respectively.

    At June 30, 1999, the Bank was also a party to five interest rate corridor agreements, which agreements expire from 2000 through 2001 and cover an aggregate contract amount of approximately $32.0 million. An interest rate corridor consists of an agreement whereby the issuer agrees to pay the purchaser, in exchange for the payment of a premium, the prevailing rate of interest in the event interest rates rise above a specified rate on a specified interest rate index and do not exceed a specified upper rate on the same index. The Bank entered into interest rate corridors as a means to artificially raise the interest rate cap on certain loans. As of June 30, 1999, the interest rate corridors have an average strike price of 6.54% and an average limit rate of 8.20% (the Bank's interest rate corridors are based on either three month London Inter-Bank Offered Rate ("LIBOR") or COFI). The aggregate net expense relating to the Bank's interest rate corridors and floors was $81,000, $214,000, $265,000 and $352,000 during the six months ended June 30, 1999 and the years ended December 31, 1998, 1997, and 1996, respectively.

    The Asset/Liability Management Committee's methods for evaluating interest rate risk include an analysis of the Bank's interest rate sensitivity "gap," which is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities. A gap is considered negative when the amount of interest-rate sensitive liabilities exceeds interest-rate sensitive assets. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. Because different types of assets and liabilities with the same or similar maturities may react differently to changes in overall market rates or conditions, changes in interest rates may affect net interest income positively or negatively even if an institution were perfectly matched in each maturity category.

    The following table summarizes the anticipated maturities or repricing of the Bank's interest-earning assets and interest-bearing liabilities as of June 30, 1999, based on the information and assumptions set forth in the notes below.

                                                                                        MORE THAN
                                                     WITHIN    THREE TO    MORE THAN   THREE YEARS
                                                      THREE     TWELVE    ONE YEAR TO    TO FIVE    OVER FIVE
                                                     MONTHS     MONTHS    THREE YEARS     YEARS       YEARS      TOTAL
                                                    ---------  ---------  -----------  -----------  ---------  ---------
                                                                           (DOLLARS IN THOUSANDS)
Interest-earning assets (1):
  Loans receivable (2):
  Single-family residential loans:
    Fixed.........................................  $  41,673  $ 185,357     320,887    $ 204,659   $ 353,446  $1,106,022
    Adjustable....................................    176,777    153,697      60,681       23,117          --    414,272
  Multi-family residential:
    Fixed.........................................      1,340      3,221       8,798        4,840      12,974     31,173
    Adjustable....................................    314,580      3,816       1,549           --          --    319,945
  Commercial and land:
    Fixed.........................................      4,050     19,126      40,729       39,617      82,062    185,584
    Adjustable....................................     66,192     15,770       1,516        2,535       2,199     88,212
  Other loans (3).................................     66,104     70,073      55,537       42,739       7,591    242,044
Mortgage-backed and other securities (4)..........     87,579     65,743          --       86,534     438,077    677,933
Other interest-earning assets (5).................    166,335     98,720      30,000           --     167,763    462,818
                                                    ---------  ---------  -----------  -----------  ---------  ---------
      Total.......................................  $ 924,630  $ 615,523   $ 519,697    $ 404,041   $1,064,112 $3,528,003
                                                    ---------  ---------  -----------  -----------  ---------  ---------
                                                    ---------  ---------  -----------  -----------  ---------  ---------
Interest-bearing liabilities:
  Deposits:
    Checking accounts.............................  $  92,165  $      --   $      --    $      --   $      --  $  92,165
    Passbook accounts.............................    136,106         --          --           --          --    136,106
    Money market accounts.........................    141,632         --          --           --          --    141,632
    Certificates of deposit.......................    110,427    900,880     103,594       11,995         288  1,127,184
  Borrowings......................................    145,947    314,000      85,000      789,000     360,000  1,693,947
                                                    ---------  ---------  -----------  -----------  ---------  ---------
      Total.......................................  $ 626,277  $1,214,880  $ 188,594    $ 800,995   $ 360,288  $3,191,034
                                                    ---------  ---------  -----------  -----------  ---------  ---------
                                                    ---------  ---------  -----------  -----------  ---------  ---------
Excess (deficiency) of interest-earning assets
  over interest-bearing liabilities...............  $ 298,353  $(599,357)  $ 331,103    $(396,954)  $ 703,824  $ 336,969
                                                    ---------  ---------  -----------  -----------  ---------  ---------
                                                    ---------  ---------  -----------  -----------  ---------  ---------
Cumulative excess (deficiency) of interest-earning
  assets over interest-bearing liabilities........  $ 298,353  $(301,004)  $  30,099    $(336,855)  $ 336,969
                                                    ---------  ---------  -----------  -----------  ---------
                                                    ---------  ---------  -----------  -----------  ---------
Cumulative excess (deficiency) of interest-earning
  assets over interest-bearing liabilities as a
  percent of total assets.........................       8.47%     (8.54)%       0.85%     (10.41 )%      9.56%
                                                    ---------  ---------  -----------  -----------  ---------
                                                    ---------  ---------  -----------  -----------  ---------

------------------------

(1) Adjustable-rate loans are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed-rate loans are included in the periods in which they are scheduled to be repaid, based on scheduled amortization, in each case as adjusted to take into account estimated prepayments based on assumptions used by the OTS in assessing the interest rate sensitivity of savings associations in the Bank's region.

(2) Balances have been reduced for non-performing loans, which amounted to $6.4 million at June 30, 1999.

(3) Comprised of commercial and consumer loans and loans serviced by deposits.

(4) Does not include unrealized losses on securities available for sale of $32.5 million.

(5) Comprised of short-term investments, securities purchased under agreements to resell, investment securities and FHLB stock.

    Although interest rate sensitivity gap is a useful measurement and contributes toward effective asset and liability management, it is difficult to predict the effect of changing interest rates based solely on that measure. As a result, the Asset/Liability Management Committee also regularly reviews interest rate risk by forecasting the impact of alternative interest rate environments on net interest income and net portfolio value ("NPV"), which is defined as the net present value of an institution's existing assets, liabilities and off-balance sheet instruments, and evaluating such impacts against the maximum potential changes in net interest income and NPV that is authorized by the Board of Directors of the Bank.

    The following table sets forth as of June 30, 1999 the estimated percentage change in the Bank's net interest income over a eight-quarter period and NPV based on the indicated changes in interest rates.

                                                             ESTIMATED CHANGE IN
                                                ----------------------------------------------
         CHANGE (IN BASIS POINTS) IN               NET INTEREST INCOME
              INTEREST RATES(1)                   (NEXT EIGHT QUARTERS)            NPV
----------------------------------------------  -------------------------  -------------------
                                                                (IN THOUSANDS)
+400..........................................          $  90,439               $   7,428
+300..........................................            106,130                  54,321
+200..........................................            121,043                 107,791
+100..........................................            134,008                 159,570
0.............................................            143,256                 200,674
-100..........................................            138,271                 187,921
-200..........................................            130,725                 158,393
-300..........................................            120,439                 123,118
-400..........................................             52,359                  92,942

------------------------

(1) Assumes an instantaneous uniform change in interest rates at all maturities.

    Management of the Bank believes that the assumptions used by it to evaluate the vulnerability of the Bank's operations to changes in interest rates approximate actual experience and considers them reasonable; however, the interest rate sensitivity of the Bank's assets and liabilities and the estimated effects of changes in interest rates on the Bank's net interest income and NPV could vary substantially if different assumptions were used or actual experience differs from the historical experience on which they are based. See "Regulation--Regulation of Federal Savings Banks--Regulatory Capital Requirements" for a discussion of a proposed OTS regulation which would subject an institution with a greater than "normal" level of interest rate exposure to a deduction of an interest rate risk ("IRR") component in calculating its total capital for risk-based capital purposes. Based on the OTS model, at June 30, 1999, the Bank would not have been required to deduct an IRR component in calculating total risk-based capital had the IRR component of the capital regulations been in effect.

LIQUIDITY AND CAPITAL RESOURCES

    LIQUIDITY. Liquidity refers to the Bank's ability to generate sufficient cash to meet the funding needs of current loan demand, savings deposit withdrawals, principal and interest payments with respect to outstanding borrowings and to pay operating expenses. It is management's policy to maintain greater liquidity than required by the OTS in order to be in a position to fund loan originations, to meet withdrawals from deposit accounts, to make principal and interest payments with respect to outstanding borrowings and to make investments that take advantage of interest rate spreads. The Bank monitors its liquidity in accordance with guidelines established by the Bank and applicable regulatory requirements. The Bank's need for liquidity is affected by loan demand, net changes in deposit levels and the scheduled maturities of its borrowings. The Bank can minimize the cash required during the times of heavy loan demand by modifying its credit policies or reducing its marketing effort. Liquidity demand caused by net reductions in deposits are usually caused by factors over which the Bank has limited control. The Bank derives its liquidity from both its assets and liabilities. Liquidity is derived from assets by receipt of interest and principal payments and prepayments, by the ability to sell assets at market prices and by utilizing unpledged assets as collateral for borrowings. Liquidity is derived from liabilities by maintaining a variety of funding sources, including deposits, advances from the FHLB of San Francisco and other short and long-term borrowings.

    The Bank's liquidity management is both a daily and long-term function of funds management. Liquid assets are generally invested in short-term investments such as securities purchased under agreements to resell, federal funds sold and certificates of deposit in other financial institutions. If the Bank requires funds beyond its ability to generate them internally, various forms of both short and long-term borrowings provide an additional source of funds. At June 30, 1999, the Bank had $1.4 billion in borrowing capacity under a collateralized line of credit with the FHLB of San Francisco. Although the Bank has in the past utilized brokered deposits as a source of liquidity, the Bank does not currently rely upon brokered deposits as a source of liquidity, and does not anticipate a change in this practice in the foreseeable future. During 1998, the Bank began extending the maturities of both its FHLB advances and reverse repurchase agreements.

    Certificates of deposit which are scheduled to mature within one year totaled $1.0 billion at June 30, 1999, and borrowings that are scheduled to mature within the same period amounted to $459.9 million. The Bank anticipates that it will have sufficient funds available to meet its current loan commitments.

    CAPITAL RESOURCES. Federally insured savings institutions such as the Bank are required to maintain minimum levels of regulatory capital. See "Regulation--Regulatory Capital Requirements." The following table reflects the Bank's actual levels of regulatory capital and applicable regulatory capital requirements at June 30, 1999.

                                                          REQUIRED                  ACTUAL                   EXCESS
                                                   -----------------------  -----------------------  -----------------------
                                                     PERCENT      AMOUNT      PERCENT      AMOUNT      PERCENT      AMOUNT
                                                   -----------  ----------  -----------  ----------  -----------  ----------

                                                                                   (DOLLARS IN THOUSANDS)
Tangible capital.................................        1.50%  $   53,111        6.16%  $  217,968        4.66%  $  164,857
Tier 1 leverage capital..........................        4.00      141,630        6.16      217,968        2.16       76,338
Tier 1 risk-based capital(1).....................        4.00       78,398       11.12      217,968        7.12      139,570
Risk-based capital(1)............................        8.00      156,795       11.98      234,897        3.98       78,102

------------------------

(1) Tangible and Tier 1 leverage (or core) capital are computed as a percentage of adjusted total assets of $3.5 billion. Risk-based capital is computed as a percentage of adjusted risk-weighted assets of $2.0 billion.

INFLATION AND CHANGING PRICES

    The Consolidated Financial Statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars (except with respect to available for sale securities which are carried at market value), without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, substantially all of the assets and liabilities of the Bank are monetary in nature. As a result, interest rates have a more significant impact on the Bank's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

YEAR 2000

    During 1997, the Bank finalized its plan to address issues related to the year 2000 ("Y2K") problem. The Y2K issue is primarily a result of computer software recognizing a two-digit date field rather than the full four digits, which identify the appropriate year. Date-sensitive computer programs, hardware or equipment controlled by microprocessor chips may not appropriately deal with the year "00."

    The Bank's objective was to manage the process by determining the scope of the problem and to focus its efforts and attention on solving it. The Bank's plan followed the Federal Financial Institution's Examination Council ("FFIEC") guideline that manages the process in five phases: (i) Awareness, (ii) Assessment, (iii) Renovation, (iv) Validation and (v) Implementation. To help manage the process the Bank developed a detailed project plan that identifies various milestones and deadlines. The Bank also established budgets for manpower resources and financial expenditures.

    The Bank utilizes Fiserv CBS, a third party vendor, to process substantially all of its data processing functions. Also, a significant portion of the single-family residential loan portfolio is serviced by other institutions. The Bank has contacted its critical vendors and has received confirmation that they will be Year 2000 compliant. The Bank is working with Fiserv CBS and other critical vendors to ensure that their operational and financial systems will not be adversely affected by the Y2K problem.

    The Bank has analyzed its loan and deposit customers that may present some exposure to Y2K compliance. Non-compliant commercial loan customers may be at risk of default and large depositors may cause liquidity problems if the funds are withdrawn. In an effort to educate borrowers and to gather information for the risk assessments, questionnaires were sent to the commercial loan customers. The initial assessment of commercial loan and deposit customers indicates that there would be minimal impact on the Bank's statement of operations. The Bank will continue to monitor and evaluate the risks on a quarterly basis.

    The Bank is also in the process of reviewing its loan servicers and investment securities issuers to determine the liquidity and credit risks associated with their failure to remit payments in a timely manner due to Y2K problems. The Bank has also implemented a customer awareness program to keep customers informed of the progress of the Y2K project. The Bank's quarterly customer newsletter contains Y2K articles and statement stuffers are also utilized to keep the customers aware of the Bank's efforts. Customers with questions are encouraged to call the Y2K office.

    The Bank has completed the validation or testing phase of the Year 2000 compliance plan. The Bank developed an extensive test plan that contained test requirements and criteria, manpower assignments and target dates. A dedicated Y2K test local area network was established to communicate with the Fiserv CBS test system. Detailed test scripts designed to test date-related functions were processed on the system for the FFIEC's recommended critical test dates. The results were reviewed to ensure the system was functioning properly. The Bank successfully tested dates up through and including December 31, 2001. The Bank has also successfully completed testing with other critical vendors such as the Federal Reserve Bank. Various non-critical stand-alone applications were also successfully tested on the Y2K local area network.

    The Bank's costs associated with the Y2K project include: (i) an additional assessment from Fiserv CBS for the test system, (ii) lease expense for the test local area network equipment, (iii) various hard costs for the upgrading of the operating network for the corporate office and retail branch system and (iv) replacing hardware in branches. Excluding the "soft" costs of Bank management and personnel time, the Bank estimates that the total Y2K project costs will not exceed $800,000. Approximately $500,000 of the costs is attributable to a planned 1999 purchase of new hardware for the branches that will be amortized over a five-year period. As of June 30, 1999, the Bank estimates that it has incurred approximately $714,000 in total costs in connection with its Year 2000 project plan.

    The Bank has developed a contingency plan to address a course of action in the unlikely event that the Bank or its vendors and/or business partners are not ready for Year 2000. If Fiserv CBS experiences some unforeseen Y2K problem after the turn of the century, the contingency plan will include off-line, manual postings of transactions to ledger cards or a database. The plan will be thoroughly tested during the upcoming months to ensure an orderly continuation of key operations in the event a problem occurs. Even though operating in this manner would severely tax resources, the Bank will be able to continue business while Fiserv CBS corrects the problem.

    The Bank's Y2K efforts are being watched closely by the OTS, its primary regulator, which conducts periodic Y2K examinations of the Bank's Y2K project progress.

    The Bank's plans to complete Y2K compliance are based on management's and the Board of Directors' best estimates. There can be no guarantee that these estimates will be achieved, and the ending results could be significantly different due to unforeseen circumstances.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 amends SFAS No. 52 "Foreign Currency Translation" to permit special accounting for a hedge of a foreign currency forecasted transaction with a derivative. It supersedes SFAS No. 80, "Accounting for Future Contracts," SFAS No. 105, "Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk", and SFAS No. 119, "Disclosure about Derivative Financial Instruments." It also amends SFAS No. 107, "Disclosure about Fair Value of Financial Instruments, to include in SFAS No. 107 disclosure provisions about concentrations of credit risk from SFAS No.
105. SFAS No. 133 established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Management believes that the adoption of SFAS No. 133 will not have a material impact on the Bank's financial condition or results of operations or its disclosures.

                              BUSINESS OF THE BANK

LENDING ACTIVITIES

    GENERAL. At June 30, 1999, the Bank's total loans receivable amounted to $2.3 billion, which represented 66.0% of the Bank's $3.5 billion in total assets at that date. The Bank has traditionally concentrated its lending activities on conventional first mortgage loans secured by single-family residential properties and, to a lesser extent, multi-family residential properties. At June 30, 1999, such loans constituted $1.5 billion or 63.7% and $352.9 million or 14.7%, respectively, of the total loan portfolio. Substantially all of the Bank's loan portfolio consists of conventional loans, which are loans that are neither insured by the Federal Housing Administration nor partially guaranteed by the Department of Veterans Affairs. More recently, the Bank has increased its emphasis on commercial and consumer lending. At June 30, 1999, commercial real estate loans amounted to $273.9 million or 11.4% of the total loan portfolio, while commercial business and consumer loans (including loans secured by deposits) amounted to $100.7 million and $141.5 million or 4.2% and 5.9% of the total loan portfolio, respectively. The Bank's total loan portfolio also included a small amount of land and other miscellaneous loans, which amounted to $859,000 at June 30, 1999.

    The Bank has general authority to originate and purchase loans secured by real estate located throughout the United States. Notwithstanding this nationwide lending authority, the Bank's primary market area is Los Angeles County and, to a lesser extent, Orange and Ventura Counties in Southern California. The Bank intends from time to time to purchase additional loans to supplement its loan origination activity, which may include loans secured by properties outside of the Bank's primary market area in California as well as in other states.

    LOAN PORTFOLIO COMPOSITION. The following table sets forth the composition of the Bank's loans at the dates indicated.

                                                                                       DECEMBER 31,
                                                               -------------------------------------------------------------
                                          JUNE 30, 1999                  1998                      1997              1996
                                     ------------------------  ------------------------  ------------------------  ---------
                                                 PERCENT OF                PERCENT OF                PERCENT OF
                                      AMOUNT        TOTAL       AMOUNT        TOTAL       AMOUNT        TOTAL       AMOUNT
                                     ---------  -------------  ---------  -------------  ---------  -------------  ---------
                                                                     (DOLLARS IN THOUSANDS)
Mortgage loans:
  Single-family residential........  $1,523,814          64%   $1,494,756          68%   $ 953,701           62%   $ 595,915
  Multi-family residential.........    352,927           15      366,625           17      426,254           27      453,064
  Commercial real estate...........    273,856           11      206,402            9      135,407            9      110,931
  Land and other...................        859           --          880           --        5,896           --        1,639
                                     ---------          ---    ---------          ---    ---------          ---    ---------
      Total mortgage loans.........  2,151,456           90    2,068,663           94    1,521,258           98    1,161,549
                                     ---------          ---    ---------          ---    ---------          ---    ---------
Other loans:
  Commercial business..............    100,664            4       62,665            3       22,484            1        3,523
  Consumer.........................    139,010            6       53,826            3        8,485            1          988
  Secured by deposits..............      2,485           --        3,537           --        2,287           --        2,132
                                     ---------          ---    ---------          ---    ---------          ---    ---------
      Total loans receivable.......  2,393,615          100%   2,188,691          100%   1,554,514          100%   1,168,192
                                     ---------          ---    ---------          ---    ---------          ---    ---------
                                     ---------          ---    ---------          ---    ---------          ---    ---------
Less:
  Undistributed loan proceeds......     41,443                    17,152                     6,206                       473
  Unamortized net loan discounts
    and deferred origination
    fees...........................      5,040                       814                    (6,859)                    2,732
  Deferred gain on servicing
    sold...........................      2,517                     2,971                     4,131                        --
  Allowance for loan losses........     19,374                    18,897                    17,824                    23,280
                                     ---------                 ---------                 ---------                 ---------
  Loans receivable, net............  $2,325,241                $2,148,857                $1,533,212                $1,141,707
                                     ---------                 ---------                 ---------                 ---------
                                     ---------                 ---------                 ---------                 ---------


                                                              1995                      1994
                                                    ------------------------  ------------------------
                                      PERCENT OF                PERCENT OF                PERCENT OF
                                         TOTAL       AMOUNT        TOTAL       AMOUNT        TOTAL
                                     -------------  ---------  -------------  ---------  -------------

Mortgage loans:
  Single-family residential........           51%   $ 658,412           52%   $ 721,801           54%
  Multi-family residential.........           39      479,100           38      480,547           36
  Commercial real estate...........           10      120,109           10      129,768           10
  Land and other...................           --        3,176           --        7,546           --
                                             ---    ---------          ---    ---------          ---
      Total mortgage loans.........          100    1,260,797          100    1,339,662          100
                                             ---    ---------          ---    ---------          ---
Other loans:
  Commercial business..............           --           --           --           --           --
  Consumer.........................           --           --           --           --           --
  Secured by deposits..............           --        1,976           --          908           --
                                             ---    ---------          ---    ---------          ---
      Total loans receivable.......          100%   1,262,773          100%   1,340,570          100%
                                             ---    ---------          ---    ---------          ---
                                             ---    ---------          ---    ---------          ---
Less:
  Undistributed loan proceeds......                        28                     1,376
  Unamortized net loan discounts
    and deferred origination
    fees...........................                     3,021                     3,336
  Deferred gain on servicing
    sold...........................                        --                        --
  Allowance for loan losses........                    31,572                    29,801
                                                    ---------                 ---------
  Loans receivable, net............                 $1,228,152                $1,306,057
                                                    ---------                 ---------
                                                    ---------                 ---------

    CONTRACTUAL PRINCIPAL REPAYMENTS AND INTEREST RATES. The following table sets forth scheduled contractual amortization of the Bank's total loan portfolio at June 30, 1999, as well as the dollar amount of such loans which are scheduled to mature after one year which have fixed or adjustable interest rates. Demand loans, loans having no schedule of repayments and no stated maturity and overdraft loans are reported as due in one year or less.

                                TOTAL AT     PRINCIPAL REPAYMENTS CONTRACTUALLY DUE OR REPRICING IN YEAR(S) ENDED JUNE 30,
                                JUNE 30,    --------------------------------------------------------------------------------
                                  1999         2000       2001       2002     2003-2004   2005-2010   2011-2016   THEREAFTER
                              ------------  ----------  ---------  ---------  ----------  ----------  ----------  ----------
                                                                  (DOLLARS IN THOUSANDS)
Mortgage loans:
  Single-family
    residential.............  $  1,523,814  $   34,399  $  32,966  $  35,913  $   78,308  $  281,244  $  321,177  $  739,807
  Multi-family
    residential.............       352,927       9,514      8,239     11,813      20,021     112,078      91,642      99,620
  Commercial real estate....       273,856      13,654      7,030      5,756      51,837     177,262      12,222       6,095
  Land......................           859         145         17         11         686          --          --          --
Other loans:
  Commercial business.......       100,664      74,352      6,307      3,676       5,341       6,537       2,165       2,286
  Consumer..................       139,010      26,510     22,276     23,620      54,864       8,503       2,364         873
  Secured by deposits.......         2,485       2,485         --         --          --          --          --          --
                              ------------  ----------  ---------  ---------  ----------  ----------  ----------  ----------
      Total (1).............  $  2,393,615  $  161,059  $  76,835  $  80,789  $  211,057  $  585,624  $  429,570  $  848,681
                              ------------  ----------  ---------  ---------  ----------  ----------  ----------  ----------
                              ------------  ----------  ---------  ---------  ----------  ----------  ----------  ----------

------------------------

(1) Of the $2.2 billion of loan principal repayments contractually due after June 30, 2000, $1.4 billion have fixed rates of interest and $822 million have adjustable-rates of interest.

    Scheduled contractual principal repayments do not reflect the actual maturities of loans. The average maturity of loans is substantially less than their average contractual terms because of prepayments and, in the case of conventional mortgage loans, due-on-sale clauses, which generally give the Bank the right to declare a loan immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of mortgage loans tends to increase when current mortgage loan rates are substantially higher than rates on existing mortgage loans and, conversely, decrease when rates on existing mortgages are substantially lower than current mortgage loan rates (due to refinancings of adjustable-rate and fixed-rate loans at lower rates).

    ORIGINATION, PURCHASE AND SALE OF LOANS. The lending activities of the Bank are subject to the written, non-discriminatory underwriting standards and loan origination procedures established by the Bank's Board of Directors and management. Loan originations are obtained by a variety of sources, including referrals from real estate brokers, existing customers, walk-in customers and advertising. In its present marketing efforts, the Bank emphasizes its community ties, customized personal service, competitive rates, and an efficient underwriting and approval process. Loan applications are taken at all of the Bank's branch offices. The Bank's centralized underwriting department supervises the obtaining of credit reports, appraisals and other documentation involved with a loan. Property valuations are performed by the Bank's staff as well as by independent outside appraisers approved by the Bank's Board of Directors. The Bank requires title, hazard and, to the extent applicable, flood insurance on all security property.

    Mortgage loan applications are initially processed by loan officers who have approval authority up to designated limits. Senior officers of the Bank who serve on the Credit Committee acting together have additional approval authority. All loans in excess of such designated limits are referred to the

Bank's Credit Committee, comprised of the Bank's Senior Lending Officer, the Chief Financial Officer and the Executive Vice President of Retail Banking, which has approval authority for all loans in excess of $1.0 million and up to $5.0 million. Any loans exceeding $5.0 million must be approved by the Board of Directors of the Bank.

    The Bank's commercial loan officers have approval authority up to designated limits. The commercial loan officers do all of the underwriting associated with an application and prepare the credit authorization for submission to the Senior Commercial Lending Officer for verification. Loans in excess of $100,000 are referred directly to the Senior Commercial Lending Officer who has authority to approve loans up to $500,000. The Bank's Senior Lending Officer can approve loans up to $1.0 million. Loans in excess of such amounts fall under the jurisdiction of the Credit Committee or the Board of Directors, based on the loan amounts set forth above.

    Applications for consumer loans, as well as the Bank's smaller "business express" loans, which range between $5,000 and $50,000, are taken in the Bank's branches and submitted to the Vice President, Manager of the Bank's Business Center, who has authority to approve consumer loans up to $300,000. Other consumer loan officers have approval authority up to lesser designated amounts.

    In order to improve the Bank's balance sheet as well as due to asset and liability management considerations, during the year ended December 31, 1997, the Bank sold $85.2 million of single-family residential mortgage loans tied to COFI and reinvested $59.0 million of such proceeds in one-year adjustable-rate single-family residential mortgage loans. Management used the balance of the sale proceeds to purchase $4.8 million and $5.0 million of multi-family residential loans and a land loan, respectively. In addition, during the last quarter of 1997, management leveraged the capital raised in the Series A Offering by purchasing in two transactions an aggregate of $408.8 million of adjustable-rate single-family residential mortgage loans. In 1998, the Bank leveraged the capital raised from the IPO primarily through purchases of single-family residential loans totaling $821.7 million. Such loans were generally underwritten in accordance with the Bank's underwriting guidelines for direct originations, and consisted of a mix of adjustable and fixed-rate loans. During the six months ended June 30, 1999, the Bank purchased $191.4 million of fixed-rate single-family residential loans which become adjustable after 3, 5 or 7 years in order to increase the Bank's interest-earning assets and sold $92.5 million of long-term fixed-rate single-family residential loans in order to reduce the Bank's interest rate risk. The Bank intends to focus on loan originations, but may continue to selectively purchase residential mortgage loans that meet its underwriting criteria from time to time in order to supplement its loan originations.

    A savings institution generally may not make loans to any one borrower and related entities in an amount which exceeds 15% of its unimpaired capital and surplus, although loans in an amount equal to an additional 10% of unimpaired capital and surplus may be made to a borrower if the loans are fully secured by readily marketable securities. At June 30, 1999, the Bank's regulatory limit on loans-to-one borrower was $35.2 million and its five largest loans or groups of loans-to-one borrower, including related entities, aggregated $25.0 million, $21.2 million, $20.0 million, $15.0 million and $10.2 million. All of these five largest loans or loan concentrations were secured by commercial real estate and multi-family residential properties, except that the $15.0 million loan is secured by marketable securities. All of these loans or loan concentrations were performing in accordance with their terms at June 30, 1999.

    The following table shows the activity in the Bank's loans during the periods indicated.

                                                                                 YEAR ENDED DECEMBER 31,
                                                      SIX MONTHS ENDED   ----------------------------------------
                                                        JUNE 30, 1999        1998          1997          1996
                                                      -----------------  ------------  ------------  ------------
                                                                                  (DOLLARS IN THOUSANDS)
Gross loans held at beginning of period.............    $   2,188,691    $  1,554,514  $  1,168,192  $  1,262,773
Originations of loans:
  Mortgage loans:
    Single-family residential.......................          137,263         389,475        88,077        37,129
    Multi-family residential........................           11,003           7,847        15,806         7,823
    Commercial real estate..........................           87,945         116,242        24,232         6,945
    Land............................................               --              --            --            --
  Other loans:
    Commercial business.............................           52,980          57,492        20,869         4,303
    Consumer........................................          103,497          32,969         8,050         1,069
    Secured by deposits.............................            2,485           3,537         3,664         4,389
                                                      -----------------  ------------  ------------  ------------
      Total originations............................          395,173         607,562       160,698        61,658
                                                      -----------------  ------------  ------------  ------------
Purchases of loans:
  Single-family residential.........................          191,364         821,716       482,943            --
  Multi-family residential..........................            1,379          13,302         4,834            --
  Commercial real estate............................               --          10,201        12,899
  Land..............................................               --              --         5,000            --
  Commercial business...............................               57           9,200            --            --
  Consumer..........................................               44          22,479             5            --
                                                      -----------------  ------------  ------------  ------------
      Total purchases...............................          192,844         876,898       505,681            --
                                                      -----------------  ------------  ------------  ------------
      Total originations and purchases..............          588,017       1,484,460       666,379        61,658
                                                      -----------------  ------------  ------------  ------------
Loans sold:
  Single-family residential.........................          (92,492)        (37,051)      (85,241)           --
  Commercial real estate............................               --            (357)           --            --
  Commercial business...............................               --          (5,000)           --            --
  Consumer..........................................               (7)            (13)           --            --
                                                      -----------------  ------------  ------------  ------------
      Total sold....................................          (92,499)        (42,421)      (85,241)           --
                                                      -----------------  ------------  ------------  ------------
Repayments..........................................         (284,870)       (797,614)     (163,467)     (113,721)
Transfers to real estate owned......................           (5,724)        (10,248)      (31,349)      (42,518)
                                                      -----------------  ------------  ------------  ------------
Net activity in loans...............................          204,924         634,177       386,322       (94,581)
                                                      -----------------  ------------  ------------  ------------
Gross loans held at end of period...................    $   2,393,615    $  2,188,691  $  1,554,514  $  1,168,192
                                                      -----------------  ------------  ------------  ------------
                                                      -----------------  ------------  ------------  ------------

    SINGLE-FAMILY RESIDENTIAL REAL ESTATE LOANS. Although the Bank has historically concentrated its lending activities on the origination of loans secured by first mortgage liens on existing single-family residences, more recently the Bank has placed less emphasis on such lending and has placed increased emphasis on commercial and consumer lending. At June 30, 1999, $1.5 billion or 63.7% of the Bank's total loan portfolio consisted of single-family residential loans. The single-family residential loans originated by the Bank are generally made on terms, conditions and documentation except for non-conforming loan size which would permit the sale of loans to the Federal Home Loan Mortgage Corporation ("FHLMC"), the Federal National Mortgage Association ("FNMA") and other institutional investors in the secondary market.

    Although the Bank has historically originated its single-family residential loans internally, in an effort to enhance its ability to originate greater volumes of loans without increasing its staff, during 1997, the Bank entered into agreements with various mortgage brokers with respect to the origination of single-family residential loans. Under the terms of such agreements, the mortgage brokers originate loans on behalf of the Bank using the Bank's loan documents. Such loans (which generally conform except for the size of the loans with FHLMC and FNMA resale requirements) are originated and underwritten in accordance with the Bank's underwriting policies. Currently, the Bank originates approximately 50% of its single-family residential loans pursuant to such mortgage broker relationships. The Bank currently utilizes approximately 59 mortgage brokers and management believes that its single-family loan originations are of high quality based on its scoring results (average FICO score as of June 30, 1999 of over 719). Substantially all of the single-family residential loans originated by the Bank (either internally or through mortgage brokers) are secured by properties located within the Bank's market area.

    Although the Bank had not been an active purchaser of single-family residential loans, during 1997, the Bank established the Company as a REIT and leveraged the capital generated from two transactions through wholesale purchases of an aggregate of $408.8 million of adjustable-rate (based upon a weekly average yield on U.S. Treasury securities adjusted to a constant comparable maturity of one year) single-family residential loans, which were funded by short- to intermediate-term FHLB advances. Such purchases significantly increased the size of the Bank's residential mortgage portfolio. Similarly, in 1998, the Bank leveraged the proceeds raised from the IPO through wholesale purchases of $821.7 million of single-family residential loans. During the six months ended June 30, 1999, the Bank purchased $191.4 million of fixed-rate single-family residential loans which become adjustable after 3, 5 or 7 years. As the Bank is able to increase its loan originations, management intends to, over time, replace its wholesale loan purchases with loans which have been originated internally.

    The Bank currently offers fixed-rate single-family residential loans with terms of 15 or 30 years. Such loans are amortized on a monthly basis with principal and interest due each month. In addition to these traditional products, the Bank offers a fixed bi-weekly pay option, which results in 26 payments per year, thereby permitting a customer to pay off the loan faster than would otherwise be the case. At June 30, 1999, the Bank had $1.3 billion or 83.4% of fixed-rate single-family residential loans in its single-family residential portfolio.

    Since the 1980's, the Bank has also offered a variety of adjustable rate single-family residential mortgage loans. Such loans generally have up to 30 year terms. Presently, the Bank offers a "5/1 Product," in which the loan is fixed at origination for a five-year period, after which the interest rate adjusts every year in accordance with a designated index (the weekly average yield on U.S. Treasury securities adjusted to a constant comparable maturity of one year, as made available by the Federal Reserve Board). Such loans currently have a 2% cap on the amount of any increase or decrease in the interest rate per year, and a 6% limit on the amount by which the interest rate can increase or decrease over the life of the loan. In addition, the Bank's adjustable-rate loans are currently not convertible into fixed-rate loans and do not contain prepayment penalties. Approximately 16.6% of the single-family residential loans in the Bank's single-family residential loan portfolio at June 30, 1999 had adjustable interest rates.

    Under prior management, the Bank's adjustable rate loans were tied to COFI, which does not adjust as rapidly to changes in interest rates as the U.S. Treasury constant comparable maturity index now utilized by the Bank. The Bank has discontinued the use of COFI-based loans. At June 30, 1999, 37.0% of the Bank's adjustable-rate single-family loans were tied to COFI.

    Adjustable-rate mortgage loans decrease but do not eliminate the risks associated with changes in interest rates. Because periodic and lifetime caps limit the interest rate adjustments, the value of adjustable rate mortgage loans also fluctuates inversely with changes in interest rates. In addition, as interest rates increase, the required payments by the borrower increase, thus increasing the potential for default.

    The Bank is permitted under applicable law to lend up to 100% of the appraised value of the real property securing a residential loan (referred to as the loan-to-value ratio). However, if the amount of a residential loan originated or refinanced exceeds 90% of the appraised value, the Bank is required by federal regulations to obtain private mortgage insurance on the portion of the principal amount that exceeds 80% of the appraised value of the security property. Pursuant to underwriting guidelines adopted by the Board of Directors, the Bank will generally lend up to 90% of the appraised value of the property securing a single-family residential loan. However, the Bank generally obtains private mortgage insurance on the principal amount that exceeds 80% of the appraised value of the security property. For properties with an appraised value in excess of $400,000, the Bank will generally not lend in excess of 80%. At June 30, 1999, $19.8 million or 1.3% of the Bank's single-family residential loans had loan-to-value ratios in excess of 80% and did not have private mortgage insurance. In addition, as of such date, the Bank's single-family residential loans had a weighted average loan-to-value ratio of 66%.

    In 1997, the Bank sold the servicing rights both with respect to substantially all of its residential mortgage loans as well as the residential mortgage loans which the Bank was servicing for others to Temple Inland Mortgage Corporation ("TIMC"), a wholly owned subsidiary of Guaranty Federal Bank, F.S.B., which is wholly owned by Temple-Inland Inc., an unrelated third party. The sale of loan servicing was predicated upon new management's determination that it was costly and inefficient for the Bank to service a varied collection of loan products which it no longer offered. The Bank recognized a gain on sale of $3.2 million during the year with respect to the Bank's loans serviced for others and an additional $5.3 million, related to the Bank's mortgage loans, which was deferred and is being recognized over the estimated life of the related loans.

    In connection with the Bank's sale of servicing, the Bank entered into a servicing agreement with TIMC, pursuant to which TIMC serviced substantially all of such residential mortgage loans. The Bank also entered into a forward production servicing purchase and sale agreement with the TIMC with respect to new residential loan originations. However, the Bank terminated this agreement in early 1998, and the Bank began servicing all of the residential mortgage loans it originated after February 20, 1998.

    MULTI-FAMILY AND COMMERCIAL REAL ESTATE LOANS. At June 30, 1999, the Bank had an aggregate of $352.9 million and $273.9 million invested in multi-family and commercial real estate loans, respectively, or 14.7% and 11.4% of the gross loan portfolio, respectively. The Bank has generally targeted higher quality, smaller commercial real estate loans with principal balances of up to $1.0 million. In originating such loans, the Bank relies on relationships it has developed with brokers, correspondents and mortgage brokers.

    The Bank's multi-family loans are secured by multi-family properties of five units or more, while the Bank's commercial real estate loans are secured by industrial, warehouse and self-storage properties, office buildings, office and industrial condominiums, retail space and strip shopping centers, mixed-use commercial properties, mobile home parks, nursing homes, hotels and motels. Substantially all of these properties are located in California. The Bank will presently originate these loans for terms of up to 10 years based upon a 20 to 25 year loan amortization period and up to 15 years for loans amortized over a period of 15 years or less. The Bank will originate these loans on both a fixed-rate or adjustable-rate basis, with the latter based on the one-year U.S. Treasury index of constant comparable maturities. Adjustable-rate loans may have an established ceiling and floor, and the maximum loan-to-value for these loan products is 75%. As part of the criteria for underwriting commercial real estate loans, the Bank generally requires a debt coverage ratio (the ratio of net cash from operations before payment of debt service to debt service) of 1.20 or more. It is also the Bank's general policy to seek additional protection to mitigate any weaknesses identified in the underwriting process. Additional coverage may be provided through secondary collateral and personal guarantees from the principals of the borrowers.

    Commercial real estate lending entails different and significant risks when compared to single-family residential lending because such loans typically involve large loan balances to single borrowers and because the payment experience on such loans is typically dependent on the successful operation of the project or the borrower's business. These risks can also be significantly affected by supply and demand conditions in the local market for apartments, offices, warehouses or other commercial space. The Bank attempts to minimize its risk exposure by limiting the extent of its commercial real estate lending generally. In addition, the Bank imposes stringent loan-to-value ratios, requires conservative debt coverage ratios, and continually monitors the operation and physical condition of the collateral.

    Originations of multi-family and commercial real estate loans increased from an aggregate of $14.8 million during the year ended December 31, 1996 to $40.0 million during the year ended December 31, 1997, to $124.1 million during the year ended December 31, 1998 and amounted to $98.9 million during the six months ended June 30, 1999. The Bank began making purchases of multi-family and commercial real estate loans during the year ended December 31, 1997. Such loan purchases aggregated $17.7 million in 1997, $23.5 million in 1998 and $1.4 million during the six months ended June 30, 1999.

    COMMERCIAL BUSINESS AND CONSUMER LOANS. The Bank is placing increased emphasis on the development of a commercial business and consumer-lending program within the areas serviced by its branches. Toward that end, during 1998 the Bank hired over 20 individuals with significant expertise in commercial and consumer credit administration and lending. Except for loans secured by deposits, the Bank did not engage in this type of lending activity prior to 1996. During the six months ended June 30, 1999 and the years ended December 31, 1998 and 1997, the Bank originated $159.0 million, $94.0 million and $32.6 million, respectively, of commercial business and consumer loans (including loans secured by deposits), which amounted to 40.2%, 15.5% and 20.3% of total originations during such respective periods.

    The Bank is originating and intends to continue to originate commercial business loans including working capital lines of credit, inventory and accounts receivable loans (including a specialized accounts receivable loan product for small businesses), equipment and other asset-based financing (including equipment leases), term loans and loans guaranteed by the Small Business Administration ("SBA"). Depending on the collateral pledged to secure the extension of credit, maximum loan-to-value ratios are 75% or less. Loan terms may vary from one to seven years. The interest rates on such loans are generally variable and are indexed to the WALL STREET JOURNAL Prime Rate, plus a margin.

    The Bank intends to grow its SBA lending business, on which loans are guaranteed up to certain levels by the SBA. The SBA-guaranteed loans bear adjustable rates tied to the lowest published New York prime rate, adjusted monthly, plus a margin, which depends on the term of the loan. The loans generally have amortization schedules of seven to 25 years, depending on the purpose of the loan. Each loan is reviewed by the SBA and, depending on the size of the loan and the proposed use of proceeds, the SBA establishes what percentage of the loan it will guarantee. The guarantee cannot exceed 80% of the loan or $750,000, whichever is less. The guarantee applies not only to the principal, but also covers accrued interest, foreclosure costs, legal fees and other expenses. The Bank intends to apply for preferred lender status during 1999, which will permit it to underwrite and close such loans much more promptly. At June 30, 1999, approximately $15.0 million of the Bank's $100.7 million in commercial business loans were comprised of SBA loans.

    The Bank is authorized to make loans for a wide variety of personal or consumer purposes but had not engaged in any lending other than loans secured by deposits for most of the 1990s. The Bank began originating home equity loans and lines of credit and automobile loans in August 1996 in order to provide additional products and services to its customers. The Bank also offers overdraft protection and unsecured lines of credit. At June 30, 1999, home equity loans and lines amounted to $6.8 million. On owner-occupied homes, these loans and lines are originated by the Bank for up to 80% of the first $350,000 of appraised value plus up to 50% of the remainder, less the amount of any prior liens on the property. For non-owner occupied properties, the Bank will lend up to 75% of the first $250,000 of appraised value plus 50% of the remainder, less the amount of existing liens on the property. Home equity loans and lines of credit have a maximum term of 25 years and carry variable interest rates. The Bank will secure each of these types of loans with a mortgage on the property (generally a second mortgage).

    The Bank also originates loans secured by new and used automobiles, primarily through an indirect lending program with automobile dealers. The maximum term for the Bank's automobile loans is 84 months for a new luxury car loan and 72 months with respect to a used luxury car loan. For all other models, the maximum term is 72 months for new vehicles and 60 months for used vehicles. The Bank will lend up to 100% of the purchase price on new car loans with a purchase price of $25,000 or more, and up to 80% for new and used vehicles (up to five years). On used vehicles, the Bank will finance up to 80% of the lower of the total purchase price or 100% of the National Automobile Dealers' Association Wholesale Blue Book Value. The Bank requires all borrowers to maintain automobile insurance with the Bank named as loss payee. During 1998, the Bank hired an individual with significant experience to manage the Bank's indirect automobile lending program. As a result, the Bank has increased its originations of indirect automobile loans. The Bank currently originates such loans through approximately 45 dealers, all of which are located in California. Although management believes that less than 30% of the Bank's indirect automobile loan portfolio at June 30, 1999 consisted of loans made to "subprime" borrowers at the time of origination, less than 20% of current originations are being made to such "subprime" borrowers. The Bank intends to securitize and sell a portion of its indirect automobile loan portfolio in the future. At June 30, 1999, the Bank had $123.8 million of indirect automobile loans in its portfolio with a weighted average yield of 10.44%. At June 30, 1999, 1.17% of the indirect automobile portfolio (net of repossessions) was delinquent 30 days or more.

    Commercial business and consumer loans generally have shorter terms and higher interest rates than mortgage loans but generally involve more credit risk than mortgage loans because of the type and nature of the collateral. In addition, consumer lending collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness and personal bankruptcy. The Bank believes that the generally higher yields earned on commercial business and consumer loans compensate for the increased credit risk associated with such loans and the Bank intends to continue to offer such loans in order to provide a full range of services to its customers.

ASSET QUALITY

    GENERAL. The Bank's loan review function is carried out through an internal asset review process which is supplemented on a quarterly basis by loan reviews conducted by an unaffiliated firm. The Bank maintains an Internal Asset Review Committee and Loan Review and Special Assets Departments and maintains updated loan underwriting, credit, collection and monitoring procedures. Management initiated a policy to take title to non-performing assets as promptly as practicable and improve the properties' physical condition where appropriate so that marketing efforts may be commenced. In the case of commercial properties, management takes steps to enhance net operating income with respect to its properties in order to command a better sales price. The Bank's future results of operations will be significantly affected by its ability to continue to maintain its reduced level of non-performing assets without incurring additional material losses.

    LOAN DELINQUENCIES. When a borrower fails to make a required payment on a loan, the Bank attempts to cure the deficiency by contacting the borrower and seeking payment. Contacts are generally made following the grace period after a payment is due, which is generally ten days on commercial loans and 15 days on residential loans. At such time, a late payment fee is assessed. In most cases, deficiencies are cured promptly. If a delinquency extends past the applicable grace period, the loan file and payment history are reviewed and continued efforts are made to collect the loan. In the event that no contact with the borrower is made, or no payment is received by the end of the grace period, a Notice of Intent to Foreclose ("Notice") is sent. Depending upon the scheduled payment date, this Notice is sent no later than 30 days after the due date for residential loans and no later than 15 days after the due date for commercial loans.

    Under the Bank's management team, the accounts are monitored on a weekly basis by the servicing department. With respect to commercial loans, a trial balance is updated weekly, and those accounts that are identified as being past the due date are assigned to staff to begin the collection process. With respect to commercial loans, delinquent reports and a listing of those accounts for which a Notice has been issued are sent to senior management and the Special Assets Department to provide advance information as to potential problems which may fall under their Department in the coming quarter. Generally when an account becomes 90 days delinquent, the Bank institutes foreclosure or other proceedings, as necessary, to minimize any potential loss.

    NON-PERFORMING ASSETS. With respect to residential mortgage loans, as described under "--Single-Family Residential Real Estate Loans," TIMC services a substantial amount of the Bank's loan portfolio. The Bank began servicing all of the residential mortgage loans it originated after February 20, 1998. The servicing agreement with TIMC requires it to foreclose upon or otherwise comparably convert the ownership of properties securing such residential mortgage loans as come into and continue in default and as to which no satisfactory agreements can be made for collection of delinquent payments. When residential mortgage loans handled by the TIMC go into non-accrual status, the Bank may request that they be transferred back to the Bank. All loans serviced by TIMC which become real estate owned are automatically transferred to the Bank.

    All commercial loans held in the Bank's portfolio are reviewed on a regular basis to determine any potential problems. Monthly committee meetings are held to identify problem assets and to set forth a strategy for the mitigation of loss and the resolution of the problem. Loans are placed on non-accrual status if management has substantive doubts about payment in full of both principal and interest, or if principal and interest is contractually in default for a period of 90 days or more. The Bank provides an allowance for the loss of previously accrued but uncollected interest on all non-accrual loans. Typically, after a collection problem has necessitated the issuance of a Notice, the Special Assets Department will review and recommend the selection and an appointment of a receiver. The Bank's current policy is to have a receiver appointed at the expiration of the Notice, which is 10 days after issuance, unless some type of formal, written agreement with the borrower has been arranged.

    The receiver has specific criteria to fulfill with respect to the management of the property on behalf of the Bank. The first responsibility is to gain control of the cash generated from the property. The receiver is responsible for all collection activity. In addition, the receiver is required to prepare forward forecasting with respect to occupancy and potential rent collections. Approximately 30 to 60 days after a receiver is appointed, the Bank will order a third party appraisal report. The information pertaining to the property operations will be supplied to the appraiser by the receiver. The in-house appraisal department reviews the third party appraisal report for accuracy and reasonableness of assumptions.

    The receiver and the Bank work together in preparing a budget for potential repairs and maintenance, as well as capital expenditure items needed at the property. It is the policy of the Bank to instruct the receiver to utilize all net operating income available to restore the property or units of current vacancy to "lease ready" condition.

    A review of the collateral value is performed to determine if sufficient equity exists to repay the indebtedness in the event of a foreclosure and subsequent sale of the property. The valuation is prepared by the account officer assigned to review the credit facility. The valuation is performed under two scenarios. First, a review of the current market conditions of similar properties within the collateral property's market is completed to ascertain comparable rent and sale data. Second, a discounted cash flow analysis is prepared, utilizing current investor return requirements and capitalization rates. Once a value for the property has been estimated based upon its ability to generate cash flow, expenses associated with the sale of the property, such as broker commissions and closing costs are deducted from the estimated value. A comparison of this amount is made to the loan balance to determine whether a specific allowance or a write-off is appropriate.

    During this on-going process, the Bank and the receiver will identify and catalogue any potential purchasers who call and express an interest in the property prior to the Bank taking title. Once title is transferred, the Bank will then begin the process of contacting those entities that previously expressed an interest to confirm that interest and proceed with the qualification stage.

    REAL ESTATE OWNED. Real estate acquired through foreclosure is carried at the estimated fair value less estimated selling expenses at the date of transfer. A loan charge-off is recorded for any writedown in the loan's carrying value to fair value at the date of transfer. Real estate loss provisions are recorded if the properties' estimated fair value subsequently declines below the value determined at the recording date. In determining the fair value at acquisition, costs relating to development and improvement of property are considered. Costs relating to holding real estate acquired through foreclosure, net of rental income, are charged against earnings as incurred.

    In preparing a real estate owned property to be marketed for sale, certain repairs are undertaken and other repair items are left as negotiating points pertaining to the sale contract. The Bank may offer to adjust the sale price for such minor repair items, or may offer to deliver the property in a repaired state. As part of the disposition strategy, the Bank may offer financing at current market terms to qualified buyers of the real estate owned. Generally, the Bank requires that the purchaser/borrowing entity provide a minimum of 20% cash toward the purchase of the property. Terms offered are similar to terms being offered on other new originations and at comparable rates. The Special Assets Department makes great efforts to ensure that the underwriting for a loan to facilitate is comparable to other new loan production, and that the transactions are done at arms-length and reflect fair market.

    TROUBLED DEBT RESTRUCTURINGS. A loan constitutes a troubled debt restructuring ("TDR") if the Bank, for economic or legal reasons related to the borrower's financial difficulties, grants a concession to the borrower that it would not otherwise consider. Among other things, a TDR involves the modification of terms of the loan, including a reduction of the interest rate, an extension of the maturity date at a stated interest rate lower than the current market for new loans with similar risk, a reduction of the face amount of the loan or a reduction of accrued interest. The Bank provides an allowance for the loss of previously accrued but uncollected interest on these, as well as non-accrual loans. Currently, the Bank's TDR's consist of loans collateralized by single- and multi-family residential properties. The majority of these restructurings were entered into during the early 1990's when economic conditions in California were severely depressed or in conjunction with damage to the collateral properties caused by the Northridge earthquake in 1994. Management's decision to provide such restructurings was based upon both an internal assessment of the situation and a consensus of other lenders in California who believed that this resolution would be the most effective mitigating measure. Management considers all loans formerly treated as TDRs to be impaired loans in the year of restructuring. Generally, such loans, as well as those previously placed on non-accrual status, are returned to accrual status when the borrower has had a period of repayment performance for twelve consecutive months.

    The Bank's management has aggressively focused on problem asset rehabilitation, and has undertaken a number of initiatives in this area. The Bank has established an Internal Asset Review Committee, which is comprised of the Chief Executive Officer, the Chief Financial Officer, the Senior Lending Officer, and the Vice President and Loan Review Officer. The Committee meets at least monthly and monitors the Bank's assets to ensure proper classification. All multi-family and commercial assets in excess of $500,000, regardless of performance, are reviewed at least once each year. Assets that are classified as special mention are reviewed every six months and those assets classified as substandard are reviewed every three months and, if collateral dependent, a market value analysis is performed on the property to determine whether valuation allowances are required. Loans that are non-performing, subject to workout or forbearance or classified substandard are monitored and managed through the Senior Lending Officer. Assets that are foreclosed and become real estate owned continue to be managed by the Senior Lending Officer through resolution.

    The following table sets forth information with respect to non-performing assets identified by the Bank, including non-accrual loans, real estate owned and troubled debt restructurings at the dates indicated.

                                                                       AT DECEMBER 31,
                                                    -----------------------------------------------------
                                       AT JUNE 30,
                                          1999        1998       1997       1996       1995       1994
                                       -----------  ---------  ---------  ---------  ---------  ---------
                                                             (DOLLARS IN THOUSANDS)
Non-performing loans, net:
Mortgage loans:
  Single-family residential..........   $   3,520   $   3,959  $   8,435  $   7,947  $  10,467  $  14,780
  Multi-family residential...........       1,810         428        405      9,198     16,840(1)        --
  Commercial real estate.............         918       3,613      1,064      1,093      8,173      8,446
  Land...............................          --          --         --         --        112      4,232
                                       -----------  ---------  ---------  ---------  ---------  ---------
Non-mortgage loans:
  Commercial business................         115          99         --         --         --         --
  Consumer...........................          --         408         --         --         --         --
                                       -----------  ---------  ---------  ---------  ---------  ---------
      Total non-performing loans,
        net..........................       6,363       8,507      9,904     18,238     35,592     27,458
                                       -----------  ---------  ---------  ---------  ---------  ---------
Real estate owned, net:
  Single-family residential..........       1,523       2,723        678      3,268      6,387      5,322
  Multi-family residential...........          --          --      6,482      8,310        901      3,999
  Commercial real estate.............       2,528          --      5,921      8,614      3,506      1,095
  Land...............................          --          --        202        244        121         69
                                       -----------  ---------  ---------  ---------  ---------  ---------
Total real estate owned, net.........       4,051       2,723     13,283     20,436     10,915     10,485
                                       -----------  ---------  ---------  ---------  ---------  ---------
Total non-performing assets..........   $  10,414   $  11,230  $  23,187  $  38,674  $  46,507  $  37,943
                                       -----------  ---------  ---------  ---------  ---------  ---------
                                       -----------  ---------  ---------  ---------  ---------  ---------
Troubled debt restructurings.........   $   4,945   $   3,576  $   9,936  $   7,544  $   6,133  $  40,794(1)
                                       -----------  ---------  ---------  ---------  ---------  ---------
                                       -----------  ---------  ---------  ---------  ---------  ---------
Total non-performing assets and
  troubled debt restructurings.......   $  15,359   $  14,806  $  33,123  $  46,218  $  52,640  $  78,737
                                       -----------  ---------  ---------  ---------  ---------  ---------
                                       -----------  ---------  ---------  ---------  ---------  ---------
Non-performing loans to total loans,
  net................................        0.27%       0.40%      0.65%      1.60%      2.90%      2.10%
Non-performing loans to total
  assets.............................        0.18        0.26       0.45       1.04       2.25       1.59
Non-performing assets to total
  assets.............................        0.30        0.34       1.05       2.21       2.94       2.21
Total non-performing assets and
  troubled debt restructurings to
  total assets.......................        0.44        0.44       1.50       2.64       3.33       4.57

------------------------

(1) Reflects to a large extent problems associated with the 1994 Northridge, California earthquake.

    The $1.3 million increase in total real estate owned, net, during the six month period ended June 30, 1999 is attributable to the migration of a $2.5 million non-performing commercial real estate loan secured by a strip shopping center, which was foreclosed on during the period.

    The interest income that would have been recorded during the six months ended June 30, 1999 and the years ended December 31, 1998, 1997 and 1996 if the Bank's non-accrual loans at the end of such periods had been current in accordance with their terms during such periods was $303,000, $950,000, $644,000 and $1.4 million, respectively.

    ALLOWANCE FOR LOSSES ON LOANS. It is management's policy to maintain an allowance for estimated losses on loans based on a number of factors, including economic trends, industry experience, estimated collateral values, past loss experience, the Bank's underwriting practices, and management's ongoing assessment of the credit risk inherent in its portfolio. Although management believes that it uses the best information available to make such determinations, future adjustments to the allowance may be necessary, and net earnings could be significantly affected, if circumstances differ substantially from the assumptions used in making the initial determinations. The Bank's Internal Asset Review Committee undertakes a quarterly evaluation of the adequacy of the allowance for loan losses as well as the allowance with respect to real estate owned. The Committee will provide allowances to absorb losses that are both probable and reasonably quantifiable as well as for those that are not specifically identified but can be reasonably estimated.

    The following table sets forth the activity in the Bank's allowance for loan losses during the periods indicated.

                                                SIX MONTHS ENDED
                                                    JUNE 30,                       YEAR ENDED DECEMBER 31,
                                              --------------------  -----------------------------------------------------
                                                1999       1998       1998       1997       1996       1995       1994
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                        (DOLLARS IN THOUSANDS)
Allowance at beginning of period............  $  18,897  $  17,824  $  17,824  $  23,280  $  31,572  $  29,801  $  20,426
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Provision for loan losses...................      2,100        900      2,000      2,046      2,884      8,823     22,330
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Charge-offs:
  Mortgage loans:
  Single-family residential.................       (439)      (355)      (616)    (1,967)    (2,213)    (3,416)    (5,428)
  Multi-family residential..................         --        (43)      (261)    (5,559)    (5,039)    (1,854)    (1,787)
  Commercial real estate....................        (39)        --         --        (42)    (3,371)      (860)    (5,813)
  Land......................................         --         --         --         --     (1,478)      (956)        --
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Non-mortgage loans:
  Commercial business.......................       (703)       (16)       (16)        --         --         --         --
  Consumer..................................       (562)        --       (119)        --         --         --         --
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total charge-offs.....................     (1,743)      (414)    (1,012)    (7,608)   (12,101)    (7,086)   (13,028)
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Recoveries:
  Mortgage loans:
  Single-family residential.................         32         83         85        106         16         34         73
  Multi-family residential..................         --         --         --         --         22         --         --
  Commercial real estate....................         --         --         --         --          2         --         --
  Commercial business.......................          9         --         --         --         --         --         --
  Consumer..................................         79         --         --         --         --         --         --
  Land......................................         --         --         --         --        885         --         --
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total recoveries......................        120         83         85        106        925         34         73
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net charge-offs.............................     (1,623)      (331)      (927)    (7,502)   (11,176)    (7,052)   (12,955)
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Allowance at end of period..................  $  19,374  $  18,393  $  18,897  $  17,824  $  23,280  $  31,572  $  29,801
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Allowance for loan losses to total
  nonperforming loans at end of period......     304.48%    175.12%    222.13%    179.97%    127.65%     88.71%    108.53%
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Allowance for loan losses to total
  nonperforming loans and troubled debt
  restructurings at end of period...........     171.33%     93.27%    156.39%     89.84%     90.30%     75.67%     43.66%
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Allowance for loan losses to total loans at
  end of period.............................       0.81%      0.86%      0.86%      1.15%      1.99%      2.50%      2.18%
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------

    As shown in the table above, loan charge-offs (net of recoveries) amounted to $1.6 million, $927,000, $7.5 million and $11.2 million during the six months ended June 30, 1999 and the years ended December 31, 1998, 1997 and 1996, respectively. The net charge-off's recognized by the Bank during the six months ended June 30, 1999 primarily reflected charge-offs relating to commercial business and consumer loans. The net charge-offs recognized by the Bank during the years ended December 31, 1998, 1997 and 1996 primarily reflected the transfer of loans (particularly multi-family residential loans) to real estate owned, as shown in the preceding non-performing assets table. Such multi-family loans had specific valuation allowances which had been established through increased provisions for loans in prior periods. At the time of transfer of the loans to real estate owned, such specific valuation allowances were charged off. As a result of the transfer of such loans to real estate owned, the Bank's non-performing loans have declined since 1995, which has contributed to the decrease in the Bank's provision for loan losses. Management believes that its allowance for losses on loans at June 30, 1999 was adequate. Nevertheless, there can be no assurances that additions to such allowance will not be necessary in future periods, particularly if the growth in the Bank's commercial and consumer lending continues.

    The following table sets forth information concerning the allocation of the Bank's allowance for loan losses by loan category at the dates indicated.

                                                                                             YEAR ENDED DECEMBER 31,
                                                                              ------------------------------------------------------
                                                       SIX MONTHS ENDED
                                                        JUNE 30, 1999                    1998                        1997
                                                  --------------------------  --------------------------  --------------------------
                                                                PERCENT TO                  PERCENT TO                  PERCENT TO
                                                                   TOTAL                       TOTAL                       TOTAL
                                                    AMOUNT       ALLOWANCE      AMOUNT       ALLOWANCE      AMOUNT       ALLOWANCE
                                                  -----------  -------------  -----------  -------------  -----------  -------------
                                                                                                                        (DOLLARS IN
                                                                                                                        THOUSANDS)
Residential real estate.........................   $   5,517          28.5%    $   5,637          29.8%    $   5,014          28.1%
Multi-family residential........................       5,839          30.1         7,239          38.3         8,964          50.3
Commercial real estate..........................       3,581          18.5         3,887          20.6         3,062          17.2
Land............................................          45           0.2            44           0.2           305           1.7
Other loans.....................................       4,392          22.7         2,090          11.1           479           2.7
                                                  -----------        -----    -----------        -----    -----------        -----
Total...........................................   $  19,374         100.0%    $  18,897         100.0%    $  17,824         100.0%
                                                  -----------        -----    -----------        -----    -----------        -----
                                                  -----------        -----    -----------        -----    -----------        -----


                                                             1996                        1995                        1994

                                                  --------------------------  --------------------------  --------------------------

                                                                PERCENT TO                  PERCENT TO                  PERCENT TO

                                                                   TOTAL                       TOTAL                       TOTAL

                                                    AMOUNT       ALLOWANCE      AMOUNT       ALLOWANCE      AMOUNT       ALLOWANCE

                                                  -----------  -------------  -----------  -------------  -----------  -------------


Residential real estate.........................   $   4,051          17.4%    $   5,109          16.2%    $   7,809          26.2%

Multi-family residential........................      15,753          67.7        18,509          58.6        11,396          38.2

Commercial real estate..........................       3,267          14.0         7,850          24.9         6,964          23.4

Land............................................          94           0.4           104           0.3         3,120          10.5

Other loans.....................................         115           0.5            --            --           512           1.7

                                                  -----------        -----    -----------        -----    -----------        -----

Total...........................................   $  23,280         100.0%    $  31,572         100.0%    $  29,801         100.0%

                                                  -----------        -----    -----------        -----    -----------        -----

                                                  -----------        -----    -----------        -----    -----------        -----


INVESTMENT ACTIVITIES

    The Bank's securities portfolio is managed by the Executive Vice President and Chief Financial Officer in accordance with a comprehensive written Investment Policy which addresses strategies, types and levels of allowable investments and which is reviewed and approved annually by the Board of Directors of the Bank. The management of the securities portfolio is set in accordance with strategies developed by the Bank's Asset/Liability Management Committee.

    The Bank's Investment Policy authorizes the Bank to invest in U.S. Treasury obligations (with a maturity of up to five years), U.S. agency obligations (with a maturity of up to five years), U.S. Government agency mortgage-backed securities (limited to no more than 50% of the Bank's total assets), bankers' acceptances (with a maturity of 180 days or less), FHLB overnight deposits, investment grade commercial paper (with a maturity of up to nine months), federal funds (with a maturity of one month or less), certificates of deposit in other financial institutions (with a maturity of one year or less), repurchase agreements (with a maturity of six months or less), reverse repurchase agreements (with a maturity of two years or less) and certain collateralized mortgage obligations (with a weighted average life of less than ten years).

    At June 30, 1999, the Bank's securities portfolio consisted of $659.5 million of mortgage-backed securities, $654.3 million of which were classified as available for sale and $5.2 million of which were classified as held to maturity, $65.2 million of U.S. Government agency obligations, $247.3 million of investment-grade trust preferred securities and $71.4 million of SBA certificates. Of the mortgage-backed securities at June 30, 1999, $508.0 million consisted of fixed-rate securities and $151.5 million consisted of adjustable-rate securities. Of the Bank's $65.2 million of U.S. Government and federal agency obligations at June 30, 1999, none were scheduled to mature within one year thereof, $29.8 million were scheduled to mature within one through five years thereof, $35.4 million were scheduled to mature after five through ten years thereof and none were scheduled to mature after ten years. Of the Bank's $1.0 billion of mortgage-backed and other securities available-for-sale as well as held-to-maturity at June 30, 1999, none were scheduled to mature within one year thereof, $110.9 million were scheduled to mature after one through five years thereof, $230.2 million were scheduled to mature after five through ten years thereof and $667.7 million were scheduled to mature after ten years. The Bank's aggregate securities portfolio, net of repayments and prepayments and sales, increased by $67.6 million or 13.2% between 1996 and 1997, increased by $430.4 million or 74.1% during 1998 and increased by $32.1 million or 3.2% during the six months ended June 30, 1999. The increase in the Bank's securities portfolio during 1998 reflected the leveraging of the proceeds from the Series A Offering and the IPO. At June 30, 1999, the Bank's securities portfolio amounted to $1.0 billion.

    Mortgage-backed securities (which also are known as mortgage participation certificates or pass-through certificates) represent a participation interest in a pool of single-family or multi-family mortgages, the principal and interest payments on which are passed from the mortgage originators, through intermediaries (generally U.S. Government agencies and government sponsored enterprises) that pool and repackage the participation interests in the form of securities, to investors such as the Bank. Such U.S. Government agencies and government sponsored enterprises, which guarantee the payment of principal and interest to investors, primarily include the FHLMC, the FNMA and the GNMA.

    The FHLMC is a public corporation chartered by the U.S. Government and owned by the 12 Federal Home Loan Banks and federally insured savings institutions. The FHLMC issues participation certificates backed principally by conventional mortgage loans. The FHLMC guarantees the timely payment of interest and the ultimate return of principal within one year. The FNMA is a private corporation chartered by the U.S. Congress with a mandate to establish a secondary market for conventional mortgage loans. The FNMA guarantees the timely payment of principal and interest on

FNMA securities. FHLMC and FNMA securities are not backed by the full faith and credit of the United States, but because the FHLMC and the FNMA are U.S. Government-sponsored enterprises, these securities are considered to be among the highest quality investments with minimal credit risks. The GNMA is a government agency which is intended to help finance government-assisted housing programs. GNMA securities are backed by FHA-insured and VA-guaranteed loans, and the timely payment of principal and interest on GNMA securities are guaranteed by the GNMA and backed by the full faith and credit of the U.S. Government. Because the FHLMC, the FNMA and the GNMA were established to provide support for low- and middle-income housing, there are limits to the maximum size of loans that qualify for these programs. For example, the FNMA and the FHLMC currently limit their loans secured by a single-family, owner-occupied residence to $240,000. To accommodate larger-sized loans, and loans that, for other reasons, do not conform to the agency programs, a number of private institutions have established their own home-loan origination and securitization programs.

    Mortgage-backed securities typically are issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with interest rates that are within a range and have varying maturities. The characteristics of the underlying pool of mortgage, i.e., fixed-rate or adjustable-rate, as well as prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security thus approximates the life of the underlying mortgages.

    The following table sets forth information regarding the carrying and market value of the Bank's securities at the dates indicated.

                                                                                        DECEMBER 31,
                                                            --------------------------------------------------------------------
                                            JUNE 30,
                                              1999                  1998                   1997                    1996
                                      --------------------  --------------------  ----------------------  ----------------------
                                      CARRYING    MARKET    CARRYING    MARKET     CARRYING     MARKET     CARRYING     MARKET
                                        VALUE      VALUE      VALUE      VALUE       VALUE       VALUE       VALUE       VALUE
                                      ---------  ---------  ---------  ---------  -----------  ---------  -----------  ---------
                                                                            (IN THOUSANDS)
Available for sale (at market):
  U.S. Government and federal agency
    obligations.....................  $  65,156  $  65,156  $  36,977  $  36,977   $ 139,719   $ 139,719   $  38,714   $  38,714
  Investment grade trust............    247,324    247,324    324,965    324,965          --          --          --          --
  Mortgage-backed securities........    654,329    654,329    584,515    584,515     418,450     418,450     463,587     463,587
  SBA certificates..................     71,356     71,356     58,480     58,480      12,991      12,991          --          --
                                      ---------  ---------  ---------  ---------  -----------  ---------  -----------  ---------
                                      $1,038,165 $1,038,165 $1,004,937 $1,004,937  $ 571,160   $ 571,160   $ 502,301   $ 502,301
                                      ---------  ---------  ---------  ---------  -----------  ---------  -----------  ---------
                                      ---------  ---------  ---------  ---------  -----------  ---------  -----------  ---------
Held to maturity:
  Mortgage-backed securities........  $   5,214  $   5,204  $   6,282  $   6,372   $   9,671   $   9,743   $  10,971   $  10,899
                                      ---------  ---------  ---------  ---------  -----------  ---------  -----------  ---------
                                      ---------  ---------  ---------  ---------  -----------  ---------  -----------  ---------

    The following table sets forth the activity in the Bank's aggregate securities portfolio during the periods indicated.

                                                                                       YEAR ENDED DECEMBER 31,
                                                                SIX MONTHS ENDED   -------------------------------
                                                                  JUNE 30, 1999      1998       1997       1996
                                                                -----------------  ---------  ---------  ---------
                                                                                  (IN THOUSANDS)
Securities at beginning of period.............................     $ 1,011,219     $ 580,831  $ 513,272  $ 241,645
Purchases.....................................................         262,069     1,130,026    408,729    487,719
Sales.........................................................        (119,429)     (509,159)  (234,339)  (158,448)
Repayments and prepayments....................................         (91,552)     (178,842)  (110,941)   (53,207)
Decrease (increase) in unrealized losses on available-for-sale
  securities(1)...............................................         (18,928)      (11,637)     4,110     (4,437)
                                                                -----------------  ---------  ---------  ---------
Securities at end of period(2)(3).............................     $ 1,043,379     $1,011,219 $ 580,831  $ 513,272
                                                                -----------------  ---------  ---------  ---------
                                                                -----------------  ---------  ---------  ---------

------------------------------

(1) At June 30, 1999, the cumulative unrealized losses on securities classified as available-for-sale amounted to $32.5 million, which reduces stockholder's equity.

(2) At June 30, 1999, the book value and market value of the Bank's securities (including held-to-maturity and available for sale securities) amounted to $1.0 billion and $1.0 billion, respectively.

(3) At June 30, 1999, $409.6 million or 39.3% of the Bank's securities portfolio consisted of adjustable-rate securities, as compared to $501.1 million or 49.5%, $222.4 million or 43.3% and $115.8 million or 47.9% at December 31, 1998, 1997 and 1996, respectively.

SOURCES OF FUNDS

    GENERAL. The Bank will consider various sources of funds to fund its investing and lending activities and evaluates the available sources of funds in order to reduce the Bank's overall funding costs. Deposits, reverse repurchase agreements, advances from the FHLB of San Francisco, and sales, maturities and principal repayments on loans and securities have been the major sources of funds for use in the Bank's lending and investing activities, and for other general business purposes. Management of the Bank closely monitors rates and terms of competing sources of funds on a daily basis and utilizes the source which it believes to be the most cost effective, consistent with the Bank's asset and liability management policies. Products are priced each week through the Bank's Asset Liability Management Committee.

    DEPOSITS. The Bank attempts to price its deposits in order to promote deposit growth and offers a wide array of deposit products in order to satisfy its customers' needs. The Bank's current deposit products include passbook accounts, negotiable order of withdrawal ("Checking") accounts, money market deposit accounts, fixed-rate, fixed-maturity retail certificates of deposit ranging in terms from 90 days to five years, individual retirement accounts, and non-retail certificates of deposit consisting of jumbo (generally greater than $100,000) certificates and public deposits.

    The Bank's retail deposits are generally obtained from residents in its primary market area. The principal methods currently used by the Bank to attract deposit accounts include offering a wide variety of products and services and competitive interest rates. The Bank utilizes traditional marketing methods to attract new customers and savings deposits, including various forms of advertising. Although the Bank has in the past utilized the services of deposit brokers to attract out-of-market, institutional certificates of deposit, the Bank has allowed such brokered deposits to run off as they mature and is not accepting any new brokered deposits. The Bank currently operates a total of 42 ATMs.

    The following table presents the average balance of each deposit type and the average rate paid on each deposit type of the Bank for the periods indicated.

                                                                               YEAR ENDED DECEMBER 31,
                                                            -------------------------------------------------------------
                                      SIX MONTHS ENDED
                                       JUNE 30, 1999                  1998                      1997              1996
                                  ------------------------  ------------------------  ------------------------  ---------
                                   AVERAGE      AVERAGE      AVERAGE      AVERAGE      AVERAGE      AVERAGE      AVERAGE
                                   BALANCE     RATE PAID     BALANCE     RATE PAID     BALANCE     RATE PAID     BALANCE
                                  ---------  -------------  ---------  -------------  ---------  -------------  ---------
                                                                  (DOLLARS IN THOUSANDS)
Checking accounts...............  $ 164,938         1.27%   $ 120,664         1.75%   $  83,258         1.96%   $  58,511
Money market accounts...........    133,700         4.07       98,745         4.71       22,010         2.94       29,665
Passbook accounts...............    138,172         3.44      158,396         3.88      235,162         4.34      264,677
                                  ---------                 ---------                 ---------                 ---------
      Total transaction
        accounts................    436,810                   377,805                   340,430                   352,853
Term certificates of deposit....  1,126,361         5.31    1,010,209         5.71      966,863         5.66    1,069,484
                                  ---------                 ---------                 ---------                 ---------
      Total deposits............  $1,563,171        4.62%   $1,388,014        5.09%   $1,307,293        5.14%   $1,422,337
                                  ---------          ---    ---------          ---    ---------          ---    ---------
                                  ---------          ---    ---------          ---    ---------          ---    ---------


                                     AVERAGE
                                    RATE PAID
                                  -------------

Checking accounts...............         0.77%
Money market accounts...........         2.52
Passbook accounts...............         4.64

      Total transaction
        accounts................
Term certificates of deposit....         5.83

      Total deposits............         5.28%
                                          ---
                                          ---

    The following table sets forth the activity in the Bank's deposits during the periods indicated.

                                                                                 YEAR ENDED DECEMBER 31,
                                                      SIX MONTHS ENDED   ----------------------------------------
                                                        JUNE 30, 1999        1998          1997          1996
                                                      -----------------  ------------  ------------  ------------
                                                                            (IN THOUSANDS)
Beginning balance...................................    $   1,543,966    $  1,266,770  $  1,371,243  $  1,473,318
Net increase (decrease) before interest.............           39,384         222,808      (157,446)     (160,804)
Interest credited...................................           27,911          54,388        52,973        58,729
                                                      -----------------  ------------  ------------  ------------
Net increase (decrease) in deposits.................           67,295         277,196      (104,473)     (102,075)
                                                      -----------------  ------------  ------------  ------------
Ending balance......................................    $   1,611,261    $  1,543,966  $  1,266,770  $  1,371,243
                                                      -----------------  ------------  ------------  ------------
                                                      -----------------  ------------  ------------  ------------

    The following table sets forth the amount and remaining maturities of the Bank's term certificates at June 30, 1999.

                                                            OVER SIX MONTHS      OVER ONE       OVER TWO
                                               SIX MONTHS     THROUGH ONE      YEAR THROUGH   YEARS THROUGH  OVER THREE
                                                AND LESS          YEAR          TWO YEARS      THREE YEARS      YEARS
                                               -----------  ----------------  --------------  -------------  -----------
                                                                            (IN THOUSANDS)
0.00% to 1.99%...............................   $   1,512     $         --      $       --      $      --     $      --
2.00% to 2.99%...............................       3,067            1,218             332             --             3
3.00% to 3.99%...............................       6,127               55              --             --            78
4.00% to 4.99%...............................     126,181           94,581          21,085            564            72
5.00% to 6.99%...............................     288,130          489,521          70,561         10,957        12,130
7.00% to 8.99%...............................          87              828              95             --            --
                                               -----------        --------         -------    -------------  -----------
      Total..................................   $ 425,104     $    586,203      $   92,073      $  11,521     $  12,283
                                               -----------        --------         -------    -------------  -----------
                                               -----------        --------         -------    -------------  -----------

    The following table sets forth by various interest rate categories the term certificates of deposit with the Bank at the dates indicated.

                                                                                      AT DECEMBER 31,
                                                               JUNE 30,    --------------------------------------
                                                                 1999          1998         1997         1996
                                                             ------------  ------------  ----------  ------------
                                                                                (IN THOUSANDS)
0.00% to 2.99%.............................................  $      6,132  $      4,536  $    4,071  $      4,299
3.00% to 3.99%.............................................         6,260         5,085       2,993         3,833
4.00% to 4.99%.............................................       242,483       107,373       5,700        46,771
5.00% to 6.99%.............................................       871,299       961,204     918,842       909,895
7.00% to 8.99%.............................................         1,010        30,961       1,219        36,244
                                                             ------------  ------------  ----------  ------------
      Total(1).............................................  $  1,127,184  $  1,109,159  $  932,825  $  1,001,042
                                                             ------------  ------------  ----------  ------------
                                                             ------------  ------------  ----------  ------------

------------------------

(1) At June 30, 1999 and December 31, 1998, 1997 and 1996, certificates of deposit in amounts greater than or equal to $100,000 amounted to $322.6 million, $316.3 million, $138.2 million and $158.7 million, respectively.

    As of June 30, 1999, the aggregate amount of outstanding time certificates of deposit in amounts greater than or equal to $100,000, was approximately $322.6 million. The following table presents the maturity of these time certificates of deposit at such dates.

                                                                                JUNE 30, 1999
                                                                                --------------
                                                                                (IN THOUSANDS)
3 months or less..............................................................    $   53,566
Over 3 months through 6 months................................................        74,279
Over 6 months through 12 months...............................................       166,193
Over 12 months................................................................        28,543
                                                                                --------------
                                                                                  $  322,581
                                                                                --------------
                                                                                --------------

    BORROWINGS. The following table sets forth certain information regarding the borrowings of the Bank at or for the dates indicated.

                                                                  AT OR FOR THE
                                                                    SIX MONTHS          AT OR FOR THE YEAR ENDED
                                                                  ENDED JUNE 30,              DECEMBER 31,
                                                               --------------------  -------------------------------
                                                                 1999       1998       1998       1997       1996
                                                               ---------  ---------  ---------  ---------  ---------

                                                                              (DOLLARS IN THOUSANDS)
FHLB OF SAN FRANCISCO ADVANCES:
  Average balance outstanding................................  $1,211,500 $ 640,167  $ 902,083  $ 148,681  $  53,666
  Maximum amount outstanding at any month-end during the
    period...................................................  1,259,000    920,000  1,249,000    472,000     80,000
  Balance outstanding at end of period.......................  1,259,000    920,000  1,198,000    472,000     80,000
  Weighted average interest rate during the period...........       5.38%      5.63%      5.54%      5.91%      5.49%
  Weighted average interest rate at end of period............       5.36%      5.64%      5.38%      5.87%      5.91%
  Weighted average remaining term to maturity at end of
    period (in years)........................................       4.68       2.90       5.01       1.61       0.95
SECURITIES SOLD UNDER AGREEMENTS TO PURCHASE:
  Average balance outstanding................................    381,247    363,428  $ 385,452  $ 357,396  $ 179,002
  Maximum amount outstanding at any month-end during the
    period...................................................    434,947    658,409    658,409    415,676    219,229
  Balance outstanding at end of period.......................    434,947    658,409    364,000    340,788    192,433
  Weighted average interest rate during the period...........       5.58%      5.74%      5.66%      5.49%      6.09%
  Weighted average interest rate at end of period............       5.52       5.69%      5.61%      5.76%      5.49%
  Weighted average remaining term to maturity at end of
    period (in years)........................................       3.21       3.29       3.73       2.71       0.63

    The Bank obtains both fixed- and variable-rate long- and short-term advances from the FHLB of San Francisco upon the security of certain of its residential first mortgage loans and other assets, provided certain standards related to creditworthiness of the Bank have been met. FHLB of San Francisco advances are available for general business purposes to expand lending and investing activities. Borrowings have generally been used to fund the purchase of mortgage-backed and investment securities or lending activities and have been collateralized with a pledge of loans, securities in the Bank's portfolio or any mortgage-backed or investment securities purchased.

    Advances from the FHLB of San Francisco are made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. At June 30, 1999, the Bank had total FHLB advances of $1.3 billion at a weighted average interest rate of 5.36%, $75.0 million of which matures in 1999, $185.0 million of which matures in 2000, $25.0 million of which matures in 2001, $139.0 million of which matures in 2002, $525.0 million of which matures in 2003, and $310.0 million of which matures in 2008.

    The Bank increasingly relies on obtaining funds from the sales of securities to investment dealers under agreements to repurchase ("reverse repurchase agreements"). At June 30, 1999, reverse repurchase agreements amounted to $434.9 million, as compared to $364.0 million, $340.8 million and $192.4 million at December 31, 1998, 1987 and 1996, respectively. In a reverse repurchase agreement transaction, the Bank will generally sell a mortgage-backed security agreeing to repurchase either the same or a substantially identical security on a specified later date (which range in maturity from overnight to ten years) at a price greater than the original sales price. The difference in the sale price and purchase price is the cost of the use of the proceeds. The mortgage-backed securities underlying the agreements are delivered to the dealers who arrange the transactions. For agreements in which the Bank has agreed to repurchase substantially identical securities, the dealers may sell, loan or otherwise dispose of the Bank's securities in the normal course of their operations. However, such dealers or third party custodians safe-keep the securities which are to be specifically repurchased by the Bank. Reverse repurchase agreements represent a competitive cost short-term funding source for the Bank. Nevertheless, the Bank is subject to the risk that the lender may default at maturity and not return the collateral. The amount at risk is the value of the collateral which exceeds the balance of the borrowing. In order to minimize this potential risk, the Bank only deals with large, established investment brokerage firms when entering into these transactions. Reverse repurchase transactions are accounted for as financing arrangements rather than sales of securities, and the obligation to repurchase such securities is reflected as a liability in the Bank's Consolidated Financial Statements.

SUBSIDIARIES

    The Bank is permitted to invest up to 2% of its assets in the capital stock of, or secured or unsecured loans to, subsidiary corporations, with an additional investment of 1% of assets when such additional investment is primarily for community development purposes. In addition, the Bank is permitted to make an unlimited investment in one or more operating subsidiaries, which are permitted to engage only in activities that the Bank may undertake directly. The Company is such an operating subsidiary of the Bank. As of June 30, 1999, the Bank maintained one operating subsidiary, four direct subsidiaries and one indirect subsidiary consisting of SoCal Mortgage Corporation ("SMC"), Direct Investment Company of Southern California ("DIC"), SCP Investments, Inc. ("SCP"), Continental Development of California, Inc. ("CDC") and SCS Insurance Services, Inc. ("SCS"). At June 30, 1999, the Bank's investment in its service corporation subsidiaries amounted to $39.4 million in the aggregate.

    The Company was established as an operating subsidiary of the Bank in 1997 to acquire, hold and manage primarily mortgage assets and to operate in a manner so as to quality as a REIT for federal income tax purposes under the Code, commencing with its taxable year ending December 31, 1997.

    SMC is an inactive corporation which was formed in 1987 to originate mortgage loans. However, SMC has never conducted any business since it was organized. DIC was formed in 1987 to acquire, develop, construct and sell real estate developments and is currently inactive. DIC owns 100% of the capital stock of SCP which was formed in 1989 to invest in various real estate development projects. In 1998, SCP sold the Bank's last remaining real estate development project consisting of 62 acres of vacant land located in Corona, California.

    CDC was formed in 1969 for the purpose of acquiring, developing, constructing and selling real estate developments. CDC does not currently hold any real estate and CDC's sole operation consists of acting as trustee under the Bank's deeds of trust with respect to its mortgage lending.

    SCS was formed in 1984 in order to sell, through the Bank's branch offices, annuities and various other investments as well as other insurance products to the Bank's account holders and members of the general public. During the six months ended June 30, 1999 and the years ended December 31, 1998, 1997 and 1996, SCS recognized net earnings of $322,000, $434,000, $362,000 and $336,000, respectively.

LEGAL PROCEEDINGS

    Except with respect to the Goodwill Litigation and the Ancillary Litigation, each of which is defined and discussed below, neither PBOC nor the Bank is involved in any legal proceedings which are material to either PBOC or the Bank. The Bank is involved in routine legal proceedings from time to time which arise in the normal course of its business.

    THE GOODWILL LITIGATION

    GENERAL. On January 28, 1993, PBOC, the Bank and certain current and former stockholders of PBOC (collectively, the "Plaintiffs") filed a complaint against the United States in the United States Court of Federal Claims ("Court of Claims") seeking damages for breach of contract and for deprivation of property without just compensation and without due process of law. The allegations in the complaint arose out of the abrogation of certain contractual promises made to PBOC, to certain of its current and former common stockholders and to the Bank, by the Federal Home Loan Bank Board (the predecessor to the OTS) and the FSLIC (the federal fund which previously insured the deposits of savings institutions) in exchange for PBOC's agreement to acquire and to operate the Bank which was then a failed thrift institution. One of the Significant Stockholders (Arbur) is also a plaintiff in the case, which is entitled SOUTHERN CALIFORNIA FEDERAL SAVINGS AND LOAN ASSOCIATION, ET AL. V. UNITED STATES, No. 93-52C (the "Goodwill Litigation"). The Plaintiffs' claims arose from changes, mandated by FIRREA, with respect to the rules for computing the Bank's regulatory capital. As discussed below, the

Goodwill Litigation was stayed pending the resolution on appeal of several cases which present issues similar to those presented by the Goodwill Litigation.

    In connection with PBOC's acquisition of the Bank in April 1987, the Bank was permitted to include in its regulatory capital and recognize as supervisory goodwill $217.5 million of cash assistance provided to the Bank by the FSLIC (the "Capital Credit"), as well as $79.7 million of goodwill which was recorded by the Bank under GAAP. In August 1989, Congress enacted FIRREA which provided, among other things, that savings institutions such as the Bank were no longer permitted to include goodwill in their regulatory capital (subject to a gradual phaseout which expired on December 31, 1994). Consequently, the Bank was required to write-off its goodwill subject to a regulatory phase-out, which resulted in the Bank failing to comply with its minimum regulatory capital requirements during 1990 and 1991. The balance of the Bank's GAAP goodwill was written off as unrealizable in 1992.

    The Plaintiffs allege that the enactment of FIRREA constituted a breach by the United States of its contractual commitment regarding the treatment of the Capital Credit and supervisory goodwill and an unlawful taking of the Bank's property rights in the Capital Credit and supervisory goodwill. The Plaintiffs seek damages and restitution of all benefits conferred on the United States by the alleged contract. As discussed below, no conclusive determination has been made as to the type or amount of damages sought.

    RELATED CASES. On July 1, 1996, the United States Supreme Court issued its opinion for UNITED STATES V. WINSTAR CORPORATION, No. 95-865, which affirmed the decisions of the United States Court of Appeals for the Fourth Circuit and the United States Court of Federal Claims in various consolidated cases (the "Winstar Cases") granting summary judgment to the plaintiff thrift institutions on the liability portion of their breach of contract claims against the United States. The Supreme Court held that the U.S. Government breached certain express contracts when Congress enacted FIRREA, and the Supreme Court remanded the proceedings for a determination of the appropriate measure and amount of damages, which have not been finally litigated.

    The Court of Claims issued a Case Management Order ("CMO") in all of the Winstar Cases, including the Goodwill Litigation. The CMO sets forth procedures for all of the plaintiffs and the defendant, the United States, to follow relating to the exchange of documents, filing of partial summary judgment motions with respect to liability only, discovery on damages issues and the timing of all of the Winstar Cases being set for trial. Pursuant to the CMO, the Plaintiffs filed a motion for partial summary judgment as to the Government's liability to the Plaintiffs for breach of contract. The Government's response thereto appears to concede that there was a contract allowing the Bank to apply the Capital Credit to regulatory capital and that, by enacting FIRREA, the Government acted inconsistently with that contract. The Government still maintains that it does not have liability with respect to the Bank's $79.7 million of GAAP goodwill. Furthermore, the Government contends that only the Bank and neither PBOC nor the other Plaintiffs have standing to pursue breach of contract claims. The Court of Claims has not yet ruled on this motion for partial summary judgment.

    In February 1998, the Government sent the Bank a letter inviting the Bank to commence negotiations to settle the Capital Credit claim portion of the Goodwill Litigation. In March 1998, the Chief Judge issued an order in all of the Winstar Cases ordering the Government and the committee representing all of the plaintiffs, each through a designated representative, to negotiate to develop a settlement framework or structure to settle these cases. Assuming a settlement is not reached and based upon the status of the proceedings in the Winstar Cases and the CMO, the Goodwill Litigation is not expected to be set for trial until late 2000. The amount of damages the Plaintiffs have suffered as a result of the Government's breach of contract has not yet been determined. In addition, although the decision of the Supreme Court in the Winstar Cases has been rendered, there can be no assurance that the court will not reach a different conclusion in the Goodwill Litigation. To date, there have been no material substantive settlement discussions to resolve the Goodwill Litigation by and among PBOC, the Bank and the Government and no trial date has been set.

    THIRD PARTY LAWSUIT RELATED TO THE GOODWILL LITIGATION. In August 1997, Ariadne Financial Services Pty. Ltd. and Memvale Pty Ltd. (collectively, "Ariadne") filed a request with the Court of Claims in the Goodwill Litigation for leave to file a motion to intervene as a plaintiff in the Goodwill Litigation. The motion to intervene is based on Ariadne's claim as a former stockholder of PBOC that intervention is necessary to protect their interests and alleged right to participate in any recovery against the Government in the Goodwill Litigation. The court has not yet ruled on Ariadne's motion. Ariadne had previously filed its own action in the Court of Claims in April 1996 against the Government which has been dismissed (and which dismissal has been upheld on appeal) based on the statute of limitations. In February 1998, Ariadne petitioned the Circuit Court of Appeals for a rehearing, and in March 1998, Ariadne's petition was denied.

    In May 1997, Ariadne filed a lawsuit against PBOC, the Bank, PBOC's former stockholders and Arbur seeking damages and a constructive trust based upon causes of action for breach of contract; anticipatory breach of contract; breach of fiduciary duty; fraud; negligent misrepresentation, and mistake of fact. Ariadne was a preferred stockholder in PBOC and the Bank and subordinated its interest as part of the 1992 recapitalization of PBOC to the new investors, the Significant Stockholders, and then consented to the redemption of all of its stock for approximately $50,000 as part of the 1995 recapitalization. Ariadne alleges that there was an oral and/or implied in fact contract between Ariadne and the defendants that Ariadne would have a right to a portion of any monetary damages awarded to PBOC and the other individual defendants (but not the Bank) in the Goodwill Litigation, notwithstanding that Ariadne was not a named plaintiff in the action. Ariadne further alleges that when it agreed to have its stock redeemed, it was misled as to its right relating to participation in any recovery from the Goodwill Litigation and the value of its stock and investment in PBOC and the Bank as a result of such Goodwill Litigation. In August 1998, Ariadne named the Bishop Estate and BIL Securities and certain affiliates of BIL Securities as defendants in this lawsuit. In June 1999, Ariadne amended its complaint to include Ariadne's parent company as a plaintiff and to allege additional causes of action against the defendants. Ariadne's amended complaint seeks damages in an amount not specified but in excess of $63 million. PBOC and the Bank intend to defend this action vigorously. For purposes of the Shareholder Rights Agreement, discussed below, the Ariadne lawsuit against PBOC and the Bank, among others, is considered to be "Ancillary Litigation."

    DAMAGES. Although PBOC and the Bank have conducted preliminary reviews of the damages allegedly suffered by PBOC and the Bank, no conclusive determination has been made regarding the amount or type of such damages. Moreover, PBOC and the Bank believe that there are no finally adjudicated precedents on how to assess damages in cases such as the Goodwill Litigation. In addition, the Government may argue that some or all of the damages proffered by the Plaintiffs are too speculative to permit a recovery. Therefore, even if the Plaintiffs prevail in establishing the liability of the United States, there can be no assurances as to the amount, if any, and type of damages that they may recover. Without limiting the generality of the foregoing, there can be no assurance that the Plaintiffs will obtain any cash recovery in the Goodwill Litigation. Furthermore, assuming that there is a cash recovery, it is impossible to predict the amount of the Litigation Recovery (as defined below) because the fees, costs and taxes associated with the Litigation Recovery cannot be estimated. To the extent that the Plaintiffs must engage in protracted litigation, such fees and costs may increase significantly.

    THE SHAREHOLDER RIGHTS AGREEMENT

    GENERAL. PBOC, the Bank and each of the Significant Stockholders (i.e., the Bishop Estate, BIL Securities and Arbur) have entered into an agreement (the "Shareholder Rights Agreement"), the effective date of which was the commencement of the IPO, whereby each Material Stockholder received one Contingent Goodwill Participation Right (each a "Right" and collectively, the "Rights") for each share of common stock of PBOC held by the Material Stockholder as of the date of the Shareholder Rights Agreement.

    Each Right entitles the Significant Stockholders to receive 0.0009645% of the Litigation Recovery, if any (as defined below) and all of the Rights to be owned by the Significant Stockholders will entitle the Significant Stockholders to receive in the aggregate 95% of the Litigation Recovery (such portion of the Litigation Recovery, the "Recovery Payment"). The remaining 5.0% of the Litigation Recovery will be retained by PBOC and/or the Bank in consideration for the time and effort incurred previously and hereafter by PBOC, the Bank and management of PBOC and the Bank with respect to prosecuting the Goodwill Litigation.

    None of the Significant Stockholders have paid any cash or other consideration to PBOC and/or the Bank in connection with their entering into the Shareholder Rights Agreement. Any successor to PBOC and/or the Bank is required to assume the rights and obligations of PBOC and/or the Bank with respect to the Shareholder Rights Agreement. In addition, to the extent that PBOC enters into a definitive agreement providing for the acquisition, merger or consolidation of PBOC or the Bank in which PBOC or the Bank is not the surviving entity, PBOC (or any successor thereto) is required to create a statutory business trust under Delaware law (the "Litigation Trust") with five trustees (the "Litigation Trustees") designated by the Significant Stockholders. The Litigation Trustees shall have the same authority, identical to and succeeding that of the Litigation Committee of the Board of Directors, which has the responsibility to make all decisions on behalf of PBOC and the Bank with respect to the Goodwill Litigation and any litigation now or hereafter brought seeking in whole or in part any amounts paid or to be paid as part of the Litigation Recovery or challenging the claim by a party other than PBOC, the Bank or the Significant Stockholders challenging the validity or binding effect of the Shareholder Rights Agreement (the "Ancillary Litigation").

    LITIGATION RECOVERY. The Litigation Recovery will equal the cash payment (or any cash resulting from the liquidation of any non-cash proceeds (the "Cash Payment"), if any, actually received by PBOC and/or the Bank in the aggregate pursuant to a final, nonappealable judgment in or final settlement of the Goodwill Litigation (including any post-judgment interest actually received by PBOC and/or the Bank with respect to any Cash Payment) after deduction of (i)
(A) the aggregate fees and expenses incurred after the date of the Shareholder Rights Agreement by PBOC and the Bank in prosecuting the Goodwill Litigation and obtaining the Cash Payment (including any costs and expenses incurred with respect to the monetization of any marketable assets received and/or liquidation of non-cash proceeds), and/or (B) the aggregate liabilities, fees and expenses incurred after the date of the Shareholder Rights Agreement by PBOC and the Bank in any Ancillary Litigation, and/or (C) the amount reimbursed to any Litigation Trustee; (ii) any income tax liability of PBOC and/or the Bank, computed on a PRO FORMA basis, as a result of PBOC's and/or the Bank's receipt of the Cash Payment (net of any income tax benefit to PBOC and/or the Bank from making the Recovery Payment to the Significant Stockholders, and disregarding for purposes of this clause (ii) the effect of any NOLs or other tax attributes held by PBOC and the Bank or any of their respective subsidiaries or affiliated entities);
(iii) any portion of the Litigation Recovery (calculated for purposes of this clause (iii) before the deduction of the amounts calculated pursuant to clauses
(i) and (ii) above and clause (iv) below) which is determined to be owing to one or more of the Plaintiffs (other than PBOC and the Bank) or to any other third parties; and (iv) any portion of the Litigation Recovery (calculated for purposes of this clause (iv) before the deduction of the amounts calculated pursuant to clauses (i), (ii) and (iii))which Doreen J. Blauschild is entitled to receive as a result of her employment agreement with the Bank, dated as of April 11, 1995 (which entitles Ms. Blauschild to 0.25% of the amount by which any net recovery (i.e., gross amount less attorneys' fees incurred by the Bank) by and payable to the Bank relating to the Goodwill Litigation, whether by judgment or settlement, exceeds $150.0 million).

    CONVERSION OF RIGHTS TO PREFERRED STOCK. In the event that applicable laws, rules, regulations, directives or the terms of any judgment or settlement limit or prevent the Bank from distributing any or all of the Litigation Recovery and/or PBOC from redeeming the Rights and distributing all or a portion of the Recovery Payment, the Bank shall only distribute such portion of the Recovery Payment and PBOC shall only redeem those Rights (on a pro rata basis) and distribute such portion of the Recovery Payment (on a pro rata basis), to the extent not otherwise restricted. While the Bank has a continuing obligation to distribute the balance of any Litigation Recovery which it has been precluded from paying as soon as permissible, and PBOC has a continuing obligation to redeem the balance of the Rights and distribute the balance of any Recovery Payment which it has been precluded from paying as soon as permissible, in no event, however, will PBOC's redemption of the Rights result in an aggregate distribution of an amount greater than the Recovery Payment.

    To the extent PBOC is prohibited from distributing the Recovery Payment, or any portion thereof, or cannot do so because the Bank is prohibited from making the Litigation Recovery distribution to PBOC, PBOC shall, upon the written request of any Significant Stockholder, issue to such Significant Stockholder preferred stock of PBOC with an aggregate liquidation preference equal in value to the Recovery Payment or portion thereof which PBOC shall have been prohibited from distributing or unable to distribute (the "Recovery Payment Preferred"). The terms of the Recovery Payment Preferred shall be set forth in a Certificate of Designations and Preferences filed as a supplement to the PBOC's Amended and Restated Certificate of Incorporation. PBOC shall issue the Recovery Payment Preferred upon surrender to PBOC of such Significant Stockholder's Rights.

    The stated value of each share of Recovery Payment Preferred shall be $1,000. The holders of the Recovery Payment Preferred shall be entitled to receive, when, as and if declared by the Board of Directors and out of the assets of PBOC which are by law available for the payment of dividends, cumulative preferential cash dividends payable quarterly on the last day of each calendar quarter commencing with the first full quarter following issuance thereof at a fixed rate per share of 9 3/4%. Each quarterly dividend shall be fully cumulative and dividends shall accrue, whether or not earned, declared or PBOC shall have funds or assets available for the payment of dividends.

    REIMBURSEMENT OF FEES AND EXPENSES AND INDEMNIFICATION. Under the terms of the Shareholder Rights Agreement, the amount of the Recovery Payment which is to be paid to the Significant Stockholders in connection with a Litigation Recovery is to be reduced by, among other things, the fees and expenses incurred in connection with the Goodwill Litigation and any Ancillary Litigation. While such agreement does not legally require reimbursement of such expenses in the event there is no Litigation Recovery, the Significant Stockholders have reimbursed the PBOC and the Bank for expenses to date and have advised the Board of Directors of their willingness to reimburse PBOC and/or the Bank for such fees and expenses upon periodic request by PBOC and/or the Bank. No assurance can be made that the Significant Stockholders will in fact continue to reimburse PBOC and the Bank for any fees and expenses incurred with respect to the Goodwill Litigation and any Ancillary Litigation and the Significant Stockholders are not obligated to do so. The Shareholder Rights Agreement provides that the Significant Stockholders shall indemnify PBOC and/or the Bank for 95% of the liability incurred in any claim by a party now pending (such as Ariadne) or hereafter brought, seeking in whole or in part any amounts paid or to be paid as part of the Litigation Recovery, and 100% of the liability incurred in any claim by a party, other than PBOC or the Bank, challenging the validity or binding effect of the Shareholders Rights Agreement.

    TAX CONSEQUENCES. KPMG LLP has issued an opinion to PBOC and the Bank to the effect that, for federal income tax purposes, the Rights evidenced by the terms of the Shareholder Rights Agreement should be treated as stock of PBOC for purposes of Sections 382(e), 311(a) and 305(a) of the Code. Thus, PBOC should recognize no gain or loss on the distribution of the Rights to the Significant Stockholders with respect to their ownership of PBOC common stock. In addition, the Bank should not recognize gain or loss on PBOC's distribution of the Rights to the Significant Stockholders. Furthermore, the Significant Stockholders should not be required to include the amount of the Rights in income. Finally, the amount of value taken into account for purposes of determining the annual
Section 382 limitation in connection with the 1998 Ownership Change should include the value of the Rights.

OFFICE LOCATIONS

    The following table set forth certain information with respect to the Bank's offices at June 30, 1999.

                                                                       LEASE           NET BOOK VALUE   TOTAL DEPOSITS
                                                                     EXPIRATION        OF PROPERTY AT         AT
OFFICE LOCATION                                  LEASE/OWNED            DATE            JUNE 30, 1999    JUNE 30, 1999
-----------------------------------------------  ------------  ----------------------  ---------------  ---------------
                                                                                            (DOLLARS IN THOUSANDS)
EXECUTIVE OFFICE (AND BRANCH):

LOS ANGELES
5900 Wilshire Blvd.                                 Leased            04/2009             $   1,700      $      13,241
15(th) and 16(th) Floors                                         Option: 1-5 years
Los Angeles, CA 90036

BRANCH OFFICES:

BEVERLY HILLS
9100 Wilshire Blvd.                                 Leased            03/2000                   135            138,137
Beverly Hills, CA 90212                                          Option: 2-10 years

ORANGE
216 E Chapman Avenue                                Leased            01/2001                   152            124,464
Orange, CA 92866-1506                                            Option: 2-5 years

PACIFIC PALISADES
15305 Sunset Blvd.                                  Leased            12/2006                   208             73,469
Pacific Palisades, CA 90272                                      Option: 1-10 years

MONTEBELLO
1300 W Beverly Blvd.                                Leased            08/2003                   193            102,960
Montebello, CA 90640                                             Option: 1-10 years

GARDEN GROVE
12112 Valley View                                   Owned                --                     113             82,499
Garden Grove, CA 92845

SIMI VALLEY
1445 Los Angeles Ave.                               Leased           01/31/2002                 159            100,214
Simi Valley, CA 93065                                           Option: 2-30 months
                                                               followed by 3--5 years

SYLMAR
13831 Foothill Blvd.                                Leased            09/2002                   163             52,210
Sylmar, CA 91342                                                 Option: 2-10 years

BUENA PARK
5470 Beach Blvd.                                    Leased            12/2004                   129             32,674
Buena Park, CA 90621                                             Option: 3-5 years

NORTH HOLLYWOOD
12848 Victory Blvd.                                 Leased            05/2000                   102             94,505
North Hollywood, CA 91606

BEVERLY/SERRANO
4500 W. Beverly Blvd.                               Leased            01/2006                   174             43,531
Los Angeles, CA 90004                                            Option: 2-5 years

                                                                       LEASE           NET BOOK VALUE   TOTAL DEPOSITS
                                                                     EXPIRATION        OF PROPERTY AT         AT
OFFICE LOCATION                                  LEASE/OWNED            DATE            JUNE 30, 1999    JUNE 30, 1999
-----------------------------------------------  ------------  ----------------------  ---------------  ---------------
                                                                                            (DOLLARS IN THOUSANDS)
TARZANA
19500 Ventura Blvd.                                 Leased            10/2002                   223             87,853
Tarzana, CA 91356

BURBANK
240 North San Fernando Road                         Leased            09/2000                   392            164,332
Burbank, CA 91502                                                Option: 2-5 years

NORTH IRVINE                                        Leased            12/2010                    25             16,537
4860 Irvine Blvd.                                                Option: 1-20 years
Irvine, CA 92620

SANTA CLARITA
26425 Sierra Highway                                Owned                --                     152             69,341
Santa Clarita, CA 91321

VENTURA
996 South Seaward Ave.                              Leased            10/2001                   116             68,177
Ventura, CA 93001                                                Option: 1-3 years

CALABASAS
23642 Calabasas Road, Bldg 2                        Leased            03/2007                   173             76,210
Calabasas, CA 91302

IRVINE
15475 Jeffrey Road                                  Leased            10/2005                   238             65,159
Irvine, CA 92620-4102

FAIRFAX
145 South Fairfax Avenue                            Leased            01/2003                   133             90,132
Los Angeles, CA 90036                                            Option: 1-5 years

WESTMINSTER
15555 Brookhurst Street                             Leased            09/2000                   194             21,012
Westminster, CA 92683                                            Option: 2-5 years

SAN PEDRO
28110 South Western Avenue                          Owned                --                     353             94,604
San Pedro, CA 90732
      Total....................................                                           $   5,227      $   1,611,261

    In addition to the foregoing branch of office locations, the Bank currently operates 42 ATMs.

    The Bank in 1997 also obtained regulatory approval to install remote automated loan machines, which can take an application for a loan of up to $10,000, underwrite the loan and extend funds to applicants which have been approved.

                        BENEFICIAL OWNERSHIP OF THE BANK

    As of June 30, 1999, there were 100,000 shares of Common Stock of the Bank issued and outstanding, all of which were owned by PBOC. The following table set forth certain information concerning the ownership of the Bank's outstanding Common Stock as of that date.

                                              NAME AND ADDRESS           AMOUNT AND NATURE OF
TITLE OF CLASS                               OF BENEFICIAL OWNER         BENEFICIAL OWNERSHIP   PERCENT OF CLASS
------------------------------------  ---------------------------------  --------------------  -------------------
Common Stock........................  PBOC Holdings, Inc.                        100,000                  100%
                                      5900 Wilshire Boulevard
                                      Los Angeles, California 90036

                             MANAGEMENT OF THE BANK

DIRECTORS

    The following table sets forth certain information regarding the Board of Directors of the Bank.

                                                                                                     DIRECTOR       TERM
NAME                                                  AGE(1)       POSITIONS HELD WITH THE BANK        SINCE       EXPIRES
--------------------------------------------------  -----------  ---------------------------------  -----------  -----------
John F. Davis.....................................          52   Director                                 1998         2002
Murray Kalis......................................          59   Director                                 1998         2002
Rudolf P. Guenzel.................................          59   President, Chief Executive               1995         2001
                                                                 Officer and Director
J. Michael Holmes.................................          53   Executive Vice President, Chief          1998         2001
                                                                 Financial Officer and Director
Randall Chang.....................................          53   Director                                 1999         2001
Robert W. MacDonald...............................          52   Director                                 1992         2000

------------------------

(1) As of June 30, 1999.

    Set forth below is information with respect to the principal occupations during at least the last five years for the directors of the Bank.

    JOHN F. DAVIS. Mr. Davis has been the Chief Operating Officer of First Fidelity Bancorp, Irvine, California since October 1998. In addition, Mr. Davis has served as a legal consultant for two local financial institutions since 1993 and 1995, respectively, during which he was actively involved in troubled real estate work-outs, foreclosed real estate disposition and related litigation and with one of such institutions, a reorganization and recapitalization.

    MURRAY KALIS. Mr. Kalis is Chairman and Creative Director of Kalis and Savage Advertising, Los Angeles, California, which he founded in 1995; prior to 1995, Mr. Kalis was President of Coen/Kalis Advertising, Los Angeles, California.

    RUDOLF P. GUENZEL. Mr. Guenzel has served as President of PBOC since March 1995, as its Chief Executive Officer and a Director since 1998 and President, Chief Executive Officer and Director of the Bank since March 1995, Mr. Guenzel has over 35 years of banking experience in which he has worked in various disciplines. Mr. Guenzel began his banking career in 1963 in the management training program of Chemical Bank, where he worked in various capacities including Assistant Controller, prior to his departure in 1971. From 1971 through 1989, Mr. Guenzel was employed by European American Bank, starting as head of the Credit Division and working in problem loan resolutions and eventually as the head of the Bank's Operations an Systems Division. In 1991, Mr. Guenzel was hired as President and Chief Executive Officer of BancFlorida and its wholly-owned subsidiary, BancFlorida, FSB. Mr. Guenzel was hired when the company was experiencing serious financial difficulties associated with high non-performing assets attributable to the national recession and local economic conditions. Mr. Guenzel directed the company's attention to problem asset resolution and returned BancFlorida to profitability by increasing the volume of commercial and consumer loans and the amount of transaction accounts and substantially reducing operating expenses. Mr. Guenzel served as Chief Executive Officer through BancFlorida's merger with First Union Corp. Following the BancFlorida acquisition, Mr. Guenzel worked as a consultant in the area of bank profitability analysis until being hired by PBOC.

    J. MICHAEL HOLMES. Mr. Holmes has served as Executive Vice President and Chief Financial Officer of the Bank since March 1995 and as a Director of the Bank since 1998. Mr. Holmes also serves as Executive Vice President, Chief Financial Officer, Secretary and a Director of PBOC. Mr. Holmes has experience in various phases of a financial institution's operations, including asset and liability management, investments, human resources and operations. Mr. Holmes joined BancFlorida, FSB in 1974 as Controller and served in various capacities, culminating as Executive Vice President and Chief Financial Officer in 1985, a position he held through the company's merger with First Union Corp. in August 1994. Mr. Holmes also served as Secretary, Treasurer and Chief Financial Officer of BancFlorida between 1985 and August 1994.

    RANDALL CHANG. Mr. Chang is General Manager of the Asset Management Group for the Bishop Estate. In this role, he is responsible for numerous real estate properties and equity investments. Previously, Mr. Chang was involved in commercial banking for 25 years, with experience in all aspects of bank lending and operations. Mr. Chang most recently served as President and Chief Operating Officer of City Bank in Honolulu, Hawaii, for five years. Prior to that, Mr. Chang served as Senior Vice President of Daiwa Bank in Los Angeles, California. Mr. Chang also served nine years with Union Bank in Los Angeles, California, most recently as Senior Vice President.

    ROBERT W. MACDONALD. Mr. MacDonald is Managing Director of William E. Simon & Sons, a merchant banking firm, where he has been employed since 1991. William
E. Simon & Sons has an indirect ownership in PBOC through Arbur. Mr. MacDonald was with Salomon Brothers between 1971 and 1979 where he eventually headed the tax-exempt mortgage-backed financing group. In 1980 he left Salomon Brothers to start a financial advisory firm and Catalyst Energy Corporation, a leading developer of independent power facilities. The company went public in 1984 and was sold to an investor group in 1988. Between 1988 and 1991, Mr. MacDonald co-founded a merchant banking corporation, East Rock Partners, which invested in alternative energy projects.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

    Set forth below is information with respect to the principal occupations during the last five years for the four senior executive officers who are not directors.

    WILLIAM W. FLADER. Mr. Flader has served as Executive Vice President of Retail Banking for the Bank since March 1995. Before joining the Bank, Mr. Flader was employed by Banc Florida, FSB from October 1980 to August 1994 in various capacities. Mr. Flader served as Senior Vice President of Retail Banking for BancFlorida from December 1989 to August 1994. Mr. Flader has worked in banking for over 20 years and at BancFlorida managed a 46 branch network. In addition, Mr. Flader was responsible for the sale of alternative investment products, marketing and residential lending. Mr. Flader also has experience with alternative delivery banking services such as ATMs.

    DOREEN J. BLAUSCHILD. Ms. Blauschild came to the Bank as Associate Counsel in 1988 and was promoted to Vice President, General Counsel in 1989. In 1991, Ms. Blauschild was promoted to Senior Vice President, General Counsel. Ms. Blauschild also has served as the Bank's Secretary since 1989.

    WILLIAM G. CARROLL. Mr. Carroll has served as Senior Vice President in charge of Corporate Financial Services (including branch operations) since January 1998. He joined the Bank in March 1997 as Vice President with the same responsibilities. Prior to joining the Bank, Mr. Carroll served as Vice President of Preferred Bank in Los Angeles, California, from September 1996 through February 1997. From 1991 through 1996, Mr. Carroll served as Regional Vice President of Metrobank/Comerica and from 1982 through 1991, Mr. Carroll was employed as Senior Vice President in the commercial banking division at California Federal Bank.

    JAY P. HUNDLEY. Mr. Hundley has served as the Bank's Senior Vice President and Senior Lending Officer since November 1998. Mr. Hundley's responsibilities include business development and origination of commercial real estate, SBA, commercial, indirect automobile loans and accounts receivable financing. From 1994 to November 1998, Mr. Hundley was a financial consultant for a bank in Beverly Hills, California and for an agency of the U.S. Government. Prior to that, he served as Senior Vice President at two commercial banks, First Florida Bank from 1991 to 1993 and Riggs National Bank from 1993 to 1994. Mr. Hundley has significant experience with respect to loan origination, servicing and collection as well as problem asset resolution.

SUMMARY COMPENSATION TABLE

    The following table includes individual compensation information with respect to the Chief Executive Officer of the Bank and the other four most highly compensated officers of the Bank whose total compensation exceeded $100,000 for services rendered in all capacities during the fiscal year ended December 31, 1998.

                                                                                     LONG-TERM
                                                                                   COMPENSATION       ALL OTHER
NAME AND PRINCIPLE POSITION                               SALARY(1)     BONUS         AWARDS       COMPENSATION (2)
--------------------------------------------------------  ----------  ----------  ---------------  ----------------
Rudolf P. Guenzel.......................................  $  325,000  $  243,750(3)          N/A     $  3,717,466
  President & Chief Executive Officer

J. Michael Holmes.......................................     200,000     150,000(3)          N/A        2,957,790
  Executive Vice President and Chief Financial Officer

William W. Flader.......................................     170,000     127,500(3)          N/A        2,957,790
  Executive Vice President

Doreen J. Blauschild....................................     150,000      15,000           N/A              3,312
  Senior Vice President and General Counsel

Richard I. Niedling(4)..................................     115,300      15,000           N/A              3,873
  Senior Vice President and Senior Credit Officer

------------------------

(1) Does not include amounts attributable to miscellaneous benefits received by the named officers. The costs to the Bank of providing such benefits to the named officers during the year ended December 31, 1998 did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported.

(2) An aggregate of $3,712,466, $2,952,790 and $2,952,790 of the other compensation for Messrs. Guenzel, Holmes and Flader, respectively, were payments made at the time of PBOC's IPO in May 1998, which resulted from the termination of each of the employment agreements entered into by Messrs. Guenzel, Holmes and Flader in connection with the Bank's 1995 recapitalization. The remainder represents the employers' contribution on behalf of the employee to the 401(k) Plan. See "Benefit Plans."

(3) Amounts were accrued in 1998 and paid in 1999.

(4) Mr. Niedling resigned from the Bank in June 1999.

OPTION PLAN

    In connection with the IPO, the Board of Directors of PBOC adopted the 1999 Stock Option Plan (the "Option Plan"), which was approved by the stockholders of PBOC at its 1999 Annual Meeting of Stockholders. The following table discloses the total options granted to the executive officers of PBOC and the Bank on January 25, 1999.

                                                                                         POTENTIAL REALIZABLE VALUE
                                                                                                     AT
                                                                                           ASSUMED ANNUAL RATES OF
                                                                                                    STOCK
                                                                                           PRICE APPRECIATION FOR
                          NUMBER OF     % OF TOTAL                                                 OPTION
                          SECURITIES      OPTIONS                                                  TERM(3)
                          UNDERLYING    GRANTED TO      EXERCISE                         ---------------------------
NAME                       OPTIONS     EMPLOYEES(1)     PRICE(2)      EXPIRATION DATE         5             10
------------------------  ----------  ---------------  -----------  -------------------  ------------  -------------

Rudolf P. Guenzel.......     390,000          38.3%     $   13.75      January 25, 2009  $    990,600  $   4,754,100

J. Michael Holmes.......     240,000          23.6          13.75      January 25, 2009       609,600      2,925,600

William W. Flader.......     198,000          19.4          13.75      January 25, 2009       502,920      2,413,620

Doreen J. Blauschild....      18,500           1.8          13.75      January 25, 2009        46,990        225,515

Richard I.
  Niedling(4)...........      25,000           2.5          13.75      January 25, 2009        63,500        304,750

Executive officers as a
  group.................      56,500           5.6          13.75      January 25, 2009       143,510        688,735

Non-executive officers
  as a group............      90,000           8.8          13.75      January 25, 2009       228,600      1,097,100
                          ----------         -----                                       ------------  -------------

All persons.............   1,018,000         100.0%     $   13.75      January 25, 2009  $  2,585,720  $  12,409,420
                          ----------         -----                                       ------------  -------------

------------------------

(1) Percentage of options granted to all employees.

(2) The exercise price was based on the price of PBOC's common stock in the IPO.

(3) Assumes compounded rates of return for the remaining life of the options and a future stock price of $16.29 and $25.94 at compounded rates of return of 5% and 10%, respectively.

(4) Mr. Niedling resigned from the Bank in June 1999 and all previously awarded options expired in accordance with their terms.

EMPLOYMENT AGREEMENTS

    PBOC and the Bank (the "Employers") entered into new employment agreements with Messrs. Guenzel, Holmes and Flader (individually, the "Executive" and collectively, the "Executives") in 1998. The Employers agreed to employ the executives for a term of three years, in each case in their current respective positions. The agreements with the Executives was initially at their current salary levels, which amounted to $325,000, $200,000 and $170,000 for Messrs. Guenzel, Holmes and Flader, respectively (as of January 1, 1999, the salaries were increased to $348,000, $219,000 and $180,000 for Messrs. Guenzel, Holmes and Flader, respectively). The Executives' compensation and expenses are to be paid by PBOC and the Bank in the same proportion as the time and services actually expended by the Executives on behalf of each respective Employer. The employment agreements are to be reviewed annually and, prior to the second annual anniversary of such agreements and each annual anniversary thereafter, the Board of the Directors of the Employers will determine whether to extend the term of such agreements. Under the agreements, the term of the Executives' employment agreements may be extended after the second anniversary of the agreement, for additional one-year periods upon the approval of the Employers' Boards of Directors, unless either party elects, not less than 30 days prior to the annual anniversary date, not to extend the employment term.

    Each of the employment agreements is terminable with or without cause by the Employers. The Executives have no right to compensation or other benefits pursuant to the employment agreements for any period after voluntary termination or termination by the Employers for cause, disability or retirement. The agreements provide for certain benefits in the event of the Executive's death. In the event that (i) the Executive terminates his or her employment because of failure to comply with any material provision of the employment agreement or the Employers change the executive's title or duties or (ii) the employment agreement is terminated by the Employers other than for cause, disability, retirement or death or by the Executive as a result of certain adverse actions which are taken with respect to the executive's employment following a change in control of PBOC, as defined, the Executives will be entitled to a cash severance amount equal to the Executive's base salary in effect prior to the date of termination multiplied by the number of years or fraction thereof remaining in the term of the agreement at the date of termination up to a maximum of two years. In the event that PBOC was required to make cash severance payments to the Executives because of the occurrence of any of the aforementioned circumstances, Messrs. Guenzel, Holmes and Flader would be entitled to receive $696,000, $438,000 and $360,000, respectively.

    The employment agreements with the Executives provide that, in the event that any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code, then such payments and benefits received thereunder shall be reduced by the amount which is the minimum necessary to result in the payments not exceeding three times the recipient's average annual compensation from the employer which was includable in the recipient's gross income during the most recent five taxable years. Recipients of excess parachute payments are subject to a 20% excise tax on the amount by which such payments exceed the base amount, in addition to regular income taxes, and payments in excess of the base amount are not deductible by the employer as compensation expense for federal income tax purposes.

    A change in control is generally defined in the employment agreements to include any change in control of PBOC required to be reported under the federal securities laws, as well as (i) the acquisition by any person of 25% or more of PBOC's outstanding voting securities and (ii) a change in a majority of the directors of PBOC during any three-year period without the approval of at least two-thirds of the persons who were directors of PBOC at the beginning of such period. The employment agreements provide that any additional purchase of Common Stock by the Bishop Estate or BIL Securities shall not be deemed to constitute a change of control for purposes of such agreements.

    Although the above-described employment agreements could increase the cost of any acquisition of control of the Bank, management of the Bank does not believe that the terms thereof would have a significant anti-takeover effect. PBOC and/or the Bank may determine to enter into similar employment agreements with other officers in the future.

    In April 1995, the Bank entered into an employment agreement with Doreen J. Blauschild. In the event the Bank terminates Ms. Blauschild's employment without cause or following her resignation due to an unauthorized reduction in compensation, the employment agreement provides that Ms. Blauschild shall be entitled to certain benefits including (i) four months base salary and payment of accrued and unpaid vacation, (ii) a $25,000 lump sum payment, (iii) continued coverage under the Bank's group health, dental, life and disability plans for a period of six months from termination or until Ms. Blauschild becomes eligible for comparable group benefit coverages, whichever is earlier, and

(iv) continued benefit of PBOC's indemnification obligations and director and officer insurance policy. In addition, Ms. Blauschild is also entitled to a payment equal to 0.25% of the amount by which any net recovery (i.e., gross amount less attorneys' fees incurred by the Bank) by and payable to the Bank relating to the Goodwill Litigation, whether by judgment or settlement, exceeds $150.0 million. The employment agreement generally defines "cause" as termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of the employment agreement.

BENEFIT PLANS

    SAVINGS PLUS PLAN. The Bank maintains a 401(k) profit sharing plan (the "Savings Plus Plan"). The Savings Plus Plan is designed to promote the future economic welfare of the employees of the Bank and to encourage employee savings. Employee deferrals of salary and employer contributions made under the Savings Plus Plan, together with the income thereon, are accumulated in individual accounts maintained in trust on behalf of the employee participants, and is made available to the employee participants upon retirement and under certain other circumstances as provided in the Savings Plus Plan. Since employee deferrals of salary and employer contributions made under the Savings Plus Plan are made on a tax deferred basis, employee participants are able to enjoy significant income tax savings by participating in the Savings Plus Plan. Employees are also permitted to direct the investment of their accounts among six separate funds, including various fixed income and equity investment funds.

    An employee of the Bank becomes eligible to participate in the Savings Plus Plan on the entry date (January 1, April 1, July 1 or October 1) nearest the date he or she completes a year of service. A year of service is a 12 consecutive month period in which the employee works at least 1,000 hours for the Bank. Participants may elect to defer amounts up to 15% of their annual compensation under the Savings Plus Plan, subject to certain limits imposed by law. The Bank matches 50% of compensation deferred up to 6% and may make additional discretionary matching contributions. During the years ended December 31, 1998, 1997 and 1996, the Bank contributed $76,000, $144,000 and $155,000, respectively, to the Savings Plus Plan on behalf of its employees.

    PENSION PLAN. The Bank maintains a defined benefit pension plan ("Pension Plan") covering all employees who were Pension Plan participants as of December 31, 1990. All Pension Plan benefits were frozen as of December 31, 1990. In general, the Pension Plan provides for annual benefits payable monthly upon retirement at age 65 in an amount equal to 4.1% of an employee's average annual salary for the five consecutive years as of December 31, 1990 ("Five Year Average Compensation") plus 0.65% of Five Year Average Compensation multiplied by his number of years of service, not in excess of 10 years. Under the Pension Plan, an employee's benefits are 20% vested after three years of service and fully vested after seven years of service. A year of service is any year in which an employee works a minimum of 1,000 hours. Benefits under the Pension Plan are payable for ten years certain and life thereafter commencing at age 65 and are not subject to Social Security offsets. The Bank incurred a net periodic pension (benefit) cost of $(25,000), $(2,000) and $9,000 during the years ended December 31, 1998, 1997 and 1996, respectively.

    The following table illustrates annual pension benefits for retirement at age 65 under various levels of compensation and years of service. The figures in the table assume that the Pension Plan continues in its present form and that the participant elect a straight life annuity form of benefit.

   FIVE YEAR
    AVERAGE      5 YEARS OF   10 YEARS OF     OVER 10 YEARS OF
 COMPENSATION      SERVICE      SERVICE           SERVICE
---------------  -----------  -----------  ----------------------
   $ 80,000       $  18,610    $  37,220         $   37,220
    100,000          23,360       46,720             46,720
    120,000          28,110       56,220             56,220
    140,000          32,860       65,720             65,720
    160,000          37,610       75,220             75,220
    180,000          42,360       84,720             84,720
    200,000          47,110       94,220             94,220
 Over 200,000        47,110       94,220             94,220

    The maximum annual compensation which may be taken into account under the Code (as adjusted from time to time by the IRS) for calculating contributions under qualified defined benefit plans currently is $160,000 and the maximum annual benefit permitted under such plans currently is $130,000.

    Ms. Blauschild has three years of credited service and her final compensation earned under such plan as of December 31, 1990 was $95,000. Messrs. Guenzel, Holmes, Flader, Hundley, Carroll and Niedling are not participants in the Pension Plan and have no credited service or plan benefits.

THE STOCKHOLDERS' AGREEMENT

    In order to simplify PBOC's equity structure, terminate various agreements which have governed the relationship among the Significant Stockholders since the 1995 recapitalization and to effect certain other changes, in May 1998, PBOC entered into the Stockholders' Agreement with the Significant Stockholders in connection with PBOC's IPO.

    The Stockholders' Agreement provides for continuing Board of Directors representation by the Significant Stockholders, if requested by such Significant Stockholders, subject to maintenance by the Significant Stockholders of specified minimum levels of beneficial ownership of PBOC common stock and lack of any applicable regulatory prohibition or objection. PBOC has agreed that for so long as a Significant Stockholder is a "Material Stockholder," as defined below, it shall (i) exercise all authority under applicable law to cause the number of nominees permitted to be designated by such Significant Stockholder and consented to by the Board of Directors of PBOC (such consent not to be unreasonably withheld) (a "PBOC Designated Director") to be included in the slate of nominees recommended by the Board of Directors to stockholders for election as directors at each annual meeting of stockholders of PBOC after the date of the Stockholders' Agreement at which the term of the PBOC Designated Director is scheduled to expire (subject to the satisfaction of any applicable regulatory requirements), and (ii) use all practical efforts to cause the election of such slate, including such PBOC Designated Director.

    Bishop Estate shall be considered a "Material Stockholder" entitled to nominate: (i) two directors to PBOC's Board of Directors for so long as Bishop Estate beneficially owns 9.9% or more of PBOC common stock, and (ii) one director to PBOC's Board of Directors for so long as Bishop Estate beneficially owns less than 9.9% but more than 4.9% of PBOC's common stock. BIL Securities and Arbur collectively shall be considered a "Material Stockholder" and entitled to nominate one director to PBOC's Board of Directors for so long as BIL Securities and Arbur collectively beneficially own more than 4.9% of PBOC's common stock. To the extent that either Bishop Estate, or BIL Securities and Arbur collectively, beneficially own less than 5.0% of PBOC's common stock, such party or parties, as the case may be, shall no longer be considered a "Material Stockholder."

    The Stockholders' Agreement also provides that to the extent a PBOC Designated Director elected to the Board of Directors ceases to serve as a director for any reason while the Significant Stockholder remains a Material Stockholder, such vacancy will be promptly filled by the Board of Directors of PBOC with a substitute PBOC Designated Director designated by such Significant Stockholder if requested to do so by such Significant Stockholder. The Stockholders' Agreement provides that subject to any applicable regulatory prohibitions, the Significant Stockholders shall at all times have and maintain a right of attendance at Board of Directors meetings, irrespective of their continued status as Material Stockholders as long as the Goodwill Litigation is pending. Finally, the Stockholders' Agreement provides that unless otherwise approved by the requisite vote of stockholders required to amend PBOC's Bylaws, for so long as a Significant Stockholder is a Material Stockholder, the Bylaws of PBOC shall provide for and the Board of Directors shall be comprised of, seven directors. The Bank currently has six directors and one vacancy.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In accordance with applicable laws and regulations, the Bank offers mortgage loans to its directors, officers and employees as well as members of their immediate families for the financing of their primary residences and certain other loans. These loans are generally made on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons. It is the belief of management that these loans neither involve more than the normal risk of collectibility nor present other unfavorable features. All such loans to directors and executive officers were current as of December 31, 1998.

    Section 22(h) of the Federal Reserve Act generally provides that any credit extended by a savings institution, such as the Bank, to its executive officers, directors and, to the extent otherwise permitted, principal stockholder(s), or any related interest of the foregoing, must be on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions by the savings institution with non-affiliated parties, unless the loans are made pursuant to a benefit or compensation program that (i) is widely available to employees of the institution and (ii) does not give preference to any director, executive officer or principal stockholder, or certain affiliated interests of either, over other employees of the savings institution, and must not involve more than the normal risk of repayment or present other unfavorable features.

    The Bank utilizes Kalis and Savage Advertising for routine and customary marketing services of which Murray Kalis, a director of the Company, is Chairman and Creative Director. A total of $151,000 was paid to that firm by the Bank in 1998.

    The Bank has made a $5.0 million term loan at 9.0% and a $3.0 million line of credit at 7.75% to First Fidelity Bancorp of which Mr. Davis is Chief Operating Officer. The term loan is due July 31, 2003 and as of December 31, 1998 had an outstanding balance of $4,666,654. The revolving line of credit is due February 28, 2000 and as of December 31, 1998 had an outstanding balance of $105,000. The loan and line of credit were made in the ordinary course of business and were made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons. The loan and line of credit do not involve more than normal risk of collectibility.

    The Bank has also made a $15.0 million loan at an interest rate of 7.75% to Value Partners, Ltd., which owns 1,449,000 shares or 7.1% of PBOC's common stock. This loan was originated in November 1998 and is set to mature on March 31, 2000. As of December 31, 1998, the balance of the loan was $15.0 million. This loan is secured by marketable securities (which do not include shares of common stock of PBOC).

                                   REGULATION

    The Bank is a federally chartered and insured stock savings bank subject to extensive regulation and supervision by the OTS, as the primary federal regulator of savings associations, and the FDIC, as the administrator of the SAIF.

    The federal banking laws contain numerous provisions affecting various aspects of the business and operations of savings associations and savings and loan holding companies. The following description of statutory and regulatory provisions and proposals, which is not intended to be a complete description of these provisions or their effects on PBOC or the Bank, is qualified in its entirety by reference to the particular statutory or regulatory provisions or proposals.

    From time to time, legislation is enacted which increases the cost of doing business, limits or expands permissible activities, or affects the competitive balance between banks and other financial services providers. Proposals to change the laws and regulations governing the operations and taxation of banks, bank holding companies and other financial institutions are frequently made in the U.S. Congress, in the state legislatures and before various bank regulatory agencies. In that regard, the House of Representatives and the Senate recently passed separate bills which include legislation to revise the Glass-Steagall Act and to expand permissible activities for banks, principally to facilitate the convergence of commercial and investment banking and to expand the insurance activities of banks. The two bills are currently scheduled to be reconciled within conference committee. It is unclear whether either of these bills or any form of such bills will become law. Consequently, it is not possible to determine what effect, if any, they may have on the Bank.

REGULATION OF SAVINGS AND LOAN HOLDING COMPANIES

    PBOC is a registered savings and loan holding company. The Home Owners' Loan Act, as amended ("HOLA"), and OTS regulations generally prohibit a savings and loan holding company, without prior OTS approval, from acquiring, directly or indirectly, the ownership or control of any other savings association or savings and loan holding company, or all, or substantially all, of the assets or more than 5% of the voting shares thereof. These provisions also prohibit, among other things, any director or officer of a savings and loan holding company, or any individual who owns or controls more than 25% of the voting shares of such holding company, from acquiring control of any savings association not a subsidiary of such savings and loan holding company, unless the acquisition is approved by the OTS.

    HOLDING COMPANY ACTIVITIES. PBOC currently operates as a unitary savings and loan holding company. Generally, there are limited restrictions on the activities of a unitary savings and loan holding company and its non-savings association subsidiaries. If PBOC ceases to be a unitary savings and loan holding company, the activities of PBOC and its non-savings association subsidiaries would thereafter be subject to substantial restrictions.

    The HOLA requires every savings association subsidiary of a savings and loan holding company to give the OTS at least 30 days' advance notice of any proposed dividends to be made on its guarantee, permanent or other non-withdrawable stock, or else such dividend will be invalid. See "--Regulation of Federal Savings Banks--Capital Distribution Regulation."

    AFFILIATE RESTRICTIONS. Transactions between a savings association and its "affiliates" are subject to quantitative and qualitative restrictions under Sections 23A and 23B of the Federal Reserve Act. Affiliates of a savings association include, among other entities, the savings association's holding company and companies that are under common control with the savings association.

    In general, Sections 23A and 23B and OTS regulations issued in connection therewith limit the extent to which a savings association or its subsidiaries may engage in certain "covered transactions" with affiliates to an amount equal to 10% of the association's capital and surplus, in the case of covered transactions with any one affiliate, and to an amount equal to 20% of such capital and surplus, in the case of covered transactions with all affiliates. In addition, a savings association and its subsidiaries may engage in covered transactions and certain other transactions only on terms and under circumstances that are substantially the same, or at least as favorable to the savings association or its subsidiary, as those prevailing at the time for comparable transactions with nonaffiliated companies. A "covered transaction" is defined to include a loan or extension of credit to an affiliate; a purchase of investment securities issued by an affiliate; a purchase of assets from an affiliate, with certain exceptions; the acceptance of securities issued by an affiliate as collateral for a loan or extension of credit to any party; or the issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate.

    In addition, under the OTS regulations, a savings association may not make a loan or extension of credit to an affiliate unless the affiliate is engaged only in activities permissible for bank holding companies; a savings association may not purchase or invest in securities of an affiliate other than shares of a subsidiary; a savings association and its subsidiaries may not purchase a low-quality asset from an affiliate; and covered transactions and certain other transactions between a savings association or its subsidiaries and an affiliate must be on terms and conditions that are consistent with safe and sound banking practices. With certain exceptions, each loan or extension of credit by a savings association to an affiliate must be secured by collateral with a market value ranging from 100% to 130% (depending on the type of collateral) of the amount of the loan or extension of credit.

    The OTS regulation generally excludes all non-bank and non-savings association subsidiaries of savings associations from treatment as affiliates, except to the extent that the OTS or the Federal Reserve Board decides to treat such subsidiaries as affiliates. The regulation also requires savings associations to make and retain records that reflect affiliate transactions in reasonable detail, and provides that certain classes of savings associations may be required to give the OTS prior notice of transactions with affiliates.

REGULATION OF FEDERAL SAVINGS BANKS

    As a federally insured savings bank, lending activities and other investments of the Bank must comply with various statutory and regulatory requirements. The Bank is regularly examined by the OTS and must file periodic reports concerning its activities and financial condition.

    Although the OTS is the Bank's primary regulator, the FDIC has "backup enforcement authority" over the Bank. The Bank's eligible deposit accounts are insured by the FDIC under the SAIF, up to applicable limits.

    FEDERAL HOME LOAN BANKS. The Bank is a member of the FHLB System. Among other benefits, FHLB membership provides the Bank with a central credit facility. The Bank is required to own capital stock in an FHLB in an amount equal at least 1% of its aggregate unpaid residential mortgage loans, home purchase contracts and similar obligations at the beginning of each calendar year or 5% of its advances from the FHLB, whichever is greater.

    LIQUID ASSETS. Under OTS regulations, for each calendar month, a savings bank is required to maintain an average daily balance of liquid assets (including cash, certain time deposits and savings accounts, bankers' acceptances, certain government obligations and certain other investments) not less than a specified percentage of the average daily balance of its net withdrawable deposit accounts and borrowings payable in one year or less. This liquidity requirement, which is currently at 4.0%, may be changed from time to time by the OTS to any amount between 4.0% to 10.0%, depending upon certain factors. The Bank maintains liquid assets in compliance with these regulations.

    REGULATORY CAPITAL REQUIREMENTS. OTS capital regulations require savings banks to satisfy minimum capital standards: risk-based capital requirements, a leverage requirement and a tangible capital requirement. Savings banks must meet each of these standards in order to be deemed in compliance with OTS capital requirements. In addition, the OTS may require a savings association to maintain capital above the minimum capital levels.

    All savings banks are required to meet a minimum risk-based capital requirement of total capital (core capital plus supplementary capital) equal to 8% of risk-weighted assets (which includes the credit risk equivalents of certain off-balance sheet items). In calculating total capital for purposes of the risk-based requirement, supplementary capital may not exceed 100% of core capital. Under the leverage requirement, a savings bank is required to maintain core capital equal to a minimum of 3% of adjusted total assets. In addition, under the prompt corrective action provisions of the OTS regulations, all but the most highly-rated institutions must maintain a minimum leverage ratio of 4% in order to be adequately capitalized. See "--Prompt Corrective Action." A savings bank is also required to maintain tangible capital in an amount at least equal to 1.5% of its adjusted total assets.

    Under OTS regulations, a savings bank with a greater than "normal" level of interest rate exposure must deduct an interest rate risk ("IRR") component in calculating its total capital for purposes of determining whether it meets its risk-based capital requirement. Interest rate exposure is measured, generally, as the decline in an institution's net portfolio value that would result from a 200 basis point increase or decrease in market interest rates (whichever would result in lower net portfolio value), divided by the estimated economic value of the savings association's assets. The interest rate risk component to be deducted from total capital is equal to one-half of the difference between an institution's measured exposure and "normal" IRR exposure (which is defined as 2%), multiplied by the estimated economic value of the institution's assets. In August 1995, the OTS indefinitely delayed implementation of its IRR regulation.

    These capital requirements are viewed as minimum standards by the OTS, and most institutions are expected to maintain capital levels well above the minimum. In addition, the OTS regulations provide that minimum capital levels higher than those provided in the regulations may be established by the OTS for individual savings associations, upon a determination that the savings association's capital is or may become inadequate in view of its circumstances. The OTS regulations provide that higher individual minimum regulatory capital requirements may be appropriate in circumstances where, among others: (1) a savings association has a high degree of exposure to interest rate risk, prepayment risk, credit risk, concentration of credit risk, certain risks arising from nontraditional activities, or similar risks or a high proportion of off-balance sheet risk; (2) a savings association is growing, either internally or through acquisitions, at such a rate that supervisory problems are presented that are not dealt with adequately by OTS regulations; and (3) a savings association may be adversely affected by activities or condition of its holding company, affiliates, subsidiaries or other persons or savings associations with which it has significant business relationships. The Bank is not subject to any such individual minimum regulatory capital requirement.

    The Bank's Tier-1 risk-based capital ratio was 11.12%, its leverage capital ratio was 6.16% and its total risk-based capital ratio was 11.98% at June 30, 1999.

    CERTAIN CONSEQUENCES OF FAILURE TO COMPLY WITH REGULATORY CAPITAL REQUIREMENTS. A savings bank's failure to maintain capital at or above the minimum capital requirements may be deemed an unsafe and unsound practice and may subject the savings bank to enforcement actions and other proceedings. Any savings bank not in compliance with all of its capital requirements is required to submit a capital plan that addresses the bank's need for additional capital and meets certain additional requirements. While the capital plan is being reviewed by the OTS, the savings bank must certify, among other things, that it will not, without the approval of its appropriate OTS Regional Director, grow beyond net interest credited or make capital distributions. If a savings bank's capital plan is not approved, the bank will become subject to additional growth and other restrictions. In addition, the OTS, through a capital directive or otherwise, may restrict the ability of a savings bank not in compliance with the capital requirements to pay dividends and compensation, and may require such a bank to take one or more of certain corrective actions, including, without limitation:
(i) increasing its capital to specified levels, (ii) reducing the rate of interest that may be paid on savings accounts, (iii) limiting receipt of deposits to those made to existing accounts, (iv) ceasing issuance of new accounts of any or all classes or categories except in exchange for existing accounts, (v) ceasing or limiting the purchase of loans or the making of other specified investments, and (vi) limiting operational expenditures to specified levels.

    The HOLA permits savings banks not in compliance with the OTS capital standards to seek an exemption from certain penalties or sanctions for noncompliance. Such an exemption will be granted only if certain strict requirements are met, and must be denied under certain circumstances. If an exemption is granted by the OTS, the savings bank still may be subject to enforcement actions for other violations of law or unsafe or unsound practices or conditions.

    PROMPT CORRECTIVE ACTION. The prompt corrective action regulation of the OTS, promulgated under the Federal Deposit Insurance Corporation Improvement Act of 1991, requires certain mandatory actions and authorizes certain other discretionary actions to be taken by the OTS against a savings bank that falls within certain undercapitalized capital categories specified in the regulation. The regulation establishes five categories of capital classification: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." Under the regulation, the ratio of total capital to risk-weighted assets, core capital to risk-weighted assets and the leverage ratio are used to determine an institution's capital classification. At June 30, 1999, the Bank met the capital requirements of a "well capitalized" institution under applicable OTS regulations.

    ENFORCEMENT POWERS. The OTS and, under certain circumstances, the FDIC, have substantial enforcement authority with respect to savings associations, including authority to bring various enforcement actions against a savings association and any of its "institution-affiliated parties" (a term defined to include, among other persons, directors, officers, employees, controlling stockholders, agents and stockholders who participate in the conduct of the affairs of the institution). This enforcement authority includes, without limitation: (i) the ability to terminate a savings association's deposit insurance, (ii) institute cease-and-desist proceedings, (iii) bring suspension, removal, prohibition and criminal proceedings against institution-affiliated parties, and (iv) assess substantial civil money penalties. As part of a cease-and-desist order, the agencies may require a savings association or an institution-affiliated party to take affirmative action to correct conditions resulting from that party's actions, including to make restitution or provide reimbursement, indemnification or guarantee against loss restrict the growth of the institution and rescind agreements and contracts.

    CAPITAL DISTRIBUTION REGULATION. In addition to the prompt corrective action restriction on paying dividends, OTS regulations limit certain "capital distributions" by OTS-regulated savings associations. Capital distributions currently are defined to include, in part, dividends and payments for stock repurchases and cash-out mergers. The current regulation requires savings associations to file an application or notice with the OTS depending on whether the association and the proposed dividend fall withing certain criteria such as the association's capital classification and the amount of the proposed dividend. Since the Bank is a subsidiary of a savings and loan holding company, the Bank is presently required to give the OTS at least 30 days notice prior to any capital distribution. The OTS may prohibit a proposed capital distribution that would otherwise be permitted if the OTS determines that the distribution would constitute an unsafe or unsound practice.

    QUALIFIED THRIFT LENDER TEST. In general, savings associations are required to maintain at least 65% of their portfolio assets in certain qualified thrift investments (which consist primarily of loans and other investments related to residential real estate and certain other assets). A savings association that fails the qualified thrift lender test is subject to substantial restrictions on activities and to other significant penalties. A savings association may qualify as a qualified thrift lender not only by maintaining 65% of portfolio assets in qualified thrift investments (the "QTL test") but also, in the alternative, by qualifying under the Code as a "domestic building and loan association." The Bank is a domestic building and loan association as defined in the Code.

    FDIC ASSESSMENTS. The deposits of the Bank are insured to the maximum extent permitted by the SAIF, which is administered by the FDIC, and are backed by the full faith and credit of the U.S. Government. As insurer, the FDIC is authorized to conduct examinations of, and to require reporting by, FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious threat to the FDIC. The FDIC also has the authority to initiate enforcement actions against savings institutions, after giving the OTS an opportunity to take such action.

    Under FDIC regulations, institutions are assigned to one of three capital groups for insurance premium purposes--"well capitalized," "adequately capitalized" and undercapitalized"--which are defined in the same manner as the regulations establishing the prompt corrective action system, as discussed above. These three groups are then divided into subgroups which are based on supervisory evaluations by the institution's primary federal regulator, resulting in nine assessment classifications. Effective January 1, 1997, assessment rates for both SAIF-insured institutions and BIF-insured institutions ranged from 0% of insured deposits for well-capitalized institutions with minor supervisory concerns to .27% of insured deposits for undercapitalized institutions with substantial supervisory concerns. In addition, an additional assessment of 6.4 basis points and 1.3 basis points is added to the regular SAIF-assessment and the regular BIF-assessment, respectively, until December 31, 1999 in order to cover Financing Corporation debt service payments.

    Both the SAIF and the BIF are required by law to attain and thereafter maintain a reserve ratio of 1.25% of insured deposits. The BIF satisfied the required reserve ratio prior to the SAIF, and as a result, the FDIC reduced the average deposit insurance premium paid by BIF-insured banks to a level substantially below the average premium previously paid by savings institutions. Banking legislation was enacted on September 30, 1996 to eliminate the premium differential between SAIF-insured institutions and BIF-insured institutions. The legislation provided that all insured depository institutions with SAIF-assessable deposits as of March 31, 1995 pay a special one-time assessment to recapitalize the SAIF. Pursuant to this legislation, the FDIC promulgated a rule that established the special assessment necessary to recapitalize the SAIF at 65.7 basis points of SAIF-assessable deposits held by affected institutions as of March 31, 1995. However, as a result of the Bank's financial condition, the Bank made application to the FDIC for an exemption from this one-time special assessment, which exemption was approved on October 5, 1996. As a result, the Bank was exempt from paying the special one-time assessment and instead, paid subsequent assessments at the assessment rate schedule in effect as of June 30, 1995. However, upon consummation of the IPO, the Bank used $4.5 million of the proceeds from the IPO to pay the FDIC the special assessment which the Bank had previously received permission from the OTS to defer. As a result, the Bank's assessment rate was reduced from 35.28 basis points to 9.1 basis points (which includes in each case the Financing Corporation debt service payments).

    The FDIC may terminate the deposit insurance of any insured depository institution, including the Bank, if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. There are no pending proceedings to terminate the deposit insurance of the Bank.

    COMMUNITY REINVESTMENT ACT AND THE FAIR LENDING LAWS. Savings institutions have a responsibility under the CRA, and related regulations of the OTS to help meet the credit needs of their communities, including low-and moderate-income neighborhoods. In addition, the Equal Credit Opportunity Act and the Fair Housing Act (together, the "Fair Lending Laws") prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. An institution's failure to comply with the provisions of CRA could, at a minimum, result in regulatory restrictions on its activities, and failure to comply with the Fair Lending Laws could result in enforcement actions by the OTS, as well as other federal regulatory agencies and the Department of Justice.

    SAFETY AND SOUNDNESS GUIDELINES. The OTS and the other federal banking agencies have established guidelines for safety and soundness, addressing operational and managerial, as well as compensation matters for insured financial institutions. Institutions failing to meet these standards are required to submit compliance plans to their appropriate federal regulators. The OTS and the other agencies have also established guidelines regarding asset quality and earnings standards for insured institutions.

    CHANGE OF CONTROL. Subject to certain limited exceptions, no company can acquire control of a savings association without the prior approval of the OTS, and no individual may acquire control of a savings association if the OTS objects. Any company that acquires control of a savings association becomes a savings and loan holding company subject to extensive registration, examination and regulation by the OTS. Conclusive control exists, among other ways, when an acquiring party acquires more than 25% of any class of voting stock of a savings association or savings and loan holding company, or controls in any manner the election of a majority of the directors of the company. In addition, a rebuttable presumption of control exists if, among other things, a person acquires more than 10% of any class of a savings association or savings and loan holding company's voting stock (or 25% of any class of stock) and, in either case, any of certain additional control factors exist.

    Companies subject to the Bank Holding Company Act of 1956, as amended, that acquire or own savings associations are no longer defined as savings and loan holding companies under the HOLA and, therefore, are not generally subject to supervision and regulation by the OTS. OTS approval is no longer required for a bank holding company to acquire control of a savings association, although the OTS has a consultative role with the FRB in examination, enforcement and acquisition matters.

                                    TAXATION

    FEDERAL TAXATION. The Bank is subject to those rules of federal income taxation generally applicable to corporations under the Code. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to the Bank.

    The Bank reports its earnings on a consolidated basis with PBOC and is subject to federal income taxation in the same general manner as other corporations with some exceptions discussed below. The Bank has entered into an agreement with PBOC whereby the Bank computes and pays taxes based upon the Bank's tax position assuming that a separate tax return was filed.

    METHOD OF ACCOUNTING. For federal income tax purposes, the Bank currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31 for filing its consolidated federal income tax returns.

    BAD DEBT RESERVES. The Small Business Job Protection Act of 1996 (the "1996 Act") eliminated the use of the reserve method of accounting for bad debt reserves by savings institutions, effective for taxable years beginning after 1995 and provided for recapture of a portion of the reserves existing at the close of the last taxable year beginning before January 1, 1996 for institutions such as the Bank. Prior to the 1996 Act, the Bank was permitted to establish a reserve for bad debts and to make annual additions to the reserve. These additions could, within specified formula limits, be deducted in arriving at the Bank's taxable income.

    As a further result of the 1996 Act, the Bank must use the specific chargeoff method in computing its bad debt deduction beginning with its 1996 Federal tax return. Under this method, deductions may be claimed only and to the extent that loans become wholly or partially worthless.

    MINIMUM TAX. The Code imposes an alternative minimum tax ("AMT") at a rate of 20% on a base of regular taxable income plus certain tax preferences ("alternative minimum taxable income" or "AMTI"). The AMT is payable to the extent such AMTI is in excess of an exemption amount. NOLses can offset no more than 90% of AMTI. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. As of June 30, 1999, the Bank had an alternative minimum tax credit carryforward of approximately $1.7 million.

    NET OPERATING LOSS CARRYFORWARDS. The Code allows NOLs for tax years beginning before August 5, 1997 to be carried back and deducted from taxable income for the three preceding taxable years and carried forward and deducted from taxable income for the fifteen succeeding years taxable years. For taxable years beginning after August 5, 1997, NOLs can be carried back and deducted from taxable income for the two preceding taxable years and carried forward and deducted from taxable income for the twenty succeeding taxable years. The Bank has federal tax NOLs of approximately $143.9 million at June 30, 1999.

    IMPACT OF OWNERSHIP CHANGE ON USE OF NET OPERATING LOSS
CARRYFORWARDS. Section 382 of the Code imposes a limitation on the use of NOLs if there has been an "ownership change." In general, an ownership change occurs if immediately after any "owner shift involving a 5% stockholder" the percentage of the stock of the corporation owned by one or more 5% stockholders has increased by more than 50 percentage points over the lowest percentage of stock of the corporation owned by such stockholders at any time during the testing period. An "owner shift involving a 5% stockholder" is defined as any change in the stock ownership of the corporation that affects the percentage of stock in the corporation owned by any person who is a 5% stockholder before or after the change. A 5% stockholder is any person (or group) holding 5% or more of the corporation's stock at any time during the test period. It does not matter whether that stockholder is a 5% stockholder before the change or after. As a general rule, the ownership of owners of less than 5% is aggregated and treated as the ownership percentage of a single 5% stockholder. The testing period for an ownership change is the three-year period ending on the day of the owner shift.

    Under Section 382 of the Code, if an ownership change of a corporation with NOLs occurs, the amount of the taxable income for a post-change year that may be offset by the NOLs arising before the ownership change is limited by an amount known as the Section 382 limitation. The annual Section 382 limitation for any post-change year is an amount equal to the value of the corporation multiplied by the long-term tax-exempt rate that applies with respect to the ownership change. The annual Section 382 limitation may be increased, however, in a succeeding year by the amount of the limitation for the previous year that was not used.

    The 1992 recapitalization resulted in the 1992 Ownership Change. The 1992 Ownership Change resulted in an annual Section 382 limitation on the Bank's ability to utilize its NOLs created prior to the 1992 Ownership Change in any one year of approximately $7.7 million. At June 30, 1999, the Bank had $29.8 million of NOLs which were created prior to the 1992 Ownership Change.

    The IPO resulted in the 1998 Ownership Change. The 1998 Ownership Change resulted in an annual Section 382 limitation on the Bank's ability to utilize any NOLs created prior to the 1998 Ownership Change but after the 1992 Ownership Change in any one year of approximately $21.3 million. At June 30, 1999, the Bank had $103.3 million of NOLs which were created prior to the 1998 Ownership Change but after the 1992 Ownership Change.

    TREATMENT OF RIGHTS. KPMG LLP has issued an opinion to PBOC and the Bank to the effect that, for federal income tax purposes, the Rights evidenced by the terms of the Shareholder Rights Agreement should be treated as stock of PBOC for purposes of Sections 382(e), 311(a) and 305(a) of the Code. Thus, PBOC should recognize no gain or loss on the distribution of the Rights to the Significant Stockholders with respect to their ownership of PBOC Common Stock. In addition, the Bank should not recognize gain or loss on PBOC's distribution of the Rights to the Significant Stockholders. Finally, the amount of value taken into account for purposes of determining the annual Section 382 limitation should include the value of the Rights. Despite PBOC's receipt of the foregoing opinion from KPMG LLP, such opinion is not binding on the IRS and no assurance can be made that the IRS will treat the Shareholder Rights Agreement as stock of PBOC for federal income tax purposes. If the Shareholder Rights Agreement is treated other than as stock in PBOC (i.e., debt of PBOC), the value of the Shareholder Rights Agreement would reduce the value of PBOC's stock, and, correspondingly, the amount of the Section 382 limitation with respect to the 1998 Ownership Change. Such a reduction in the amount of the Section 382 limitation would significantly impair the ability of the Bank to use its NOLs existing at the time of the 1998 Ownership Change. Whether the Shareholder Rights Agreement will be treated as equity for federal income tax purposes depends on the totality of the facts and circumstances.

    STATE TAXATION. The California franchise tax rate applicable to the Bank equals the franchise tax rate applicable to corporations generally plus an "in lieu" rate approximately equal to personal property taxes and business license taxes paid by such corporation (but generally not paid by banks or financial corporations such as the Bank); however, the total rate cannot exceed 10.84%. Under California regulations, bad debt deductions are available in computing California franchise taxes using a three or six year weighted average loss experience method. The Bank had no state tax NOLs at June 30, 1999.

                    DESCRIPTION OF THE BANK PREFERRED SHARES

    The following summary sets forth the material terms and provisions of the Series B Bank Preferred Shares, and is qualified in its entirety by reference to the terms and provisions of the Federal Stock Charter of the Bank (the "Charter") and the Second Supplementary Section to Section 5 of the Charter setting forth the powers, designations, preferences and rights of the Bank Preferred Shares. Except with respect to the dividend rate, the Series A Bank Preferred Shares have terms which are substantially identical to the Series B Bank Preferred Shares. The terms of the Series A Bank Preferred Shares are set forth in the Charter of the Bank and the First Supplementary Section to Section 5 of the Charter.

GENERAL

    The Series B Bank Preferred Shares form a series of the preferred stock of the Bank, which preferred stock may be issued from time to time in one or more series with such rights, preferences and limitations as are determined by the Bank's Board of Directors or, if then constituted, a duly authorized committee thereof. The Board of Directors has authorized the Bank to issue the Series B Bank Preferred Shares.

    When issued, the Series B Bank Preferred Shares will be validly issued, fully paid and nonassessable. The holders of the Series B Bank Preferred Shares will have no preemptive rights with respect to any shares of the capital stock of the Bank or any other securities of the Bank convertible into or carrying rights or options to purchase any such shares. The Series B Bank Preferred Shares will not be convertible into shares of Common Stock or any other class or series of capital stock of the Bank and will not be subject to any sinking fund or other obligation of the Bank for their repurchase or retirement.

    The registrar for the Series B Bank Preferred Shares will send notices to stockholders of any meetings at which holders of such shares have the right to elect directors of the Bank.

RANKING

    The Series B Bank Preferred Shares will rank prior to the Common Stock and to all other classes and series of equity securities of the Bank now or hereafter issued, other than any class or series of equity securities of the Bank expressly designated as being equal with or senior to the Series B Bank Preferred Shares as to dividend rights and rights upon liquidation, winding up or dissolution. The Series B Bank Preferred Shares rank equal with the Series A Bank Preferred Shares as to dividend rights and rights upon liquidation, winding up or dissolution. The Bank has the power to create and issue additional preferred stock or other classes of stock ranking equal with the Series A and Series B Bank Preferred Shares, or that constitute junior stock, without any approval or consent of the holders of Series A and Series B Bank Preferred Shares. The rights of holders of the Series A and Series B Bank Preferred Shares will be subordinate to the rights of the Bank's general creditors, including its depositors.

DIVIDENDS

    Holders of Series B Bank Preferred Shares shall be entitled to receive, if, when and as authorized and declared by the Board of Directors of the Bank out of funds of the Bank legally available therefor, noncumulative cash dividends at
the rate of       % per annum of the initial liquidation preference (equivalent
to $      per share per annum). Dividends on the Series B Bank Preferred Shares will be payable, if declared, quarterly in arrears on March 31, June 30, September 30 and December 31 (or, if such day is not a business day, on the next business day) of each year. Each declared dividend shall be payable to holders of record as they appear at the close of business on the stock register of the Bank on such record dates, not more than 45 calendar days nor less than 10 calendar days preceding the payment date thereof, as shall be fixed by the Board of Directors of the Bank provided, however, that if a redemption date for the Series B Bank Preferred Shares occurs after a dividend is declared but before it is paid, such dividend shall be paid as part of the redemption price to the person to whom the redemption price is paid. Upon the exchange of Series B Preferred Shares for Series B Bank Preferred Shares, any accrued and unpaid dividends of the Series B Preferred Shares at the time of the conversion will be deemed to be accrued and unpaid dividends on the Series B Bank Preferred Shares.

    The right of holders of Series B Bank Preferred Shares to receive dividends is noncumulative. Because the Series A Bank Preferred Shares are equal stock with respect to the Series B Bank Preferred Shares, if the Board of Directors does not declare a dividend payable in respect of any dividend period, holders of the Series B Bank Preferred Shares will have no right to receive a dividend in respect of such dividend period, and the Bank will have no obligation to pay a dividend for such dividend period, whether or not dividends are declared and paid for any future period.

    If any Series A or Series B Bank Preferred Shares are outstanding, no full dividends shall be declared or paid or set apart for payment on any series of capital stock of the Bank ranking, as to dividends, junior to the Series A or Series B Bank Preferred Shares for any dividend period unless full dividends have been or contemporaneously are declared and paid or a sum sufficient for the payment thereof is set apart for such payments on the Series A and Series B Bank Preferred Shares for the then-current dividend period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) for any dividend period upon the Series A and Series B Bank Preferred Shares and the shares of any other series which ranks equally, all dividends declared on the Series A and Series B Bank Preferred Shares and the shares of any other series of capital stock ranking equal as to dividends with the Series A and Series B Bank Preferred Shares shall only be declared PRO RATA based upon the respective amounts that would have been paid on the Series A and Series B Bank Preferred Shares and any shares of such other equal series or capital stock had dividends been paid in full.

    In addition to the foregoing restriction, the Bank shall not declare, pay or set apart funds for any dividends or other distributions (other than in Common Stock or other junior stock) with respect to any Common Stock or other junior stock or repurchase, redeem or otherwise acquire, or set apart funds for repurchase, redemption or other acquisition of, any Common Stock or other junior stock through a sinking fund or otherwise, unless and until (i) full dividends on the Series A and Series B Bank Preferred Shares for the four (4) most recent preceding dividend periods (or such lesser number of dividend periods during which shares of Series A and Series B Bank Preferred Shares have been outstanding) are declared and paid or a sum sufficient for payment has been paid over to the dividend disbursing agent for payment of such dividends and (ii) the Bank has declared a cash dividend on the Series A and Series B Bank Preferred Shares at the annual dividend rate for the then-current dividend period, and sufficient funds have been paid over to the dividend disbursing agent for the payment of such cash dividend for such then-current dividend period.

    No dividend shall be paid or set aside for holders of the Series A and Series B Bank Preferred Shares for any dividend period unless full dividends have been paid or set aside for the holders of each class or series of equity securities, if any, ranking senior to the Series A and Series B Bank Preferred Shares as to dividends for such dividend period.

REDEMPTION

    Except in the case of a Change of Control, the Series B Bank Preferred
Shares will not be redeemable prior to       , 2004. On or after such date, the
Series B Bank Preferred Shares will be redeemable in cash by the Bank or its successor or any acquiring or resulting entity with respect to the Bank (including by any parent or subsidiary of the Bank, any such successor, or any such acquiring or resulting entity), as applicable, at its option, in whole or in part, at any time or from time to time at the redemption price of $25.00 per share, plus authorized, declared and unpaid dividends to the date of redemption without interest. The Series A Bank Preferred Shares have similar terms except that such shares may not be redeemed prior to October 15, 2002.

    If less than all of the outstanding shares of Series B Bank Preferred Shares are to be redeemed, the Bank will select those shares to be redeemed PRO RATA, by lot or by such other methods as the Board of Directors in its sole discretion determines to be equitable, provided that such method satisfies any applicable requirements of any securities exchange on which the Series B Bank Preferred Shares is then listed.

    Upon a Change of Control, the Series B Bank Preferred Shares are redeemable
on or prior to       , 2004, at the option of the Bank or its successor or any
acquiring or resulting entity with respect to the Bank (including by any parent or subsidiary of the Bank or any such successor or any such acquiring or resulting entity), as applicable, in whole, but not in part, at a price per share equal to (i) $25.00, plus (ii) an amount equal to the declared and unpaid dividends, if any, to the date fixed for redemption, without interest, and, without duplication, an additional amount equal to the amount of dividends that would be payable on the Series B Bank Preferred Shares in respect of the period from the first day of the dividend period in which the date fixed for redemption occurs to the date fixed for redemption (assuming all such dividends were to be declared), plus (iii) the Applicable Premium. Any redemption of Series B Bank Preferred Shares is subject to the prior approval of the OTS.

    "Applicable Premium" means the greater of (i) $25.00 and (ii) the excess of
(A) the present value of (l) an amount equal to the amount of dividends that would be payable on the Series B Bank Preferred Shares in respect of the period
from the date fixed for redemption through             , 2004 (assuming all such
dividends were to be authorized and declared) plus (2) $      , computed using a
discount rate equal to the Treasury Rate plus 75 basis points, over (B) $25.00.

    "Change of Control" means the occurrence of any of the following events:

        (i) any Person (as defined herein) other than a Permitted Holder (as defined herein) shall be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the voting stock of the Bank or PBOC, whether as a result of issuance of securities of the Bank, any merger, consolidation, liquidation or dissolution of the Bank or PBOC, any direct or indirect transfer of securities by a Permitted Holder, or otherwise; or

        (ii) a sale, transfer, conveyance or other disposition, in a single transaction or in a series of related transactions (other than to an affiliate of the Bank or any of its subsidiaries), in either case occurring outside the ordinary course of business, of more than 75% of the assets and 75% of the deposit liabilities of the Bank shown on the consolidated balance sheet of the Bank as of the end of the most recent fiscal quarter ending at least 45 days prior to such transaction (or the first in such related series of transactions).

    "Permitted Holder" means the Bishop Estate, BIL Securities or Arbur, or any Person controlled, directly or indirectly, by the Bishop Estate, BIL Securities or Arbur.

    "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (510) which has become publicly available at least two business days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the
period of time to             , 2004; provided, however, that if such period is
not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that, if such remaining life is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

    Notice of any optional redemption will be mailed at least 30 days, but not more than 60 days, prior to any redemption date to each holder of shares of Series B Bank Preferred Shares to be redeemed at its registered address.

    If all funds necessary for such redemption are set aside or delivered to the redemption agent with irrevocable instructions to effect the redemption, then all shares so called for redemption will be deemed to be no longer outstanding and all rights with respect to such shares will terminate, except for the right to receive the funds so deposited, without interest.

    The Bank's ability to redeem shares of Series A and Series B Bank Preferred Shares is subject to compliance with applicable regulatory requirements, including those of the OTS, relating to the redemption of capital instruments.

VOTING RIGHTS

    Except as expressly required by applicable law, or except as indicated below, the holders of the Series B Bank Preferred Shares, like the holders of the Series A Bank Preferred Shares, will not be entitled to vote. In the event the holders of Series B Bank Preferred Shares are entitled to vote, each share of Series A and Series B Bank Preferred Shares will be entitled to one vote.

    If full dividends on the Series A and Series B Bank Preferred Shares have not been paid for six (6) dividend periods, the maximum authorized number of directors of the Bank shall thereupon be increased by two (2). Subject to compliance with any requirement for regulatory approval of (or non-objection to) persons serving as directors, the holders of the Series A and Series B Bank Preferred Shares, voting together as a class with the holders of any other series of stock upon which the same voting rights as those of the Series A and Series B Bank Preferred Shares have been conferred and are irrevocable, will have the exclusive right to elect the two additional directors at the Bank's next annual meeting of stockholders and at each subsequent annual meeting until full dividends have been paid or declared and a sum sufficient for payment thereof is set apart for payment on the Series A and Series B Bank Preferred Shares and any other equal series of capital stock for four (4) consecutive dividend periods. The term of such directors elected thereby shall terminate, and the total number of directors shall be decreased by two (2), upon the first annual meeting of stockholders after the payment or the declaration and setting aside for payment of full dividends on the Series A and Series B Bank Preferred Shares and the holders of any other equal series of capital stock for four (4) consecutive dividend periods. Any such director may be removed by, and shall not be removed except by, the vote of the holders of record of the outstanding Series A and Series B Bank Preferred Shares and any other equal series of capital stock entitled to vote, voting together as a single class without regard to series, at a meeting of the Bank's stockholders, or of the holders of Series A and Series B Bank Preferred Shares and any other parity stock so entitled to vote thereon, called for that purpose. As long as dividends on the Series A and Series B Bank Preferred Shares and any other parity stock shall not have been paid for six (6) dividend periods, (i) any vacancy in the office of any such director may be filled (except as provided in the following clause (ii)) by an instrument in writing signed by any such remaining director and filed with the Bank, and (ii) in the case of the removal of any such director, the vacancy may be filled by the vote of the holders of the outstanding Series A and Series B Bank Preferred Shares and any equal series of parity stock entitled to vote, voting together as a single class without regard to series, at the same meeting at which such removal shall be voted.

    So long as any Series B Bank Preferred Share is outstanding, the Bank shall not, without the consent or vote of the holders of at least two-thirds of the outstanding Series B Bank Preferred Shares, voting separately as a class, (a) amend, alter or repeal or otherwise change any provision of the Charter (including the Supplementary Section establishing the Series B Bank Preferred Shares) if such amendment, alteration, repeal or change would materially and adversely affect the rights, preferences, powers or privileges of the Series B Bank Preferred Shares, or (b) authorize, create or increase the authorized amount of or issue any class or series of any equity securities of the Bank, or any warrants, options or other rights convertible or exchangeable into any class or series of any equity securities of the Bank, ranking prior to the Series B Bank Preferred Shares, either as to dividend rights or rights on liquidation, dissolution or winding up of the Bank or (c) merge, consolidate, reorganize or effect any other business combination involving the Bank, unless the resulting corporation will thereafter have no class or series of equity securities either authorized or outstanding ranking prior to the Series B Bank Preferred Shares as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up, except the same number of shares of such equity securities with the same rights, preferences, powers and privileges as the shares of equity securities of the Bank that are authorized and outstanding immediately prior to such transaction, and each holder of Series B Bank Preferred Shares immediately prior to such transaction shall receive shares with the same rights, preferences, powers and privileges of the resulting corporation as the Series B Bank Preferred Shares held by such holder immediately prior thereto.

    The creation or issuance of parity stock or junior stock in respect of the payment of dividends, or the distribution of assets upon liquidation, dissolution or winding up of the Bank, or an amendment that increases the number of authorized shares of Preferred Stock, or Series B Bank Preferred Shares or any junior stock or parity stock, shall not be deemed to be a material and adverse change requiring a vote of the holders of the Series B Bank Preferred Shares.

RIGHTS UPON LIQUIDATION

    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Bank, the holders of the Series A and Series B Bank Preferred Shares at the time outstanding will be entitled to receive out of assets of the Bank legally available for distribution to its stockholders, before any distribution of assets is made to holders of Common Stock or any other class of stock ranking junior to the Series A and Series B Bank Preferred Shares upon liquidation, subject to the rights of holders of any class or series of equity securities having preference with respect to distributions upon liquidation and the Bank's general creditors, including its depositors, liquidating distributions in the amount of $25.00 per share, plus declared and unpaid dividends thereon, if any, to the date of liquidation.

    After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the Series A and Series B Bank Preferred Shares will have no right or claim to any of the remaining assets of the Bank. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Bank are insufficient to pay the amount of the liquidation distributions on all outstanding Series A and Series B Bank Preferred Shares and the corresponding amounts payable on all shares of other classes or series of capital stock of the Bank ranking equal with the Series A and Series B Bank Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Bank, then the holders of the Series A and Series B Bank Preferred Shares and such other classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

    For such purposes, the consolidation or merger or other business combination of the Bank with or into any other Person, or the sale of all or substantially all of the assets of the Bank, shall not be deemed to constitute liquidation, dissolution or winding up of the Bank.

                                    EXCHANGE

    The Series B Bank Preferred Shares are to be issued, if ever, in connection with an exchange of the Series B Preferred Shares issued by the Company. The Series B Preferred Shares are subject to an automatic exchange, in whole and not in part, on a share-for-share basis, into Series B Bank Preferred Shares if the appropriate federal regulatory agency directs in writing that an exchange occur because (i) the Bank becomes "undercapitalized" under prompt corrective action regulations, (ii) the Bank is placed into conservatorship or receivership or (iii) the appropriate federal regulatory agency, in its sole discretion, anticipates the Bank becoming "undercapitalized" in the near term. The Bank has registered with the OTS a
total of       shares of the Series B Bank Preferred Shares to cover the
exchange, if necessary, of the       Series B Preferred Shares offered by the
Company and the       share over-allotment option granted to the Underwriters of the Series B Preferred Shares.

                                 LEGAL MATTERS

    Certain legal matters with respect to the Series B Bank Preferred Shares will be passed upon for the Bank by Elias, Matz, Tiernan & Herrick L.L.P.

                                    EXPERTS

    The Consolidated Financial Statements of the Bank as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been included herein and in the Offering Circular in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                          PEOPLE'S BANK OF CALIFORNIA
                A WHOLLY OWNED SUBSIDIARY OF PBOC HOLDINGS, INC.
                       CONSOLIDATED FINANCIAL STATEMENTS
                    DECEMBER 31, 1998, 1997 AND 1996 AND THE
           SIX-MONTH PERIOD ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------

Independent Auditors' Report...............................................................................        F-2

Consolidated Statements of Financial Condition--December 31, 1998, 1997 and June 30, 1999 (unaudited)......        F-3

Consolidated Statements of Operations--For the Years ended December 31, 1998,1997 and 1996 and for the
  six-month period ended June 30, 1999 and 1998 (unaudited)................................................        F-4

Consolidated Statements of Other Comprehensive Earnings (Loss)--For the Years ended December 31, 1998, 1997
  and 1996 and the six-month period ended June 30, 1999 and 1998 (unaudited)...............................        F-5

Consolidated Statements of Changes in Stockholder's Equity--For the Years ended
  December 31, 1998, 1997 and 1996 and the six-month period ended June 30, 1999 (unaudited)................        F-6

Consolidated Statements of Cash Flows--For the Years ended December 31, 1998,1997 and 1996 and the
  six-month period ended June 30, 1999 and 1998 (unaudited)................................................        F-7

Notes to Consolidated Financial Statements.................................................................        F-9

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
People's Bank of California:

    We have audited the accompanying consolidated statements of financial condition of People's Bank of California (a wholly owned subsidiary of PBOC Holdings, Inc.) and subsidiaries (the "Bank") as of December 31, 1998 and 1997 and the related consolidated statements of operations, other comprehensive earnings (loss), changes in stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of People's Bank of California. and subsidiaries as of December 31, 1998 and 1997 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                    KPMG LLP

Los Angeles, California
January 25, 1999

                          PEOPLE'S BANK OF CALIFORNIA

                A WHOLLY OWNED SUBSIDIARY OF PBOC HOLDINGS, INC.

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

             DECEMBER 31, 1998, 1997 AND JUNE 30, 1999 (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                               DECEMBER 31,
                                                                                        --------------------------
                                                                         JUNE 30, 1999      1998          1997
                                                                         -------------  ------------  ------------
                                                                          (UNAUDITED)
                                ASSETS
Cash and cash equivalents..............................................   $    22,660   $     22,401  $     14,113
Federal funds sold.....................................................            --         24,000         7,004
Securities available-for-sale, at estimated market values
  (notes 3, 12 and 17).................................................     1,038,165      1,004,937       571,160
Mortgage-backed securities held-to-maturity, market values $5,204,
  $6,372 and $9,743 at June 30, 1999 (unaudited) December 31, 1998 and
  1997 (notses 5 and 12)...............................................         5,214          6,282         9,671
Loans receivable, net (notes 6, 7 and 12)..............................     2,325,241      2,148,857     1,533,212
Real estate held for investment and sale, net (note 8).................         4,051          2,723        15,191
Premises and equipment, net (note 9)...................................         6,515          7,212         6,676
Federal Home Loan Bank stock, at cost (note 12)........................        64,833         63,150        23,634
Accrued interest receivable............................................        17,760         17,607        13,216
Other assets...........................................................        40,021         37,858        19,177
                                                                         -------------  ------------  ------------
      Total assets.....................................................   $ 3,524,460   $  3,335,027  $  2,213,054
                                                                         -------------  ------------  ------------
                                                                         -------------  ------------  ------------

                 LIABILITIES AND STOCKHOLDER'S EQUITY
Deposits (note 10).....................................................   $ 1,611,261   $  1,543,966  $  1,266,770
Securities sold under agreements to repurchase (note 11)...............       434,947        364,000       340,788
Advances from Federal Home Loan Bank (note 12).........................     1,259,000      1,198,000       472,000
Accrued expenses and other liabilities.................................        17,097         16,454         9,675
                                                                         -------------  ------------  ------------
      Total liabilities................................................     3,322,305      3,122,420     2,089,233
                                                                         -------------  ------------  ------------

Commitments and contingencies (notes 6, 9, 16 and 19)

Minority interest (note 1).............................................        33,250         33,250        33,250

Stockholder's equity (notes 1 and 18):
  Preferred stock, $.01 par value. Authorized 1,000,000 shares; none issued and outstanding at December 31, 1998:
  Common stock, par value $.01 per share. Authorized 1,000,000 shares;
    issued and outstanding 100,000 shares;.............................             1              1             1
  Additional paid-in capital...........................................       231,845        231,845       142,538
  Accumulated other comprehensive income...............................       (32,953)       (14,025)       (2,267)
  Accumulated deficit..................................................       (29,988)       (38,464)      (49,701)
                                                                         -------------  ------------  ------------
      Total stockholder's equity.......................................       168,905        179,357        90,571
                                                                         -------------  ------------  ------------
      Total liabilities and Stockholder's equity.......................   $ 3,524,460   $  3,335,027  $  2,213,054
                                                                         -------------  ------------  ------------
                                                                         -------------  ------------  ------------

          See accompanying notes to consolidated financial statements.

                          PEOPLE'S BANK OF CALIFORNIA

                A WHOLLY OWNED SUBSIDIARY OF PBOC HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

              YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996 AND THE
           SIX-MONTH PERIOD ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                JUNE 30,                    DECEMBER 31,
                                                         ----------------------  -----------------------------------
                                                            1999        1998         1998         1997       1996
                                                         -----------  ---------  -------------  ---------  ---------
                                                              (UNAUDITED)
Interest, fees and dividend income:
  Short term investments...............................   $     659   $   1,076    $   1,797    $   1,038  $   1,195
  Securities purchased under agreements to resell......         396         519          519        2,328      3,257
  Investment securities available-for-sale.............      11,830       5,225       17,640        3,980      2,374
  Mortgage-backed securities...........................      16,832      14,534       32,439       32,672     26,136
  Loans receivable.....................................      78,222      53,915      125,809       89,938     89,020
  Federal Home Loan Bank stock.........................       1,637         824        2,521        1,023        914
                                                         -----------  ---------  -------------  ---------  ---------
    Total interest, fees and dividend income...........     109,576      76,093      180,725      130,979    122,896
                                                         -----------  ---------  -------------  ---------  ---------
Interest expense:
  Deposits (note 10)...................................      35,689      33,684       70,037       67,247     75,136
  Advances from the Federal Home Loan Bank.............      32,437      16,387       47,613        8,785      3,207
  Securities sold under agreements to repurchase.......      10,575       8,980       22,159       19,635     10,901
  Hedging costs, net (note 14).........................          81         110          214          267        387
                                                         -----------  ---------  -------------  ---------  ---------
    Total interest expense.............................      78,782      59,161      140,023       95,934     89,631
                                                         -----------  ---------  -------------  ---------  ---------
Net interest income....................................      30,794      16,932       40,702       35,045     33,265
Provision for loan losses (note 7).....................       2,100         900        2,000        2,046      2,884
                                                         -----------  ---------  -------------  ---------  ---------
  Net interest income after provision for loan
    losses.............................................      28,694      16,032       38,702       32,999     30,381
                                                         -----------  ---------  -------------  ---------  ---------
Other income:
  Loan service and loan related fees...................          67          25          111          481      1,378
  Gain on sale of mortgage-backed securities, net......         197         323        1,746        1,275      3,638
  Gain (loss) on loan and loan servicing sales, net
    (note 4)...........................................          49          --          613        3,413        (53)
  Income (loss) from real estate operations, net
    (note 8)...........................................         115       1,785        1,479       (1,805)     1,946
  Other income.........................................       1,272       1,136        2,551        1,753      1,215
                                                         -----------  ---------  -------------  ---------  ---------
    Total other income.................................       1,700       3,269        6,500        5,117      8,124
                                                         -----------  ---------  -------------  ---------  ---------
Operating expenses:
  Personnel and benefits...............................       7,708      16,901       23,814       11,787     10,763
  Occupancy............................................       4,521       4,026        8,357        7,109      6,389
  FDIC insurance.......................................         673       6,715        7,316        4,899      4,415
  Professional services................................         579         460        1,028          517        771
  Office related expenses..............................       2,404       2,038        4,393        3,913      3,992
  Other................................................       1,295         792        1,771        1,288      1,593
                                                         -----------  ---------  -------------  ---------  ---------
    Total operating expenses...........................      17,180      30,932       46,679       29,513     27,923
                                                         -----------  ---------  -------------  ---------  ---------
Earnings (loss) before income tax benefit and minority
interest...............................................      13,214     (11,631)      (1,477)       8,603     10,582
Income tax benefit (note 13)...........................      (2,000)     (9,391)     (16,390)      (4,500)    (3,016)
                                                         -----------  ---------  -------------  ---------  ---------
Earnings (loss) before minority interest...............      15,214      (2,240)      14,913       13,103     13,598
Minority interest......................................       1,738       1,738        3,476          859         --
                                                         -----------  ---------  -------------  ---------  ---------
    Net earnings (loss)................................   $  13,476   $  (3,978)   $  11,437    $  12,244  $  13,598
                                                         -----------  ---------  -------------  ---------  ---------
                                                         -----------  ---------  -------------  ---------  ---------

          See accompanying notes to consolidated financial statements.

                          PEOPLE'S BANK OF CALIFORNIA

                A WHOLLY OWNED SUBSIDIARY OF PBOC HOLDINGS, INC.

         CONSOLIDATED STATEMENTS OF OTHER COMPREHENSIVE EARNINGS (LOSS)

              YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996 AND THE SIX-MONTH PERIOD ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

                             (DOLLARS IN THOUSANDS)

                                                                 JUNE 30,                   DECEMBER 31,
                                                           ---------------------  --------------------------------
                                                              1999       1998        1998       1997       1996
                                                           ----------  ---------  ----------  ---------  ---------

                                                                (UNAUDITED)
Net earnings.............................................  $   13,476  $  (3,978) $   11,437  $  12,244  $  13,598
Other comprehensive earnings (loss):
  Unrealized (loss) gain on securities available-for-
    sale.................................................     (19,125)    (1,368)    (13,383)     2,835     (8,075)
  Reclassification of realized gains included in
    earnings.............................................         197        323       1,746      1,275      3,638
  Minimum pension liability, net of tax..................          --         --        (121)      (293)        --
                                                           ----------  ---------  ----------  ---------  ---------
  Other comprehensive earnings (loss)....................     (18,928)    (1,045)    (11,758)     3,817     (4,437)
                                                           ----------  ---------  ----------  ---------  ---------
Comprehensive earnings (loss)............................  $   (5,452) $  (5,023) $     (321) $  16,061  $   9,161
                                                           ----------  ---------  ----------  ---------  ---------
                                                           ----------  ---------  ----------  ---------  ---------

          See accompanying notes to consolidated financial statements.

                          PEOPLE'S BANK OF CALIFORNIA

                A WHOLLY OWNED SUBSIDIARY OF PBOC HOLDINGS, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY

            FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996 AND
                SIX-MONTH PERIOD ENDED JUNE 30, 1999 (UNAUDITED)

                             (DOLLARS IN THOUSANDS)

                                                                           ACCUMULATED
                                                        ADDITIONAL PAID       OTHER
                                                              IN          COMPREHENSIVE   ACCUMULATED
                                       COMMON STOCK         CAPITAL           INCOME        DEFICIT       TOTAL
                                      ---------------  -----------------  --------------  ------------  ----------
BALANCE, DECEMBER 31, 1995..........     $       1        $   142,538       $   (1,647)    $  (73,443)  $   67,449
    Net earnings....................            --                 --               --         13,598       13,598
    Change in unrealized losses on
      securities....................            --                 --           (4,437)            --       (4,437)
                                            ------           --------     --------------  ------------  ----------
BALANCE, DECEMBER 31, 1996..........             1            142,538           (6,084)       (59,845)      76,610
    Net earnings....................            --                 --               --         12,244       12,244
    Change in unrealized losses on
      securities....................            --                 --            4,110             --        4,110
    Payment of accumulated unpaid
      preferred stock dividends.....            --                 --               --         (2,100)      (2,100)
    Change in minimum pension
      liability.....................            --                 --             (293)            --         (293)
                                            ------           --------     --------------  ------------  ----------
BALANCE, DECEMBER 31, 1997..........             1            142,538           (2,267)       (49,701)      90,571
    Net earnings....................            --                 --               --         11,437       11,437
    Change in unrealized losses on
      securities....................            --                 --          (11,637)            --      (11,637)
    Capital contributions, net......            --             89,307               --             --       89,307
    Preferred dividend paid.........            --                 --               --           (200)        (200)
    Change in minimum pension
      liability.....................            --                 --             (121)            --         (121)
                                            ------           --------     --------------  ------------  ----------
BALANCE, DECEMBER 31, 1998..........             1            231,845          (14,025)       (38,464)     179,357
                                            ------           --------     --------------  ------------  ----------
    Net earnings....................            --                 --               --         13,476       13,476
    Change in unrealized losses on
      securities....................            --                 --          (18,928)            --      (18,928)
    Common dividend paid............            --                 --               --         (5,000)      (5,000)
                                            ------           --------     --------------  ------------  ----------
BALANCE, JUNE 30, 1999
(UNAUDITED).........................     $       1        $   231,845       $  (32,953)    $  (29,988)  $  168,905
                                            ------           --------     --------------  ------------  ----------
                                            ------           --------     --------------  ------------  ----------

        See accompanying notes to the consolidated financial statements.

                          PEOPLE'S BANK OF CALIFORNIA

                A WHOLLY OWNED SUBSIDIARY OF PBOC HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
       AND THE SIX-MONTH PERIOD ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                 JUNE 30,                  DECEMBER 31,
                                                           --------------------  --------------------------------
                                                             1999       1998        1998       1997       1996
                                                           ---------  ---------  ----------  ---------  ---------

                                                               (UNAUDITED)
Cash flows from operating activities:
  Net earnings...........................................  $  13,476  $  (3,978) $   11,437  $  12,244  $  13,598
  Adjustments to reconcile net earnings to net cash
    provided by (used in) operating activities:
    Depreciation and amortization........................        912        455       1,221      1,234      1,837
    Provisions for loan and real estate losses...........      2,100        900       2,000      4,800      3,650
    Decrease in valuation allowance on net deferred tax
      asset..............................................      7,461      7,006      15,569      8,159     10,807
    (Amortization) write-down for discontinued lease
      operations.........................................         25         30          55       (265)      (150)
    Increase (decrease) in net deferred tax asset........     (5,211)     2,506       1,024     (3,434)    (7,770)
    Amortization and accretion of premiums, discounts and
      deferred fees......................................      6,858      6,244      12,110      2,270        515
    Amortization of purchase accounting intangible
      assets, premiums and discounts, net................         92         90         180        (90)      (185)
    (Gain) on sale of mortgage-backed securities.........       (197)      (323)     (1,746)    (1,275)    (3,638)
    (Gain) loss on sale of loans and loan servicing......        (49)        --        (613)    (3,413)        53
    (Gain) on real estate sales..........................       (142)    (2,364)     (2,180)    (2,214)    (2,710)
    Federal Home Loan Bank stock dividend................     (1,683)      (403)     (1,640)      (952)      (853)
    Increase in accrued interest receivable..............       (153)    (4,782)     (4,391)    (1,605)    (2,173)
    Increase (decrease) in accrued interest payable......         (4)     1,998       5,717     (1,000)     5,543
    Decrease in other assets.............................     (4,483)   (25,410)    (35,260)    (8,696)   (10,317)
    Increase (decrease) in accrued expenses..............        622      1,638         805    (16,938)    14,954
    Amortization of Goodwill.............................         70         23          67         --         --
                                                           ---------  ---------  ----------  ---------  ---------
  Net cash provided by (used in) operating activities....     19,694    (16,370)      4,355    (11,175)    23,161
                                                           ---------  ---------  ----------  ---------  ---------
                                                           ---------  ---------  ----------  ---------  ---------
Cash flows from investing activities:
  Increase in securities purchased under agreements to
    resell...............................................  $      --  $      --  $       --  $      --  $  35,000
  Proceeds from sales of investment and mortgage-backed
    securities available-for-sale........................    119,626    156,569     510,905    235,611    162,087
  Proceeds from sale of loans and servicing rights.......     92,548        357      43,034     93,081         --
  Investment and mortgage-backed security principal
    repayments and maturities............................     88,465     84,095     173,830    108,022     52,380
  Loan originations, net of repayments...................    (86,060)   121,056     207,243     17,607     41,610
  Purchases of investments and mortgage-backed securities
    available-for-sale...................................   (262,069)  (630,496) (1,130,026)  (408,780)  (476,748)
  Purchase of mortgage-backed securities
    held-to-maturity.....................................         --         --          --         --    (10,971)
  Purchases of loans.....................................   (192,843)  (690,798)   (878,508)  (515,053)        --
  Costs capitalized on real estate.......................         (2)       (80)       (174)    (1,424)    (2,228)
  Proceeds from sale of real estate......................      2,965      9,676      18,923     23,458     40,217
  Additions to premises and equipment....................       (307)    (1,067)     (1,937)    (1,833)    (1,081)
  Sales of premises and equipment........................         --         --          --         --        785
  Purchase of FHLB stock.................................         --    (21,963)    (37,876)    (8,475)        --
  Redemption of FHLB stock...............................         --         --          --      1,173         --
                                                           ---------  ---------  ----------  ---------  ---------
    Net cash used in investing activities................   (237,677)  (972,651) (1,094,586)  (456,613)  (158,949)
                                                           ---------  ---------  ----------  ---------  ---------

                          PEOPLE'S BANK OF CALIFORNIA

                A WHOLLY OWNED SUBSIDIARY OF PBOC HOLDINGS, INC.

               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
       AND THE SIX-MONTH PERIOD ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                 JUNE 30,                  DECEMBER 31,
                                                           --------------------  --------------------------------
                                                             1999       1998        1998       1997       1996
                                                           ---------  ---------  ----------  ---------  ---------
                                                               (UNAUDITED)
Cash flows from financing activities:
  Proceeds from subsidiary preferred stock offering......  $      --  $      --  $       --  $  33,250  $      --
  Proceeds from capital infusion, net....................         --     89,307      89,307         --         --
  Net increase (decrease) in deposits....................     67,295    131,088     277,196   (104,473)  (102,075)
  Net increase in securities sold under agreements to
    repurchase...........................................     70,947    317,621      23,212    148,355    192,433
  Proceeds from FHLB advances............................    359,750    766,400   4,360,900  1,137,684    113,900
  Repayment of FHLB advances.............................   (298,750)  (318,400) (3,634,900)  (745,684)   (65,646)
  Common dividends paid..................................     (5,000)        --          --         --         --
  Preferred dividends paid...............................         --       (200)       (200)    (2,100)        --
                                                           ---------  ---------  ----------  ---------  ---------
    Net cash provided by financing activities............    194,242    985,816   1,115,515    467,032    138,612
                                                           ---------  ---------  ----------  ---------  ---------
Net increase (decrease) in cash and cash equivalents.....    (23,741)    (3,205)     25,284       (756)     2,824
Cash and cash equivalents at beginning of period.........     46,401     21,117      21,117     21,873     19,049
                                                           ---------  ---------  ----------  ---------  ---------
Cash and cash equivalents at end of period...............  $  22,660  $  17,912  $   46,401  $  21,117  $  21,873
                                                           ---------  ---------  ----------  ---------  ---------
                                                           ---------  ---------  ----------  ---------  ---------
Supplemental disclosures of cash flow information:
  Cash paid during the period for:
    Interest.............................................  $  78,704  $  57,282  $  134,374  $  96,667  $  83,691
    Income taxes.........................................         --         --          --        200        246
                                                           ---------  ---------  ----------  ---------  ---------
Supplemental schedule of non cash investing and financing
  activities:
  Foreclosed real estate.................................  $   4,149  $   5,029  $   10,248  $  31,349  $  42,518
  Loans originated in connection with sale of foreclosed
    real estate..........................................         --      5,968       6,147     16,145     12,608
  Transfer of loans held for investment to loans held for
    sale.................................................     92,499        357      42,421     85,241         --
                                                           ---------  ---------  ----------  ---------  ---------
                                                           ---------  ---------  ----------  ---------  ---------

          See accompanying notes to consolidated financial statements.

                          PEOPLE'S BANK OF CALIFORNIA

                A WHOLLY OWNED SUBSIDIARY OF PBOC HOLDINGS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996 AND
       FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL

    PBOC Holdings, Inc. (the "Company") is a Delaware corporation which was organized in 1987 to acquire the People's Bank of California (the "Bank") from the Federal Savings and Loan Insurance Corporation ("FSLIC") in connection with its conversion from mutual to stock form. The Company owns 100% of the Common Stock of the Bank, which is its primary investment.

    The following is a description of significant accounting and reporting policies which the Bank follows in preparing and presenting its consolidated financial statements.

BASIS OF ACCOUNTING

    The consolidated financial statements are prepared in accordance with generally accepted accounting principles which conform to general practice within the banking industry. The preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from these estimates.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Bank and its subsidiaries, all of which are wholly owned, except for PPCCP in which the Bank owns all of the common stock. All significant intercompany accounts and transactions have been eliminated in consolidation.

FEES ON LOANS AND MORTGAGE-BACKED AND INVESTMENT SECURITIES

    The Bank defers origination and related fees on loans and certain direct loan origination costs. These deferred fees, net of any deferred costs, are amortized as an adjustment to the yield on the loans over their lives using the interest method.

    The Bank may purchase whole loans at a premium or discount which is amortized over the life of the loans as an adjustment to yield using the interest method. The premium or discount amortization percentage is determined by adjusting the yield for estimated prepayments when prepayments are probable and the timing and amount of prepayments can be reasonably estimated based on market consensus prepayment rates. Calculation of the yield is done on the aggregate method where there are a large number of similar loans, otherwise, a loan by loan approach is used. The yield on adjustable rate loans is calculated based upon the fully adjusted rate in effect when the loan or security is originated or purchased. Initial estimates of prepayment rates are evaluated periodically against actual prepayment experience and current market consensus prepayment forecasts and if significantly different from the original estimate, the yield is recalculated.

    The Bank purchases mortgage-backed and investment securities at a premium or discount which is amortized over the life of the security as an adjustment to the yield using the interest method. The premium or discount percentage is determined by adjusting the securities' yield for estimated

                          PEOPLE'S BANK OF CALIFORNIA

                A WHOLLY OWNED SUBSIDIARY OF PBOC HOLDINGS, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996 AND
       FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) prepayments when prepayments are probable and the timing and amount of prepayments can be reasonably estimated based on market consensus prepayment rates.

COMMITMENT FEES

    Commitment fees received in connection with the origination or purchase of loans are deferred and recognized over the life of the resulting loans using the interest method as an adjustment of yield. If the commitment, or a portion thereof, expires unexercised, deferred commitment fees are recognized in income upon expiration of the commitment. There were no expired commitment fees recognized during the six- month periods ended June 30, 1999 and June 30, 1998 (unaudited) and the years ended December 31, 1998, 1997 and 1996. Direct costs, if any, to originate a commitment are expensed as incurred.

    Commitment fees paid to an investor in connection with the sale of loans are expensed and reduce the net sales proceeds at the time of sale.

INVESTMENT SECURITIES AND LOANS

    Management determines the appropriate classification of its securities (mortgage-backed and investment securities) and loans at the time of purchase or origination.

    SECURITIES AVAILABLE-FOR-SALE--Securities to be held for indefinite periods of time and not intended to be held-to-maturity are classified as available-for-sale. Assets included in this category are those assets that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates, resultant prepayment risk and other factors related to interest rate and resultant prepayment risk changes. Securities available-for-sale are recorded at fair value. Both unrealized gains and losses on securities available-for-sale are included in other comprehensive income in the consolidated statements of financial condition until these gains or losses are realized. Gains or losses on sales of securities available-for-sale are based on the specific-valuation method. If a security has a decline in fair value that is other than temporary, then the security will be written down to its fair value by recording a loss in the consolidated statements of operations. Premiums and discounts are accreted or amortized using the interest method over the estimated life of the securities.

    SECURITIES HELD-TO-MATURITY--Securities that management has the intent and the Bank has the ability at the time of purchase or origination to hold until maturity are classified as securities held-to-maturity. Securities in this category are carried at amortized cost adjusted for accretion of discounts and amortization of premiums using the interest method over the estimated life of the securities. If a security has a decline in fair value below its amortized cost that is other than temporary, then the security will be written down to its new cost basis by recording a loss in the consolidated statements of operations.

    FHLB STOCK--This asset is owned due to regulatory requirements and is carried at cost. This stock is pledged as collateral to secure FHLB advances.

                          PEOPLE'S BANK OF CALIFORNIA

                A WHOLLY OWNED SUBSIDIARY OF PBOC HOLDINGS, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996 AND
       FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
IMPAIRED LOANS

    A loan is impaired when it is "probable" that a creditor will be unable to collect all amounts due (i.e., both principal and interest) according to the contractual terms of the loan agreement. The measurement of impairment may be based on (1) the present value of the expected future cash flows of the impaired loan discounted at the loan's original effective interest rate, (2) the observable market price of the impaired loan or (3) the fair value of the collateral of a collateral-dependent loan. The amount by which the recorded investment of the loan exceeds the measure of the impaired loan is recognized by recording a valuation allowance.

    Interest income on impaired loans is recognized on a cash basis if it is determined that collection of principal is probable. Loans that are 90 days or more past due, or when full collection of principal and interest is not probable, are placed on nonaccrual status and interest income that has been earned but not collected is reversed. Loans are returned to accrual status when the borrower has had a period of sustained repayment performance. Management considers all loans formally treated as troubled debt restructurings to be impaired loans in the year of restructuring.

ALLOWANCE FOR LOAN LOSSES

    Valuation allowances for losses on loans and real estate are provided on both a specific and general basis. Specific and general valuation allowances are increased by provisions charged to expense and decreased by charge-offs of loans net of recoveries. Specific allowances are provided for impaired loans for which the expected loss is measurable. General valuation allowances are provided based on a formula which incorporates a number of factors, including economic trends, industry experience, estimated collateral values, past loss experience, the Bank's underwriting practices, and management's ongoing assessment of the credit risk inherent in the asset portfolio. The Bank periodically reviews the assumptions and formula by which additions are made to the specific and general valuation allowances for losses in an effort to refine such allowance in light of the current status of the factors described above.

    While management uses the best information available to make the periodic evaluations of specific and general valuation allowances, adjustments to both allowances may be necessary if actual future economic conditions differ substantially from the assumptions used in making such periodic evaluations. Regulatory examiners may require the Bank to recognize additions to the allowance based upon their judgments about information available to them at the time of their examination.

REAL ESTATE HELD FOR INVESTMENT AND FOR SALE

    Real estate held for investment consists of investments which were acquired for development and sale. Real estate held-for-sale consists of property acquired in settlement of loans. Real estate held for investment and for sale is carried at lower of cost or market value, net of anticipated selling costs. Market value is determined based on recent appraisals or discounted cash flow calculations. Gains or losses on sales of real estate, net of selling and other costs, are recognized at the time of sale.

                          PEOPLE'S BANK OF CALIFORNIA

                A WHOLLY OWNED SUBSIDIARY OF PBOC HOLDINGS, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996 AND
       FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Real estate acquired in settlement of loans is recorded at the date of acquisition at fair value, less estimated disposition costs. The excess of the loan balance over fair value of the asset acquired, if any, is charged to the allowance for loan losses upon foreclosure. Subsequent to foreclosure, additional decreases in the carrying value of foreclosed properties are recognized through a provision charged to operations. An allowance for losses equal to the excess of the book value over the fair value of the property, less estimated selling costs is maintained. The allowance for losses is increased or decreased for subsequent changes in estimated fair market value. Costs of developing and improving such property to facilitate sale are capitalized. Expenses related to holding such real estate, net of rental and other income, are charged against operations as incurred.

GAINS ON THE SALE OF LOANS AND LOAN SERVICING

    Gains or losses on sales of loans are recognized at the time of sale and are determined by the difference between the net sales proceeds and the allocated basis of the loans sold. The Bank adopted effective January 1, 1997, Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," (SFAS 125). In accordance with SFAS 125, the Bank capitalizes mortgage servicing rights
(MSRs) acquired through either the purchase or origination of mortgage loans for sale or securitization with servicing rights retained. The total costs of the mortgage loans designated for sale is allocated to the MSRs and the mortgage loans without the MSRs based on their relative fair values. The MSRs are included in other assets and as a component of gain on sale of loans. The MSRs are amortized in proportion to and over the estimated period of net servicing income. Such amortization is reflected as a component of loan servicing fees.

    The MSRs are periodically reviewed for impairment based on their fair value. The fair value of the MSRs for the purpose of impairment, is measured using a discounted cash flow analysis based on the Bank's estimated net servicing income, market prepayments rates and market-adjusted discount rates. Impairment is measured on a disaggregated basis based on predominant risk characteristics of the underlying mortgage loans. The risk characteristics used by the Bank for the purpose of capitalization and impairment evaluation include loan type, interest rate tranches, loan term and collateral type. Impairment losses are recognized through a valuation allowance, with any associated provision recorded as a component of loan servicing fees.

    Gains or losses on sales of servicing assets for which the Bank owns the underlying loans are deferred and amortized over the estimated loan lives using the interest method.

DEPRECIATION AND AMORTIZATION

    Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which ranges from 3 to 25 years. Leasehold improvements are amortized using the straight-line method over the lives of the assets or term of the lease, whichever is shorter. Maintenance and repairs are expensed as incurred.

                          PEOPLE'S BANK OF CALIFORNIA

                A WHOLLY OWNED SUBSIDIARY OF PBOC HOLDINGS, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996 AND
       FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
TAXES ON INCOME

    The Bank uses the asset and liability method for measurement and recognition of income taxes. The statements of financial condition amounts of net deferred tax assets or liabilities are recognized on the temporary differences between the basis of assets and liabilities as measured by tax laws and their financial statement basis, plus available tax operating loss carryforwards and tax credit carryforwards, reduced by a valuation allowance for that portion of tax assets not considered more likely than not to be realized. Deferred income tax benefit is recognized for the change in net deferred tax assets or liabilities, plus the valuation allowance change. Current income tax (benefit) is the amount of total taxes currently payable (receivable).

DERIVATIVE AND HEDGING ACTIVITIES

    The Bank uses interest rate swap (swaps), interest rate cap (caps), interest rate floor (floors), and interest rate corridor (corridors) contracts in the management of its interest rate risk. The objective of these financial instruments is to more closely match the estimated repricing duration and/or repricing characteristics of specifically identified interest-sensitive assets and liabilities to reduce interest rate exposure. Such contracts are used to reduce interest rate risk and are not used for speculative purposes, and therefore are not marked-to-market. The net interest income or expense, net of amortization of premiums, discounts and fees, from these contracts is recognized currently on an accrual basis over their term in interest expense in "hedging costs, net" in the consolidated statements of operations.

    Premiums paid for and discounts associated with, and costs and fees of interest rate swap, cap, floor and corridor contracts are amortized or accredited into interest expense on a straight-line basis over the life of the contracts.

CASH AND CASH EQUIVALENTS

    For the purposes of the consolidated statements of cash flows, the Bank considers all highly liquid debt instruments (investments) purchased with an original maturity of three months or less to be cash equivalents. This currently includes cash and amounts due from banks, Federal funds sold, and term certificates of deposit.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the FASB issued Statement of the Financial Accounting Standards No. 133 (SFAS 133), "Accounting for Derivative Instruments and Hedging Activities as amended by SFAS No. 137." SFAS 133 amends SFAS No. 52 "Foreign Currency Translation" to permit special accounting for a hedge of a foreign currency forecasted transaction with a derivative. It supersedes SFAS No. 80, "Accounting for Future Contracts", SFAS No. 105, "Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk", and SFAS No. 119, "Disclosure about Derivative Financial Instruments". It amends SFAS No.107, "Disclosure about Fair Value of Financial Instruments, to include in Statement 107 disclosure

                          PEOPLE'S BANK OF CALIFORNIA

                A WHOLLY OWNED SUBSIDIARY OF PBOC HOLDINGS, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996 AND
       FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) provisions about concentrations of credit risk from Statement 105. SFAS 133 established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognizes all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. This Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Management believes that the adoption of SFAS 133 will not have a material impact on the Bank's financial condition or results of operations or its disclosures.

RECLASSIFICATION

    Certain amounts in prior periods' financial statements have been reclassified to conform to the current financial statement presentation.

(2) SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL

    The Bank purchases securities under agreements to resell at a later date at set prices, generally collateralized by AA or higher rated mortgage-backed securities. The average outstanding balance was approximately $16,265,000, $10,175,000 and $41,225,000 during the six-months ended June 30, 1999 (unaudited) and the years ended December 31, 1998 and 1997, respectively. The maximum outstanding balance at any month-end was $78,000,000, $90,000,000 and $25,000,000 during the six-months ended June 30, 1999 (unaudited) and the years ended 1998 and 1997, respectively. The weighted average interest rate on such agreements was approximately 4.84%, 5.61%, 5.65% and 5.53% during the six-months ended June 30, 1999 (unaudited) and years ended December 31, 1998, 1997 and 1996, respectively. The securities pledged are held by a third-party institution.

                          PEOPLE'S BANK OF CALIFORNIA

                A WHOLLY OWNED SUBSIDIARY OF PBOC HOLDINGS, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996 AND
       FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

(3) SECURITIES AVAILABLE-FOR-SALE

    The Bank holds certain securities available-for-sale. The amortized cost, unrealized gains and losses, and estimated fair value of securities available-for-sale at June 30, 1999 (unaudited) and December 31, 1998 and 1997 were as follows (dollars in thousands):

                                                                AMORTIZED     UNREALIZED    UNREALIZED    ESTIMATED
                                                                   COST          GAINS        LOSSES      FAIR VALUE
                                                               ------------  -------------  -----------  ------------
JUNE 30, 1999 (UNAUDITED):
Debt securities issued by government agencies:
  Due after one year through five years......................  $     30,000    $      --     $    (225)  $     29,775
  Due after five years to ten years..........................        37,000           --        (1,619)        35,381
Corporate trust preferred....................................       259,300           --       (11,976)       247,324
Mortgage-backed securities...................................       672,720           23       (18,414)       654,329
SBA certificates.............................................        71,684          208          (536)        71,356
                                                               ------------          ---    -----------  ------------
    Total securities available-for-sale......................  $  1,070,704    $     231     $ (32,770)  $  1,038,165
                                                               ------------          ---    -----------  ------------
                                                               ------------          ---    -----------  ------------

                                                                AMORTIZED     UNREALIZED    UNREALIZED    ESTIMATED
                                                                   COST          GAINS        LOSSES      FAIR VALUE
                                                               ------------  -------------  -----------  ------------
DECEMBER 31, 1998:
Debt securities issued by government agencies:
  Due after five years to ten years..........................  $     37,000    $      --     $     (23)  $     36,977
Corporate trust preferred....................................       334,814           --        (9,849)       324,965
Mortgage-backed securities...................................       588,081           35        (3,601)       584,515
SBA certificates.............................................        58,653           33          (206)        58,480
                                                               ------------          ---    -----------  ------------
    Total securities available-for-sale......................  $  1,018,548    $      68     $ (13,679)  $  1,004,937
                                                               ------------          ---    -----------  ------------
                                                               ------------          ---    -----------  ------------

                                                                   AMORTIZED    UNREALIZED    UNREALIZED   ESTIMATED
                                                                      COST         GAINS        LOSSES     FAIR VALUE
                                                                   ----------  -------------  -----------  ----------
DECEMBER 31, 1997:
Debt securities issued by government agencies:
  Due after one year through five years..........................  $   55,250    $     156     $     (73)  $   55,333
  Due after five years to ten years..............................      74,254          244          (205)      74,293
  Due after ten years............................................      10,000           93            --       10,093
Mortgage-backed securities.......................................     420,621          377        (2,548)     418,450
SBA certificates.................................................      13,009           --           (18)      12,991
                                                                   ----------        -----    -----------  ----------
    Total securities available-for-sale..........................  $  573,134    $     870     $  (2,844)  $  571,160
                                                                   ----------        -----    -----------  ----------
                                                                   ----------        -----    -----------  ----------

    Proceeds from sales of investments and mortgage-backed securities available-for-sale were approximately $119,626,000, $,156,569,000, $510,905,000,
$235,612,000 and $162,087,000 in the six-months ended June 30, 1999 and 1998
(unaudited) and in each of the years ended December 31, 1998, 1997 and 1996, respectively, and resulted in gross realized gains of approximately $200,000,

                          PEOPLE'S BANK OF CALIFORNIA

                A WHOLLY OWNED SUBSIDIARY OF PBOC HOLDINGS, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996 AND
       FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

(3) SECURITIES AVAILABLE-FOR-SALE (CONTINUED)
$353,000, $1,847,000, $1,714,000 and $3,860,000, respectively, and gross realized losses of approximately $3,000, $30,000, $101,000, $439,000 and $222,000 in the six-months ended June 30, 1999 and 1998 (unaudited) and in each of the years ended December 31, 1998, 1997 and 1996, respectively.

    At June 30, 1999 (unaudited) and December 31, 1998 and 1997, the amortized cost and estimated fair value of mortgage-backed securities available-for-sale pledged to secure borrowings and swap agreements are as follows (dollars in thousands):

                                                                                           DECEMBER 31,
                                                                         ------------------------------------------------
                                                     JUNE 30, 1999                 1998                     1997
                                                 ----------------------  ------------------------  ----------------------
                                                 AMORTIZED   ESTIMATED    AMORTIZED    ESTIMATED   AMORTIZED   ESTIMATED
                                                    COST     FAIR VALUE      COST      FAIR VALUE     COST     FAIR VALUE
                                                 ----------  ----------  ------------  ----------  ----------  ----------
                                                      (UNAUDITED)
Pledged against:
Securities sold under agreements to
  repurchase...................................  $  467,210  $  453,324   $  397,488   $  395,720  $  366,827  $  365,822
Advances from Federal Home Loan Bank...........     197,540     193,466      178,797      177,434      47,542      46,779
Swap and corridor agreements...................          70          70          142          139       1,970       1,943
Treasury tax and loan account..................          --          --          804          820       4,577       4,546
Federal Reserve Discount Window................      17,530      16,499           --           --          --          --
                                                 ----------  ----------  ------------  ----------  ----------  ----------
                                                 $  682,350  $  663,359   $  577,231   $  574,113  $  420,916  $  419,090
                                                 ----------  ----------  ------------  ----------  ----------  ----------
                                                 ----------  ----------  ------------  ----------  ----------  ----------

(4) LOANS HELD-FOR-SALE

    Proceeds from sales of loans held-for-sale were approximately $92,548,000, $357,000, $43,034,000 and $93,081,000 in the six-months ended June 30, 1999 and
1998 (unaudited) and in each of the years ended December 31, 1998 and 1997, respectively. The sales resulted in gross realized gains of approximately $613,000 and $165,000 in each of the years ended December 31, 1998 and 1997 and gross realized gains of $49,000 and $0 in the six months ended June 30, 1999 and 1998 (unaudited), respectively. Gains from sales of servicing rights, including flow through and bulk sales of servicing, were $0, $0, $0 and $3,248,000 for the six-months ended June 30, 1999 and 1998 (unaudited) and in the years ended December 31, 1998 and 1997, respectively. There were no loan or servicing rights sales in 1996. In 1997 the Bank deferred gains totaling $5,291,000 on the sales of servicing rights for loans owned by the Bank. The unamortized balance of the deferred gain was $2,516,729, $2,970,570 and $4,131,000 at June 30, 1999
(unaudited) and December 31, 1998 and 1997, respectively.

    In the six-months ended June 30, 1999 and 1998 (unaudited) and in the years ended December 31, 1998, 1997 and 1996, write-offs of servicing assets totaled approximately $0, $0, $0, $0 and $18,000, respectively, and are included in gain
(loss) on loan and loan servicing sales in the accompanying consolidated statements of operations.

                          PEOPLE'S BANK OF CALIFORNIA

                A WHOLLY OWNED SUBSIDIARY OF PBOC HOLDINGS, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996 AND
       FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

(5) MORTGAGE-BACKED SECURITIES HELD-TO-MATURITY

    The amortized cost, unrealized gains and losses, and estimated fair value of mortgage-backed securities at June 30, 1999 (unaudited) and December 31, 1998 and 1997 are as follows (dollars in thousands):

                                                 AMORTIZED    UNREALIZED     UNREALIZED     ESTIMATED
                                                   COST          GAINS         LOSSES      FAIR VALUE
                                                -----------  -------------  -------------  -----------
June 30, 1999 (Unaudited).....................   $   5,214     $       7      $     (17)    $   5,204
                                                -----------          ---            ---    -----------
                                                -----------          ---            ---    -----------
December 31, 1998.............................   $   6,282     $      90      $      --     $   6,372
                                                -----------          ---            ---    -----------
                                                -----------          ---            ---    -----------
December 31, 1997.............................   $   9,671     $      72      $      --     $   9,743
                                                -----------          ---            ---    -----------
                                                -----------          ---            ---    -----------

    Substantially all mortgage-backed securities are collateralized by single-family residence secured loans. There were no sales of mortgage-backed securities held-to-maturity in the six-months ended June 30, 1999 (unaudited) or in the years ended December 31, 1998 and 1997.

(6) LOANS RECEIVABLE

    A summary of loans receivable at June 30, 1999 (unaudited) and December 31, 1998 and 1997 is as follows (dollars in thousands):

                                                                           DECEMBER 31,
                                                        JUNE 30,    --------------------------
                                                          1999          1998          1997
                                                      ------------  ------------  ------------
                                                      (UNAUDITED)
Real estate loans
  Single-family residential:
    Fixed rate......................................  $  1,270,423  $  1,150,414  $    212,552
    Variable rate...................................       253,391       344,342       741,149
  Multifamily, primarily variable rate..............       352,927       366,625       426,254
  Commercial and industrial, primary variable
    rate............................................       273,856       206,402       135,407
  Land, primarily fixed rate........................           859           880         5,896
                                                      ------------  ------------  ------------
      Real estate loans.............................     2,151,456     2,068,663     1,521,258
Commercial loans....................................       100,664        62,665        22,484
Consumer loans......................................       139,010        53,826         8,485
Secured by deposits.................................         2,485         3,537         2,287
                                                      ------------  ------------  ------------
      All loans.....................................     2,393,615     2,188,691     1,554,514
Less:
  Undistributed loan proceeds.......................        41,443        17,152         6,206
  Unamortized net loan (premiums)/discounts and
    deferred origination fees.......................         5,040           814        (6,859)
  Deferred gain on servicing sold...................         2,517         2,971         4,131
  Allowance for loan losses (note 7)................        19,374        18,897        17,824
                                                      ------------  ------------  ------------
                                                      $  2,325,241  $  2,148,857  $  1,533,212
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

                          PEOPLE'S BANK OF CALIFORNIA

                A WHOLLY OWNED SUBSIDIARY OF PBOC HOLDINGS, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996 AND
       FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

(6) LOANS RECEIVABLE (CONTINUED)
    Nonaccrual loans were $6,363,000, $10,503,000, $8,507,000, $9,904,000 and
$18,238,000 at June 30, 1999 and 1998 (unaudited) and December 31, 1998, 1997 and 1996, respectively. If loans which were on nonaccrual at June 30, 1999 and 1998 (unaudited) December 31, 1998, 1997 and 1996 had performed in accordance with their terms for the year or since origination, if shorter, interest income from these loans would have been $303,369, $507,691, $950,000, $644,000 and
$1,405,000, respectively. Interest collected on these loans for these periods was $20,307, $83,526, $364,000, $67,000 and $846,000, respectively.

    The Bank's variable rate loans are indexed primarily to the COFI and U.S. Treasury one-year CMT.

    Substantially all real estate collateralized loans are secured by first trust deeds. The Bank's loan portfolio is concentrated primarily in the state of California. The commercial real estate secured portfolio is diversified with no significant industry concentrations of credit risk. Single-family residence, multifamily, and commercial real estate secured loans are diversified geographically across the state and by size.

    At June 30, 1999 (unaudited) and December 31, 1998, the Bank had loan applications pending to originate loans of approximately $53,184,000 and $28,832,000. Other than pending loan applications at year-end, the Bank had no outstanding commitments to originate or purchase loans.

(7) ALLOWANCE FOR LOAN LOSSES AND PROVISION FOR LOAN LOSSES

    An analysis of the activity in the allowance for loan losses for the six-months ended June 30, 1999 (unaudited) and for each of the years ended December 31, 1998, 1997 and 1996 is as follows (dollars in thousands):

                                                                       DECEMBER 31,
                                                  JUNE 30,    -------------------------------
                                                    1999        1998       1997       1996
                                                 -----------  ---------  ---------  ---------
                                                 (UNAUDITED)
Balance at beginning of year...................   $  18,897   $  17,824  $  23,280  $  31,572
Provision for loan losses......................       2,100       2,000      2,046      2,884
Recoveries credited to the allowance...........         120          85        106        925
                                                 -----------  ---------  ---------  ---------
                                                     21,117      19,909     25,432     35,381
Losses charged to the allowance................      (1,743)     (1,012)    (7,608)   (12,101)
                                                 -----------  ---------  ---------  ---------
Balance at end of year.........................   $  19,374   $  18,897  $  17,824  $  23,280
                                                 -----------  ---------  ---------  ---------
                                                 -----------  ---------  ---------  ---------

    The Bank's gross impaired loans were $7,280,000, $10,165,000 and $11,361,000 as of June 30, 1999 (unaudited) and December 31, 1998 and 1997, respectively. The average impaired loans for the periods then ended were $7,253,000, $9,615,000 and $20,600,000, respectively. Gross impaired loans with a valuation allowance totaled $4,377,000 and $7,188,000 and gross impaired loans without a valuation allowance totaled $2,902,000 and $2,978,000 at June 30, 1999 (unaudited) December 31, 1998. Interest income recognized related to these loans was $552,000 and $67,000 for 1998 and 1997, respectively.

                          PEOPLE'S BANK OF CALIFORNIA

                A WHOLLY OWNED SUBSIDIARY OF PBOC HOLDINGS, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996 AND
       FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

(7) ALLOWANCE FOR LOAN LOSSES AND PROVISION FOR LOAN LOSSES (CONTINUED)
    The valuation allowance related to impaired loans was $1,455,000, $1,597,000 and $1,772,000 at June 30, 1999 (unaudited) and December 31, 1998 and 1997, respectively, and is included in the schedule of the allowance for loan losses described above.

    Troubled debt restructurings totaled $4,945,000, $4,515,000 and $11,000,000 as of June 30, 1999 (unaudited) and December 31, 1998 and 1997, respectively. The Bank has no commitments to lend additional funds to borrowers whose loans were classified as troubled debt restructurings at June 30, 1999 (unaudited) and December 31, 1998.

(8) REAL ESTATE HELD FOR INVESTMENT AND FOR SALE

    Real estate at June 30, 1999 (unaudited) and December 31, 1998 and 1997, consisted of the following (dollars in thousands):

                                                                               DECEMBER 31,
                                                               JUNE 30,    --------------------
                                                                 1999        1998       1997
                                                              -----------  ---------  ---------
                                                              (UNAUDITED)
Acquired for sale or development............................   $      --   $      --  $   8,054
  Less allowance for losses.................................          --          --     (6,146)
                                                              -----------  ---------  ---------
    Acquired for sale or development........................          --          --      1,908
                                                              -----------  ---------  ---------
Acquired in settlement of loans:
  Single-family residential.................................       1,523       2,723        750
  Multifamily...............................................          --          --      6,481
  Commercial and industrial.................................       2,528          --      7,268
  Land......................................................          --          --        202
                                                              -----------  ---------  ---------
                                                                   4,051       2,723     14,701
Less allowance for losses...................................          --          --     (1,418)
                                                              -----------  ---------  ---------
    Acquired in settlement of loans.........................       4,051       2,723     13,283
                                                              -----------  ---------  ---------
Total real estate held for investment and sale..............   $   4,051   $   2,723  $  15,191
                                                              -----------  ---------  ---------
                                                              -----------  ---------  ---------

                          PEOPLE'S BANK OF CALIFORNIA

                A WHOLLY OWNED SUBSIDIARY OF PBOC HOLDINGS, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996 AND
       FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

(8) REAL ESTATE HELD FOR INVESTMENT AND FOR SALE (CONTINUED)
    A summary of the components of the income from real estate operations for the six-months ended June 30, 1999 and 1998 (unaudited) and in each of the years ended December 31, 1998, 1997 and 1996 is as follows (dollars in thousands):

                                                 SIX-MONTHS ENDED
                                                     JUNE 30,            YEAR ENDED DECEMBER 31,
                                               --------------------  -------------------------------
                                                 1999       1998       1998       1997       1996
                                               ---------  ---------  ---------  ---------  ---------

                                                   (UNAUDITED)
Gross income from real estate operations.....  $     194  $     890  $   1,147  $   3,372  $   4,761
Operating expenses...........................        221      1,468      1,848      4,637      5,395
                                               ---------  ---------  ---------  ---------  ---------
  Loss from operations.......................        (27)      (578)      (701)    (1,265)      (634)
Gain on real estate sales....................        142      2,363      2,180      2,214      3,346
                                               ---------  ---------  ---------  ---------  ---------
  Gain from real estate operations...........        115      1,785      1,479        949      2,712
Provisions for losses........................         --         --         --     (2,754)      (766)
                                               ---------  ---------  ---------  ---------  ---------
  Total income (loss) from real estate
    operations...............................  $     115  $   1,785  $   1,479  $  (1,805) $   1,946
                                               ---------  ---------  ---------  ---------  ---------
                                               ---------  ---------  ---------  ---------  ---------

    An analysis of the activity in the allowance for losses for real estate acquired and direct real estate investments for the six-months ended June 30, 1999 (unaudited) and for each of the years ended December 31, 1998, 1997 and 1996, respectively, is as follows (dollars in thousands):

                                                                           DIRECT
                                                            REAL ESTATE  REAL ESTATE
                                                             ACQUIRED    INVESTMENTS    TOTAL
                                                            -----------  -----------  ---------
Balance, December 31, 1995................................   $   1,460    $   6,526   $   7,986
Provision for losses......................................         396          370         766
Charge-offs...............................................      (1,784)        (380)     (2,164)
                                                            -----------  -----------  ---------
Balance, December 31, 1996................................          72        6,516       6,588
Provision for losses......................................       2,754           --       2,754
Charge-offs...............................................      (1,408)        (370)     (1,778)
                                                            -----------  -----------  ---------
Balance, December 31, 1997................................       1,418        6,146       7,564
Charge-offs...............................................      (1,418)      (6,146)     (7,564)
                                                            -----------  -----------  ---------
Balance, December 31, 1998................................          --           --          --
Charge-offs...............................................          --           --          --
                                                            -----------  -----------  ---------
Balance, June 30, 1999 (Unaudited)........................   $      --    $      --   $      --
                                                            -----------  -----------  ---------
                                                            -----------  -----------  ---------

                          PEOPLE'S BANK OF CALIFORNIA

                A WHOLLY OWNED SUBSIDIARY OF PBOC HOLDINGS, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996 AND
       FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

(9) PREMISES AND EQUIPMENT

    Premises and equipment at June 30, 1999 (unaudited) and December 31, 1998 and 1997, consisted of the following (dollars in thousands):

                                                                             DECEMBER 31,
                                                            JUNE 30,    ----------------------
                                                              1999         1998        1997
                                                           -----------  ----------  ----------
                                                           (UNAUDITED)
Land.....................................................   $     521   $      521  $      521
Buildings................................................       1,225          967         837
Furniture, fixtures and equipment........................      14,237       13,969      12,434
Leasehold improvements...................................       7,075        6,308       5,525
                                                           -----------  ----------  ----------
                                                               23,058       21,765      19,317
Less accumulated depreciation and amortization...........     (16,543)     (14,553)    (12,641)
                                                           -----------  ----------  ----------
                                                            $   6,515   $    7,212  $    6,676
                                                           -----------  ----------  ----------
                                                           -----------  ----------  ----------

    The Bank is committed to operating leases on certain premises. Certain of these leases require the Bank to pay property taxes and insurance. Some are subject to annual inflation adjustments, and have renewal options of various periods at various rates. Lease expense on all property totaled approximately $1,375,000, $1,271,000, $2,610,000, $2,197,000 and $2,144,000, net of sublease income of approximately $76,000, $88,000, $166,000, $353,000 and $452,000, in
the six-months ended June 30, 1999 and 1998 (unaudited) and in each of the years ended December 31, 1998, 1997 and 1996, respectively.

    Approximate minimum lease commitments before consideration of the charge for unused lease property referred to above under noncancelable operating leases at December 31, 1998 are as follows (dollars in thousands):

YEAR                                                               GROSS     SUBLEASE       NET
---------------------------------------------------------------  ---------  -----------  ---------
1999...........................................................  $   2,594   $     152   $   2,442
2000...........................................................      2,293         152       2,141
2001...........................................................      1,453          89       1,364
2002...........................................................        958          --         958
2003...........................................................        543          --         543
Thereafter.....................................................      2,433          --       2,433
                                                                 ---------       -----   ---------
                                                                 $  10,274   $     393   $   9,881
                                                                 ---------       -----   ---------
                                                                 ---------       -----   ---------

                          PEOPLE'S BANK OF CALIFORNIA

                A WHOLLY OWNED SUBSIDIARY OF PBOC HOLDINGS, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996 AND
       FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

(10) DEPOSITS

    Deposits at June 30, 1999 (unaudited) and December 31, 1998 and 1997 consisted of the following (dollars in thousands):

                                                                                        DECEMBER 31,
                                                                         -------------------------------------------
                                                  JUNE 30, 1999                      1998                   1997
                                          -----------------------------  -----------------------------  ------------
                                                           WEIGHTED                       WEIGHTED
                                             AMOUNT      AVERAGE RATE       AMOUNT      AVERAGE RATE       AMOUNT
                                          ------------  ---------------  ------------  ---------------  ------------
                                                   (UNAUDITED)
Transaction accounts:
  Checking accounts.....................  $    206,339          1.02%    $    166,815          1.26%    $     98,560
  Passbook accounts.....................       136,106          3.41          139,800          3.60          182,690
  Money market accounts.................       141,632          4.28          128,192          4.20           52,695
                                          ------------                   ------------                   ------------
    Transaction accounts................       484,077          2.64          434,807          2.88          333,945
                                          ------------                   ------------                   ------------
Term certificates:
  3-month...............................         7,475          3.91            6,951          3.83            5,135
  6-month...............................        63,951          4.49           60,323          4.86           58,055
  12-month..............................       600,684          5.10          594,717          5.46          476,251
  18-month..............................        65,788          5.22           44,502          5.43          146,605
  24-month..............................        36,751          5.37           57,988          6.28           73,226
  36-month..............................        11,780          5.66           11,079          5.71           12,126
  48-month..............................         1,213          5.69            1,176          5.93            1,099
  60-month..............................        16,961          5.88           16,145          5.88           20,149
  Public funds..........................            --            --               --            --            2,006
  $100,000 and over.....................       322,581          5.18          316,278          5.54          138,173
                                          ------------                   ------------                   ------------
    Term certificates...................     1,127,184          5.12        1,109,159          5.49          932,825
                                          ------------                   ------------                   ------------
                                          $  1,611,261          4.37%    $  1,543,966          4.76%    $  1,266,770
                                          ------------                   ------------                   ------------
                                          ------------                   ------------                   ------------

                                             WEIGHTED
                                           AVERAGE RATE
                                          ---------------
Transaction accounts:
  Checking accounts.....................          2.38%
  Passbook accounts.....................          4.16
  Money market accounts.................          5.07
    Transaction accounts................          3.78
Term certificates:
  3-month...............................          4.20
  6-month...............................          5.18
  12-month..............................          5.73
  18-month..............................          5.75
  24-month..............................          5.71
  36-month..............................          6.04
  48-month..............................          5.95
  60-month..............................          5.77
  Public funds..........................          5.79
  $100,000 and over.....................          5.90
    Term certificates...................          5.72
                                                  5.21%

    Term certificates of deposit outstanding by scheduled maturity date at June 30, 1999 (unaudited) and December 31, 1998 are as follows (dollars in thousands):

                                                 JUNE 30, 1999                DECEMBER 31, 1998
                                         -----------------------------  -----------------------------
                                                          WEIGHTED                       WEIGHTED
                                            AMOUNT      AVERAGE RATE       AMOUNT      AVERAGE RATE
                                         ------------  ---------------  ------------  ---------------
                                                  (UNAUDITED)
Due within 3 months....................  $    110,425          5.13%    $    271,083          5.64%
Due within 3 to 6 months...............       314,679          5.05          361,803          5.65
Due within 6 to 9 months...............       297,720          5.11          112,299          5.45
Due within 9 to 12 months..............       288,483          5.11          201,322          5.13
Due within 12 to 24 months.............        92,073          5.21          137,605          5.30
Due within 24 to 36 months.............        11,521          5.72           10,559          5.70
Due after 36 months....................        12,283          5.71           14,488          5.87
                                         ------------           ---     ------------           ---
    Total..............................  $  1,127,184          5.12%    $  1,109,159          5.49%
                                         ------------           ---     ------------           ---
                                         ------------           ---     ------------           ---

                          PEOPLE'S BANK OF CALIFORNIA

                A WHOLLY OWNED SUBSIDIARY OF PBOC HOLDINGS, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996 AND
       FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

(10) DEPOSITS (CONTINUED)
    The components of deposit interest expense for the six-months ended June 30, 1999 and 1998 (unaudited) in each of the years ended December 31, 1998, 1997 and 1996 are as follows (dollars in thousands):

                                                               SIX-MONTHS ENDED
                                                                   JUNE 30,           YEARS ENDED DECEMBER 31,
                                                             --------------------  -------------------------------
                                                               1999       1998       1998       1997       1996
                                                             ---------  ---------  ---------  ---------  ---------
                                                                 (UNAUDITED)
Checking accounts..........................................  $   1,039  $   1,061  $   2,107  $   1,635  $     449
Passbook and money market accounts.........................      5,060      5,153     10,789     10,841     12,288
Term certificates--under $100,000..........................     23,256     21,766     45,217     44,852     52,556
Term certificates--$100,000 and over.......................      6,448      5,820     12,132     10,124     10,030
                                                             ---------  ---------  ---------  ---------  ---------
                                                                35,803     33,800     70,245     67,452     75,323
Interest forfeitures on early withdrawals..................       (114)      (116)      (208)      (205)      (187)
                                                             ---------  ---------  ---------  ---------  ---------
                                                             $  35,689  $  33,684  $  70,037  $  67,247  $  75,136
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

(11) SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

    The Bank enters into sales of agency and AA-rated mortgage-backed securities under agreements to repurchase (reverse repurchase agreements) which obligate the Bank to repurchase the identical securities as those which were sold. Such transactions are treated as a financing, with the obligations to repurchase securities sold reflected as a liability and the carrying amount of securities collateralizing the liability included in mortgage-backed securities in the consolidated statements of financial condition. There were $434,947,000, $364,000,000 and $340,788,000 outstanding reverse repurchase agreements at June 30, 1999 (unaudited) and in December 31, 1998 and 1997, respectively.

    The maximum repurchase liability balances outstanding at any month-end during the six months ended June 30, 1999 (unaudited) and years ended December 31, 1998 and 1997 were approximately $434,947,000, $658,409,000 and
$415,676,000, respectively. The average balances outstanding during each of the six months ended June 30, 1999 (unaudited) and years ended December 31, 1998 and 1997 were approximately $381,247,000, $385,452,000 and $357,396,000, respectively.

    The securities sold under agreements to repurchase identical securities are held in safekeeping by broker/dealers. It is management's policy to enter into repurchase agreements only with broker/dealers who are regarded as primary dealers in these securities and meet satisfactory standards of capitalization and creditworthiness.

                          PEOPLE'S BANK OF CALIFORNIA

                A WHOLLY OWNED SUBSIDIARY OF PBOC HOLDINGS, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996 AND
       FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

(11) SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE (CONTINUED)
    The scheduled maturities and weighted average interest rates of securities sold under agreements to repurchase at June 30, 1999 (unaudited) and December 31, 1998 and 1997 are as follows (dollars in thousands):

                                                                                            YEARS ENDED DECEMBER 31,
                                                                            --------------------------------------------------------
                                                      JUNE 30, 1999                    1998                         1997
                                               ---------------------------  ---------------------------  ---------------------------
                                                              WEIGHTED                     WEIGHTED                     WEIGHTED
                                                 AMOUNT     AVERAGE RATE      AMOUNT     AVERAGE RATE      AMOUNT     AVERAGE RATE
                                               ----------  ---------------  ----------  ---------------  ----------  ---------------
                                                       (UNAUDITED)
YEAR OF MATURITY:
1998.........................................  $       --            --%    $       --            --%    $   76,788          5.79%
1999.........................................      70,947          5.07             --            --             --            --
2000.........................................     129,000          5.71        129,000          5.71        129,000          5.71
2002.........................................     135,000          5.79        135,000          5.79        135,000          5.79
2003.........................................      50,000          5.34         50,000          5.34             --            --
2008.........................................      50,000          5.10         50,000          5.10             --            --
                                               ----------                   ----------                   ----------
                                               $  434,947          5.52%    $  364,000          5.61%    $  340,788          5.76%
                                               ----------                   ----------                   ----------
                                               ----------                   ----------                   ----------

(12) ADVANCES FROM THE FHLB

    Advances from the FHLB at June 30, 1999 (unaudited) and December 31, 1998 and 1997 are collateralized by mortgage-backed agency securities and mortgage loans with a current principal balance of approximately $2.0 billion, $1.9 billion and $913.9 million, respectively, and by the required investment in the stock of the FHLB with a carrying value at June 30, 1999 (unaudited), and December 31, 1998 and 1997 of approximately $64,833,000, $63,150,000 and
$23,634,000, respectively.

    At June 30, 1999 (unaudited) and December 31, 1998, the Bank had an available total collateralized line of credit of approximately $1.4 billion and $1.7 billion with the FHLB. Based on current securities and loans pledged, the Bank had $8.6 million and $71.7 million of unused line of credit as of June 30, 1999 (unaudited) and December 31, 1998 with the FHLB.

                          PEOPLE'S BANK OF CALIFORNIA

                A WHOLLY OWNED SUBSIDIARY OF PBOC HOLDINGS, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996 AND
       FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

(12) ADVANCES FROM THE FHLB (CONTINUED)
    The scheduled maturities and weighted average interest rates of advances at June 30, 1999 (unaudited) and December 31, 1998 and 1997 are as follows (dollars in thousands):

                                                                                          YEARS ENDED DECEMBER 31,
                                                                          --------------------------------------------------------
                                                   JUNE 30, 1999                     1998                         1997
                                           -----------------------------  ---------------------------  ---------------------------
                                                            WEIGHTED                      WEIGHTED                    WEIGHTED
YEAR OF MATURITY                              AMOUNT      AVERAGE RATE       AMOUNT     AVERAGE RATE     AMOUNT     AVERAGE RATE
-----------------------------------------  ------------  ---------------  ------------  -------------  ----------  ---------------
                                                    (UNAUDITED)
1998.....................................  $         --            --%    $         --           --%   $  357,000          5.97%
1999.....................................        75,000          4.89           14,000         4.77            --            --
2000.....................................       185,000          5.69          185,000         5.69            --            --
2001.....................................        25,000          5.68           25,000         5.68            --            --
2002.....................................       139,000          5.44          139,000         5.44       115,000          5.58
2003.....................................       525,000          5.17          525,000         5.17            --            --
2008.....................................       310,000          5.53          310,000         5.53            --            --
                                           ------------                   ------------                 ----------
                                           $  1,259,000          5.36%    $  1,198,000         5.38%   $  472,000          5.87%
                                           ------------                   ------------                 ----------
                                           ------------                   ------------                 ----------

(13) INCOME TAXES

    The Bank and its subsidiaries (except for People's Preferred Capital Corporation "PPCC"), file a federal consolidated tax return with PBOC Holdings, Inc. The Bank entered into a tax sharing agreement with the Company, whereby the Bank computes and pays taxes based upon Bank's tax position assuming that a separate tax return was filed. The payment by the Bank is limited to the amount of the consolidated tax liability.

    PPCC has elected to be treated as a Real Estate Investment Trust ("REIT") for Federal income tax purposes and intends to comply with the provisions of the Internal Revenue Code of 1986 (the "IRC"), as amended. Accordingly, PPCC will not be subject to Federal income tax to the extent it distributes its income to shareholders (other than Bank) and as long as certain asset, income and stock ownership tests are met in accordance with the IRC. As PPCC expects to qualify as a REIT for Federal income tax purposes, no provision for income taxes is included for the earnings of PPCC that will be distributed to outside shareholders.

                          PEOPLE'S BANK OF CALIFORNIA

                A WHOLLY OWNED SUBSIDIARY OF PBOC HOLDINGS, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996 AND
       FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

(13) INCOME TAXES (CONTINUED)
    The income tax provision (benefit) for the six months ended June 30, 1999 and 1998 (unaudited), and the years ended December 31, 1998, 1997 and 1996, respectively, consist of the following (dollars in thousands):

                                                                   JUNE 30,                  DECEMBER 31,
                                                             --------------------  --------------------------------
                                                               1999       1998        1998       1997       1996
                                                             ---------  ---------  ----------  ---------  ---------

                                                                 (UNAUDITED)
Current:
    Federal................................................  $     242  $      --  $       --  $     163  $      16
    State..................................................         12          8           8         62          5
                                                             ---------  ---------  ----------  ---------  ---------
    Total current..........................................        254          8           8        225         21
                                                             ---------  ---------  ----------  ---------  ---------
Deferred:
    Federal................................................     (2,254)    (9,399)    (16,398)    (4,725)    (3,037)
                                                             ---------  ---------  ----------  ---------  ---------
    Total tax benefit......................................  $  (2,000) $  (9,391) $  (16,390) $  (4,500) $  (3,016)
                                                             ---------  ---------  ----------  ---------  ---------
                                                             ---------  ---------  ----------  ---------  ---------

    Deferred tax assets are initially recognized for net operating loss and tax credit carryforwards and differences between the financial statement carrying amount and the tax bases of assets and liabilities which will result in future deductible amounts. A valuation allowance is then established to reduce that deferred tax asset to the level at which "it is more likely than not" that the tax benefits will be realized. A taxpayer's ability to realize the tax benefits of deductible temporary differences and operating loss or credit carryforwards depends on having sufficient taxable income of an appropriate character within the carryback and carryforward periods. Sources of taxable income that may allow for the realization of tax benefits include (i) taxable income in the current year or prior years that is available through carryback, (ii) future taxable income that will result from the reversal of existing taxable temporary differences, and (iii) future taxable income generated by future operations. Based on the Bank's projected taxable earnings, management believes it is more likely than not that the Bank will realize the benefit of the existing net deferred tax asset at June 30, 1999 (unaudited).

    Below is a reconciliation of the expected federal income taxes to the consolidate effective income taxes for the noted periods:

                                                                   JUNE 30,                  DECEMBER 31,
                                                             --------------------  --------------------------------
                                                               1999       1998        1998       1997       1996
                                                             ---------  ---------  ----------  ---------  ---------

                                                                 (UNAUDITED)
Statutory federal income tax rate..........................         35%        35%         35%        35%        35%
                                                             ---------  ---------  ----------  ---------  ---------
                                                             ---------  ---------  ----------  ---------  ---------
Expected federal income taxes (benefit)....................  $   4,625  $  (4,071) $     (517) $   3,011  $   3,704
Increases (reductions) in income taxes resulting from:
State franchise tax, net of federal benefit................          8          5           5         40          3
Adjustments to deferred taxes fully offset by valuation
  allowance................................................      1,294      2,928          --        566        774
Change in valuation allowance..............................     (7,461)    (7,840)    (15,556)    (7,818)    (7,385)
PPCCP nontaxable earnings..................................       (608)      (312)        (79)      (301)        --
Other......................................................        142       (101)       (243)         2       (112)
                                                             ---------  ---------  ----------  ---------  ---------
                                                             $  (2,000) $  (9,391) $  (16,390) $  (4,500) $  (3,016)
                                                             ---------  ---------  ----------  ---------  ---------
                                                             ---------  ---------  ----------  ---------  ---------

                          PEOPLE'S BANK OF CALIFORNIA

                A WHOLLY OWNED SUBSIDIARY OF PBOC HOLDINGS, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996 AND
       FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

(13) INCOME TAXES (CONTINUED)
    The Bank had the following total Federal and State deferred tax assets and liabilities computed at the Federal statutory income tax rate and the California statutory franchise tax rate for the noted periods (dollars in thousands):

                                                                                                  DECEMBER 31,
                                                                                  JUNE 30,    --------------------
                                                                                    1999        1998       1997
                                                                                 -----------  ---------  ---------
                                                                                 (UNAUDITED)
Deferred tax assets:
  Provision for losses on loans and real estate................................   $  11,446   $  12,718  $  14,875
  Tax gains on sales of loans, net of deferred gains...........................       1,993       1,989      2,206
    Recognition of interest on nonperforming loans for tax.....................       6,890       6,354      5,747
  Accrued interest on deposits recognized for book but deferred for tax........       1,068       1,188      1,424
  REMIC Income.................................................................       6,687       6,576      5,384
  Miscellaneous temporary deductible differences...............................       1,346       1,139        969
  Available NOL carryforwards..................................................      50,373      54,955     48,585
  AMT tax credit carryforwards.................................................       1,685       1,432      1,432
                                                                                 -----------  ---------  ---------
    Total deferred tax assets..................................................      81,488      86,351     80,622
Deferred tax liabilities:
  Stock dividends from FHLB....................................................      (5,179)     (4,429)    (3,273)
  Real estate partnership tax loss.............................................          --          --       (259)
  Miscellaneous temporary taxable difference...................................      (5,585)     (5,584)    (1,511)
  Federal tax effect of state temporary differences............................      (3,307)     (3,714)    (3,797)
                                                                                 -----------  ---------  ---------
    Total deferred tax liabilities.............................................     (14,071)    (13,727)    (8,840)
Deferred tax assets, net of deferred tax liabilities...........................      67,417      72,624     71,782
Less deferred tax asset valuation allowances...................................     (38,558)    (46,019)   (61,575)
                                                                                 -----------  ---------  ---------
    Net deferred tax assets....................................................   $  28,859   $  26,605  $  10,207
                                                                                 -----------  ---------  ---------
                                                                                 -----------  ---------  ---------

                          PEOPLE'S BANK OF CALIFORNIA

                A WHOLLY OWNED SUBSIDIARY OF PBOC HOLDINGS, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996 AND
       FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

(13) INCOME TAXES (CONTINUED)
    The Federal tax net operating loss carryforwards expire as follows (dollars in thousands):

YEAR                                                                                  TOTAL
----------------------------------------------------------------------------------  ----------
2001..............................................................................  $    5,326
2002..............................................................................           2
2003..............................................................................      24,444
2004..............................................................................          26
                                                                                    ----------

Pre-1992 originated net operating losses..........................................      29,798
2008..............................................................................       1,946
2009..............................................................................      10,650
2010..............................................................................      80,307
2011..............................................................................       4,037
2018..............................................................................       6,358
                                                                                    ----------
                                                                                       103,298

Pre-May, 1998 originated net operating losses
2018..............................................................................      10,825
                                                                                    ----------

Post-May, 1998 originated net operating losses....................................      10,825
                                                                                    ----------
    Total.........................................................................  $  143,921
                                                                                    ----------
                                                                                    ----------

    The Bank had Federal and California alternative minimum tax credit carryforwards of approximately $1,616,000 and $70,000, at June 30, 1999 (unaudited). These carryforwards are available to reduce future regular federal income taxes and California franchise taxes, if any, over an indefinite period.

    In 1992, issuance of preferred stock resulted in a change in control as defined under Internal Revenue Code Section 382. As a result, any usage of net operating loss carryforwards created in 1992 and prior years is limited to approximately $7.7 million per year. The total net operating loss carryforwards created in 1992 and prior years is approximately $29.8 million. Any unused limitation is available in subsequent years until expiration. The amount of the unused limitation carryover available from the 1992 change in control in 1999 and thereafter is approximately $29.8 million.

    During May of 1998, the initial public offering resulted in a second change in control as defined under Internal Revenue Code Section 382. As a result, any usage of net operating loss carryforwards created prior to May, 1998 (but post
1992) is limited to approximately $21.3 million per year. The total net operating loss carryforwards created prior to May, 1998 (but post 1992) is approximately $103.3 million. Any unused limitation is available in subsequent years until expiration. The amount of the unused limitation carryover available from the May, 1998 change in control in 1999 is approximately 22.5 million.

    The Bank is subject to examination by Federal and State taxing authorities for tax returns filed in previous periods. The results and effects of these examinations on individual assets and liabilities may

                          PEOPLE'S BANK OF CALIFORNIA

                A WHOLLY OWNED SUBSIDIARY OF PBOC HOLDINGS, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996 AND
       FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

(13) INCOME TAXES (CONTINUED)
require adjustment to the tax assets and liabilities based on the results of their examinations. Management does not anticipate that the examinations will result in any material adverse effect on its financial condition or results of operations.

(14) DERIVATIVES AND HEDGING ACTIVITIES

    Hedging costs, net, for the six-months ended June 30, 1999 and 1998 (unaudited) and for each of the years ended December 31, 1998, 1997 and 1996 consists of the following (dollars in thousands):

                                                                             SIX-MONTHS ENDED
                                                                                                     YEAR ENDED DECEMBER 31,
                                                                                 JUNE 30,
                                                                           --------------------  -------------------------------
                                                                             1999       1998       1998       1997       1996
                                                                           ---------  ---------  ---------  ---------  ---------

                                                                               (UNAUDITED)
Interest paid on swaps, net of interest received.........................  $      --  $      (1) $      --  $       2  $      35
Amortization of cost of caps, floors and corridors, net of interest
  received...............................................................         81        111        214        265        352
                                                                                 ---  ---------  ---------  ---------  ---------
                                                                           $      81  $     110  $     214  $     267  $     387
                                                                                 ---  ---------  ---------  ---------  ---------
                                                                                 ---  ---------  ---------  ---------  ---------

    At June 30, 1999, 1998 (unaudited) and December 31, 1998, the Bank was not a party to any interest rate swap agreements. The net expense (income) relating to the Bank's interest rate swap agreements was $0, $(1,000), $0, $2,000 and $35,000 during the six-months ended June 30, 1999 and 1998 (unaudited) and the years ended December 31, 1998, 1997 and 1996, respectively.

    At June 30, 1999 (unaudited), the Bank was also a party to five interest rate corridor agreements, which agreements expire from 2000 through 2001 and cover an aggregate contract amount of approximately $32.0 million. An interest rate corridor consists of an agreement whereby the issuer agrees to pay the purchaser, in exchange for the payment of a premium, the prevailing rate of interest in the event interest rates rise above a specified rate on a specified interest rate index and do not exceed a specified upper rate on the same index. The Bank entered into interest rate corridors as a means to artificially raise the interest rate cap on certain loans. As of June 30, 1999 (unaudited), the interest rate corridors have an average strike price of 6.54% and an average limit rate of 8.20% (the "Bank's interest rate corridors are based on either three month London Inter-Bank Offered Rate ("LIBOR") or the FHLB of San Francisco's Cost of Funds Index ("COFI")). The aggregate net expense relating to the Bank's interest rate corridors and floors was $81,000, $111,000, $214,000, $265,000 and $352,000 during the six-months ended June 30, 1999, 1998 (unaudited) and the years ended December 31, 1998, 1997, and 1996, respectively.

    The Bank has only limited involvement in derivative financial instruments and does not use them for trading purposes. The instruments are used to manage interest rate risk. The Bank has entered into corridor contracts to artificially raise the interest rate cap on certain loans. The corridor contracts provide for the payment of interest on the outstanding principal contract amount. Under such contracts, the Bank receives interest if an interest rate that varies according to a specified index

                          PEOPLE'S BANK OF CALIFORNIA

                A WHOLLY OWNED SUBSIDIARY OF PBOC HOLDINGS, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996 AND
       FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

(14) DERIVATIVES AND HEDGING ACTIVITIES (CONTINUED) exceeds a pre-set level (the strike rate) up to an upper limit (the limit) beyond which additional interest is not received if the rate increases. The index on the Bank's corridors is COFI or three-month LIBOR. A summary of corridor contracts and average interest rate ranges at June 30, 1999 (unaudited) and December 31, 1998 are as follows (dollars in thousands):

AS OF JUNE 30, 1999 (UNAUDITED)                              CONTRACT      AVERAGE       AVERAGE
  YEAR OF MATURITY                                            AMOUNT    STRIKE PRICE   LIMIT RATE
-----------------------------------------------------------  ---------  -------------  -----------
2000.......................................................  $  12,000         6.38%         8.13%
2001.......................................................     20,000         6.64          8.24
                                                             ---------
                                                             $  32,000         6.54%         8.20%
                                                             ---------
                                                             ---------

AS OF DECEMBER 31, 1998                                      CONTRACT      AVERAGE       AVERAGE
  YEAR OF MATURITY                                            AMOUNT    STRIKE PRICE   LIMIT RATE
-----------------------------------------------------------  ---------  -------------  -----------
1999.......................................................  $  20,000         6.64%         8.24%
2000.......................................................     12,000         6.38          8.13
2001.......................................................     20,000         6.64          8.24
                                                             ---------
                                                             $  52,000         6.58%         8.21%
                                                             ---------
                                                             ---------

(15) BENEFIT PLANS

    The Bank has had a noncontributory defined benefit pension plan covering substantially all of its employees (the "Plan") hired before 1990. The benefits are based on years of service and the employee's highest compensation during the last five consecutive years of employment prior to 1991. The Plan was frozen effective December 31, 1990, and consequently, employees will no longer earn additional defined benefits for future services; however, future service may be counted toward vesting of benefits accumulated based on past service. The Bank's funding policy has been to contribute annually the minimum amount that can be deducted for Federal income tax purposes.

                          PEOPLE'S BANK OF CALIFORNIA

                A WHOLLY OWNED SUBSIDIARY OF PBOC HOLDINGS, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996 AND
       FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

(15) BENEFIT PLANS (CONTINUED)
    The following table sets forth the funded status of the Plan and amounts recognized in the Bank's consolidated statements of financial condition at December 31, 1998 and 1997 (dollars in thousands):

                                                                                                    1998       1997
                                                                                                  ---------  ---------
CHANGE IN BENEFIT OBLIGATION:
Projected benefit obligation, beginning of year.................................................  $   5,727  $   5,058
    Interest cost...............................................................................        397        372
    Benefits paid...............................................................................       (106)       (97)
    Actuarial loss..............................................................................        230        394
                                                                                                  ---------  ---------
    Projected benefit obligation, end of year...................................................      6,248      5,727
                                                                                                  ---------  ---------
CHANGE IN PLAN ASSETS:
    Plan assets, beginning of year..............................................................      5,083      4,492
    Actual return on plan assets................................................................        715        663
    Employer contribution.......................................................................         25         24
    Benefits paid...............................................................................       (106)       (97)
                                                                                                  ---------  ---------
    Plan assets, end of year....................................................................      5,717      5,082
                                                                                                  ---------  ---------
    Projected benefit obligation (in excess of) plan assets.....................................       (531)      (645)
    Unrecognized (gain)/loss....................................................................      1,157      1,221
                                                                                                  ---------  ---------
    Net amount recognized.......................................................................        626        576
                                                                                                  ---------  ---------
AMOUNTS RECOGNIZED IN THE STATEMENT OF FINANCIAL POSITION CONSIST OF:
    Accrued benefit liability...................................................................       (531)      (645)
    Accumulated comprehensive income............................................................      1,157      1,221
                                                                                                  ---------  ---------
    Net amount recognized.......................................................................        626        576
                                                                                                  ---------  ---------
COMPONENTS OF NET PERIODIC BENEFIT COST:
    Interest cost on projected benefit obligation...............................................        396        372
    Expected return on Plan assets..............................................................       (456)      (404)
    Amortization of unrecognized (gain) / loss..................................................         35         30
                                                                                                  ---------  ---------
    Pension income..............................................................................  $     (25) $      (2)
                                                                                                  ---------  ---------
                                                                                                  ---------  ---------
THE ASSUMPTIONS USED IN THE ACCOUNTING WERE:
    Discount rate...............................................................................       6.75%      7.00%
    Expected long-term rate of return on assets.................................................       9.00%      9.00%

    Pension income was approximately $25,000, $2,000 and $9,000 for the year's ended December 31, 1998, 1997 and 1996, respectively. The Bank adopted a 401(k) plan, effective January 1, 1991. The 401(k) plan covers employees with one year or more of service, and allows participants to contribute a portion of their covered compensation, which amount is 100% vested at the time of contribution. The Bank shall contribute an amount equal to 50% of the participant's contribution up to 6% of the participant's covered compensation, which amount vests over a period of five years. The Bank may elect to make additional contributions on a discretionary basis. The contributions as directed by the participants are invested by the 401(k) plan's trustee in one or more of five investment alternatives in trust for the benefit of the participants. The Bank incurred approximately $76,000, $144,000 and $155,000 of expense related to the 401(k) plan, with no discretionary contributions in each of the years ended December 31, 1998, 1997 and 1996, respectively.

                          PEOPLE'S BANK OF CALIFORNIA

                A WHOLLY OWNED SUBSIDIARY OF PBOC HOLDINGS, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996 AND
       FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

(16)  COMMITMENTS AND CONTINGENCIES

    The Bank is involved in litigation arising in the normal course of business. Based on information from internal and external legal counsel, and review of the facts and circumstances of such litigation, management is of the opinion that the ultimate resolution of all pending litigation proceedings will not have an adverse material effect on the Bank. See Note 19 for a discussion of litigation related to the Bank's goodwill litigation.

(17)  FAIR VALUE OF ASSETS AND LIABILITIES

    SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the statements of financial condition, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent market and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all non- financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

    The carrying amounts and fair values of the Bank's financial instruments consisted of the following at December 31, 1998 and 1997 (dollars in thousands):

                                                                      1998                        1997
                                                           --------------------------  --------------------------
                                                             CARRYING        FAIR        CARRYING        FAIR
                                                              AMOUNT        VALUE         AMOUNT        VALUE
                                                           ------------  ------------  ------------  ------------
Financial assets:
  Cash and cash equivalents..............................  $     46,401  $     46,401  $     21,117  $     21,117
  Securities available-for-sale..........................     1,004,937     1,004,937       571,160       571,160
  Mortgage-backed securities held-to-maturity............         6,282         6,372         9,671         9,743
  Loans receivable.......................................     2,148,857     2,160,238     1,533,212     1,516,827
  FHLB stock.............................................        63,150        63,150        23,634        23,634
Financial liabilities:
  Deposits...............................................     1,543,966     1,541,449     1,266,770     1,264,298
  Securities sold under agreements to repurchase.........       364,000       373,402       340,788       340,788
  Advances from the FHLB.................................     1,198,000     1,219,404       472,000       473,523
Financial instruments:
  Interest rate swaps....................................            --            --            --            (7)
  Interest rate corridors................................           266          (236)          481           138

    The following methods and assumptions were used to estimate the fair value of each type of financial instrument:

    - Cash and Cash Equivalents--The carrying amount approximates the fair value for cash and short-term investments.

                          PEOPLE'S BANK OF CALIFORNIA

                A WHOLLY OWNED SUBSIDIARY OF PBOC HOLDINGS, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996 AND
       FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

(17)  FAIR VALUE OF ASSETS AND LIABILITIES (CONTINUED)
    - Securities Available-for-Sale--Fair value is based on quoted market prices or dealer quotes.

    - Mortgage-Backed Securities--Fair value is based on quoted market prices or dealer quotes.

    - Loans Receivable--For residential real estate loans, fair value is estimated by discounting projected future cash flows at the current market interest rates for mortgage-backed securities collateralized by loans of similar coupon, duration and credit risk, adjusted for differences in market interest rates between loans and securities. The fair value of multifamily and commercial real estate loans is estimated by discounting the future cash flows using the current interest rates at which loans with similar terms would be made on property and to borrowers with similar credit and other characteristics and with similar remaining terms to maturity. Impaired loans are valued based upon the fair value of underlying collateral, if collateral dependent or alternatively, the present value of expected cash flows using the loan's original implicit loan interest rate.

    - FHLB Stock--The carrying amount of FHLB Stock approximates its fair value.

    - Deposit--The fair values of checking accounts, passbook accounts and money market accounts withdrawable on demand without penalty are, by definition, equal to the amount withdrawable on demand at the reporting date, which is their carrying amount. The fair value of term certificates of deposit, all of which are fixed maturity bearing a fixed rate of interest, is estimated by discounting future projected cash flows at interest rates approximating interest rates currently offered by the Bank for similar types of certificates of deposit for similar remaining terms to maturity.

    - Securities Sold under Agreements to Repurchase--The fair value is estimated by discounting projected future cash flows at the current interest rates available to the Bank for Securities Sold Under Agreements to Repurchase with similar terms for similar remaining terms to maturity.

    - Advances from the FHLB--The fair value is estimated by discounting projected future cash flows at the current advance interest rates available to the Bank for FHLB advances with similar terms for similar remaining terms to maturity.

    - Interest Rate Swaps, Caps and Corridors--The fair value of interest rate swaps is based upon dealer quotes or are estimated by discounting projected future cash flows at the current market interest rates for interest rate swaps of similar terms and counter party credit risk for the same remaining terms to maturity. The fair values of interest rate caps and corridors are also based upon dealer quotes or estimated using option pricing models utilizing current market consensus assumptions for interest rate caps and corridors of similar terms and strike or floor prices for the same remaining term to maturity.

(18)  REGULATORY CAPITAL REQUIREMENTS

    The Bank is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on

                          PEOPLE'S BANK OF CALIFORNIA

                A WHOLLY OWNED SUBSIDIARY OF PBOC HOLDINGS, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996 AND
       FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

(18) REGULATORY CAPITAL REQUIREMENTS (CONTINUED) the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and tangible capital (as defined in the regulations) to adjusted tangible assets (as defined) and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 leverage capital (as defined) to adjusted tangible assets (as defined). Management believes, as of December 31, 1998, that the Bank met all capital adequacy requirements to which it is subject.

    As of December 31, 1998, the most recent notification from the OTS categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain a minimum total risk-based ratio of 10%, Tier 1 risk-based ratio of 6% and Tier 1 leverage ratio of 5%. There are no conditions or events since that notification that management believes have changed the institution's category.

    While all insured institutions are required by OTS regulations to meet these minimum regulatory capital requirements, the Bank has regulatory Assistance Agreements which were entered into with the FSLIC as part of the Bank's purchase of the Bank in 1987, and which provides for an additional $121.8 million of regulatory capital at December 31, 1998. Until the passage of FIRREA, the Bank met all capital requirements by including the additional Assistance Agreement capital amount in regulatory capital.

    The position of the OTS was and continues to be that under FIRREA, Assistance Agreements which provide additional regulatory capital, and/or capital forbearances are no longer in effect as of December 7, 1989. The OTS notified the Bank in 1990 that the additional Assistance Agreement capital amounts cannot be included in meeting the FIRREA capital requirements, and as a result thereof the OTS believed the Bank did not meet minimum FIRREA capital requirements. Management disagreed, and still disagrees, with the OTS, and attempted to preserve all of its rights and remedies under the Assistance Agreements. At December 31, 1998, the Bank met all minimum FIRREA regulatory capital requirements without inclusion of the additional Assistance Agreement capital amounts.

    To preserve its rights under the Assistance Agreement, in 1993 the Bank and the Bank commenced a lawsuit against the United States Government for breach of contract and deprivation of property without just compensation or due process of law. The lawsuit seeks unspecified monetary compensation for damages sustained in meeting FIRREA mandated capital requirements and for the fair value of property taken, but does not seek reinstatement of the Assistance Agreement capital forbearance. While the outcome of the lawsuit cannot be determined at this time, it is management's opinion, based on the advice of external legal counsel, that the Bank's position has substantial legal merit.

                          PEOPLE'S BANK OF CALIFORNIA

                A WHOLLY OWNED SUBSIDIARY OF PBOC HOLDINGS, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996 AND
       FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

(18)  REGULATORY CAPITAL REQUIREMENTS (CONTINUED)
    The ability of the Bank to pay dividends will depend primarily upon the receipt of dividends from the Bank. The Bank's ability to pay these dividends is dependent upon its earnings from operations and the adequacy of its regulatory capital. As a well capitalized institution, the maximum dividend allowable under statute is the higher of (i) 100% of the Bank's net income to date during the calendar year plus the amount that would reduce by one-half its capital surplus ratio at the beginning of the year or (ii) 75% of the previous four quarters of net earnings less dividends paid in such quarters. The OTS director must be notified of the proposed distribution.

    At June 30, 1999 (unaudited), December 31, 1998, and 1997, the Bank's regulatory capital calculations, computed by management both with and without inclusion of the additional capital provided for in the Bank's Assistance Agreements were as follows (dollars in thousands):

                                                                 REGULATORY CAPITAL/STANDARD AS OF JUNE 30, 1999
                                                                                   (UNAUDITED)
                                                                -------------------------------------------------
                                                                                                     TOTAL RISK-
                                                                 TANGIBLE     TIER 1      TIER 1        BASED
                                                                 CAPITAL     LEVERAGE   RISK- BASED    CAPITAL
                                                                ----------  ----------  -----------  ------------
WITHOUT ADDITIONAL ASSISTANCE AGREEMENT CAPITAL
--------------------------------------------------------------
Stockholder's equity/GAAP capital.............................  $  168,905  $  168,905   $ 168,905    $  168,905
Adjustment for unrealized losses on securities
  available-for-sale..........................................      32,539      32,539      32,539        32,539
Deduction for disallowed deferred tax assets..................     (15,035)    (15,035)    (15,035)      (15,035)
Deduction for intangible assets...............................      (1,691)     (1,691)     (1,691)       (1,691)
Minority interest in subsidiary...............................      33,250      33,250      33,250        33,250
                                                                ----------  ----------  -----------  ------------
      Total Tier 1 capital....................................     217,968     217,968     217,968       217,968
Includable allowance for loan losses..........................          --          --          --        16,929
                                                                ----------  ----------  -----------  ------------
      Total capital...........................................     217,968     217,968     217,968       234,897
Minimum capital requirement...................................      53,111     141,630      78,398       156,795
                                                                ----------  ----------  -----------  ------------
      Regulatory capital excess...............................  $  164,857  $   76,338   $ 139,570    $   78,102
                                                                ----------  ----------  -----------  ------------
                                                                ----------  ----------  -----------  ------------
Capital ratios:
  Regulatory as reported......................................        6.16%       6.16%      11.12%        11.98%
  Minimum capital ratio.......................................        1.50        4.00        4.00          8.00
                                                                ----------  ----------  -----------  ------------
      Regulatory capital excess...............................        4.66%       2.16%       7.12%         3.98%
                                                                ----------  ----------  -----------  ------------
                                                                ----------  ----------  -----------  ------------

WITH ADDITIONAL ASSISTANCE AGREEMENT CAPITAL
--------------------------------------------------------------
Regulatory capital as adjusted................................  $  338,318  $  338,318   $ 338,318    $  355,247
Minimum capital requirement (per above).......................      53,111     141,630      78,398       156,795
                                                                ----------  ----------  -----------  ------------
Regulatory capital excess.....................................  $  285,207  $  196,688   $ 259,920    $  198,452
                                                                ----------  ----------  -----------  ------------
                                                                ----------  ----------  -----------  ------------

                          PEOPLE'S BANK OF CALIFORNIA

                A WHOLLY OWNED SUBSIDIARY OF PBOC HOLDINGS, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996 AND
       FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

(18)  REGULATORY CAPITAL REQUIREMENTS (CONTINUED)

                                                                 REGULATORY CAPITAL/STANDARD AS OF JUNE 30, 1999
                                                                                   (UNAUDITED)
                                                                -------------------------------------------------
                                                                                                     TOTAL RISK-
                                                                 TANGIBLE     TIER 1      TIER 1        BASED
                                                                 CAPITAL     LEVERAGE   RISK- BASED    CAPITAL
                                                                ----------  ----------  -----------  ------------
WITHOUT ADDITIONAL ASSISTANCE AGREEMENT CAPITAL
--------------------------------------------------------------
Stockholder's equity/GAAP capital.............................  $  179,357  $  179,357   $ 179,357    $  179,357
Adjustment for unrealized losses on securities available-
  for-sale....................................................      13,609      13,609      13,609        13,609
Deduction for disallowed deferred tax assets..................     (15,024)    (15,024)    (15,024)      (15,024)
Deduction for intangible assets...............................      (1,119)     (1,119)     (1,119)       (1,119)
Minority interest in subsidiary...............................      33,250      33,250      33,250        33,250
                                                                ----------  ----------  -----------  ------------
      Total Tier 1 capital....................................     210,073     210,073     210,073       210,073
Includable allowance for loan losses..........................          --          --          --        16,143
                                                                ----------  ----------  -----------  ------------
      Total capital...........................................     210,073     210,073     210,073       226,216
Minimum capital requirement...................................      49,983     133,288      73,189       146,378
                                                                ----------  ----------  -----------  ------------
      Regulatory capital excess...............................  $  160,090  $   76,785   $ 136,884    $   79,838
                                                                ----------  ----------  -----------  ------------
                                                                ----------  ----------  -----------  ------------
Capital ratios:
  Regulatory as reported......................................        6.30%       6.30%      11.48%        12.36%
  Minimum capital ratio.......................................        1.50        4.00        4.00          8.00
                                                                ----------  ----------  -----------  ------------
      Regulatory capital excess...............................        4.80%       2.30%       7.48%         4.36%
                                                                ----------  ----------  -----------  ------------
                                                                ----------  ----------  -----------  ------------

WITH ADDITIONAL ASSISTANCE AGREEMENT CAPITAL
--------------------------------------------------------------
Regulatory capital as adjusted................................  $  331,873  $  331,873   $ 331,873    $  348,017
Minimum capital requirement (per above).......................      49,983     133,288      73,189       146,378
                                                                ----------  ----------  -----------  ------------
Regulatory capital excess.....................................  $  281,890  $  198,585   $ 258,684    $  201,639
                                                                ----------  ----------  -----------  ------------
                                                                ----------  ----------  -----------  ------------

                          PEOPLE'S BANK OF CALIFORNIA

                A WHOLLY OWNED SUBSIDIARY OF PBOC HOLDINGS, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996 AND
       FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

(18)  REGULATORY CAPITAL REQUIREMENTS (CONTINUED)

                                                                 REGULATORY CAPITAL/STANDARD AS OF JUNE 30, 1999
                                                                                   (UNAUDITED)
                                                                -------------------------------------------------
                                                                                                     TOTAL RISK-
                                                                 TANGIBLE     TIER 1      TIER 1        BASED
                                                                 CAPITAL     LEVERAGE   RISK- BASED    CAPITAL
                                                                ----------  ----------  -----------  ------------
WITHOUT ADDITIONAL ASSISTANCE AGREEMENT CAPITAL
--------------------------------------------------------------
Stockholder's equity/GAAP capital.............................  $   90,571  $   90,571   $  90,571    $   90,571
Adjustment for unrealized losses on securities available-
  for-sale....................................................       1,974       1,974       1,974         1,974
Deduction for direct real estate investments..................      (1,908)     (1,908)     (1,908)       (1,908)
Deduction for intangible assets...............................        (529)       (529)       (529)         (529)
Minority interest in subsidiary...............................      30,033      30,033      30,033        30,033
                                                                ----------  ----------  -----------  ------------
      Total Tier 1 capital....................................     120,141     120,141     120,141       120,141
Includable allowance for loan losses..........................          --          --          --        13,988
                                                                ----------  ----------  -----------  ------------
      Total capital...........................................     120,141     120,141     120,141       134,129
Minimum capital requirement...................................      33,188      88,501      44,738        89,475
                                                                ----------  ----------  -----------  ------------
      Regulatory capital excess...............................  $   86,953  $   31,640   $  75,403    $   44,654
                                                                ----------  ----------  -----------  ------------
                                                                ----------  ----------  -----------  ------------
Capital ratios:
  Regulatory as reported......................................        5.43%       5.43%      10.74%        11.99%
  Minimum capital ratio.......................................        1.50        4.00        4.00          8.00
                                                                ----------  ----------  -----------  ------------
      Regulatory capital excess...............................        3.93%       1.43%       6.74%         3.99%
                                                                ----------  ----------  -----------  ------------
                                                                ----------  ----------  -----------  ------------

WITH ADDITIONAL ASSISTANCE AGREEMENT CAPITAL
--------------------------------------------------------------
Regulatory capital as adjusted................................  $  244,841  $  244,841   $ 244,841    $  258,829
Minimum capital requirement (per above).......................      33,188      88,501      44,738        89,475
                                                                ----------  ----------  -----------  ------------
      Regulatory capital excess...............................  $  211,653  $  156,340   $ 200,103    $  169,354
                                                                ----------  ----------  -----------  ------------
                                                                ----------  ----------  -----------  ------------

(19)  GOODWILL LITIGATION AND SHAREHOLDER RIGHTS AGREEMENT

    As discussed in Note (18) above, the Bank and the Bank have filed a lawsuit against the United States Government with regard to supervisory and accounting goodwill which were eliminated by FIRREA. To date, there have been no material settlement discussions to resolve the litigation and no trial date has been set. While the outcome of the lawsuit cannot be determined at this time, management believes that, based on the advice of outside legal counsel, that the Bank's position has substantial merit.

    In May, 1997, a former preferred stockholder of the Bank and the Bank filed a lawsuit against the Bank, the Bank and certain other parties seeking to participate in any recovery against the government in the goodwill litigation. The Bank intends to defend this action vigorously.

                          PEOPLE'S BANK OF CALIFORNIA

                A WHOLLY OWNED SUBSIDIARY OF PBOC HOLDINGS, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996 AND
       FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

(19)  GOODWILL LITIGATION AND SHAREHOLDER RIGHTS AGREEMENT (CONTINUED)
    The Bank completed an Offering in May, 1998. In connection with this Offering, the Bank, the Bank and each of the Material Stockholders (i.e., the Bishop Estate, BIL Securities and Arbur) entered into a Shareholder Rights Agreement (the "Agreement") which entitles the Material Stockholders to 95% of any recovery against the government in the goodwill litigation. The remaining 5% will be retained by the Bank and/or the Bank. As defined in the Agreement, the litigation recovery to be distributed will equal cash payments received by the Bank and/or Bank in the litigation, after deduction of legal and other expenses incurred in the litigation and any income tax liability of the Bank or Bank incurred as a result of the recovery.

    The Agreement provides that the Material Stockholder's claim to 95% of any litigation recovery by the Bank or Bank is documented in the form of goodwill participation rights. To the extent the Bank is prohibited from distributing a recovery payment, or any portion thereof, or cannot do so because the Bank is prohibited from making a distribution to the Bank, the Bank shall, upon the written request of any Material Stockholder, issue to such Material Stockholder preferred stock of the Bank with an aggregate liquidation preference equal in value to the recovery payment or portion thereof which the Bank shall have been prohibited from distributing (the "Recovery payment Preferred"). The Bank shall issue the Recovery Payment Preferred upon surrender to the Bank of such Material Stockholder's rights. The stated value of each share of Recovery Payment Preferred shall be $1,000. The holders of the Recovery Payment Preferred shall be entitled to receive cumulative preferential cash dividends payable quarterly at a fixed rate per share of 9 3/4% per annum.

    As long as any Recovery Payment Preferred remains outstanding, no dividend shall be declared or paid on the Bank's Common Stock and no shares of Common Stock shall be redeemed or purchased by the Bank unless all cumulative dividends on all outstanding shares of Recovery Payment Preferred have been paid. In the event of any dissolution, liquidation or winding up of the affairs of the Bank, after payment or provision for payment of the debts and other liabilities of the Bank, the holders of the Recovery Payment Preferred shall be entitled to receive, out of the net assets of the Bank available for distribution to its stockholders and before any distribution shall be made to the holders of Common Stock, an amount equal to $1,000 per share, plus an amount equal to all dividends accrued and unpaid on each share of Recovery Payment Preferred.

    The Bank shall have the right, at its option, to redeem at any time the Recovery Payment Preferred Stock, in whole or in part, upon payment in cash with respect to each share of Recovery Payment Preferred redeemed at $1,000 per share, plus an amount equal to all dividends accrued and unpaid thereon to the date fixed for redemption.

    The Agreement also established a Litigation Committee of the Bank's Board of Directors which will oversee the goodwill litigation and related litigation with the former preferred stockholder and make final decisions relating to any dismissal, settlement or termination of the litigation. The Agreement further provides that the Material Stockholders shall indemnify the Bank and/or the Bank for 95% of the liability incurred by the Bank or Bank in the claim by the former preferred stockholder or other parties which challenges the validity of the Agreement.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Prospectus Summary.............................          1
Risk Factors...................................          5
The Company....................................         12
Certain Transactions to Facilitate the
  Offering.....................................         12
How We Intend to Use the Proceeds..............         13
Capitalization.................................         15
Selected Financial Data........................         16
Management Discussion and Analysis of Financial
  Condition and Results of Operations..........         17
Business and Strategy..........................         31
Beneficial Ownership of our Common Stock.......         42
Management.....................................         43
Description of Series B Preferred Shares.......         46
Description of Capital Stock...................         54
Federal Income Tax Considerations..............         59
ERISA Considerations...........................         67
Certain Information Regarding the Bank.........         68
Underwriting...................................         69
Experts........................................         70
Validity of the Series B Preferred Shares......         70
Forward Looking Statements.....................         71
Additional Information.........................         71
Glossary.......................................         72
Index to Financial Statements..................        F-1
Annex I--Offering Circular for Series B Bank
  Preferred Shares.............................       OC-1

                                       SHARES

                               PEOPLE'S PREFERRED
                              CAPITAL CORPORATION

                                 % NONCUMULATIVE
                                  EXCHANGEABLE
                           PREFERRED STOCK, SERIES B

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                     , 1999

                        SANDLER O'NEILL & PARTNERS, L.P.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 31. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

SEC registration fee..............................................  $  12,788
Printing expenses.................................................    100,000*
Legal fees and expenses...........................................    225,000*
Accounting fees and expenses......................................    175,000*
Investment banking legal fees and expenses........................    175,000*
Miscellaneous expenses............................................     37,212*
                                                                    ---------
    Total.........................................................  $ 725,000
                                                                    ---------
                                                                    ---------

------------------------

*   Estimated

ITEM 32. SALES TO SPECIAL PARTIES.

    See response to Item 33 below.

ITEM 33. RECENT SALES OF UNREGISTERED SECURITIES

    In connection with the formation of People's Preferred Capital Corporation (the "Company" or the "Registrant"), the Company issued 10,000 shares of Common Stock, par value $.01 per share, to People's Bank of California (the "Bank") for an aggregate purchase price equal to $100. These shares of Common Stock were issued in reliance upon the exemption from registration under Section 4(2) of the Securities Act of 1933 (the "Securities Act").

ITEM 34. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Articles of Incorporation contain such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

    The Articles of Incorporation authorize the Company, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to
(a) any present or former director or officer or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a present or former director or officer of the Company. The Bylaws of the Company obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of the final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or
(b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The Articles of Incorporation and Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

    The MGCL requires a corporation (unless its charter provides otherwise, which the Articles of Incorporation do not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL requires the Company, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

    The Underwriting Agreement to be filed as Exhibit 1 to this Registration Statement will provide for reciprocal indemnification by the Underwriters of the Company, the Bank and their respective directors, officers and controlling persons, and by the Company and the Bank of the Underwriters, and its directors, officers and controlling persons, against certain liabilities under the Securities Act.

ITEM 35. TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED.

    Not applicable.

ITEM 36. FINANCIAL STATEMENTS AND EXHIBITS.

    (a) Financial Statements

    See F-1 of the Prospectus for an index to financial statements included as part of the Prospectus.

    (b) Exhibits

EXHIBIT    DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
1***       Form of Underwriting Agreement between the Company, the Bank and the Underwriters

3(a)(i)    Amended Articles of Incorporation of the Company

3(a)(ii)   Form of Amended and Restated Articles of Incorporation

3(b)       Bylaws of the Company *

4          Specimen of certificate representing Series B Preferred Shares

5          Opinion of Elias, Matz, Tiernan & Herrick L.L.P., counsel to the Company, relating to Series B
           Preferred Shares ***

8          Opinion of Elias, Matz, Tiernan & Herrick L.L.P., counsel to the Company, relating to certain tax matters ***

10(a)      Residential Mortgage Loan Purchase and Warranties Agreement between the Company and the Bank

EXHIBIT    DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
10(a)(i)   Amendment to Residential Mortgage Loan Purchase and Warranties Agreement between the Company and the
           Bank

10(b)      Commercial Mortgage Loan Purchase and Warranties Agreement between the Company and the Bank

10(c)      Temple Inland Residential Mortgage Loan Servicing Agreement between the Bank and Temple Inland Mortgage
           Corporation **

10(d)      Assignment, Assumption and Recognition Agreement between the Company, the Bank and Temple Inland
           Mortgage Corporation

10(e)      Form of Residential Mortgage Loan Servicing Agreement between the Company and the Bank

10(f)      Commercial Mortgage Loan Servicing Agreement between the Company and the Bank

10(g)      Advisory Agreement between the Company and the Bank **

12         Statement of Computation of Earnings to Fixed Charges and Preferred Stock Dividends

23(a)      Consents of KPMG LLP.

23(b)      Consent of Elias, Matz, Tiernan & Herrick L.L.P. (included in Exhibit 5)

24         Power of Attorney (included in Registration Statement signature page)

------------------------

* Incorporated by reference to the Registration Statement on Form S-11 (File No. 333-31501) of People's Preferred Capital Corporation, as filed with the Securities and Exchange Commission on July 10, 1997.

** Incorporated by reference to Amendment No. 1 to the Registration Statement on Form S-11 (File No. 333-31501) of People's Preferred Capital Corporation, as filed with the Securities and Exchange Commission on September 8, 1997.

*** To be filed by amendment.

ITEM 37. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes to provide to the Underwriters, at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 33 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding), is asserted by such director, officer, or controlling person in connection with the securities registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, California, on the 26th day of July, 1999.

                                PEOPLE'S PREFERRED CAPITAL CORPORATION

                                By:            /s/ RUDOLF P. GUENZEL
                                     -----------------------------------------
                                                 Rudolf P. Guenzel

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby makes, constitutes and appoints Rudolf P. Guenzel and J. Michael Holmes his true and lawful attorney, with the full power of either such person to sign for such person and in such person's name and capacity indicated below, and with full power of substitution, any and all amendments to this Registration Statement, hereby ratifying and confirming either of such person's signature as it may be signed by said attorney to any and all amendments.

             NAME                          TITLE                    DATE
------------------------------  ---------------------------  -------------------

                                President, Chief Executive
    /s/ RUDOLF P. GUENZEL         Officer and Director
------------------------------    (Principal Executive          July 26, 1999
      Rudolf P. Guenzel           Officer)

                                Executive Vice President,
      /s/ MICHAEL HOLMES          Chief Financial Officer
------------------------------    and Director (Principal       July 26, 1999
        Michael Holmes            Accounting Officer)

   /s/ ROBERT W. MACDONALD      Director
------------------------------                                  July 26, 1999
     Robert W. Macdonald

      /s/ JOHN F. DAVIS         Director
------------------------------                                  July 26, 1999
        John F. Davis

      /s/ DAVID S. HONDA        Director
------------------------------                                  July 26, 1999
        David S. Honda

     /s/ TIMOTHY B. MATZ        Director
------------------------------                                  July 26, 1999
       Timothy B. Matz

                                 EXHIBIT INDEX

EXHIBIT    DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
1***       Form of Underwriting Agreement between the Company, the Bank and the Underwriters

3(a)(i)    Amended Articles of Incorporation of the Company

3(a)(ii)   Form of Amended and Restated Articles of Incorporation

3(b)       Bylaws of the Company *

4          Specimen of certificate representing Series B Preferred Shares

5          Opinion of Elias, Matz, Tiernan & Herrick L.L.P., counsel to the Company, relating to Series B
           Preferred Shares ***

8          Opinion of Elias, Matz, Tiernan & Herrick L.L.P., counsel to the Company, relating to certain tax matters ***

10(a)      Residential Mortgage Loan Purchase and Warranties Agreement between the Company and the Bank

10(a)(i)   Amendment to Residential Mortgage Loan Purchase and Warranties Agreement between the Company and the
           Bank

10(b)      Commercial Mortgage Loan Purchase and Warranties Agreement between the Company and the Bank

10(c)      Temple Inland Residential Mortgage Loan Servicing Agreement between the Bank and Temple Inland Mortgage
           Corporation **

10(d)      Assignment, Assumption and Recognition Agreement between the Company, the Bank and Temple Inland
           Mortgage Corporation

10(e)      Form of Residential Mortgage Loan Servicing Agreement between the Company and the Bank

10(f)      Commercial Mortgage Loan Servicing Agreement between the Company and the Bank

10(g)      Advisory Agreement between the Company and the Bank **

12         Statement of Computation of Earnings to Fixed Charges and Preferred Stock Dividends

23(a)      Consents of KPMG LLP.

23(b)      Consent of Elias, Matz, Tiernan & Herrick L.L.P. (included in Exhibit 5)

24         Power of Attorney (included in Registration Statement signature page)

------------------------

* Incorporated by reference to the Registration Statement on Form S-11 (File No. 333-31501) of People's Preferred Capital Corporation, as filed with the Securities and Exchange Commission on July 10, 1997.

** Incorporated by reference to Amendment No. 1 to the Registration Statement on Form S-11 (File No. 333-31501) of People's Preferred Capital Corporation, as filed with the Securities and Exchange Commission on September 8, 1997.

*** To be filed by amendment.